As filed with the Securities and Exchange Commission on April 30, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALION SCIENCE AND TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

(See table of additional registrants on following page)
Delaware	541330	54-2061691
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1750 Tysons Boulevard Suite 1300 McLean, VA 22102 (703) 918-4480	10 West 35th Street Chicago, IL 60616 (312) 567-4000
(Address, including Zip Code and Telephone Number, including Area Code of Registrant’s Principal Executive Offices)

James C. Fontana
Alion Science and Technology Corporation
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102
(703) 918-4480
(Name, Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service)

Copies to

Marc R. Paul
Baker & McKenzie LLP
815 Connecticut Avenue, N.W.
Washington, DC 20006

Approximate date of commencement of proposed sale to the public:  As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of each class of	Amount to be	offering price	aggregate offering	registration
securities to be registered	registered	per unit(1)	price(1)	fee(1)
10 1/4% Senior Notes due 2015	$250,000,000	100%	$250,000,000	$7,675
Guarantees of 10 1/4% Senior Notes due 2015(2)	—	—	—	— (3)
Total	$250,000,000	100%	$250,000,000	$7,675

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended. The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)	See the following page for a table of guarantor registrants.

(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Table of Guarantor Registrants

Exact Name of	State or Other	Primary Standard
Additional Registrant	Jurisdiction of	Industrial	I.R.S. Employer
as Specified in the	Incorporation or	Classification Code	Identification
Charter	Organization	Number	Number

Alion — BMH Corporation	Virginia	541330	54-1384264

Alion — CATI Corporation	California	541511	77-0323371

Alion — JJMA Corporation	New York	541330	13-5679965

Alion — MA&D Corporation	Colorado	541511	84-1145568

Alion — METI Corporation	Virginia	541690	54-1554099

Human Factors Applications, Inc.	Pennsylvania	541330	23-2217191

Washington Consulting, Inc.	Virginia	541611	76-0725281

The address for each of the additional registrants is c/o Alion Science and Technology Corporation, 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102, telephone: (703) 918-4480. The name and address, including zip code, of the agent for service of process for each additional registrant is James C. Fontana, Alion Science and Technology Corporation, 1750 Tysons Boulevard, Suite 1300, McLean, VA, 22102, telephone: (703) 918-4480.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 30, 2007
PRELIMINARY PROSPECTUS

EXCHANGE OFFER
for
All Outstanding
10 1/4% Senior Notes Due 2015
of
Alion Science and Technology Corporation
and
Related Subsidiary Guarantees

This prospectus and accompanying letter of transmittal relate to our proposed exchange offer. We are offering to exchange up to $250,000,000 aggregate principal amount of registered 10 1/4% senior notes due 2015, which we refer to as the “exchange notes,” for any and all outstanding unregistered 10 1/4% senior notes due 2015, which we refer to as the “outstanding notes,” issued in a private offering on February 8, 2007, and which have certain transfer restrictions.

In this prospectus we sometimes refer to the outstanding notes and the exchange notes collectively as the “notes.”

•	The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that we have registered the exchange notes with the Securities and Exchange Commission, which we refer to as the “SEC.” Because we have registered the exchange notes, they will not be subject to transfer restrictions and will not be entitled to certain registration rights. The exchange notes will represent the same debt as the outstanding notes, and will be issued under the same indenture.

•	The outstanding notes are, and the exchange notes will be, guaranteed by certain of our current domestic subsidiaries and certain of our future subsidiaries.

•	We will exchange any and all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes which are registered under the Securities Act of 1933, which we refer to as the Securities Act.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2007, unless extended.

•	We will not receive any proceeds from the exchange offer.

•	Outstanding notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but, except under certain circumstances, will have no further exchange or registration obligations under the registration rights agreement discussed in this prospectus.

•	We do not intend to list the exchange notes on any securities exchange or seek approval through any automated quotation system and no active market for the exchange notes is anticipated.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this Prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Please consider carefully the “Risk Factors” beginning on page 16 of this prospectus before deciding to participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007

Page

About This Prospectus	i
Forward-Looking Statements	ii
Use of Non-Gaap Measures	iii
Industry and Market Data	iii
Trademarks	iii
Where You Can Find Additional Information	iv
Prospectus Summary	1
Risk Factors	16
Use of Proceeds	31
Ratio of Earnings to Fixed Charges	31
Capitalization	32
Unaudited Pro Forma Condensed Financial Information	33
Selected Consolidated Financial Data	36
Management’s Discussion and Analysis of Financial Condition and Results of Operations	40
Business	62
Employee Stock Ownership Plan	85
Management	86
Certain Relationships and Related Transactions	101
Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters	102
Description of Other Indebtedness	103
The Exchange Offer	116
Description of the Notes	124
Material United States Federal Income Tax Considerations	168
Plan of Distribution	172
Legal Matters	173
Independent Registered Public Accounting Firms	173
Index to Financial Statements	F-1
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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the SEC. We are submitting this prospectus to holders of outstanding notes so that they can consider exchanging the outstanding notes for exchange notes.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to make the exchange offer and by a broker-dealer for resales of exchange notes acquired in the exchange offer where it is legal to do so. The information in this prospectus may only be accurate on the date of this prospectus.

i

FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this prospectus or incorporated by reference into this prospectus are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions and are for illustrative purposes only.

These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “imply,” “forecast,” “projections,” “could,” “estimate,” “may,” “potential,” “should,” “would,” and similar expressions, and may also include references to assumptions. These statements are contained in the sections entitled “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following:

•	additional costs associated with compliance provisions of the Sarbanes-Oxley Act of 2002, including any changes in the SEC’s rules, and other corporate governance requirements;

•	failure of government customers to exercise options under contracts;

•	funding decisions relating to U.S. government projects;

•	government contract procurement risks, such as protests of contract awards, and government contract terminations;

•	competitive factors such as pricing pressures and/or ability to hire and retain employees;

•	the results of current and/or future legal proceedings and government agency proceedings which may arise out of our operations (including our contracts with governmental agencies) and the attendant risks of fines, liabilities, penalties, suspension and/or debarment;

•	undertaking acquisitions that could increase our costs or liabilities or be disruptive;

•	taking on additional debt to fund acquisitions;

•	failure to adequately integrate acquired businesses;

•	changes to the ERISA laws related to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan;

•	changes to the tax laws relating to the treatment and deductibility of goodwill, our subchapter S status, or any change in our effective tax rate; and

•	material changes in other laws or regulations applicable to our business, as well as other risks discussed elsewhere in this prospectus, including all risk factors described in the section entitled “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. Except as may be required by applicable law, we undertake no obligation to update any of these factors or to publicly announce any change to our forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

USE OF NON-GAAP MEASURES

We have included certain non-GAAP financial measures in this prospectus, including earnings before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We believe that the presentation of EBITDA and Adjusted EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by adding back certain items, such as the effect on amortization of the substantial amount of intangible assets on our balance sheet, that we believe are not representative of our core business. In addition, we believe that Adjusted EBITDA is a useful financial metric to assess our operating performance from period to period by adding back certain items, such as certain non-cash items that have no effect on our cash available for operations and certain adjustments, that we believe are not representative of our core business. Adjusted EBITDA is the basis for the calculation of various covenants in the indenture governing the notes. EBITDA and Adjusted EBITDA are not measures under U.S. GAAP and our use of the terms EBITDA and Adjusted EBITDA varies from others in our industry. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss), operating income or any other performance measures derived in accordance with U.S. GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

EBITDA and Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we make no representations as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

TRADEMARKS

The following terms used in this prospectus are our trademarks: Alion®, Alion Science and Technology Corporationtm, FACETtm, ACATtm, SMARTtm, X-IGtm, MobSimtm, SimViewertm, Virtual Oceantm, Countermeasurestm, CaveDogtm, RTLStm, Isis-3Dtm, PRISM® and Spectrum XXItm. All other trademarks appearing in this prospectus are the property of their holders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-4 with the SEC with respect to the exchange notes and related guarantees offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes and related guarantees offered in this prospectus, you should refer to the registration statement and its exhibits.

Immediately prior to the effectiveness of the registration statement relating to the exchange offer, we filed annual, quarterly and current reports and other information with the SEC on a voluntary basis. Following effectiveness of the registration statement relating to the exchange offer, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file annual, quarterly and current reports and other information with the SEC. These reports, the registration statement and its exhibits and other information are or will be available after filing with the SEC at the SEC’s public reference room located at 100 F. Street, N.E., Room 1580, Washington, D.C. 20459. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. However, these reports and other information are not part of this prospectus and should not be relied upon by investors in making their decision to exchange the outstanding notes for exchange notes.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to the holders of our outstanding notes by contacting us at our address, which is Alion Science and Technology Corporation, 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102, Attention: General Counsel, or by calling us at (703) 918-4480. To obtain timely delivery of this information, you must request this information no later than five business days before          , 2007.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus, but is not complete and may not contain all of the information that is important to you or that you should consider in making a decision to exchange outstanding notes for exchange notes. To understand all of the terms of this exchange offer and the exchange notes and to attain a more complete understanding of our business and financial situation, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes contained elsewhere in this prospectus.

In this prospectus, unless the context requires otherwise, “Alion,” “the Company,” “we,” “us” and “our” refer to Alion Science and Technology Corporation, a Delaware corporation, and its subsidiaries on a consolidated basis; provided however, references to the defined term the “Company” in the “Description of the Notes” section of this prospectus and in other places in this prospectus specifically addressing the notes, refer only to Alion Science and Technology Corporation. “Adjusted EBITDA” is defined in “Description of the Notes — Certain Definitions.” See “Unaudited Pro Forma Condensed Financial Information” for details on the calculation of EBITDA and Adjusted EBITDA. “Anteon Asset Acquisition” refers to our acquisition of certain contracts and related assets from Anteon Corporation (Anteon), which closed on June 30, 2006. “Pro forma” as applied to our results of operations for a particular period means the results after issuance of the outstanding notes and all Alion acquisitions (including the Anteon Asset Acquisition) that occurred on or after the first day of the relevant period, in each case, as though they occurred on the first day of the relevant period. “Organic growth” means the increase in our revenue or Adjusted EBITDA from one fiscal year to the next, excluding revenue from acquired companies.

The Company

With a 70-year legacy, we are a highly-experienced technology solutions company delivering scientific, research and development, and technology expertise and operational support primarily to the U.S. Department of Defense (DoD) and other U.S. government agencies, and commercial customers. Based in McLean, Virginia, we design, develop, integrate, deliver and maintain and upgrade technology solutions, products and tools for national defense, homeland security and other U.S. government programs. For example, we design and engineer complete naval vessels and components for naval vessels for the U.S. Navy; we manage and support the implementation of major U.S. Air Force programs by providing financial, procurement and logistics services; we develop and conduct battle simulations for the U.S. Army to prepare soldiers for combat environments; and we assist the DoD in managing the use of the wireless communications spectrum to optimize the efficient transmission of sensitive data.

We have grown revenue from $156.1 million from operations of our predecessor in fiscal year 2000 to $508.6 million in fiscal year 2006, representing a compounded annual growth rate of 21.8%. Over the same period, our Adjusted EBITDA grew at a compounded annual growth rate of 31.6% from $9.8 million to $50.8 million. This growth has been accomplished through organic growth from new and existing contracts, and through acquisitions. Our compounded organic revenue and Adjusted EBITDA growth rates from fiscal year 2000 to fiscal year 2006 were 9.2% and 18.9%, respectively. Since January 1, 2003, we have completed 11 stock and asset acquisitions. Our largest acquisition is the Anteon Asset Acquisition, which occurred on June 30, 2006 for consideration of approximately $221.4 million.

On a pro forma basis, for the fiscal year ended September 30, 2006, we generated approximately $726.9 million in revenue and approximately $72.4 million in Adjusted EBITDA. As of September 30, 2006, our backlog was approximately $4.2 billion or roughly 5.8 times our pro forma revenue for the fiscal year ended September 30, 2006.

We have a broad customer and contract base. As of September 30, 2006 we served approximately 350 customers including all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, as well as state and foreign governments to a lesser degree. We recorded approximately 95.2% of our pro forma revenue for the fiscal year ended September 30, 2006 from U.S. government contracts, and approximately 91.0% of our pro forma revenue came from approximately 200 different DoD customers. The following branches of the DoD contributed to our pro forma revenue for the fiscal year ended September 30,

2006: the Navy (45.8%), the Army (18.1%), the Air Force (15.1%) and all other branches of the DoD (11.9%). As of September 30, 2006, we had a portfolio of over 800 active contracts and task orders with a large portion of our contracts and task orders (based on contract revenue) having cost-reimbursement and time-and-materials pricing structures and a smaller portion (based on contract revenue) having fixed-price pricing structures.

We deliver solutions in the following seven core business areas:

•	defense operations;

•	wireless communications;

•	industrial technology solutions;

•	naval architecture and marine engineering;

•	modeling and simulation;

•	chemical, biological, nuclear and environmental sciences; and

•	information technology.

The following charts show our pro forma revenue by core business area and contract type for the fiscal year ended September 30, 2006:

Pro Forma Revenue by Core Business Area	Pro Forma Revenue by Contract Type
($ in millions)	($ in millions)

Total Pro Forma Revenue for the Fiscal Year Ended September 30, 2006: $726.9 million

Our sophisticated technology solutions in all of our core business areas are supported by our skilled employee base, which includes engineers, scientists and former military personnel. Approximately 72% of our employees have security clearances, with approximately 22% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD information systems and networks. To enhance our technology solutions, we have approximately 120,000 square feet of laboratory facilities, which we use to conduct customer-funded research and development activities, and to a lesser degree, internally-funded research and development activities.

Alion has a long operating history in providing a broad range of technology solutions. We have supported the Information Analysis Centers (IACs) and the Extremely Low Frequency (ELF) Submarine Communications program for over 20 years, and we have supported the DoD for over 40 years in ensuring that military communications equipment and networks can operate as intended without causing or suffering from interference. Examples of our technology solutions include:

•	For the U.S. Intelligence Security Command (INSCOM) — Army Directed Studies Office (ADSO), we develop intelligence scenarios incorporating a suite of technologies, using modeling and simulation technologies, animation, video, and audio, to depict U.S., allied, hostile, and non-combatant forces, as well as the social, cultural, and physical attributes that exist in the supported command area of operations.

•	In support of the Defense Advanced Research Projects Agency (DARPA) Real-Time Adversarial Intelligence and Decision-Making (RAID) Program, we are providing simulation support and developing capabilities leveraging emerging technologies in adversarial and deception reasoning for anticipating enemy actions and deceptions, with particular focus on providing real-time support to tactical commanders in urban operations.

•	We are providing technology solutions to the Pacific Command (PACOM) and the Northern Command (NORTHCOM) of the U.S. Army in the development of a pandemic modeling decision support tool that will permit assessment of the impact of infectious diseases, like Bird Flu, on the readiness of a military organization.

•	In support of the U.S. Navy’s Office of Naval Research, we are developing a “transformable craft,” or T-Craft, to deliver payloads across open ocean and onto the shore. The vehicle is designed to operate as a surface effect ship for transit at sea, converting to a fully-skirted air-cushion vehicle for operation in very shallow water, across sand-bars or mud-flats, and for limited mobility on dry land. The concept vehicle is intended to operate over water at speeds in excess of 40 knots over a transit range of 2,500 nautical miles without payload; and 500-600 nautical miles with up to 750 tons, to enable transfer of cargo from sea to shore where no port facilities exist.

Our History

We were incorporated as a Delaware corporation in October 2001 as part of a planned employee buyout of IIT Research Institute (IITRI), a not-for-profit government contractor in the technology services sector controlled by the Illinois Institute of Technology, which was incorporated and began operations in 1936. On December 20, 2002, we purchased substantially all of the assets and certain liabilities of IITRI, which we refer to as the “Selected Operations of IITRI,” and a majority of the employees of IITRI acquired a 100% ownership interest in our common stock through our ESOP. We refer to this purchase as the “IITRI Acquisition.” Since the date we were established, we have always been a 100% ESOP-owned S corporation. We believe that our ESOP ownership structure helps create an organizational culture that promotes excellence because our employees are both professionally and personally invested in our success. In addition, as an S corporation, we are not subject to U.S. federal income tax or state income tax in many U.S. states. See “Employee Stock Ownership Plan.”

Industry Overview

We see the following trends that will continue to drive increased DoD and other U.S. government agencies’ spending and greater dependence on technology services contractors.

Continuing Growth in Overall DoD Budget/Spending.  In addition to projected increases in overall DoD spending on contracting out to the private sector, our government customers are also increasing their dependence and spending on the specific types of services and solutions we provide. Federal fiscal year 2005 DoD actual spending excluding supplemental funding relating to operations in Iraq and Afghanistan was $400.1 billion. Work contracted out to the private sector is expected to continue to grow, with the DoD forecasting its budget to grow to over $499.0 billion (excluding supplemental funding) by federal fiscal year 2011.

Growing Spending in the DoD Operations and Maintenance Accounts.  The Operations and Maintenance (O&M) portion of the DoD budget, which includes the majority of the services we provide to the

U.S. military, such as engineering, information technology and logistics, is the largest and fastest growing segment of DoD military spending. For federal fiscal year 2006, the DoD budgeted O&M spending to be $147.0 billion, which represented 35.0% of the total DoD military budget, and is projected by the DoD to increase approximately 4.0% annually, on average, through federal fiscal year 2009 to $165.0 billion.

Projected Increases in Private Sector Information Technology Government Spending.  INPUT, an independent U.S. government market research firm, forecasts U.S. government spending on information technology to increase from $63.3 billion in federal fiscal year 2006 to $80.5 billion in federal fiscal year 2011, representing an annual growth rate of 5.0%.

Expected Growth in DoD Research and Development Expenditures.  The DoD research and development budget grew by 2.2% to $73.1 billion in federal fiscal year 2007. That budget includes increased funding for both the DARPA and the U.S. Air Force, both of which are our customers.

More Budget Dollars for Homeland Security.  There has been significant growth in the Department of Homeland Security (DHS) budget, which is $41.6 billion for federal fiscal year 2007, up from the $40.3 billion budget in federal fiscal year 2006. We are currently pursuing DHS procurements.

Increased Reliance on Technology Services Contractors.  The U.S. government is expected to continue its practice of contracting out for technical services to companies such as Alion as it downsizes and replaces government employees with more cost-effective commercial vendors.

Growing Opportunities for Sophisticated Technology Solution Providers.  In February 2006, the DoD completed its Quadrennial Defense Review (QDR), which details the DoD’s strategic plans and procurement trends. We believe many of these plans and trends, as noted in the QDR, will further increase demand for contracted-out services in our target markets.

Continuing Impact of U.S. Government Procurement Reform.  Recently increased alternative choices available to U.S. government agencies in contract vehicles (i.e., indefinite-delivery/indefinite quantity contracts (ID/IQs), government wide acquisition contracts (GWACs), GSA schedule contracts and blanket purchase agreements (BPAs)) have created a more market-based environment in U.S. government procurement, increased contracting flexibility and provided U.S. government agencies with multiple channels to access contractor services. Contractors’ successful past performance, as well as technical capabilities and management skills, remain critical elements of the award process.

Competitive Strengths

Our key competitive strengths include:

Sophisticated technology solutions.  We offer sophisticated technology solutions in all of our core business areas, which we have developed over our 70-year operating history. Our sophisticated technology solutions are supported by our skilled employee base, which includes engineers, scientists and former military personnel. This allows us to combine engineering capabilities, scientific skills and domain expertise to provide solutions that incorporate current technologies with real-world understanding of and experience with DoD programs, systems and networks. Approximately 72% of our employees have security clearances, with approximately 22% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD systems and networks. To further enhance our technology solutions, we have approximately 120,000 square feet of laboratory facilities, which we use to conduct customer-funded research and development activities, and to a lesser degree, internally-funded research and development activities.

Strong reputation and long-term customer relationships.  As a result of our sophisticated technology solutions and long operating history, we have developed a strong reputation in our industry and with our customers for providing quality expertise in our core business areas. We have long-term relationships with many of our customers under various programs that are strategically important to the defense of the United States and the burgeoning homeland defense needs of federal and state governments. For example, our relationships with IACs and the ELF program span over 20 years and our support to the wireless spectrum management community spans over 40 years.

Diverse customer base with multiple contract vehicles.  As of September 30, 2006, we served approximately 350 customers, including all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, and the White House. We earn revenue from our diversified customer base through a broad array of task orders that are issued under multiple contract vehicles awarded by U.S. government agencies and through other contracts we hold. Our multiple contract vehicles provide us with more flexibility to obtain tasking and associated funding from the U.S. government. As of September 30, 2006, we had a portfolio of over 800 active contracts and task orders. No active task order or single-award contract accounted for more than 13% of our revenue for the fiscal year ended September 30, 2006. In addition, on a pro forma basis, no active task order or single-award contract accounted for more than 9% of our revenue during the same period.

Large contract backlog and strong revenue visibility.  Management estimates that contract backlog has historically generated approximately 80% of our next twelve months’ revenue and will continue to do so in fiscal year 2007. As of September 30, 2006, our backlog was approximately $4.2 billion or roughly 5.8 times our pro forma revenue for the fiscal year ended September 30, 2006. Approximately $386 million of this backlog is funded. Our contracts with backlog as of September 30, 2006 had an expected weighted average life of approximately 5.1 years. We believe that the strength of our backlog provides us with longer-term visibility of our future revenue.

Attractive business model with strong free cash flow.  We have a business model that generates strong free cash flow as a result of our low capital expenditure requirements, moderate working capital needs and the fact that we pay negligible taxes. We also achieve stable cash flow due to the diversity of our revenue streams, long-term nature of our contracts and stable margins. As an S corporation, we do not pay U.S. federal income tax or income tax in most states because we are a pass-through tax entity. Our business model allows us to better service our debt, fund internal research and development and pursue strategic acquisitions.

Strong management and highly experienced board of directors.  The seven senior members of our management team have approximately 150 years of combined experience in the defense and related industry sectors, and have significant experience in government contracting. All members of senior management hold meaningful equity stakes through direct investment in our common stock through the ESOP and/or equity-based performance incentives. Our management team is supported by a board of directors with diverse experience in the U.S. government and the U.S. Armed Forces at senior policy levels, including Edward C. Aldridge, former Under Secretary of Defense for Acquisition, Technology and Logistics; Admiral Harold W. Gehman, Jr. USN (Ret.), former NATO Supreme Allied Commander, Atlantic; General George A. Joulwan USA (Ret.), former NATO Supreme Allied Commander, Europe; and General Michael E. Ryan, USAF (Ret.), former Chief of Staff of the U.S. Air Force.

Business Strategy

Our objective is to continue to grow both organically and through strategic acquisitions by capitalizing on our skilled work force and our sophisticated solutions competencies. The key strategies for meeting this objective are described below.

Broaden our existing core competencies.  We continually seek to develop new expertise and keep pace with developments in technology by hiring skilled employees, investing in research and development and acquiring new technologies that broaden the scope of our core business areas. In recent years through our acquisition program, we have enhanced several of our core business areas including defense operations, information technology, modeling and simulation and naval architecture and marine engineering. We also seek to broaden our technology skills by providing training to new and current employees. For example, we have established Alion University to provide our employees with financial, administrative and managerial training and education. In addition, we conduct customer-funded, and to a lesser degree, internally funded, research and development activities each year. These efforts are designed to position us to remain at the forefront of the U.S. federal and commercial technology solutions markets and enhance our ability to service the needs of our customers.

Leverage experience and reputation to expand market share.  We perform a variety of services for a broad base of customers, including Cabinet-level U.S. government agencies, as well as state and foreign governments to a lesser degree. We plan to leverage our sophisticated set of capabilities as well as our customer relationships in order to expand our market presence by delivering solutions to new customers. We also believe we can grow our revenue by offering the new capabilities we have obtained through our recent acquisitions or developed internally. We believe that our strong relationships with our customers and our sophisticated technology capabilities will allow us to continue to increase market share.

Continue to improve financial performance and increase scale.  We believe a key element of our success has been our continued focus on growing our business and achieving operating efficiencies attendant to increased size. Over the last five years, we have established a track record of consistent revenue and Adjusted EBITDA growth. From fiscal year 2000 to fiscal year 2006, our revenue grew at a compounded annual growth rate of 21.8% from $156.1 million to $508.6 million. Over the same period, our Adjusted EBITDA grew at a compounded annual growth rate of 31.6% from $9.8 million to $50.8 million. Through our focus on reducing operating costs and growing our business, we have increased our Adjusted EBITDA margin from 6.3% in fiscal year 2000 to 10.0% in fiscal year 2006. (Adjusted EBITDA margin is the ratio of Adjusted EBITDA to revenue.) We believe our cost structure will further benefit from operating cost synergies achieved through the Anteon Asset Acquisition. We intend to continue to strengthen our financial performance by growing our business, both organically and through strategic acquisitions, by achieving additional cost efficiencies and by continuing to reduce operating costs where possible. As we improve financial performance, we believe we will strengthen our position to win business as a result of a more competitive cost structure. We plan to leverage our increased scale and skill set to allow us to bid on larger government programs and broaden our customer base.

Pursue a disciplined acquisition strategy.  The U.S. government technology industry provides many opportunities to grow through acquisitions. We have maintained a disciplined acquisition strategy. We have evaluated a large number of opportunities, pursued a more limited number and completed 11 acquisitions since January 1, 2003. The success of our acquisition strategy stems from the quality of the assets we acquire, our pricing discipline and our proven ability to successfully integrate acquisitions. The Anteon Asset Acquisition occurred on June 30, 2006 and its integration is substantially complete. We have successfully integrated all of our other acquisitions into our operations and information systems with an average integration completion time of approximately 90 days. We intend to continue to pursue strategic acquisitions of companies with talents and technologies complementary to our current fields and to our future business goals in order to broaden our customer base and expand our core competencies.

The Anteon Asset Acquisition

On June 30, 2006, in connection with a divestiture required by the U.S. Justice Department as part of General Dynamics’s acquisition of Anteon, we acquired certain assets of Anteon including certain contracts and limited fixed assets for consideration of approximately $221.4 million. The Anteon Asset Acquisition included a portfolio of contracts that provide technical and operational support to the DoD, in particular the U.S. Navy and U.S. Air Force. The Anteon Asset Acquisition provided us with a broader customer base in supporting the U.S. Navy in the design, acquisition and lifetime support of surface ships and submarines. This acquisition expanded our design engineering and program management expertise to include acoustics, advanced materials and undersea warfare design expertise and enhanced our existing naval architecture and marine engineering skills. Additionally, the Anteon Asset Acquisition provided us with another relationship with the U.S. Air Force Acquisition Office and the opportunity to build on our U.S. Air Force business relationships. The Anteon Asset Acquisition also expanded our competencies and expertise through the addition of approximately 890 personnel. In October 2006, the ESOP received cash contributions totaling approximately $5.2 million in connection with rollovers into the ESOP by employees acquired as part of the Anteon Asset Acquisition.

On December 18, 2006, we filed with the SEC on Form 8-K/A certain audited and unaudited financial results with respect to the contracts we acquired in the Anteon Asset Acquisition (the Anteon Contracts). The audited and unaudited financial results included audited revenues, direct expenses and gross profit with respect to the Anteon Contracts for the years ended December 31, 2005, 2004 and 2003 and unaudited revenues, direct expenses and gross profits with respect to the Anteon Contracts for the six months ended June 30, 2006 and 2005.

Anteon Contracts
Statements of Revenues and Direct Expenses

	For the Year December Ended 31,
	2003	2004	2005
		(In thousands)

Revenues	$81,690	$130,027	$215,068
Direct expenses	58,289	94,872	160,840

Gross profit	23,401	35,155	54,228

Anteon Contracts
Statements of Revenues and Direct Expenses

	For the Six Months Ended
	June 30,
	2005	2006
	(In thousands)

Revenues	$118,954	$138,336
Direct expenses	89,214	100,656

Gross profit	29,740	37,680

In order to fund the purchase of the contracts and related assets from Anteon, we borrowed $50.0 million in incremental term loans under our Term B Senior Credit Facility and $170.0 million in Bridge Loans. See “Description of Other Indebtedness.”

The Anteon Asset Acquisition has been accounted for using the purchase method of accounting, and accordingly the purchase price was allocated to identifiable assets acquired and liabilities assumed based upon their estimated fair values. The estimated fair values included in the purchase price allocation are preliminary and based upon currently available information and are expected to be finalized in the third quarter of fiscal year 2007. We are still in the process of strategically assessing our combined business which may give rise to different allocations among the purchased assets. Accordingly, final adjustments to the purchase price allocations may be required. We believe that the integration of the Anteon Contracts into our business is substantially complete. We fully integrated the Anteon Contracts into our existing services, and therefore we do not manage the Anteon Contracts as a stand-alone business.

Recent Developments

On January 4, 2007, we borrowed a total of $15.0 million in additional term loans under our Term B Senior Credit Facility. The proceeds from such loans, less approximately $0.3 million in fees associated with the borrowing, were immediately used to pay down the outstanding balance on our senior revolving credit facility. Following that pay down, we had approximately $19.4 million in principal amount outstanding under our senior revolving credit facility. The balance on our senior revolving credit facility increased from $12.3 million at September 30, 2006 to approximately $34.1 million at January 4, 2007 (just prior to the pay down noted above). This increase was primarily caused by our increased working capital needs resulting from the fact that we did not receive any working capital as part of our acquisition of the Anteon Contracts and also from the cyclical decrease in accounts receivable collected from the U.S. government in the last few weeks of 2006 and the first week of 2007. During the second quarter of fiscal year 2007 we received a portion of such delayed accounts receivable from the U.S. government. See “Description of Other Indebtedness — Term B Senior Credit Facility.”

On February 6, 2007, we entered into an amendment to the Term B Senior Credit Facility, pursuant to which: (i) the maturity date of the senior term loans borrowed under the Term B Senior Credit Facility was extended to February 6, 2013, (ii) the fixed component of the interest rate payable by us on the outstanding amounts of senior term loans was reduced by 25 basis points, (iii) the principal repayment schedule was adjusted to require one balloon principal repayment at maturity, (iv) the amount of debt we were allowed to incur in connection with the re-financing of the Bridge Loan was increased from $200.0 million to $250.0 million; and (v) an incurrence test was added as an additional condition to our ability to incur permitted indebtedness. The extension of the maturity date and the adjustment to the amortization of principal resulted in a change in the timing and the amount of principal of senior term loans we must repay. As of February 8, 2007, through the quarter ending December 31, 2012, we are obligated to pay quarterly principal installments of approximately $0.6 million. On February 6, 2013, the senior term loan maturity date, we are obligated to pay a principal installment of approximately $209.6 million. See “Description of Other Indebtedness — Term B Senior Credit Facility.”

On February 8, 2007, we issued and sold $250.0 million of our 10 1/4% outstanding notes, which mature on February 1, 2015. The proceeds from the issuance of the outstanding notes were used to pay off all outstanding amounts under the Bridge Loan Agreement and approximately $72.0 million of the amounts outstanding under the Term B Senior Credit Facility and fees associated with the issuance. See “Description of Other Indebtedness — Bridge Loan Agreement.”

Additional Information

We are a Delaware corporation. Our executive offices are located at 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102, and our telephone number is (703) 918-4480. Our corporate website address is www.alionscience.com. Our website and the information contained on our website are not part of, and are not incorporated into, this prospectus.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $250,000,000 principal amount of the outstanding notes for up to $250,000,000 principal amount of the exchange notes. As of the date of this prospectus, outstanding notes representing $250,000,000 aggregate principal amount are outstanding.

The exchange notes will evidence the same debt as the outstanding notes, and the outstanding notes and the exchange notes will be governed by the same indenture. The exchange notes are described in detail under the heading “Description of the Notes.”

Purpose of the Exchange Offer	On February 8, 2007, we sold the outstanding notes to Credit Suisse Securities (USA) LLC, the initial purchaser, in a transaction that was exempt from the registration requirements of the Securities Act. In connection with the sale, we entered into a registration rights agreement with the initial purchaser which grants the holders of the outstanding notes specified exchange and registration rights. The exchange notes are being offered to satisfy our obligations under the registration rights agreement.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on , 2007 or a later date and time if we extend it.

Conditions to the Exchange Offer	The exchange offer is not subject to material conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC and that no litigation has been instituted or threatened that would impair our ability to proceed with the exchange offer. We reserve the right to waive any defects, irregularities or conditions to exchange as to particular outstanding notes. See “The Exchange Offer — Conditions of the Exchange Offer.”

Withdrawal	You may withdraw the tender of any outstanding notes pursuant to the exchange offer at any time prior to the expiration date. We will return, as promptly as practicable after the expiration or termination of the exchange offer, any outstanding notes not accepted for exchange for any reason without expense to you.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in accordance with the instructions in the letter of transmittal, and deliver the letter of transmittal, along with the outstanding notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business,

• you are not participating, and you have no arrangement or understanding with any person to participate, in the distribution of the exchange notes,

• you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, and

• if you are not a broker-dealer, you will also be representing that you are not engaged in and do not intend to engage in a distribution of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

If You Fail to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing those notes. In general, you may not offer or sell your outstanding notes without registration under the federal securities laws or an exemption from the registration requirements of the federal securities laws and applicable state securities laws. You will not have dissenters’ rights or appraisal rights in connection with the exchange offer. See “The Exchange Offer — Appraisal Rights.”

U.S. Federal Income Tax Considerations	We believe the exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a sale or an exchange for federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the exchange of notes pursuant to the exchange offer.

Exchange Agent	We have appointed Wilmington Trust Company as the exchange agent for the exchange offer. Wilmington Trust Company also serves as the trustee (the “Trustee”) under the indenture for the notes. The mailing address and telephone number of the exchange agent are: Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-1626, Attention: Alisha Clendaniel, Telephone: 302-636-6470, Facsimile: 302-636-4139. See “The Exchange Offer — Exchange Agent.”

Resale	Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement.

Summary of the Terms of the Exchange Notes

The exchange notes will be freely tradable and have only limited registration rights and otherwise will be substantially identical to the outstanding notes. The exchange notes will evidence the same debt as the outstanding notes, and the outstanding notes and the exchange notes will be governed by the same indenture. The outstanding notes and the exchange notes will vote together as a single class under the indenture.

Issuer	Alion Science and Technology Corporation, a Delaware corporation.

Notes Offered	$250,000,000 aggregate principal amount of 10 1/4% Senior Notes due 2015.

Maturity Date	February 1, 2015.

Interest	10 1/4% per annum, payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2007.

Guarantees	The exchange notes will be fully and unconditionally, and jointly and severally, guaranteed by certain of our current domestic subsidiaries and certain of our future subsidiaries.

Ranking	The exchange notes will:

• be senior unsecured obligations of the Company,

• rank pari passu in right of payment with all existing and future senior indebtedness of the Company including indebtedness under and which may in the future be borrowed pursuant to the Term B Senior Credit Facility, and

• be senior in right of payment to existing and future subordinated indebtedness of the Company.

All our secured debt and other obligations in effect from time to time will be effectively senior to the exchange notes to the extent of the value of the assets securing such debt or other obligations.

Optional Redemption	Prior to February 1, 2011, we may redeem all, but not less than all, of the exchange notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest plus a “make-whole” premium as set forth under “Description of the Notes — Optional Redemption.” We may redeem some or all of the exchange notes at any time and from time to time on or after February 1, 2011, at the redemption prices set forth under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to February 1, 2010, we may redeem up to 35% of the notes (including exchange notes) with the proceeds of certain equity offerings.

Certain Covenants	The indenture governing the outstanding notes and that will govern the exchange notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

• incur or guarantee additional indebtedness or issue certain preferred stock;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness, except for junior subordinated notes and junior warrants;

• transfer or sell assets outside the ordinary course of business;

• make investments;

• incur liens and enter into sale/leaseback transactions;

• enter into certain transactions with our affiliates; and

• merge or consolidate with other companies or transfer all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Notes — Certain Covenants.”

Absence of Trading Market for Exchange Notes	We do not intend to apply for a listing of the exchange notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Summary Historical Condensed Consolidated Financial Data

The following summary historical condensed consolidated financial data under the captions “Statement of Operations” and “Balance Sheet Data” has been derived from (1) our audited consolidated financial statements as of September 30, 2005 and for the years ended September 30, 2004 and 2005, which have been audited by KPMG LLP, independent registered public accounting firm, (2) our audited consolidated financial statements as of and for the year ended September 30, 2006, which have been audited by Deloitte & Touche LLP, independent registered public accounting firm and (3) our unaudited consolidated financial statements for the three months ended December 31, 2006 and 2005. The results of operations for each historical period presented below are not comparable to the prior period as a result of business acquisitions consummated in 2004, 2005 and 2006. Results for interim periods may not be indicative of results for full fiscal years. All of the acquisitions have been accounted for using the purchase method of accounting, and accordingly the purchase price for each acquisition was allocated to identifiable assets acquired and liabilities assumed based upon their estimated fair values. Results of operations of these acquired businesses are included in our consolidated financial statements for the periods subsequent to the respective dates of acquisition.

	For the Year Ended,			For the Three Months Ended,
	September 30,	September 30,	September 30,	December 31,	December 31,
	2004	2005	2006	2005	2006
	(In thousands)

Statement of Operations Data:
Contract revenue	$269,940	$369,231	$508,628	$101,289	$181,139
Direct contract expense	196,388	267,241	381,467	76,305	140,101
Gross profit	73,552	101,990	127,161	24,984	41,038
Operating expenses	73,703	104,081	129,466	27,812	40,995
Operating income (loss)	(151)	(2,091)	(2,305)	(2,828)	43
Interest expense	(16,835)	(38,696)	(29,691)	(5,445)	(14,358)
Other income	1,892	615	907	512	190

Loss before income taxes	(15,094)	(40,172)	(31,089)	(7,761)	(14,125)
Income tax benefit (expense)	(17)	(66)	(26)	(19)	13

Net loss	(15,111)	(40,238)	(31,115)	(7,780)	(14,112)

	At September 30,		At December 31,
	2005	2006	2005	2006
	(In thousands)

Balance Sheet Data (at period end):
Cash and cash equivalents	$37,778	$2,755	$15,259	$340
Working capital	59,775	53,811	47,596	66,622
Total assets	334,249	650,969	318,923	672,486

Summary Pro Forma Condensed Consolidated Financial Data

The following summary of unaudited pro forma condensed consolidated financial data has been derived from the pro forma financial statements included under “Unaudited Pro Forma Condensed Financial Information.” The pro forma statements of operations and balance sheet data give effect to the offering of the outstanding notes and the following acquisitions, in each case as if they each occurred on October 1, 2005.

	Acquisition		Acquisition Date

•	BMH Associates, Inc. (BMH)	—	February 10, 2006
•	Washington Consulting, Inc. (WCI)	—	February 24, 2006
•	Micro Analysis and Design, Inc. (MA&D)	—	May 19, 2006
•	Certain assets of Anteon	—	June 30, 2006

This pro forma data has not been audited and is not necessarily indicative of our financial condition or actual results of operations that would have occurred had the offering of the outstanding notes and the acquisitions occurred on October 1, 2005, or of any expected future results. This unaudited information should be read in conjunction with “Unaudited Pro Forma Condensed Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and our historical consolidated financial statements, together with the respective notes thereto, included elsewhere in this prospectus.

For the Twelve
Months Ended,
September 30,
2006
(In thousands)

Statement of Operations Data:
Contract revenue	$726,851
Direct contract expense	551,781

Gross profit	175,070
Operating expenses	168,541

Operating income	6,529
Interest expense	(49,517)
Other income	118

Loss before income taxes	$(42,870)
Income tax expense	(26)

Net loss	$(42,896)

At
December 31,
2006(a)
(In thousands)

Balance Sheet Data (at period end):
Cash and cash equivalents	$340
Working capital	66,622
Total assets	672,486

(a)	Alion’s December 31, 2006 unaudited balance sheet information includes the effects of the Anteon Asset Acquisition.

RISK FACTORS

In considering whether to exchange your outstanding notes for exchange notes, you should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations. In such case, you could lose all or part of your investment.

Risks Related to the Notes and our Debt Structure

Our substantial leverage may impair our financial condition and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. As of February 28, 2007, we had, including the effect of the issuance of the outstanding notes and the repayment in full of the Bridge Loan and approximately $72.0 million of the amounts outstanding under the Term B Senior Credit Facility with proceeds from the outstanding notes issuance, approximately $557.8 million of total outstanding debt, including debt subordinated to our Term B Senior Credit Facility and the outstanding notes, and fiscal year 2007 debt service payment obligations of approximately $47.0 million.

Our substantial debt could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to our debt, including the notes, and any failure to comply with the obligations of any of our debt instruments, including restrictive and financial covenants, could result in an event of default under the indenture governing the notes and the agreements governing our other debt;

•	increasing our vulnerability to general adverse economic and industry conditions by making it more difficult for us to react to changing conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other business opportunities, introductions of new technologies and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payments of interest on our debt and reducing our ability to use our cash flow to fund future working capital, capital expenditures, acquisitions and other business opportunities, introductions of new technologies and other general corporate requirements;

•	exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	placing us at a competitive disadvantage compared with our competitors that have less debt.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur more debt. This could further exacerbate the risks associated with our substantial leverage.

We have the capacity to issue additional indebtedness, including the ability to raise up to $135.0 million of additional senior secured indebtedness under our Term B Senior Credit Facility, subject to limitations imposed by the covenants in our Term B Senior Credit Facility and the indenture governing the notes. Although our Term B Senior Credit Facility and the indenture governing the notes contain restrictive covenants, these restrictive covenants do not and will not fully prohibit us from incurring additional debt. The more we become leveraged, the more we, and in turn our security holders, become exposed to the risks described under “Our substantial leverage may impair our financial condition and prevent us from fulfilling our obligations under the notes.” See “Description of Other Indebtedness” and “Description of the Notes-Certain Covenants Limitation on Indebtedness” for additional information.

Our Term B Senior Credit Facility and the indenture governing the notes will restrict our operations.

Our Term B Senior Credit Facility and the indenture governing the notes will, and our future debt agreements may, contain covenants that may restrict our ability to engage in activities that may be in our long-term best interest, including financing future operations or capital needs or engaging in other business activities. Our Term B Senior Credit Facility and the indenture will restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional debt other than permitted additional debt;

•	pay dividends or distributions on our capital stock or purchase, redeem or retire our capital stock other than distributions necessary for the ESOP to satisfy its repurchase obligations and certain payments required under our equity based compensation plans;

•	make acquisitions and investments other than permitted acquisitions and permitted investments;

•	issue or sell preferred stock of subsidiaries;

•	make acquisitions and investments;

•	create liens on our assets;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets outside the ordinary course of business.

Our Term B Senior Credit Facility requires and our future debt agreements may require us to maintain specified financial ratios relating to, among other things, our interest coverage and leverage coverage levels. Our ability to satisfy these financial ratios can be affected by events beyond our control, and we cannot guaranty that we will meet these ratios. Default under our Term B Senior Credit Facility could allow lenders to declare all amounts outstanding under both our Term B Senior Credit Facility and the notes to be immediately due and payable. We have pledged substantially all of our assets to secure the debt under our Term B Senior Credit Facility. If the lenders declare amounts outstanding under the Term B Senior Credit Facility to be due, the lenders could proceed against those assets. Any event of default, therefore, could have a material adverse effect on our business, financial condition and results of operations if the creditors determine to exercise their rights.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

The remedies from any default under the agreements governing our indebtedness that is not waived by the required lenders, including a default under our Term B Senior Credit Facility, could make us unable to pay principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our Term B Senior Credit Facility to avoid being in default. If we breach our covenants under our Term B Senior Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Term B Senior Credit Facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the Notes.”

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors.

The notes will not be secured by any of our assets.  However, our Term B Senior Credit Facility is secured by a pledge of substantially all of our assets and all of the assets of our guarantor subsidiaries, including all of the capital stock of certain of our existing and future subsidiaries. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt. Accordingly, the lenders under our Term B Senior Credit Facility will have a prior claim on our assets and the assets of our guarantor subsidiaries securing the debt owed to them. In that event, because the notes will not be secured by any of our assets, our remaining assets might be insufficient to satisfy your claims.

As of December 31, 2006, the aggregate amount of our secured indebtedness was approximately $290.9 million and, on a pro forma basis, was approximately $218.9 million. As of December 31, 2006, we also had approximately $12.9 million available for additional borrowings under our senior revolving credit facility. On January 4, 2007, we borrowed an additional $15.0 million aggregate revolving principal amount of incremental term loans, the net proceeds of which we used to pay down outstanding revolving loans under our Term B Senior Credit Facility. We will be permitted to raise up to $135.0 million of additional senior secured indebtedness in the future under the terms of the Term B Senior Credit Facility, subject to limitations that will be imposed by the covenants in our Term B Senior Credit Facility and the indenture governing the notes. See “Description of the Notes — Certain Covenants — Limitation on Indebtedness” and “Description of the Notes — Certain Covenants — Limitation on Liens.”

Your right to receive payments on the notes is effectively subordinated to the rights of creditors of our current and future non-guarantor subsidiaries.

The notes will be structurally subordinated to indebtedness and other liabilities of our current and future non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, the holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us and as a result those assets may not be available to satisfy your claims.

We may not be able to repurchase the notes upon a change of control.

Upon a change of control as defined in the indenture governing the notes, we will be required to make an offer to repurchase all notes at 101% of their principal amount, plus accrued and unpaid interest, unless we give notice of our intention to exercise our right to redeem the notes. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture governing the notes. The occurrence of a change of control would also constitute an event of default under our Term B Senior Credit Facility and may constitute an event of default under the terms of our other indebtedness. The terms of the Term B Senior Credit Facility limit our right to purchase or redeem certain indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under our Term B Senior Credit Facility to permit the required repurchase or redemption, but we may not be able to do so. See “Description of the Notes — Change of Control.”

The guarantees provided by our subsidiary guarantors are subject to certain defenses which may limit your right to receive payment on the notes and are subordinated to the rights of other creditors of such guarantors.

Although the guarantees from our subsidiaries will provide the holders of the notes with a direct claim against the assets of those guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally as well as other limits to the maximum amount that the guarantors are permitted to guarantee under applicable law. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances, including defenses relating to fraudulent conveyances. Even if the guarantees are enforceable, the guarantees would be effectively subordinated to any other indebtedness of the guarantors that is secured by any of their assets (including our Term B Senior Credit Facility), and may be effectively subordinated to all other liabilities of the guarantors, including trade payables of such guarantors, whether or not such liabilities are secured. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes — Guarantees.”

The indebtedness represented by the notes and the guarantees may be unenforceable due to fraudulent conveyance statutes.

Under U.S. federal law or state fraudulent conveyance laws, an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or Alion as a debtor-in-possession in a bankruptcy proceeding, could file a lawsuit claiming that the issuance of the notes constituted a “fraudulent conveyance.” Generally, to make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the notes, and that, at the time the notes were issued, we:

•	were insolvent;

•	were rendered insolvent by the issuance of the notes;

•	were engaged in a business or transaction for which our remaining assets after the notes issuance constituted unreasonably small capital; or

•	intended to incur, or believed or reasonably should have believed that we would incur, debts beyond our ability to pay such debts as they matured.

If a court were to make such a finding, it could void our obligations under the notes, subordinate the notes to our other indebtedness or take other actions detrimental to you as a holder of the notes.

The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of the company’s assets, or if the present fair saleable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature, or if the company cannot pay its debts as they become due. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the notes, if it determined that the transaction was made with the intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were “insolvent” in connection with the sale of the notes.

The making of guarantees might also be subject to similar review under relevant fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit (including circumstances in which bankruptcy is not involved) were commenced by, or on behalf of, unpaid creditors of the guarantors at some future date. Such creditors could claim that, because the guarantees were incurred for Alion’s direct benefit and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors were incurred for less than fair consideration. A court could impose legal and equitable remedies, including voiding the obligations under the subsidiary guarantees, subordinating the obligations under the guarantees to the guarantors’ other debts, directing the repayment of any amounts paid from the proceeds of the guarantees to a fund for the benefit of other creditors or taking other actions detrimental to you as a holder of the notes.

Risk Factors Relating to the Exchange Offer

If you fail to exchange your outstanding notes, the existing transfer restrictions will remain in effect and the market value of your outstanding notes may be adversely affected because they may be more difficult to sell.

If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the aggregate principal amount of the outstanding notes. This may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold due to a reduction in liquidity.

There is no established trading market for the exchange notes.

Although the issuance of the exchange notes will be registered under the Securities Act, the exchange notes will be new securities for which there is no established trading market. We will not list the exchange notes for trading on any established securities exchange, and we can not assure you that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Consequently, your lenders may be reluctant to accept the exchange notes as collateral for loans. Future trading prices of the exchange notes will depend on many factors, including among other things, our ability to effectuate the exchange offer, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. There can be no assurances that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the exchange notes.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretation of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to Our Business and Operations

We expect to experience net losses in at least our next five years of operation.

We have incurred a net loss in each year of operation since our inception in late 2002, and we expect to incur a net loss in at least our next five years of operation, fiscal years 2007 through 2011. Contributing factors to our net losses include the significant amounts of interest expense associated with the debt financing for the acquisitions that we have completed, expense related to our repurchase obligations for outstanding warrants, compensation expense associated with stock appreciation rights and phantom stock plans, and amortization expense related to intangible assets acquired. The amount of net losses and our ability to achieve future profitability are subject to our ability to achieve and sustain a significant level of revenue growth coupled with our ability to manage our operating expenses. If revenue grows slower than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable we may not be able to sustain our profitability.

Our ability to meet our financial and other future obligations is dependent on our future operating results and we cannot be sure that we will be able to meet these obligations as they come due.

Our ability to make payments on our debt, including the notes, and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. We cannot assure you that our business strategy will succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

•	funding of our contract backlog;

•	the time within which our customers pay our accounts receivable;

•	new contract awards and our performance under those contracts;

•	continued increase in revenue on an annual basis;

•	increase in operating income on an annual basis;

•	the amount of our common stock purchased by our employees via payroll deferrals and rollovers to our ESOP;

•	the amount of our common stock repurchased from our former employees;

•	interest rate levels;

•	our status as an S corporation for U.S. federal income tax purposes;

•	the current economic condition and conditions in the defense contracting industry;

•	U.S. government spending levels, both generally and by our particular customers;

•	the failure by the Congress to approve budgets timely for the U.S. federal agencies we support;

•	any operating difficulties, operating costs or pricing pressures we may experience;

•	the passage of legislation or other regulatory developments that affects us adversely; and

•	any delays in implementing any strategic projects we may have.

These factors will also affect our ability in the future to meet our repurchase obligations under the KSOP. We also are required to re-pay all principal and accrued interest outstanding under our senior term loan by February 6, 2013 and our revolving credit facility by August 2, 2009 and are required to pay 50% of the principal amount outstanding, under our subordinated note and 50% of the principal amount outstanding under our payment-in-kind notes in each of 2009 and 2010. We further may be required to redeem 50% of our subordinated warrant in each of 2009 and 2010 in accordance with the put rights included in our subordinated warrant.

We may not generate sufficient cash flows to comply with our financial covenants and to meet our payment obligations when they become due. If we are unable to comply with our financial covenants, or if we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make the required payments on our indebtedness, then we may be required to refinance our indebtedness. We cannot be certain that our indebtedness could be refinanced on terms that are favorable to us, if at all. In the absence of a refinancing, our lenders would be able to accelerate the maturity of our indebtedness, which could cause us to default under our other indebtedness, dispose of assets or declare bankruptcy. See “Description of Other Indebtedness” and “Description of the Notes — Certain Covenants.”

We face intense competition from many competitors that have greater resources than we do, which could result in price reductions, reduced profitability, and loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts. If we are unable to successfully compete for new business, our revenue growth and operating margins may decline. Many of our competitors are larger and have greater financial, technical, marketing, and public relations resources, larger client bases, and greater brand or name recognition than we do. Larger competitors include U.S. federal systems integrators such as Booz Allen Hamilton, CACI International, Inc., Science Applications International Corporation, Battelle Memorial Institute, SRA International, Inc., and the services divisions of large defense contractors such as Lockheed Martin Corporation, General Dynamics Corporation and Northrop Grumman Corporation. Our larger competitors may be able to compete more effectively for very large-scale government contracts. Our larger competitors also may be able to provide clients with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past performance on large-scale contracts, geographic presence, price, and the availability of key professional personnel. Our competitors also have established or may establish relationships among themselves or with third parties, including through mergers and acquisitions, to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge.

Our ability to compete for desirable contracts will depend on:

•	the effectiveness of our research and development programs;

•	our ability to offer better performance than our competitors at a lower or comparable cost;

•	the readiness of our facilities, equipment and personnel to perform the programs for which we compete; and

•	our ability to attract and retain key personnel.

If we do not continue to compete effectively and win contracts, our future business, financial condition, results of operations and our ability to meet our financial obligations may be materially compromised.

Historically, a few contracts have provided us with most of our revenue, and if we do not retain or replace these contracts our operations will suffer.

The following five federal government contracts accounted for approximately 37% of our revenues for the fiscal year ended September 30, 2006:

1. Modeling and Simulation Information Analysis Center for the DoD — Defense Modeling and Simulation Office (13%);

2. Engineering, Financial and Program Management Services to the Virtual SYSCOM for the U.S. Navy (9%);

3. Joint Spectrum Center (JSC) Engineering Support Services for the DoD Joint Spectrum Center (7%);

4. Night Vision HighTech Omnibus Contract for the U.S. Army (4%); and

5. Information Technology Services for the General Services Administration (4%).

During our fiscal year ended September 30, 2005, the support services contract to the JSC underwent a full and open competition for the follow-on support contract that was to commence beginning October 2005. Following rounds of protest filings in 2005 and 2006, it was finally determined in October 2006 that we would not receive the follow-on contract.

The following five federal government contracts accounted for approximately 46% of our revenues for the fiscal year ended September 30, 2006, on a pro forma basis:

1. Seaport Multiple Award Contract (Seaport MAC) for the U.S. Navy (22%) (consisting of the NAVSEA Seaport Multiple Award Contract and the Virtual SYSCOM Multiple Award Contract), under which we perform more than 25 task orders for a number of customers, including the following five largest task orders by pro forma fiscal year 2006 revenue:

		(percentage of
		total pro forma
		fiscal year 2006
		revenue)

a.	PEO Ships F	4.5%
b.	PEO IWS 1.0	2.1%
c.	LPD-17	2.1%
d.	PMS 404 (PEO SUBS)	1.7%
e.	Ship Design Support to NAVSEA 05D	1.5%

2. Modeling and Simulation Information Analysis Center for the DoD-Defense Modeling and Simulation Office (9%);

3. Secretary of the Air Force Technical and Analytical Support for the U.S. Air Force (7%);

4. Joint Spectrum Center Engineering Support Services for the DoD Joint Spectrum Center (5%); and

5. Information Technology Services for the General Services Administration (3%).

The termination of these contracts or our inability to renew or replace them when they expire could cause our revenue to decrease and could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations.

If we are unable to manage our growth, our business could be adversely affected.

Sustaining our growth has placed significant demands on our management, as well as on our administrative, operational and financial resources. To continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to successfully manage our growth without compromising our quality of service and our profit margins, or if new systems we implement to assist in managing our growth do not produce the expected benefits, our business, financial condition, results of operations and our ability to meet our financial obligations could be materially and adversely affected.

Our acquisitions could increase our costs or liabilities or be disruptive.

One of our key operating strategies has been and continues to be to selectively pursue and implement acquisitions. We have made a number of acquisitions in the past, are currently pursuing a number of potential acquisition opportunities, and will consider other acquisitions in the future. We may not be able to successfully implement our past or future acquisitions. We may not be able to consummate the acquisitions we are currently pursuing on favorable terms, or at all. We may not be able to locate other suitable acquisition candidates at prices we consider appropriate or to finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. Acquisitions of businesses or other material operations may require additional debt financing, resulting in additional debt servicing obligations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition, but which we generally assume as part of an acquisition. Such liabilities could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations.

Due to the inherent danger involved in some of the businesses that we conduct, there are risks of claims by clients and third parties that could have a substantial adverse economic impact upon us.

Some of the businesses that we conduct, such as those that involve unexploded ordnance through a wholly-owned subsidiary of ours, inherently involve dangerous materials or other risks that could expose us to substantial liability, if, for example, our services are involved in situations involving substantial loss of life, personal injury, property damage or consequential damages. There can be no assurance that our efforts to protect against such risks, including the purchase of liability insurance, will be sufficient to avoid the adverse economic impact upon us, should claims by clients and third parties arise in the future.

We depend on key management and may not be able to retain those employees due to competition for their services.

We believe that our future success will be due, in part, to the continued services of our senior management team. The loss of any one of these individuals could cause our operations to suffer. We do not maintain key man life insurance policies on any members of management.

Our business could suffer if we fail to attract, train and retain skilled employees.

The availability of highly trained and skilled professional, administrative and technical personnel is critical to our future growth and profitability. Competition for scientists, engineers, technicians, management and professional personnel is intense and competitors aggressively recruit key employees. Due to our growth and this competition for experienced personnel, particularly in highly specialized areas, it has become more difficult to meet all of our needs for these employees in a timely manner. We cannot be certain that we will be able to attract and retain such employees on acceptable terms. Any failure to do so could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations. If we are unable to recruit and retain a sufficient number of these employees, our ability to maintain and grow our business could be negatively impacted. In addition, some of our contracts contain provisions requiring us to commit to staff a program with certain personnel the customer considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the customer may terminate the contract, and we may not be able to recover our costs.

If we do not, or the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the ESOP Trust) does not, continue to be exempt from U.S. federal income tax and any unrelated business income tax, our cash flow available to meet our debt and other financial obligations and to reinvest in our operations will decrease.

We have made an election to be taxed as an S corporation for U.S. federal income tax purposes. As an S corporation, we generally are not subject to U.S. federal income taxation or state income taxation in most U.S. states. Rather, our income, gains, losses, deductions and credits should flow through to the ESOP Trust. Under current provisions of the U.S. Internal Revenue Code (Code), the ESOP Trust is exempt from U.S. federal income taxation and any unrelated business income tax. Unrelated business income tax is a special U.S. federal income tax imposed on an otherwise tax-exempt entity (such as a tax-exempt charity or qualified pension plan, including an employee stock ownership plan) to the extent it earns income from a trade or business unrelated to its exempt purpose. The Code specifically exempts ESOPs that invest in S corporation stock of the employer from unrelated business income tax.

If for any reason we lose our S corporation status, we could be required to pay U.S. federal and state income tax, thereby reducing the amount of cash available to repay debt, reinvest in our operations or fulfill our other financial obligations. Applicable laws and regulations may change in a way that results in the taxation of us as a corporation other than as an S corporation. Furthermore, current law that exempts the ESOP Trust from U.S. federal income taxation and unrelated business income tax may change. Similarly, if the ESOP Trust becomes subject to U.S. federal and state income taxation, we may have to distribute cash to the ESOP Trust to allow it to pay these taxes, again reducing the amount of cash we have available to repay debt, to reinvest in our operations or to fulfill our other financial obligations.

The passage of legislation requiring earlier diversification opportunities in defined contribution plans may impair our ability to meet our debt and other financial obligations and to reinvest in our operations, because of increased demands on our cash resources due to participants electing to diversify earlier than anticipated.

The U.S. Congress has considered various proposals that would require earlier diversification opportunities within employee stock ownership plans than what are currently required by law. If a bill is passed which lowers the age or shortens the time period after which employees would have the right to diversify their investments in our stock made through our ESOP, our obligations to repurchase our stock from ESOP participants could increase. That would reduce the amount of cash we have available to repay debt, to reinvest in our operations or to fulfill our other financial obligations.

In order to succeed, we will have to keep up with rapid technological changes in a number of industries and various factors could impact our ability to keep pace with these changes.

Our success will depend on our ability to keep pace with technology changes in the following research fields:

•	defense operations support;

•	wireless communications;

•	industrial technology solutions;

•	naval architecture and marine engineering;

•	modeling and simulation;

•	chemical, biological, nuclear and environmental sciences; and

•	information technology

Technologies in these fields can change rapidly. Even if we remain abreast of the latest developments and available technology, the introduction of new services or technologies in these industries could have a negative effect on our business. The integration of diverse technologies involved in our research services is complex and in many instances has not been previously attempted. Our success will depend significantly on our ability to develop, integrate and deliver technologically advanced products and services at the same or greater pace as our competitors, many of which have greater resources than we do.

An economic downturn could harm our business.

Our business, financial condition, results of operations and our ability to meet our financial obligations may be affected by various economic factors. Unfavorable economic conditions may make it more difficult for us to maintain and continue our revenue growth. In an economic recession, or under other adverse economic conditions, customers and vendors may be more likely to be unable to meet contractual terms or their payment or delivery obligations. A decline in economic conditions may have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations.

Our employees may engage in misconduct or other improper activities, which could harm our business.

We are exposed to the risk that employee fraud or other misconduct could occur. Misconduct by employees could include intentional failures to comply with U.S. government procurement regulations, unauthorized activities, attempts to obtain reimbursement for improper expenses or the submission of falsified time records. Employee misconduct could also involve the improper use of our customers’ sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could harm our business, financial condition, results of operations and our ability to meet our financial obligations.

The interests of the ESOP Trust may not be aligned with your interests.

The ESOP Trust owns 100% of our outstanding shares of common stock. Consequently, the ESOP Trust can control the election of a majority of our directors and, except in limited circumstances, the outcome of all matters submitted to a vote of stockholders, and has the ability to change our management. The interests of the ESOP Trust may not be fully aligned with yours and this could lead to a strategy that is not in your best interests.

Environmental laws and regulations and our use of hazardous materials may subject us to significant liabilities.

Our operations are subject to U.S. federal, state and local environmental laws and regulations, as well as environmental laws and regulations in the various countries in which we operate. In addition, our operations are subject to environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of regulated substances and waste products, such as radioactive, biochemical or other hazardous materials and explosives. The following may require us to incur substantial costs in the future:

•	modifications to current laws and regulations;

•	new laws and regulations;

•	violations of environmental laws or the permits required for our operations;

•	new guidance or new interpretation of existing laws and regulations; or

•	the discovery of previously unknown contamination.

Risks Related to Our Industry

We are dependent on U.S. government contracts for substantially all of our revenue, and changes in the contracting policies or fiscal policies of the U.S. government could adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations.

Approximately 95%, 96% and 98% of our revenue, respectively, was derived from contracts with agencies of the U.S. government for the fiscal years ended September 30, 2006, 2005, and 2004. In the fiscal years ended September 30, 2006, 2005 and 2004, contracts with the DoD accounted for approximately 89%, 88% and 91% of our total revenue, respectively, while contracts with other government agencies accounted for approximately 6%, 8% and 7% of our total revenue, respectively. We expect that U.S. government contracts are likely to continue to account for a significant portion of our revenue in the future. Accordingly, changes in U.S. government contracting policies could directly affect our financial performance. Among the factors that could materially adversely affect our U.S. government contracting business are:

•	budgetary constraints affecting U.S. government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding;

•	changes in U.S. government programs or requirements;

•	curtailment of the U.S. government’s use of technology services firms;

•	the adoption of new laws or regulations;

•	technological developments;

•	U.S. government shutdowns (such as that which occurred during the U.S. government’s 1996 fiscal year);

•	competition and consolidation in the information technology industry; and

•	general economic conditions.

These or other factors could cause U.S. governmental agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts, any of which could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations.

Many of our U.S. government customers are subject to increasing constraints. We have substantial contracts in place with many U.S. government departments and agencies, and our continued performance under these contracts, or award of additional contracts from these agencies, could be materially adversely affected by spending reductions or budget cutbacks at these agencies. Such reductions or cutbacks could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations.

The failure by the Congress to approve budgets timely for the U.S. federal agencies we support could delay or reduce spending and cause us to lose revenue.

On an annual basis, the Congress must approve budgets that govern spending by each of the U.S. government agencies we support. When the Congress is unable to agree on budget priorities, and thus is unable to pass the annual budget on a timely basis, then the Congress typically enacts a continuing resolution. A continuing resolution allows U.S. government agencies to operate at spending levels approved in the previous budget cycle. When U.S. government agencies must operate on the basis of a continuing resolution it may delay funding we expect to receive from clients on work we are already performing and will likely result in any new initiatives being delayed, and in some cases being cancelled, both of which may adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations.

We may not receive the full amount of our backlog, which could lower future revenue.

The maximum contract value specified under a U.S. government contract is not necessarily indicative of revenue that we will realize under that contract. The Congress normally appropriates funds for a given program on a fiscal year basis, even though actual contract performance may take many years. As a result, U.S. government contracts ordinarily are only partially funded at the time of award, and normally the procuring agency commits additional monies to the contract only as the Congress makes appropriations in subsequent fiscal years. Estimates of future revenue attributed to backlog are not necessarily precise, and the receipt and timing of any of this revenue is subject to various contingencies such as changed U.S. government spending priorities and government decisions not to exercise options on existing contracts. Many of these contingencies are beyond our control. The backlog on a given contract may not ultimately be funded or may only be partially funded, which may cause our revenue to be lower than anticipated, and may adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations.

Many of our U.S. government customers spend their procurement budgets through Indefinite Delivery/Indefinite Quantity (ID/IQ) contracts, GSA Schedule contracts and Government Wide Acquisition Contracts (GWACs) under which we are required to compete for post-award orders.

Budgetary pressures and reforms in the procurement process have caused many U.S. government customers to purchase goods and services through ID/IQ, GSA Schedule contracts and other multiple award and/or GWAC contract vehicles. These contract vehicles have resulted in increased competition and pricing pressure requiring that we make sustained post-award efforts to realize revenue under the relevant contracts. There can be no assurance that we will increase revenue or otherwise sell successfully under these contract vehicles. Our failure to compete effectively in this procurement environment could harm our business, financial condition, results of operations and our ability to meet our financial obligations.

U.S. government contracts contain termination provisions that are unfavorable to us.

Generally, U.S. government agencies can terminate contracts with their suppliers at any time without cause. If a U.S. government agency does terminate one of its contracts with us without cause, we will likely be entitled to receive compensation for the services provided or costs incurred up to the date of termination as well as a negotiated amount of the fee on the contract and termination-related costs we incur. However, if a U.S. government contract is terminated because we defaulted under the terms of the contract, we may be liable for excess costs the U.S. government incurs in procuring the undelivered portion of the contract from another source. Termination of any of our large U.S. government contracts may negatively impact our revenue and may adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations.

If we do not accurately estimate the expenses, time and resources necessary to satisfy our contractual obligations, our profit will be lower than expected.

The total price on a cost-reimbursement contract is based primarily on allowable costs incurred, but generally is subject to a maximum contract funding limit. U.S. government regulations require us to notify our customers of any cost overruns or underruns on a cost-reimbursement contract. If we incur costs in excess of the funding limitation specified in the contract, we may not be able to recover those cost overruns. As a result, on a cost-reimbursement contract we may not earn the full amount of the anticipated fee.

In a fixed-price contract, we estimate the costs of the project and agree to deliver the project for a definite, predetermined price regardless of our actual costs to be incurred over the life of the project. We must fully absorb cost overruns. Our failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the fee margin of a fixed-price contract or cause a loss. The provisions in our financial statements for estimated losses on our fixed-price contracts may not be adequate to cover all actual future losses.

Our operating margins and operating results may suffer if cost-reimbursement contracts increase in proportion to our total contract mix.

In general, cost-reimbursement contracts are the least profitable of our contract types. Our U.S. government customers typically determine what type of contract will be awarded to us. To the extent that we enter into more or larger cost-reimbursement contracts in proportion to our total contract mix in the future, our operating margins and operating results may suffer.

If the volume of services we provide under fixed-price contracts decreases in total or as a proportion of our total business, or if profit rates on these contracts decline, our operating margins and operating results may suffer.

We have historically earned higher relative profits on our fixed-price contracts. If the volume of services we deliver under fixed-price contracts decreases, or shifts to other types of contracts, our operating margins and operating results may suffer. Furthermore, we cannot assure you that we will be able to maintain our historic levels of profitability on fixed-price contracts in general.

Our subcontractors’ failure to perform contractual obligations could damage our reputation as a prime contractor and thereby our ability to obtain future business.

As a prime contractor, we often rely significantly upon other companies as subcontractors to perform work we are obligated to deliver to our customers. A failure by one or more of our subcontractors to satisfactorily perform services on a timely basis may cause us to be unable to perform our duties as a prime contractor. We have limited involvement in the work our subcontractors perform, and as a result, we may have exposure to problems our subcontractors cause. Performance deficiencies on the part of our subcontractors could result in a government customer terminating our contract for default. A default termination could expose us to liability for the customer’s costs of reprocurement, damage our reputation, and hurt our ability to compete for future contracts.

Because U.S. government contracts are subject to government audits, contract payments are subject to adjustment and repayment which may result in revenue attributed to a contract being lower than expected.

U.S. government contract payments received that are in excess of allowable costs are subject to adjustment and repayment after government audit of the contract payments. All of our federal government contract indirect costs have been audited through fiscal year 2004. Indirect rates have been negotiated and settled through 2003. We submitted our fiscal year 2005 indirect expense rates to the federal government in March 2006 and submitted our fiscal year 2006 indirect expense rates to the federal government in March 2007. If the estimated reserves in our financial statements for excess billings and contract losses are not adequate, revenue attributed to our U.S. government contracts may be lower than expected.

If we fail to recover pre-contract costs, it may result in reduced fees or in losses.

Any costs we incur before the execution of a contract or contract renewal are incurred at our risk, and it is possible that the customer will not reimburse us for these pre-contract costs. At September 30, 2006, we had pre-contract costs of $3.4 million. While such costs were associated with specific anticipated contracts, we cannot be certain that contracts or contract renewals will be executed or that we will recover the related pre-contract costs.

Actual or perceived conflicts of interest may prevent us from being able to bid on or perform contracts.

U.S. government agencies have conflict of interest policies that may prevent us from bidding on or performing certain contracts. When dealing with U.S. government agencies that have conflict of interest policies, we must decide, at times with insufficient information, whether to participate in the design process and lose the chance of performing the contract or to turn down the opportunity to assist in the design process for the chance of performing on the contract. We have, on occasion, declined to bid on particular projects because of actual or perceived conflicts of interest, and we are likely to continue encountering such conflicts of interest in the future, particularly if we acquire other U.S. government contractors. Future conflicts of interest could cause us to be unable to secure key contracts with U.S. government customers.

As a U.S. government contractor, we must comply with complex procurement laws and regulations and our failure to do so could have a negative impact upon our business.

We must comply with and are affected by laws and regulations relating to the formation, administration and performance of U.S. government contracts, which may impose added costs on our business. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and/or criminal penalties and administrative sanctions, including termination of contracts, forfeiture of fees, suspension of payments, fines and suspension or debarment from doing business with U.S. government agencies, which may impair our ability to conduct our business.

We derive significant revenue from U.S. government contracts awarded through a competitive bidding process which is an inherently unpredictable process.

We obtain most of our U.S. government contracts through a competitive bidding process that subjects us to risks associated with:

•	the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and/or cost overruns;

•	the substantial time and effort, including design, development and promotional activities, required to prepare bids and proposals for contracts that may not be awarded to us; and

•	the design complexity and rapid rate of technological advancement of most of our research offerings.

Upon expiration, U.S. government contracts may be subject to a competitive re-bidding process. We may not be successful in winning contract awards or renewals in the future. Our failure to win contract awards, or to renew or replace existing contracts when they expire, would negatively impact our business, financial condition, results of operations and our ability to meet our financial obligations.

Our failure to obtain and maintain necessary security clearances may limit our ability to carry out confidential work for U.S. government customers, which could cause our revenue to decline.

As of September 30, 2006, we had approximately 278 DoD contracts that require us to maintain facility security clearances at our 32 sites, and approximately 2,700 of our employees held security clearances to enable performance on these U.S. government contracts. Each cleared facility has a Facility Security Officer and Key Management Personnel whom the DoD — Defense Security Service requires to be cleared to the level of the facility security clearance. In addition to these clearances, individual employees are selected to be cleared, based on the task requirement of the specific classified contract, for their technical, administrative or management expertise. Once the security clearance is granted, the employee is allowed access to the classified information on the contract based on the clearance and “need to know” for the information within the contract. Protection of classified information with regard to a classified U.S. government contract is paramount. Loss of a facility clearance or an employee’s inability to obtain and/or maintain a security clearance could result in a U.S. government customer terminating an existing contract or choosing not to renew a contract upon its expiration. If we cannot maintain or obtain the required security clearances for our facilities or our employees, or if these clearances are not obtained in a timely manner, we may be unable to perform on U.S. government contracts. Lack of required clearances could also impede our ability to bid on or win new U.S. government contracts, which may result in the termination of current research activities. Termination of current research activities may damage our reputation and our revenue would likely decline, which would adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for each of the periods indicated. Earnings included in the calculation of this ratio consists of pre-tax earnings from operations, adjusted for fixed charges. Fixed charges included in the calculation of this ratio consist of cash interest paid and amortization of capitalized expenses related to indebtedness.

						Three Months
						Ended
	Years Ended September 30,					December 31,
Actual Data	2002	2003	2004	2005	2006	2006

Ratio of earnings to fixed charges	(1)	(2)	(2)	(2)	(2)	(2)

(1)	For fiscal year 2002 the ratio of earnings to fixed charges was not applicable as there were no fixed charges.

(2)	Earnings for fiscal years 2003 to 2006 and the three months ended December 31, 2006 were inadequate to cover fixed charges in those periods by $8.5 million, $4.7 million, $26.9 million, $9.1 million, and $3.4 million, respectively.

CAPITALIZATION

The following tables set forth our capitalization as of September 30, 2006 and December 31, 2006 on an actual basis and as adjusted to give effect to the issuance of the outstanding notes, and the application of the net proceeds therefrom, as if they had occurred on September 30 and December 31, 2006, respectively.

You should read this table in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus, as well as the information set forth under the captions “Unaudited Pro Forma Condensed Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness.”

	September 30, 2006
	Actual	As Adjusted
	(In thousands)

Debt:
Term B Senior Secured Revolving Credit Facility	$12,300	$—
Term B Senior Secured Term Loan	259,015	199,082
Senior unsecured bridge loan	170,000	—
New 10 1/4% senior unsecured notes due 2015	—	250,000

Total senior debt	441,315	449,082
Junior subordinated note	50,820	50,820
Redeemable subordinated warrants	35,234	35,234

Total subordinated debt	86,054	86,054

Total debt	527,369	535,136

Stockholders’ deficit
Common stock, $0.01 par value, 8,000,000 shares authorized, 5,210,126 shares issued and outstanding	52	52
Additional paid-in capital	91,829	91,829
Accumulated deficit	(99,171)	(107,148)

Total shareholder’s deficit	(7,290)	(15,267)

Total capitalization	$520,079	$519,869

	December 31, 2006
	Actual	As Adjusted
	(In thousands)

Debt:
Term B Senior Secured Revolving Credit Facility	$32,550	$—
Term B Senior Secured Term Loan	258,360	218,877
Senior unsecured bridge loan	170,000	—
New 10 1/4% senior unsecured notes due 2015	—	250,000

Total senior debt	460,910	468,877
Junior subordinated note	51,645	51,645
Redeemable subordinated warrants	37,258	37,258

Total subordinated debt	88,903	88,903

Total debt	549,813	557,780

Stockholders’ deficit
Common stock, $0.01 par value, 8,000,000 shares authorized, 5,207,883 shares issued and outstanding	52	52
Additional paid-in capital	91,737	91,737
Accumulated deficit	(113,283)	(115,367)

Total shareholder’s deficit	(21,494)	(23,578)

Total capitalization	$528,319	$534,202

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed financial information is based on our historical financial statements, adjusted to give effect to the issuance of the outstanding notes and the following acquisitions, in each case as if they each occurred on October 1, 2005, the first day of our 2006 fiscal year:

Acquisition	Acquisition Date

• BMH Associates, Inc.	— February 10, 2006
• Washington Consulting, Inc.	— February 24, 2006
• Micro Analysis and Design, Inc.	— May 19, 2006
• Certain assets of Anteon	— June 30, 2006

The method of combining historical financial statements for the preparation of the pro forma condensed consolidated financial data is for presentation only. Actual statements of our operations will reflect the operating results of the above noted acquisitions from the closing date of each acquisition with no retroactive restatements. The unaudited pro forma condensed consolidated financial data has been prepared by management and is provided for illustrative purposes only and does not purport to be indicative of the financial condition or results of operations that would have been reported had the issuance of the outstanding notes and the acquisitions occurred on the dates indicated, nor does it represent a forecast of the consolidated financial position or results of operations for any future period. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the historical financial statements, together with the respective notes thereto, included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the twelve months ended September 30, 2006

		Anteon and					Pro Forma
		Other			Adjustment		for the
	Historical	Acquisitions	Acquisition		for the		Acquisitions
	Alion	(a)	Adjustments		Offering		and Offering
	(In thousands)

Statement of Income:
Contract revenue	$508,628	$218,223	$—		$—		$726,851
Direct contract expense	381,467	170,314	—		—		551,781

Gross profit	127,161	47,909	—		—		175,070
Operating expenses	129,466	37,400	(5,825	)(b)	—		168,541
			7,500	(c)

Operating income (loss)	(2,305)	10,509	(1,675)		—		6,529
Interest income (expense)	(29,691)		(17,433	)(d)	(2,393	)(e)	(49,517)
Other income (expense)	907	(789)	—		—		118

Loss before income taxes	(31,089)	9,720	(19,108)		(2,393)		(42,870)
Income tax benefit (expense)	(26)	—	—		—		(26)

Net income (loss)	$(31,115)	$9,720	$(19,108)		$(2,393)		$(42,896)

At December 31,
2006

Balance Sheet Data:
Cash and cash equivalents	$340
Working capital	66,622
Total assets	672,486

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
(dollars in thousands)

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Operations:

(a)	To reflect the historical results of operations of the following acquisitions:

• BMH Associates, Inc.	— February 10, 2006
• Washington Consulting, Inc.	— February 24, 2006
• Micro Analysis and Design, Inc.	— May 19, 2006
• Certain assets of Anteon	— June 30, 2006

The historical results of the acquisitions are broken out as follows:

	Other	Anteon
	Acquisitions	Acquisition
	(In thousands)

Statement of Income:
Contract revenue	$26,861	$191,362
Direct contract expense	16,389	153,925

Gross profit	10,472	37,437
Operating expenses	13,830	23,570
Operating income (loss)	(3,358)	13,867
Interest income (expense)	—	—
Other income (expense)	(789)	—

Loss before income taxes	(4,147)	13,867
Income tax benefit (expense)	—	—

Net income (loss)	$(4,147)	$13,867

(b)	Pro forma adjustment to reflect pre-acquisition costs paid by Washington Consulting, Inc., which include non-qualified deferred compensation costs, incentive compensation costs based on change in control, and transaction costs.

(c)	Pro forma adjustment to reflect the amortization of intangibles associated with the contracts acquired from Anteon.

(d)	Pro forma adjustment to reflect incremental interest expense associated with the Term B Senior Credit Facility and the Bridge Loan. The weighted average interest rate for the twelve month periods ended September 30, 2006 was 9.2%.

(e)	Reflects the following adjustments to interest expense as a result of the issuance of the outstanding notes and the redemption of the existing Bridge Loan and the pay down of a portion of the senior term loans under the Term B Senior Credit Facility:

Twelve Months
Ended
September 30,
2006
(In thousands)

Interest on the new 10 1/4% senior unsecured notes due 2015	$25,625
Elimination of historical cash interest expense on existing Bridge Loan	(18,632)
Reduction in historical cash interest expense on Term B Senior Credit Facility	(5,815)

Cash interest expense adjustment	$1,178
Amortization of deferred fees and expenses for the outstanding notes	1,215

Total interest expense adjustments	$2,393

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data (other than funded contract backlog, unfunded contract backlog, and number of employees) as of and for the years ended September 30, 2002 through 2005 have been derived from our consolidated financial statements audited by KPMG LLP, independent registered public accounting firm. The consolidated operating data for the fiscal year ended September 30, 2002 and 2003 and the consolidated balance sheet data as of September 30, 2002 and 2003 are derived from the consolidated financial statements of Selected Operations of IITRI. The historical consolidated financial information of Selected Operations of IITRI has been carved out from the consolidated financial statements of IITRI using the historical results of operations and bases of assets and liabilities of the portion of IITRI’s business that was sold and gives effect to allocations of expenses from IITRI. The consolidated operating data and the consolidated balance sheet data for the Selected Operations of IITRI are derived from the consolidated financial statements of IITRI not included in this prospectus. The consolidated financial statements as of September 30, 2005 and for the years ended September 30, 2004 and 2005 are included elsewhere in this prospectus. The unaudited consolidated financial statements as of and for the three months ended December 31, 2005 are included elsewhere in this prospectus.

The following selected consolidated financial data (other than funded contract backlog, unfunded contract backlog, and number of employees) as of and for the year ended September 30, 2006 have been derived from our consolidated financial statements audited by Deloitte & Touche LLP, independent registered public accounting firm, and which are included elsewhere in this prospectus. The unaudited consolidated financial statements as of and for the three months ended December 31, 2006 are included elsewhere in this prospectus.

These results are not necessarily indicative of the results that may be expected for any future period and are not comparable to the prior period as a result of business acquisitions consummated in 2004, 2005 and 2006. All of the acquisitions have been accounted for using the purchase method of accounting, and accordingly the purchase price for each acquisition was allocated to identifiable assets acquired and liabilities assumed based upon their estimated values. Results of operations of these acquired businesses are included in our consolidated financial statements for the periods subsequent to the respective dates of acquisition. You should read the following information in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our historical consolidated financial statements, together with the notes thereto, included elsewhere in this prospectus.

Selected Consolidated Financial Data of Alion Science and Technology Corporation

						Three Months Ended
	Years Ended September 30,					December 31,
	2002(1)	2003(2)	2004(3)	2005(4)	2006(5)	2005	2006
	(In thousands, except for per share data)

Consolidated Operating Data:
Contract revenue	$201,738	$165,917	$269,940	$369,231	$508,628	$101,289	$181,139
Direct contract expenses	147,377	120,559	196,388	267,241	381,467	76,305	140,101
Operating expenses(6)	48,488	46,273	73,703	104,081	129,466	27,812	40,995

Operating income (loss)	5,873	(915)	(151)	(2,091)	(2,305)	(2,828)	43
Interest expense(7)	(563)	(11,724)	(16,835)	(38,696)	(29,691)	(5,445)	(14,358)
Other income (expense)(8)	(23)	23	1,892	615	907	512	190
Income tax (expense) benefit(9)	(589)	—	(17)	(66)	(26)	(19)	13

Net income (loss)	$4,698	$(12,616)	$(15,111)	$(40,238)	$(31,115)	$(7,780)	$(14,112)

Basic and diluted loss per share	$—	$(6.05)	$(4.91)	$(9.50)	$(6.19)	$(1.52)	$(2.71)
Basic and diluted weighted-average common shares outstanding	—	2,085,274	3,074,709	4,235,947	5,029,670	5,123,744	5,209,858

Consolidated Balance Sheet Data at End of Period:
Net accounts receivable	$49,051	$42,775	$68,949	$80,898	$150,412	$92,736	$183,092
Total assets	71,096	144,754	188,461	334,249	650,969	112,892	672,486
Current portion of long-term debt	3,330	5,000	468	1,404	2,816	1,406	3,430
Long-term debt, excluding current portion	1,654	74,719	99,631	180,833	463,743	181,691	463,705
Redeemable common stock warrants	—	14,762	20,777	44,590	35,234	46,390	37,258
Long-term deferred gain on sale of building to Illinois Institute of Technology, excluding current portion	3,523	—	—	—	—	—	—

Other Data:
Depreciation and amortization	$3,447	$9,553	$13,447	$17,771	$16,566	$4,790	$5,655
Capital expenditures	3,643	1,329	3,678	2,233	5,227	1,605	1,533
Cash flows provided by (used in):
Operating activities	$14,713	$14,264	$5,675	$35,140	$(15,678)	$(14,655)	$(25,226)
Investing activities	(4,466)	(61,428)	(23,625)	(78,017)	(284,423)	(1,605)	(8,093)
Financing activities	(9,851)	47,652	22,173	75,938	265,078	(6,259)	30,904
Funded contract backlog(10)	72,000	107,000	161,000	193,000	386,000	179,000	333,000
Unfunded contract backlog(11)	1,431,000	1,435,000	1,793,000	2,581,000	3,861,000	2,644,000	4,269,000
Number of employees	1,622	1,604	1,880	2,508	3,575	2,472	3,439

(1)	Represents consolidated operating and balance sheet data of the Selected Operations of IITRI which was acquired by us on December 20, 2002.

(2)	For fiscal year 2003 (October 1, 2002 to September 30, 2003), the operations data presented reflects approximately nine months of our operations since the IITRI Acquisition occurred on December 20, 2002, which was at the end of IITRI’s first quarter of operations for fiscal 2003. During the period October 1, 2002 to December 20, 2002, Alion was organizationally a business shell, operationally inactive until the Transaction occurred.

(3)	During fiscal year 2004, we completed two acquisitions as described below. Operating results for these businesses are included in our consolidated totals from the respective dates of acquisitions. On October 31, 2003, we acquired 100% of the outstanding stock of Innovative Technology Solutions

Corporation (ITSC), for $4.0 million. The transaction is subject to an earn-out provision not-to-exceed $1.5 million. ITSC is a New Mexico corporation with approximately 53 employees, the majority of whom are located in New Mexico. As of September 30, 2006, we have recorded approximately $5.0 million of goodwill relating to this acquisition.

On February 13, 2004, we acquired 100% of the outstanding stock of Identix Public Sector, Inc. (IPS, now known as Alion — IPS Corporation) for $8.0 million in cash. IPS, formerly ANADAC, was a wholly-owned subsidiary of Identix Incorporated. Following the closing, we paid Identix approximately $4.3 million for intercompany payables. As of September 30, 2006, we have recorded approximately $6.1 million of goodwill relating to this acquisition.

(4)	During fiscal year 2005, we completed four acquisitions and made one strategic investment as described below. The results of operations for the companies acquired are included in our operations from the dates of the acquisitions. On October 28, 2004, we purchased substantially all of the assets of Countermeasures for approximately $2.4 million. Countermeasures had two employees and was located in Hollywood, Maryland. As of September 30, 2006, we have recorded approximately $1.4 million in goodwill relating to this acquisition.

On February 11, 2005, we acquired 100% of the outstanding stock of METI, an environmental and life sciences research and development company for approximately $7.0 million in cash. METI had approximately 110 employees and was headquartered in Research Triangle Park, North Carolina. As of September 30, 2006, we have recorded $5.6 million in goodwill related to this acquisition.

On February 25, 2005, we acquired 100% of the outstanding stock of CATI, a flight training software and simulator development company, for approximately $7.3 million in cash. CATI had approximately 55 employees and was headquartered in Seaside, California. The transaction is subject to an earn-out provision not-to-exceed a cumulative amount of $8.3 million based on attaining certain cumulative revenue goals for fiscal years 2005, 2006, and 2007, and a second earn-out provision not-to-exceed $1.5 million for attaining certain revenue goals in the commercial aviation industry. As of September 30, 2006, we have recorded approximately $13.9 million in goodwill related to this acquisition.

On April 1, 2005, we acquired 100% of the issued and outstanding stock of JJMA. We paid the equity holders of JJMA approximately $52.9 million, issued 1,347,197 shares of Alion common stock to the JJMA Trust valued at approximately $37.3 million, and agreed to make $8.3 million in future payments. Including acquisition costs of $1.3 million, the aggregate purchase price was $99.8 million. As of September 30, 2006, we have recorded approximately $57.8 million in goodwill related to the JJMA acquisition.

On March 22, 2005, we acquired approximately 12.5 percent of the class A ordinary shares in VectorCommand Ltd. for $1.5 million, which investment is accounted for at cost.

(5)	During fiscal year 2006, we completed four acquisitions as described below. The results of operations for the companies acquired are included in our operations from the dates of the acquisitions. On February 10, 2006, we purchased 100% of the outstanding stock of BMH, a provider of advanced software, systems engineering and distributed interactive simulations for military training and experimentation, for approximately $20.0 million (less a $1.5 million hold back) plus additional contingent earn-out obligations over a two year period which can not exceed $6.0 million. As of September 30, 2006, we have recorded approximately $16.2 million in goodwill relating to this acquisition.

On February 24, 2006, we acquired 100% of the issued and outstanding stock of WCI, a provider of enterprise IT and management consulting solutions and services to commercial and government customers, for $18.0 million (less a $1.5 million hold back) plus additional contingent earn-out obligations over a two year period which can not exceed $2.5 million. As of September 30, 2006, we have recorded approximately $17.4 million in goodwill relating to this acquisition.

On May 19, 2006, we acquired 100% of the issued and outstanding stock of MA&D, a provider of human factors engineering, modeling and simulation and software development for approximately $16.9 million (less a $2.0 million hold back) plus additional contingent earn-out obligations over a two year period which can not exceed approximately $4.1 million. As of September 30, 2006, we have recorded approximately $15.7 million in goodwill relating to this acquisition.

On June 30, 2006, we acquired from Anteon a group of assets consisting primarily of customer contracts for approximately $221.4 million. As of September 30, 2006, we have recorded approximately $50.0 million for purchased contracts and approximately $174.0 million in goodwill relating to this acquisition.

(6)	Operating expenses include (i) transaction expenses of approximately $6.7 million and $6.4 million for fiscal years ended September 30, 2003 and 2002, respectively, and (ii) conversion and roll-out expenses of approximately $1.5 million for the fiscal year ended September 30, 2003.

(7)	For the years ended September 30, 2006, 2005 and 2004, interest expense was associated with the debt financing (which includes the related change in warrant valuation associated with the change in the share price of Alion stock) resulting from the IITRI Acquisition and the acquisitions which were completed in fiscal years 2006 and 2005, as described above.

(8)	Other income (expense) for the year ended September 30, 2004 includes a gain of approximately $2.1 million on the sale of our minority interest in Matrics Incorporated.

(9)	Income tax (expense) benefit primarily relates to non-recognition of S Corporation status for certain U.S. states.

(10)	Funded backlog represents the total amount of contracts that have been awarded and whose funding has been authorized minus the amount of revenue booked under the contracts from their inception to date.

(11)	Unfunded backlog refers to the estimated total value of contracts which have been awarded but whose funding has not yet been authorized for expenditure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial conditions and results of operations together with the “Capitalization”, “Unaudited Pro Forma Condensed Financial Information”, “Selected Consolidated Financial Data”, “Business” and our consolidated financial statements, together with the notes thereto, included elsewhere in this prospectus. The discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. See “Forward-Looking Statements.”

The discussion and analysis that follows addresses only continuing operations and is organized to:

•	provide an overview of the business;

•	explain year-over-year trends in the results of operations;

•	describe our liquidity and capital resources;

•	explain critical accounting policies;

•	explain other obligations; and

•	disclose market and other risks.

Overview

With a 70-year legacy, we are a highly-experienced technology solutions company delivering scientific, research and development, and technology expertise and operational support to U.S. government agencies, primarily the DoD, and commercial customers. Based in McLean, Virginia, we design, develop, integrate, deliver and maintain, and upgrade technology solutions, products and tools for national defense, homeland security and other government programs. We deliver solutions in the following seven core business areas:

•	defense operations;

•	wireless communications;

•	industrial technology solutions;

•	naval architecture and marine engineering;

•	modeling and simulation;

•	chemical, biological, nuclear and environmental sciences; and

•	information technology.

We are an S corporation entirely owned by our non-leveraged ESOP, and as such are not subject to U.S. federal income tax or state income tax in many U.S. states.

Our sophisticated technology solutions in all of our core business areas are supported by our skilled employee base, which includes engineers, scientists and former military personnel. Approximately 72% of our employees have security clearances, with approximately 22% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD information systems and networks. To enhance our technology solutions, we have approximately 120,000 square feet of laboratory facilities, which we use to conduct customer-funded research and development activities, and internally-funded research and development activities, to a lesser degree.

Comparison of Results of Operations

During the fiscal year ended September 30, 2006, we completed the acquisitions of BMH and WCI in February 2006, MA&D in May 2006 and the Anteon Contracts in June 2006 and during the fiscal year ended September 30, 2005, we completed the acquisitions of METI and CATI in February 2005, and JJMA in April 2005. For the fiscal year ended September 30, 2006, our operating results include the operating results for the acquisitions of METI, CATI and JJMA for the entire fiscal year; however, they include operating results for only 33 weeks of BMH, 31 weeks of WCI and 19 weeks of MA&D, and 13 weeks of operating results generated in support of the contracts acquired from Anteon. Operating results for the fiscal year ended September 30, 2005, do not include operating results for the BMH, WCI, MA&D and Anteon Asset Acquisition acquisitions. For the fiscal year ended September 30, 2005, the operating results include only approximately 28 weeks of operating results for the METI and CATI acquisitions and only 24 weeks of operating results for the JJMA acquisition. Significant differences in our results of operations for the periods presented arise from the effects of these acquisitions.

Three Months Ended December 31, 2006 Compared to Three Months Ended December 31, 2005

For purposes of comparability, the selected financial information provided in the table below reflects the relative financial impact of the BMH, WCI and MA&D acquisitions and for the work performed in support of the contracts acquired from Anteon, which we refer to as our “acquired operations,” as they relate to our financial performance for the three months ended December 31, 2006, compared to the financial performance for three months ended December 31, 2005. All of our operations, other than those acquired through the above-noted acquisitions are referred to as “non-acquired operations.”

	Three Months
	Ended						Three Months Ended
	December 31, 2006						December 31, 2005
					Consolidated
	Consolidated				Operations Less		Consolidated
	Operations of		Acquired		Acquired		Operations of
Financial Information	Alion		Operations*		Operations		Alion
	(Dollars in millions)						(Dollars in millions)
		%		%		%		%
		Revenue		Revenue		Revenue		Revenue

Total Revenue	$181.1		$79.5		$101.6		$101.3
Material and subcontract revenue	78.5	43.3%	38.4	48.3%	40.1	39.5%	32.8	32.4%
Total direct contract expenses	140.1	77.4%	62.7	78.9%	77.4	76.2%	76.3	75.3%
Major components of direct contract expenses
Direct labor expense	61.2	33.8%	24.1	30.3%	37.1	36.5%	41.4	40.9%
Other direct labor expense (ODC)	4.9	2.7%	1.3	1.6%	3.6	3.5%	2.6	2.6%
Material and subcontract (M&S) expense	74.0	40.9%	37.3	46.9%	36.7	36.1%	32.3	31.9%
Gross profit	41.0	22.6%	16.8	21.1%	24.2	23.8%	25.0	24.7%
Total operating expense	41.0	22.6%	15.2	19.1%	25.7	25.3%	27.8	27.4%
Major components of operating expense
Indirect personnel and facilities	17.7	9.8%	7.8	9.8%	9.9	9.7%	10.3	10.2%
General and administrative	13.0	7.2%	4.5	5.7%	8.5	8.4%	9.6	9.5%
Stock-based compensation (included in G&A expense)	3.6	2.0%	—	—	3.6	3.5%	2.8	2.8%
Depreciation and amortization	5.6	3.1%	2.9	3.6%	2.7	2.7%	4.8	4.7%
Income (loss) from operations	$0.0	0.1%	$1.6	2.0%	$(1.5)	(1.5)%	$(2.8)	(2.8)%

*	For the three months ended December 31, 2006, the operations of acquired entities and the operating results generated in support of the acquired Anteon Contracts have been fully integrated within us on a consolidated basis. The selected financial information provided in the table represent actual results for the acquired and non-acquired operations rounded to the nearest one hundred thousand dollars.

Revenues.  Revenues for the three months ended December 31, 2006 increased $79.8 million, or 78.8%, over the three months ended December 31, 2005. This increase is attributable to the following:

• Increase in revenue generated by the activities of the acquired operations	$79.5 million
• Increase in revenue generated by the activities of the non-acquired operations	$0.3 million

Total:	$79.8 million

As a component of revenue, material and subcontract (M&S) revenue for the three months ended December 31, 2006 increased approximately $45.7 million, or 139.3%, over the three months ended December 31, 2005. The acquired operations generated approximately $38.4 million of the increase. M&S revenue increased to 43.3% of total revenue from 32.4% of total revenue for the three months ended December 31, 2006 and 2005, respectively. This increase was due primarily to the increase in content of M&S revenue to total revenue from acquired operations, primarily related to WCI and for work provided in support of the Anteon Contracts.

Direct Contract Expenses.  Direct contract expenses for the three months ended December 31, 2006 increased $63.8 million, or 83.6%, over the three months ended December 31, 2005. Approximately $62.7 million and $1.1 million in increased expenses were from acquired operations and non-acquired operations, respectively. Direct contract expenses were 77.4% and 75.3% of total revenue for the three months ended December 31, 2006 and 2005, respectively.

•	Direct labor expense for the three months ended December 31, 2006 increased $19.8 million, or 47.8%, over the three months ended December 31, 2005. Direct labor expense declined to 33.8% from 40.9% of total revenue for the three months ended December 31, 2006 and 2005, respectively. This decrease was due to the decrease in content of direct labor expense from acquired operations primarily related to WCI and for work provided in support of the Anteon Contracts.

•	M&S expense for the three months ended December 31, 2006 increased $41.7 million, or 129.1%, over the three months ended December 31, 2005. M&S expense increased to 40.9% from 31.9% of total revenue for the three months ended December 31, 2006 and 2005, respectively. The percent increase in M&S expense was due to the increase in content of M&S expense to total direct contract expense of the acquired operations, primarily related to WCI and for work provided in support of the Anteon Contracts. M&S expense was approximately 94.3% and 98.5% of M&S revenue for the three months ended December 31, 2006 and 2005, respectively.

M&S expense has been increasing relative to direct labor, as a result of contracts obtained in connection with our acquired operations as well as higher levels of M&S related work on contracts in the non-acquired operations. This increased level of M&S expense is expected to continue for at least the next two fiscal years or until backlog on these contracts is expended.

Gross Profit.  Gross profit was $41.0 million and $25.0 million for the three months ended December 31, 2006 and December 31, 2005, respectively. Gross profit was 22.6% and 24.7% of total revenue for the three months ended December 31, 2006 and 2005, respectively. Gross profit margins decreased due to the relative increase in M&S contract work. M&S contract work typically generates lower profit margins than contract direct labor work.

Operating Expenses.  Operating expenses for the three months ended December 31, 2006 increased $13.2 million, or 47.4%, over the three months ended December 31, 2005. Operating expenses were 22.6% and 27.4% of total revenue for the three months ended December 31, 2006 and 2005, respectively. The changes in major components of operating expenses were:

•	Operating expenses for indirect personnel and rental and occupancy expenses for the three months ended December 31, 2006 increased approximately $7.4 million, or 72.0%, from the three months ended December 31, 2005. Operating expenses for indirect personnel and facilities declined to 9.8% from 10.2% of total revenue for the three months ended December 31, 2006 and 2005, respectively.

•	General and administrative (G&A) expense for the three months ended December 31, 2006 increased approximately $3.4 million, or 35.4%, over the three months ended December 31, 2005. G&A expenses were 7.2% and 9.5% of revenue for the three months ended December 31, 2006 and 2005, respectively. Approximately $1.2 million of the $3.4 million increase is due to increased fringe benefit expenses and approximately $1.0 million was due to third-party legal and accounting fees associated with financing expense and approximately $0.3 million for third party legal expense for contract protests. These additional expenses represent approximately 1.4% of total revenue. The remaining $0.9 million increase in G&A expense is associated with infrastructure costs to accommodate recent acquisitions.

•	Stock-based compensation expense (included in G&A expense) relates to the SAR and phantom stock plans. This expense for the three months ended December 31, 2006 increased approximately $0.8 million, or 28.6%, from the three months ended December 31, 2005. The increase in stock-based compensation expense results from the relative change in price of a share in Alion common stock and, to a lesser extent, the increase in the awards granted.

•	Depreciation and amortization expense for the three months ended December 31, 2006 increased approximately $0.8 million, or 16.7%, from the three months ended December 31, 2005. Depreciation expense primarily arises from fixed assets while amortization expense results primarily from purchase contracts. Depreciation and amortization expense was 3.1% and 4.7% of revenue for the three months ended December 31, 2006 and 2005, respectively.

Income (loss) from Operations.  There was operating income of $43,000 for the three months ended December 31, 2006, compared to an operating loss of $2.8 million for the three months ended December 31, 2005. Operating loss decreased because of the factors discussed above.

Other Income (Expense).  Other income (expense) for the three months ended December 31, 2006 increased approximately $9.2 million, or 187.2%, over the three months ended December 31, 2005. Interest expense for the three months ended December 31, 2006 increased approximately $9.0 million, or 163.7%, from the three months ended December 31, 2005, which was attributable to the following:

	Three Months Ended
	December 31,
	2006	2005
	(In millions)

Revolving facility	$0.7	$—
Senior term loan	5.7	2.6
Bridge loan	4.6	—
Subordinated Note	1.0	1.0
Accretion of warrants(a)	2.0	1.8
Other	0.4	—

Total	$14.4	$5.4

(a)	Reflects change in value assigned to the detachable warrants associated with mezzanine and subordinated notes based on the change in the value of our common stock and the number of warrants outstanding.

Income Tax (Expense) Benefit.  We have filed qualified subchapter S elections for all of our wholly-owned subsidiaries to treat them as disregarded entities for federal income tax purposes. Some states do not recognize the effect of these elections or our S corporation status. For our Canadian subsidiary, Alion Science and Technology (Canada) Corporation, we accrue a tax liability, as required. We recorded $13,000 income tax benefit and $19,000 income tax expense for the three months ended December 31, 2006 and 2005, respectively.

Net Loss.  The net loss for the three months ended December 31, 2006 increased approximately $6.3 million, or 81.4%, from the three months ended December 31, 2005, because of the factors discussed above.

Year ended September 30, 2006 Compared to Year ended September 30, 2005

For purposes of comparability, the table below reflects the relative financial impact of the BMH, WCI, MA&D, Anteon Asset Acquisition, METI, CATI and JJMA acquisitions, which we refer to as our “acquired operations,” as they relate to our financial performance for the fiscal year ended September 30, 2006 compared to the financial performance for the fiscal year ended September 30, 2005. Significant differences in the results of our operations for the fiscal years September 30, 2006 and 2005, arise from the effects of these acquisitions. The following discussion and analysis include references to selected financial information in the table below in conjunction with our condensed consolidated financial statements provided elsewhere in this prospectus.

	Year Ended September 30, 2006			Year Ended September 30, 2005
			Consolidated			Consolidated
			Operations of			Operations of
	Consolidated		Alion Less	Consolidated		Alion Less
	Operations	Acquired	the Acquired	Operations	Acquired	the Acquired
Financial Information	of Alion	Operations*	Operations	of Alion	Operations	Operations
	(In millions)

Total revenue	$508.6	$222.2	$286.4	$369.2	$65.3	$303.9
Material and subcontract revenue	172.2	83.1	89.1	102.7	16.9	85.8
Total direct contract expenses	381.5	166.5	214.9	267.2	46.1	221.1
Major components of direct contract expense:
Direct labor cost	202.6	83.6	119.0	152.5	26.6	125.9
Other direct cost (ODC)	16.5	3.9	12.6	13.7	2.9	10.8
Material and subcontract (M&S) cost	162.3	79.0	83.3	101.0	16.6	84.4
Gross profit	127.2	55.7	71.5	102.0	19.2	82.8
Total operating expense	129.5	53.1	76.4	104.1	13.1	91.0
Major components of operating expense:
Indirect personnel and facilities	52.1	24.7	27.4	41.6	6.9	34.7
Other general and administrative	47.4	20.6	26.8	33.0	2.9	30.1
Depreciation and amortization	16.6	7.8	8.8	17.8	3.2	14.6
Stock-based compensation	10.7	—	10.7	10.6	0.0	10.6
Operating (loss) income	$(2.3)	$2.6	$(4.9)	$(2.1)	$6.1	$(8.2)

*	For the year ended September 30, 2006, the operations of the acquired entities and the operating results generated in support of the Anteon Contracts have been fully integrated within us on a consolidated basis.

Contract Revenues.  Revenues increased $139.4 million to $508.6 million for fiscal year ended September 30, 2006, or 37.8%, from $369.2 million for the fiscal year ended September 30, 2005. The acquired operations generated approximately $156.9 million of the approximate $139.4 million in increased revenue. The non-acquired operations generated a net decrease in revenue of $17.5 million. The $17.5 million net decrease in revenue generated by the non-acquired operations was attributable to the following: 1) a decrease of approximately $12.3 million in naval architecture and ship design work due to delays in receipt of new tasking related to new and existing U.S. Navy ship programs, 2) our unsuccessful bid for the follow-on support contract to the U.S. Navy for Guam Ordnance Services accounted for a decrease of approximately $7.0 million, 3) a reduced level of funding under the Department of Defense Modeling and Simulation Information Analysis Contract (MSIAC) accounted for a revenue reduction of approximately $6.0 million, 4) a reduction of approximately $2.9 million as a result of the completion of our analysis work coincident with the completion of the initial phase of the U.S. Government’s most recent Base Realignment and Closure (BRAC) process and 5) a reduction of approximately $2.1 million in support of Defense Spectrum Office. On the balance of our contracts, revenue generated by the non-acquired contracts increased approximately $12.8 million.

As a component of revenue, M&S revenue increased approximately $69.5 million to $172.2 million for the year ended September 30, 2006, or 67.7%, from $102.7 million for the year ended September 30, 2005. The acquired operations generated approximately $66.2 million of the $69.5 million M&S revenue increase. The non-acquired operations generated approximately $3.3 million of the M&S revenue increase. As a percentage of revenue, M&S revenue increased approximately 6.1% to 33.9% for the year ended September 30, 2006, from 27.8% for the year ended September 30, 2005. The percentage increase in M&S revenue was partially due to 1) the increase in content of M&S revenue to total revenue generated by the acquired operations, and 2) a result of the decrease in total contract revenue generated by the non-acquired operations (related to the issues described above).

Direct Contract Expenses.  Direct contract expenses increased approximately $114.3 million to $381.5 million, or 42.8%, for the fiscal year ended September 30, 2006, from $267.2 million for the fiscal year ended September 30, 2005. Acquired operations generated an increase of approximately $120.4 million direct contract expenses and the non-acquired operations generated a decrease of approximately $6.2 million attributable to the decrease in contract revenue generated by the non-acquired operations described above. Direct contract expenses were 75.0% of revenue for the fiscal year ended September 30, 2006, as compared to 72.4% for the fiscal year ended September 30, 2005. The changes in specific components of direct contract expenses are:

•	Direct labor expense for the fiscal year ended September 30, 2006 increased by $50.1 million, or 32.9%, to $202.6 million from $152.5 million for the fiscal year ended September 30, 2005. Direct labor expense decreased to 39.9% of revenue for the fiscal year ended September 30, 2006, from 41.3% of revenue in the fiscal year ended September 30, 2005, due to a shift from direct labor to M&S expense. The percentage decrease in direct labor expense is primarily due to the lower content of direct labor expense to total direct contract expense of the acquired operations. The content of direct labor expense generated by the JSC and Guam Ordnance Services contracts was higher in the fiscal year ended September 30, 2006 than in the fiscal year ended September 30, 2005.

•	M&S expense increased approximately $61.3 million, or 60.7%, to $162.3 million for the fiscal year ended September 30, 2006, compared to $101.0 million for the fiscal year ended September 30, 2005. M&S expense was 31.9% and 27.4% of revenue for the fiscal years ended September 30, 2006 and 2005, respectively. The percentage increase in M&S expense was primarily due to the higher content of M&S expense to total direct contract expense of the acquired operations. M&S expense, as a percentage of M&S revenue, was approximately 94.3% and 98.3% for the fiscal years ended September 30, 2006 and 2005, respectively, primarily as a result of increased profit margins on M&S work by acquired operations.

Gross Profit.  Gross profit increased $25.2 million, or 24.7%, to $127.2 million for the fiscal year ended September 30, 2006, from $102.0 million for the fiscal year ended September 30, 2005. Gross profit was 25.0% and 27.6% of revenue for the fiscal years ended September 30, 2006 and 2005, respectively. Our M&S work has been increasing relative to direct labor, as a result of contracts obtained in connection with our acquired operations as well as higher levels of M&S related work on contracts in the non-acquired operations. This trend is expected to continue for at least the next two fiscal years or until backlog on these contracts is expended. M&S effort typically generates lower profit margins than contract direct labor work.

Operating Expenses.  Operating expenses increased $25.4 million, or 24.3% to $129.5 million for the fiscal year ended September 30, 2006, from $104.1 million for the fiscal year ended September 30, 2005. Acquired operations generated $40.0 million of increased operating expenses while non-acquired operations generated a decrease in operating expenses of approximately $14.6 million. Operating expense was 25.5% and 28.2% of revenue for the fiscal years ended September 30, 2006 and 2005, respectively. The changes in some of the specific components of operating expenses were:

•	Operating expenses for indirect personnel and rental and occupancy expenses increased approximately $10.5 million, or 25.2%, to $52.1 million for the fiscal year ended September 30, 2006, from $41.6 million for the fiscal year ended September 30, 2005. The increase is partially attributable to expense associated with integrating the BMH and WCI acquisitions in the second quarter of fiscal year 2006, the MA&D acquisition in the third quarter of fiscal year 2006 and the Anteon Asset Acquisition in the fourth quarter of fiscal year 2006. Additionally, due to the delays in approving the 2006 U.S. federal budget, contract funding was delayed, which results in increased indirect labor expense required in order to sustain our engineers and technical labor base. Operating expenses for indirect personnel and facilities were 10.2% and 11.3% of revenue for the fiscal years ended September 30, 2006 and 2005, respectively.

•	Stock-based compensation and deferred compensation relate primarily to the expense associated with the stock appreciation rights and phantom stock plans, included in G&A expense. Stock-based compensation was approximately 2.1% and 2.9% of revenue for the fiscal years ended September 30, 2006 and 2005, respectively. Stock-based compensation and deferred compensation relate primarily to the expense associated with the stock appreciation rights and phantom stock plans. This expense increased approximately $0.1 million, or 1.0%, to $10.7 million for the fiscal year ended September 30, 2006, compared to approximately $10.6 million for the fiscal year ended September 30, 2005. The increase in stock-based compensation expense results from the relative change in price of a share of our common stock in the fiscal year ended September 30, 2006 and, to a lesser extent, the increase in awards granted.

•	Other G&A expense increased approximately $14.4 million, or 43.6%, to $47.4 million for the year ended September 30, 2006, compared to $33.0 million for the year ended September 30, 2005. G&A expenses were 9.3% and 8.9% of revenue for the years ended September 30, 2006 and 2005, respectively. The increase consists of $8.4 million of additional third-party legal and accounting fees and approximately $4.9 million of additional employee fringe benefit expense, which is an element of G&A expense. These additional expenses represent approximately 2.6% of revenue.

•	Depreciation and amortization expense decreased approximately $1.2 million, or 6.7%, to $16.6 million for the year ended September 30, 2006, compared to $17.8 million for the year ended September 30, 2005. Depreciation expense primarily arises from fixed assets while amortization expense derives primarily from purchased contracts. Depreciation and amortization expense was 3.3% and 4.8% of revenue for the years ended September 30, 2006 and 2005, respectively.

Operating Loss.  For the year ended September 30, 2006, the loss from operations was $2.3 million compared with $2.1 million operating loss for the year ended September 30, 2005. The $0.2 million increase in loss is associated with factors discussed above.

Other Income and Expense.  Other income (expense) decreased approximately $9.3 million to approximately $28.8 million, or 24.4%, for the year ended September 30, 2006, from $38.1 million for the year ended September 30, 2005. As a component of other income (expense), interest expense decreased approximately $9.0 million, or 23.2%, to $29.7 million for the year ended September 30, 2006 from $38.7 million for the year ended September 30, 2005 primarily from a $19.2 million reduction in the accretion of warrants offset by a $8.3 million increase in senior term loan interest. The components of interest expense are summarized in the following table:

	Year Ended September 30,
	2006	2005
	(In millions)

Revolving facility	$1.0	$0.2
Senior term loan	15.2	6.9
Bridge loan	4.8	—
Mezzanine Note — cash-pay interest	—	1.8
— accretion of debt discount	—	2.2
Subordinated note — PIK interest	2.4	2.3
— accretion of long-term deferred interest	0.8	0.6
— accretion of debt discount	0.9	0.9
Accretion of warrants(a)	4.3	23.5
Other	0.4	0.3

Total	$29.7	$38.7

(a)	Reflects change in value assigned to the detachable warrants associated with mezzanine and subordinated notes based on the change in the value of our common stock.

The remaining decrease of approximately $0.3 million is attributable to miscellaneous expenses including bank fees and charitable donations.

Income Tax Expense.  We have filed qualified subchapter S elections for all of our subsidiaries to treat them as disregarded entities for federal income tax purposes. Some states do not recognize the effect of these elections or our S corporation status. We recorded $0.03 million and $0.07 million in state income tax expense for the years ended September 30, 2006 and 2005, respectively.

Net Loss.  The net loss decreased approximately $9.1 million, or 22.6%, to $31.1 million for the year ended September 30, 2006 as compared to $40.2 million for the year ended September 30, 2005. The $9.1 million decrease is associated with factors discussed above.

Year ended September 30, 2005 Compared to Year ended September 30, 2004

For purposes of comparability, the table below reflects the relative financial impact of the METI, CATI and JJMA acquisitions, which we refer to as our “acquired operations”, as they relate to our financial performance for the fiscal year ended September 30, 2005 compared to the financial performance for fiscal year ended September 30, 2004. Significant differences in the results of our operations for the years September 30, 2005 and 2004, arise from the effects of these acquisitions. The discussion of the results of operations will include references to the financial information shown in the table below in conjunction with our consolidated financial statements provided elsewhere in this prospectus. The financial information provided in the table is based on estimates from our management.

Acquisitions Completed in the Year ended September 30, 2005

•	We completed the acquisition of substantially all of the assets Countermeasures, Inc. on October 28, 2004. We acquired technology and software (e.g. “Buddy Systemtm”, now known as Countermeasurestm, used in vulnerability assessment) for identifying, quantifying and managing physical, infrastructure, program and electronic risks.

•	On February 11, 2005, we completed the acquisition of METI, an environmental and life sciences research and development company. METI had approximately 110 employees and was headquartered in Research Triangle Park, North Carolina.

•	On February 25, 2005, we completed the acquisition of CATI, a provider of flight training software and simulator development systems. CATI had approximately 55 employees and was headquartered in Seaside, California.

•	On April 1, 2005, we completed the acquisition of JJMA, a provider of ship and systems design from mission analysis and feasibility trade-off studies through contract and detail design, production supervision, testing and logistics support for the commercial and naval markets. JJMA had approximately 600 employees and was headquartered in Iselin, New Jersey.

	Year Ended September 30, 2005			Year Ended September 30, 2004
			Consolidated			Consolidated
		Acquired	Operations of			Operations of
	Consolidated	Operations	Alion Less	Consolidated	Acquired	Alion Less
	Operations	(METI, CATI,	the Acquired	Operations	Operations	the Acquired
Financial Information	of Alion	and JJMA)*	Operations	of Alion	(ITSC and IPS)*	Operations
	(In millions)

Total revenue	$369.2	$65.3	$303.9	$269.9	$28.4	$241.6
Material and subcontract revenue	102.7	16.9	85.8	70.3	11.5	58.9
Total direct contract expenses	267.2	46.1	221.1	196.4	19.5	176.9
Major components of direct contract expense:
Direct labor cost	152.5	26.6	125.9	120.0	8.1	111.9
Other direct cost (ODC)	13.7	2.9	10.8	8.1	0.3	7.9
Material and subcontract (M&S) cost	101.0	16.6	84.4	68.3	11.1	57.1
Gross profit	102.0	19.2	82.8	73.6	5.3	68.3
Total operating expense	104.1	13.1	91.0	73.7	4.4	69.3
Major components of operating expense:
Indirect personnel and facilities	41.6	6.9	34.7	28.6	2.2	26.4
Other general and administrative	33.0	2.9	30.1	28.1	1.8	26.3
Depreciation and amortization	17.8	3.2	14.6	13.4	0.3	13.1
Stock-based compensation	10.6	0.0	10.6	2.5	0.0	2.5
Operating (loss) income	$(2.1)	$6.1	$(8.2)	$(0.2)	$0.9	$(1.1)

*	For the years ended September 30, 2005 and 2004, the operations of the acquired entities have been fully integrated within us on a consolidated basis.

Contract Revenues.  Revenues increased $99.3 million, or 36.8%, to $369.2 million for the year ended September 30, 2005, from $269.9 million for the year ended September 30, 2004. This increase is attributable to the following:

• Revenue generated by the activities of acquired operations	$65.3 million
• Revenue generated by the activities of the non-acquired operations	$34.0 million

Total:	$99.3 million

For the year ended September 30, 2005, additional revenue generated by the acquired operations included approximately $49.2 million, $8.0 million and $8.1 million from the activities of JJMA, METI and

CATI, respectively. Additional revenue of approximately $34.0 million generated by the non-acquired operations included an increase of approximately $16.5 million in support to the U.S. Army Night Vision Hightech Omnibus contract, an increase of approximately $6.0 million to the Modeling and Simulation Information Analysis Center (MSIAC) contract to the DoD, and an increase of approximately $3.7 million in support of the Weapons Systems Technology Information Analysis Center contract. On the balance of our contracts performed by the non-acquired operations, revenue increased by approximately $7.7 million.

As a component of revenue, M&S revenue increased approximately $32.4 million, or 46.1%, to $102.7 million for the year ended September 30, 2005 from $70.3 million for the year ended September 30, 2004. M&S revenue of the acquired operations was approximately $16.9 million, of which approximately $13.6 million, $1.7 million and $1.6 million was generated by JJMA, CATI and METI, respectively. Approximately $15.5 million of M&S revenue increase was generated by non-acquired operations of which approximately $16.1 million of additional M&S revenue was generated in support to the U.S. Army Night Vision Hightech Omnibus contract and approximately $5.8 million was generated in support of the MSIAC contract. On the balance of our contracts performed by the non-acquired operations, M&S revenue decreased by approximately $6.4 million. As a percentage of revenue, M&S revenue was 27.8% for the fiscal year ended September 30, 2005 as compared to 26.1% for the year ended September 30, 2004. For the year ended September 30, 2005, the M&S revenue content of total revenue performed under contracts of the acquired operations was approximately 25.8% while the M&S content of total revenue performed by the non-acquired operations was approximately 28.2%. The revenue activity of the acquired operations has a higher percentage level of M&S revenue that results from the amount of subcontractor support required.

Direct Contract Expenses.  Direct contract expenses increased $70.8 million, or 36.1%, to $267.2 million for the year ended September 30, 2005 from $196.4 million for the year ended September 30, 2004. As a percentage of revenue, direct contract expenses were 72.4% and 72.8% for the years ended September 30, 2005 and 2004, respectively. The changes in specific components of direct contract expenses are:

•	Direct labor costs for the year ended September 30, 2005 increased by $32.5 million, or 27.1%, to $152.5 million from $120.0 million for the year ended September 30, 2004. As a percentage of revenue, direct labor cost was 41.3% for the year ended September 30, 2005 as compared to 44.5% for the year ended September 30, 2004. The percentage decrease in direct labor cost is directly associated with the relative percentage increase in M&S cost associated with the increase in the percentage of M&S revenue, as described above.

•	M&S cost increased approximately $32.7 million, or 47.9%, to $101.0 million for the year ended September 30, 2005, compared to $68.3 million for the year ended September 30, 2004. As a percentage of revenue, M&S cost was 27.5% for the year ended September 30, 2005 as compared to 25.3% for the year ended September 30, 2004. The percentage increase in M&S cost is directly associated with the relative percentage increase in M&S cost associated with the contracts, as described above. As a percentage of M&S revenue, M&S cost was approximately 98.3% and 97.2% for the years ended September 30, 2005 and 2004, respectively.

Gross Profit.  Gross profit increased $28.4 million, or 38.6%, to $102.0 million for the year ended September 30, 2005, from $73.6 million for the year ended September 30, 2004. The $28.4 million increase is attributable to the following:

• Gross profit generated by the activities of the acquired operations	$19.2 million
• Gross profit generated by the activities of the non-acquired operations	$9.2 million

Total:	$28.4 million

As a percentage of revenue, gross profit was 27.6% for the year ended September 30, 2005 and 27.3% for the year ended September 30, 2004. For the year ended September 30, 2005, we experienced an increased proportion of M&S contract revenue, which typically generates lower profit margins; however, we were able to increase our overall gross profit margin due to an increase in profit margins on time-and-materials and fixed price contract work coupled with our ability to sustain our proportionate amount of time-and-material and fixed price contract work.

Operating Expenses.  Operating expenses increased $30.4 million, or 41.3%, to $104.1 million for the year ended September 30, 2005, from $73.7 million for the year ended September 30, 2004. The $30.4 million increase is attributable to the following:

• Operating expense incurred by the activities of the acquired operations	$13.1 million
• Operating expense incurred by activities of the non-acquired operations	$17.3 million

Total:	$30.4 million

As a percentage of revenue, operating expenses were 28.3% for the year ended September 30, 2005 as compared to 27.3% for the year ended September 30, 2004. The changes in specific components of operating expenses are:

•	Stock-based compensation, included in G&A expense, was approximately 2.9% and 0.9% of revenue for the years ended September 30, 2005 and 2004, respectively. Stock-based compensation and deferred compensation relate primarily to the expense associated with the stock appreciation rights and phantom stock plans. Stock-based compensation increased approximately $8.1 million, or 324% to $10.6 million for the year ended September 30, 2005, from approximately $2.5 million for the year ended September 30, 2004. The increase in stock-based compensation and deferred compensation is a result of the increase in the value of our common stock and the increase in awards granted.

•	Operating expenses for indirect personnel and facilities costs related to rental and occupancy expenses increased approximately $13.0 million, or 45.4%, to $41.6 million for the year ended September 30, 2005, from $28.6 million for the year ended September 30, 2004. As a percentage of revenue, operating expenses relating to indirect personnel and facilities expense was 11.3% for the year ended September 30, 2005 as compared to 10.6% for the year ended September 30, 2004. The increase, as a percentage of revenue, is partially attributable to the increase in indirect labor costs associated with the integration activities of the CATI, METI and JJMA acquisitions. Management intends to reduce facility lease costs through efforts to sublet excess space which resulted from additional space acquired through the acquisition process.

•	Other G&A expense increased approximately $4.9 million, or 17.4%, to $33.0 million for the year ended September 30, 2005, compared to $28.1 million for the year ended September 30, 2004. As a percentage of revenues, G&A expenses were 9.0% for the year ended September 30, 2005, compared to 10.4% for the year ended September 30, 2004. As a result of integrating the activities of CATI, METI and JJMA, the costs associated with providing G&A activities for the acquired operations have been partially absorbed by the existing G&A infrastructure, resulting in a decrease in expense expressed as a percentage of revenue.

•	Depreciation and amortization expense increased approximately $4.4 million, or 32.8%, to $17.8 million for the year ended September 30, 2005, as compared to $13.4 million for the year ended September 30, 2004. Depreciation is associated primarily with the value assigned to fixed assets while amortization expense is associated primarily with the intangible asset value assigned to the purchased contracts of the acquired entities. The $4.4 million increase is primarily attributable to the following:

	Year Ended September 30,
	2005	2004
	(In millions)

Depreciation expense	$4.4	$2.8
Amortization expense for purchased contracts of:
— IITRI	$10.2	$10.2
— ITSC	$0.1	—
— IPS	$0.5	$0.4
— METI	$0.3	—
— JJMA	$2.2	—
Amortization expense for non-compete agreements	$0.1	—

Total	$17.8	$13.4

As a percentage of revenue, operating expense relating to depreciation and amortization expense was 4.8% for the year ended September 30, 2005 as compared to 5.0% for the year ended September 30, 2004.

Operating Loss.  For the year ended September 30, 2005, the loss from operations was $2.1 million compared with $0.2 million operating loss for the year ended September 30, 2004. The $1.9 million loss increase is associated with factors discussed above and is attributable to the following:

• Operating income generated from the acquired operations	$6.1 million
• Operating loss generated from the non-acquired operations*	$(8.0) million

Total:	$(1.9) million

*	For the year ended September 30, 2005, stock-based compensation expense of approximately $10.6 million was not attributed to the activities of acquired operations.

Other Income and Expense.  As a category, other income and expense increased approximately $23.2 million, or 155.7%, to $38.1 million for the year ended September 30, 2005 as compared to $14.9 million for the year ended September 30, 2004. As a component of other income and expense, interest expense increased approximately $21.9 million, or 125.6%, to $38.7 million for the year ended September 30, 2005 from approximately $16.8 million for the year ended September 30, 2004. The $21.9 million increase in interest expense is attributable to the following:

	Year Ended September 30,
	2005	2004
	(In millions)

Revolving facility	$0.2	$0.8
Senior term loan	6.9	3.1
Mezzanine Note — cash-pay interest	1.8	2.4
— accretion of debt discount	2.2	0.7
Subordinated note — PIK interest	2.3	2.4
— accretion of long-term deferred interest	0.6	0.4
— accretion of debt discount	0.9	0.8
Agreements with officers	0.0	0.2
Accretion of warrants(a)	23.5	5.9
Other	0.3	0.1

Total	$38.7	$16.8

(a)	Reflects change in value assigned to the detachable warrants associated with mezzanine and subordinated notes based on the change in the value of our common stock.

The remaining increase of approximately $1.3 million is attributable to interest expense and the recognition of a gain of approximately $2.1 million on the sale of our minority interest in Matrics, Inc. For the year ended September 30, 2005, we did not have any significant recognized gains.

Income Tax (Expense) Benefit.  We have filed qualified subchapter S elections for all of our wholly-owned subsidiaries to treat them as disregarded entities for U.S. federal income tax purposes. Some states do not recognize the effect of these elections or our S corporation status. As a result, we recorded approximately $0.07 million and $0.02 million of state income tax expense for the years ended September 30, 2005 and 2004, respectively.

Net Loss.  The net loss increased approximately $25.1 million, or 166.2%, to $40.2 million for the year ended September 30, 2005 as compared to $15.1 million for the year ended September 30, 2004. The $25.1 million increase is associated with factors discussed above.

Liquidity and Capital Resources

Our primary liquidity requirements are for debt service, working capital, capital expenditures, and acquisitions. The principal working capital need is to fund accounts receivable, which increases with the growth of the business. We are funding our present operations, and we intend to fund future operations, primarily through cash provided by operating activities and through use of a revolving credit facility.

The following discussion relates to our cash flow for the three months ended December 31, 2006 and 2005.

Operating activities used approximately $25.2 million and $14.7 million in net cash for the three months ended December 31, 2006 and 2005, respectively. The $10.5 million increase in use of cash is primarily attributable to the approximate $6.3 million increase in net loss and $20.7 million increase in use of cash to fund growth in accounts receivable, which was offset by the approximate $15.9 million decrease in payments of trade accounts payable and other liabilities.

Net cash used in investing activities was approximately $8.1 million and $1.6 million for the three months ended December 31, 2006 and 2005, respectively. During the three months ended December 31, 2006, we paid approximately $6.6 million in acquisition related obligations (termination payments and earn-out) for JJMA, WCI and MA&D. We spent approximately $1.5 million for capital expenditures unrelated to acquisitions.

Net cash provided by financing activities was approximately $30.9 million for the three months ended December 31, 2006, compared to net cash used in financing activities of $6.3 million for the three months ended December 31, 2005. During the three months ended December 31, 2006, we borrowed approximately $20.3 million under the revolving credit facility for working capital needs and received $9.0 million from the issuance of common stock under the ESOP. During the three months ended December 31, 2005, we used cash to pay for increased distributions under the ESOP in the net amount of $5.9 million.

The following discussion relates to our cash flow for the fiscal years ended September 30, 2006 and 2005.

Operating activities used approximately $15.7 million in net cash for the year ended September 30, 2006 and generated approximately $35.1 million in net cash for the year ended September 30, 2005. The $50.8 million increase in generated cash is primarily attributable to the approximate $71.8 million increase in accounts receivable, offset by $33.1 million increase in accounts payable and accruals.

Net cash used in investing activities (principally for strategic acquisitions) was approximately $284.4 million and $78.0 million for the years ended September 30, 2006 and 2005, respectively. During the year ended September 30, 2006, we used cash of approximately $279.2 million to acquire BMH, WCI, MA&D and the Anteon Contracts and spent approximately $5.2 million for capital expenditures unrelated to acquisitions. During the year ended September 30, 2005, we paid, net of cash acquired, approximately $74.6 million in the aggregate for the acquisitions of CATI, METI and JJMA and for the assets of Countermeasures, Inc. and approximately $1.2 million for the investment in VectorCommand Ltd. In addition, we spent approximately $2.2 million for capital expenditures in fiscal year 2005.

Net cash provided by financing activities was approximately $265.1 million for the year ended September 30, 2006, compared to net cash provided by financing activities of approximately $75.9 million for the year ended September 30, 2005. The most significant components of our financing activities are: 1) net proceeds from (or repayment of) short term borrowings and 2) net proceeds from (or repayment of) long term debt securities. During the year ended September 30, 2006, we borrowed approximately $118.0 million in proceeds under the Term B Senior Credit Facility and borrowed $170.0 million pursuant to the Bridge Loan Agreement. The borrowed proceeds of approximately $288.0 million were used to fund acquisitions ($279.2 million), to pay certain debt issuance costs of approximately $7.8 million and to repay approximately $1.3 million of principal under the senior term loan. During the year ended September 30, 2006, the Company used cash of approximately $13.6 million to redeem the mezzanine warrants held by IIT and Dr. Atefi, and we also repurchased approximately $19.0 million in common stock in order to satisfy redemption obligations under the KSOP to former employees. During the year ended September 30, 2005, we borrowed $94.0 million in proceeds under the Term B Senior Credit Facility. We used approximately $58.7 million for the JJMA acquisition, approximately $20.2 million to redeem its mezzanine note and approximately $13.3 million to finance the other acquisitions discussed above.

Discussion of Debt Structure

For a complete discussion of the Term B Senior Credit Facility, the previously outstanding Bridge Loan Agreement, and our subordinated note, see “Description of Other Indebtedness” in this prospectus. For a complete discussion of the outstanding notes, see “Description of the Notes” in this prospectus.

Other Obligations

Earn-outs

We have earn-out commitments related to the following acquisitions:

CATI — There is an earn-out provision not to exceed a total of $8.25 million based on the revenue of the business units that formerly comprised CATI for fiscal years 2005 through 2007. There is a second earn-out provision not to exceed $1.5 million based on attaining certain revenue goals in the commercial aviation industry. The obligations continue until September 2007. For the three months ended December 31, 2006 and the fiscal years ended September 30, 2006 and 2005, we recognized approximately zero, $2.0 million and zero, respectively, in earn-out obligation related to CATI.

BMH — There is an earn-out provision not to exceed a total of $6.0 million based on the revenue of the business units that formerly comprised BMH. The obligation continues until December 2007. For the three months ended December 31, 2006 and the fiscal year ended September 30, 2006, we recognized approximately $3.0 million and zero, respectively, in earn-out obligation related to BMH.

WCI — There is an earn-out provision not to exceed a total of $2.5 million based on the revenue of the business units that formerly comprised WCI. The obligation continues until September 2007. For each of the three months ended December 31, 2006 and the fiscal year ended September 30, 2006, we recognized approximately $1.25 million in earn-out obligation related to WCI.

MA&D — There is an earn-out provision not to exceed a total of $4.1 million based on the revenue of the business units that formerly comprised MA&D. The obligation continues until September 2007. For the three months ended December 31, 2006 and the fiscal year ended September 30, 2006, we recognized approximately zero and $1.5 million, respectively, in earn-out obligation related to MA&D, but no earn-out payment was made for fiscal year 2006 because the requisite revenue goals for MA&D were not met.

Lease Payments

As of December 31, 2006, our remaining minimum lease payment obligations under non-cancelable operating leases for the remainder of fiscal year 2007 and fiscal years ending 2008 through 2012 are $19.8 million, $25.5 million, $22.2 million, $16.5 million, $14.3 million and $9.7 million, respectively. The remaining aggregate obligations on these leases thereafter are approximately $22.8 million. Commercial facility lease expenses are included in these amounts. These commercial facility lease obligations are currently reimbursable costs under the Company’s government contracts.

Other contingent obligations which will impact our cash

Other contingent obligations which will impact our cash flow include:

•	obligations relating to deferred compensation programs for senior managers;

•	obligations related to the holder’s put rights associated with the subordinated warrants;

•	obligations relating to our stock based compensation plans; and

•	repurchase obligations under the KSOP.

As of December 31, 2006, we have spent a cumulative total of $29.0 million to repurchase shares of our common stock in order to satisfy redemption obligations under the KSOP to former employees.

	Number
	of Shares		Total Value
Date	Repurchased	Share Price	Purchased
			(In thousands)

June 2003	5,248	$11.13	$58
July 2003	2,696	$11.13	30
December 2003	50,031	$14.71	736
May 2004	117	$16.56	2
June 2004	727	$16.56	12
June 2004	743	$16.56	12
July 2004	48,309	$16.56	800
December 2004	46,816	$19.94	934
March 2005	5,691	$19.94	113
June 2005	45,846	$29.81	1,367
August 2005	1,090	$33.78	37
September 2005	170,657	$33.78	5,765
December 2005	211,537	$35.89	7,592
June 2006	273,800	$37.06	10,147
July 2006	32,420	$37.06	1,201
August 2006	1,695	$37.06	63
December 2006	2,243	$41.02	92

Total			$28,961

We believe that cash flow from operations and cash available under our revolving credit facility will provide us with sufficient capital to fulfill our current business plan and to fund our working capital needs for at least the next 24 months. Although we expect to have positive cash flow from operations, we will need to generate significant additional revenues beyond our current revenue base and to earn net income in order to repay principal and interest on the indebtedness we assumed under the Term B Senior Credit Facility, the outstanding notes and the remaining outstanding indebtedness we incurred to fund the IITRI Acquisition.

Our business plan calls for us to continue to acquire companies with complementary technologies. The Term B Senior Credit Facility allows us to make certain permitted acquisitions, and we intend to use a portion of the financing available to us under the Term B Senior Credit Facility to make permitted acquisitions.

We currently expect that we will need to refinance the Term B Senior Credit Facility before the end of fiscal year 2009. Our cash from operations will be insufficient to satisfy all of our obligations and we cannot be certain that we will be able to refinance on terms that will be favorable to us, if at all. Moreover, if our plans or assumptions change, if our assumptions prove inaccurate, if we consummate additional or larger investments in or acquisitions of other companies than are currently planned, if we experience unexpected costs or competitive pressures, or if our existing cash and projected cash flow from operations prove insufficient, we may need to obtain greater amounts of additional financing and sooner than expected. While it is our intention only to enter into new financing or refinancing that we consider advantageous, we cannot be certain that such sources of financing will be available to us in the future, or, if available, that financing could be obtained on terms favorable to us.

On February 8, 2007, we issued and sold $250.0 million of our 10 1/4% outstanding notes, which mature on February 1, 2015. Interest on the outstanding notes will accrue at the rate of 10 1/4% annually and will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2007. The proceeds from the issuance of the outstanding notes were used to pay off all outstanding amounts under the Bridge Loan Agreement and approximately $72.0 million of the amounts outstanding under the Term B Senior Credit Facility.

Contract performance — Joint Spectrum Center Contract

During our fiscal year ended September 30, 2006, the support services contract to the JSC underwent a full and open competition for the follow-on support contract that was to commence beginning October 2005. Following rounds of protest filings in 2005 and 2006, it was finally determined in October 2006 that we would not receive the follow-on contract. Our performance under the JSC contract ended in December 2006.

Fiscal Year 2007 KSOP redemptions — Former JSC employees

During fiscal year 2007, former employees who worked on the JSC contract may request that we redeem shares of our common stock held by them through the KSOP. Under the KSOP and applicable law, we have certain rights to defer distribution of redemption amounts to later years. In the event we do not exercise these rights, we estimate that we may need to pay between approximately $8.0 million and $15.0 million during fiscal year 2007 to repurchase those shares.

Fiscal Year 2008 Phantom Stock Payouts

During fiscal year 2008, we will redeem shares of phantom stock from certain of our senior executives that they received as five-year retention and performance incentives following the IITRI Acquisition and formation of Alion. We estimate that the amount of such redemptions could be between approximately $12.0 million and $14.1 million, depending on the per share price of our common stock at the time of redemption. Despite the fact that the redemption amounts for those shares are payable during fiscal year 2008, we have certain rights to defer distribution of all or part of the redemption amounts to later years pursuant to the terms of the applicable phantom stock plans.

Contractual Obligations

The following table summarizes our contractual and other forecasted long-term debt obligations as of February 8, 2007. For contractual obligations, we included payments that we have a legal obligation to make.

	Payments Due by Fiscal Year
	Total	2007*	2008-2010	2011-2012	2013 and After
	(In thousands)

Contractual Obligations:
Long-term debt(1)	$849,123	$27,249	$197,541	$89,464	$532,869
Lease Obligations	71,151	12,506	46,234	9,648	2,763

Total contractual obligations	$918,274	$39,755	$243,775	$99,112	$535,632

*	Estimated obligations for the remainder of fiscal year 2007.

1.	Includes interest payments and forecasted debt obligations. This amount reflects interest or principal payments with respect to the $15.0 million aggregate principal amount of incremental term loans borrowed on January 4, 2007; extension of the maturity date of the senior term loans outstanding under the Term B Senior Credit Facility to February 6, 2013; issuance of $250.0 million of the outstanding notes on February 8, 2007; repayment of the entire outstanding balance of the previously outstanding Bridge Loan on February 8, 2007; and re-payment of approximately $72.0 million in outstanding principal of senior term loans on February 8, 2007, under the Term B Senior Credit Facility.

Off-Balance Sheet Financing Arrangements

We account for operating leases entered into in the routine course of business in accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases.  We have no off-balance sheet financing arrangements other than our operating leases. We have no relationship with any unconsolidated or special purpose entity, nor have we issued any guarantees.

Summary of Critical Accounting Policies

Revenue Recognition

Our revenue results from technology services under a variety of contracts, some of which provide for reimbursement of costs plus fees and others of which are fixed-price or time-and-material type contracts. We generally recognize revenue when a contract has been executed, the contract price is fixed or determinable, delivery of the services or products has occurred and collectibility of the contract price is considered probable.

We recognize revenue on cost-reimbursement contracts as we incur costs and include estimated fees earned. We recognize time-and-material contract revenue at negotiated, fixed, contractually billable rates as we deliver labor hours and incur other direct expenses. We use various performance measures under the percentage of completion method to recognize revenue for fixed-price contracts. The process of estimating contract costs at completion and recognizing revenue appropriately involves significant management estimates. Actual costs may differ from estimated costs and affect estimate profitability and the timing of revenue recognition. From time to time, facts develop that require us to revise our estimated total costs or revenues expected. We record the cumulative effect of revised estimates in the period in which the facts requiring revised estimates become known. We recognize the full amount of anticipated losses on any type of contract in the period in which they become known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to the financial performance of the Company. Revised estimates did not generate any anticipated losses for any period presented. Further, the Company had no cost overruns on fixed price contracts that materially affected financial performance in any of the periods presented.

Contracts with agencies of the U.S. government are subject to periodic funding by the contracting agency concerned. A contract may be fully funded at its inception or ratably throughout its period of performance as services are provided. If we determine contract funding is not probable, we defer revenue recognition until realization is probable.

Contract costs on federal government contracts are subject to audit by the U.S. government and adjustment through negotiations between us and government representatives. The government considers us to be a major contractor and maintains an office on site to perform various audits. The government has audited all of our U.S. government contract indirect costs through fiscal year 2004. Indirect rates have been negotiated and settled through fiscal year 2003. We submitted our fiscal year 2005 indirect expense rates to the government in March 2006 and submitted our fiscal year 2006 indirect expense rates to the government in March 2007. We have recorded revenue on U.S. government contracts in amounts we expect to realize.

We recognize revenue on unpriced change orders as we incur expenses and only to the extent it is probable that we will recover such costs. We recognize revenue in excess of costs on unpriced change orders only when management can also reliably estimate the amount of excess and experience provides a sufficient basis for recognition. We recognize revenue on claims as expenses are incurred only to the extent it is probable that we will recover such costs and we can reliably estimate the amount we will recover.

We generate software revenue from licensing software and providing services. In general, professional services are essential to the functionality of the solution sold, and we apply the percentage of completion method, as prescribed by AICPA SOP 81-1, Accounting for Performance on Construction-Type and Certain Production-Type Contracts, to recognize revenue.

Goodwill and Intangible Assets

The purchase price that we pay to acquire the stock or assets of an entity must be assigned to the net assets acquired based on the estimated fair value of those net assets. The purchase price in excess of the estimated fair value of the tangible net assets and separately identified intangible assets acquired represents goodwill. The purchase price allocation related to acquisitions involves significant estimates and management judgments that may be adjusted during the purchase price allocation period.

We account for goodwill and other intangible assets in accordance with the provisions of SFAS No. 142, which requires, among other things, the discontinuance of goodwill amortization. In addition, goodwill is to be reviewed at least annually for impairment or more frequently if events and circumstances indicate that the asset might be impaired. We have elected to perform this review annually at the end of each fiscal year. An impairment loss would be recognized to the extent that the carrying amount exceeds the asset’s fair value. The process of evaluating any impairment to goodwill involves significant management estimates. These annual reviews have resulted in no adjustments. The Company’s review consists of two steps. First, we estimate our fair value using an estimate of the fair value of our common stock based upon a valuation performed by an independent, third-party firm and compares it to our carrying amount. Second, if the carrying amount exceeds our fair value, an impairment loss is recognized for any excess of the carrying amount of goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the goodwill.

As of December 31, 2006, we had goodwill of approximately $391.2 million, subject to annual impairment review. As of December 31, 2006, we had a recorded a net intangible asset balance of approximately $71.2 million, comprised primarily of purchased contracts which were acquired in connection with the IITRI Acquisition and the ITSC, IPS, Countermeasures, METI, CATI, JJMA, BMH, WCI, MA&D and Anteon Contract acquisitions. The intangible assets have an estimated useful life of one to thirteen years and are amortized using the straight-line method.

We completed a goodwill impairment analysis in the fourth quarter of fiscal year 2006 and determined that an impairment charge to earnings was not required. We will perform a similar review in the fourth quarter of fiscal year 2007. For the three months ended December 31, 2006, there were no events that indicated goodwill impairment as of December 31, 2006.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123(R)). SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value. SFAS 123(R)became effective in the first quarter of fiscal 2007. We determined that there will be no impact from adopting this statement, given the fact that we currently recognize compensation expense associated with our stock appreciation rights and phantom stock.

In March 2005, the FASB issued Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143. FIN 47 clarifies the definition of a conditional asset retirement obligation, as used in SFAS No. 143, as a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires a liability to be recorded if the fair value of the obligation can be reasonably estimated. The adoption of this interpretation was effective no later than December 31, 2005. The adoption of this interpretation did not have a significant impact on the financial position or our results of operations.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It established, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 shall be effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

In June 2006, the FASB issued Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for fiscal years beginning after December 15, 2006. We determined that adopting this interpretation will not have a significant impact on the financial position or our results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Where applicable, this Statement simplifies and codifies related guidance within generally accepted accounting principles (GAAP). This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently analyzing the expected impact from adopting this statement on our financial statements, but we currently do not believe its adoption will have a significant impact on the financial position or our results of operations.

In September 2006, the FAS issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement is effective for us in fiscal year 2007. We are currently analyzing the expected impact of adoption of this statement on our financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108), Financial Statements — Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 requires companies to quantify the impact of all correcting misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. This pronouncement is effective for us in fiscal year 2007. We do not believe SAB 108 will have a material effect on our financial statements and related disclosures.

Quantitative and Qualitative Disclosures About Market Risk

Interest rate risk

Our exposure to interest rate risk is primarily due to the debt we incurred to finance the IITRI Acquisition and the subsequent refinancing of a portion of that debt in August 2004 and additional financing undertaken by us in October 2004, April 2005, March 2006, June 2006, January 2007 and

February 2007. The subordinated note has a stated fixed interest rate, and therefore presents no risk of change to interest charges as a result of an increase in market interest rates.

The balance drawn under the $50.0 million senior revolving credit facility bears interest at variable rates currently based on Credit Suisse’s (CS) prime rate plus a maximum spread of 225 basis points. The senior term loan balance drawn under the Term B Senior Credit Facility bears interest at variable rates currently tied to the Eurodollar rate. Such variable rates increase the risk that interest charges will increase materially if market interest rates increase. The balance drawn under the outstanding notes bears interest at a stated fixed rate of 10.25%. As of December 31, 2006, we have reduced, in part, the maximum total amount of variable interest rate risk on the senior term loan outstanding under the Term B Senior Credit Facility by entering into three interest rate cap agreements that cover the first $92.5 million of principal borrowed (which balance declines over time).

Under the first cap agreement, in exchange for our payment to a senior lender of approximately $0.3 million, our maximum effective rate of interest payable with regard to an approximately $36.8 million portion of the outstanding principal balance of the Term B Senior Credit Facility will not exceed 6.64% (i.e., LIBOR 3.89% cap plus maximum 2.75% Eurodollar spread) for the period September 30, 2004 through September 29, 2005 and is not to exceed 7.41% (i.e., LIBOR 4.66% cap plus 2.75% maximum Eurodollar spread) for the period September 30, 2005 through September 29, 2007. The notional principal declines over time to $34.5 million at September 2007. Under the second cap agreement, in exchange for our payment to a senior lender of approximately $0.1 million, our maximum effective interest rate payable with regard to an approximately $28.0 million additional portion of the outstanding principal balance under the Term B Senior Credit Facility will not exceed 7.75% (i.e., LIBOR 5.0% cap plus maximum 2.75% Eurodollar spread) through the date of termination of the second interest rate cap agreement on September 30, 2007. Under the third cap agreement, in exchange for our payment to a senior lender of approximately $43,600, our maximum effective interest rate payable with regard to an approximately $30.0 million additional portion of the outstanding principal balance under the Term B Senior Credit Facility will not exceed 8.25% (i.e., LIBOR 5.50% cap plus maximum 2.75% Eurodollar spread) through the date of termination of the third interest rate cap agreement on September 30, 2007.

The remaining outstanding aggregate balance under the Term B Senior Credit Facility over $92.5 million, which was approximately $165.9 million as of December 31, 2006, is not subject to any interest cap rate cap agreements or arrangements. For a description of the existing interest rate cap arrangements, see “Description of Other Indebtedness” in this prospectus. The balance on the previously outstanding Bridge Loan bore interest at variable rates tied to the Eurodollar rate. As of December 31, 2006, the total balance of $170.0 million was not subject to any interest rate cap agreements or arrangements.

As of February 28, 2007, the approximate impact of a 1% increase in the interest rate, as applied to principal balances drawn under the Term B Senior Credit Facility that are not covered by the current interest rate cap agreement, would be $1.2 million, $2.2 million, $2.2 million, $2.2 million, $2.1 million and $2.1 million for the remainder of fiscal year ending September 30, 2007, and for the fiscal years ending September 30, 2008, 2009, 2010, 2011 and 2012, respectively.

We do not use derivatives for trading purposes. We invest our excess cash in short-term, investment grade, and interest-bearing securities.

Foreign currency risk

Because our expenses and revenues from our international contracts are generally denominated in U.S. dollars, we do not believe that our operations are subject to material risks associated with currency fluctuations.

Risk associated with value of our common stock

We have exposure to change in the fair market value of our common stock as the economic basis for the estimate of contingent obligations relating to, among other things, obligations related to the holder’s put rights associated with our subordinated note warrants.

The value of those obligations would increase by approximately $4.4 million if the price of our stock were to increase by 10% and would decrease by approximately $4.4 million if the price of our stock were to decrease by 10%. Such changes would be reflected as a component of interest expense in our consolidated statements of operations.

We also have exposure to change in the fair market value of our stock as the economic basis for the estimate of contingent obligations relating to our repurchase obligations under the KSOP and obligations relating to stock appreciation rights and phantom stock programs.

The amount of such exposure will depend upon a number of factors. These factors include, but are not limited to, the number of our employees who might seek to redeem shares of our stock for cash following termination of employment, and the number of employees who might exercise their rights under the stock appreciation and phantom stock programs during any particular time period.

S Corporation Status

The Code provides that a corporation that meets certain requirements may elect to be taxed as an S corporation for U.S. federal income tax purposes. Since the ESOP Trust is our only stockholder, and we only have one class of stock, we qualify to be taxed as an S corporation.

An S corporation, unlike other corporations, generally does not pay U.S. federal corporate income tax on its net income. Rather, such income is allocated to the S corporation’s shareholders. Shareholders must take into account their allocable share of income when filing their income tax returns. An ESOP is a tax-exempt entity and does not pay tax on its allocable share of S corporation income. We are subject to other taxes such as franchise and business taxes in certain jurisdictions. Because neither we nor the ESOP Trust should be required to pay U.S. federal corporate income tax, we expect to have substantially more cash available to repay our debt and invest in our operations than we would if we were to be taxed as a corporation.

BUSINESS

Overview

With a 70-year legacy, we are a highly-experienced technology solutions company delivering scientific, research and development, and technology expertise and operational support primarily to the U.S. Department of Defense (DoD) and other U.S. government agencies and commercial customers. Based in McLean, Virginia, we design, develop, integrate, deliver and maintain, and upgrade technology solutions, products and tools for national defense, homeland security and other government programs. For example, we design and engineer complete naval vessels and components for naval vessels for the U.S. Navy; we manage and support the implementation of major U.S. Air Force programs by providing financial, procurement and logistics services; we develop and conduct battle simulations for the U.S. Army to prepare soldiers for combat environments; and we assist the DoD in managing the use of the wireless communications spectrum to optimize the efficient transmission of sensitive data.

We have grown revenue from $156.1 million from operations of our predecessor in fiscal year 2000 to $508.6 million in fiscal year 2006, representing a compounded annual growth rate of 21.8%. Over the same period, our Adjusted EBITDA grew at a compounded annual growth rate of 31.6% from $9.8 million to $50.8 million. This growth has been accomplished through organic growth from new and existing contracts, and through acquisitions. Our compounded organic revenue and Adjusted EBITDA growth rates from fiscal year 2000 to fiscal year 2006 were 9.2% and 18.9%, respectively. Since January 1, 2003, we have completed 11 stock and asset acquisitions. Our largest acquisition is the Anteon Asset Acquisition which occurred on June 30, 2006 for consideration of approximately $221.4 million.

On a pro forma basis, for the fiscal year ended September 30, 2006, we generated approximately $726.9 million in revenue and approximately $72.4 million in Adjusted EBITDA. As of September 30, 2006, our backlog was approximately $4.2 billion or roughly 5.8 times our pro forma revenue for the fiscal year ended September 30, 2006.

We have a broad customer and contract base. As of September 30, 2006 we served approximately 350 customers including all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, as well as state and foreign governments to a lesser degree. We recorded approximately 95.2% of our pro forma revenue for the fiscal year ended September 30, 2006 from U.S. government contracts, and approximately 91.0% of our pro forma revenue came from approximately 200 different customers in the DoD. The following branches of the DoD contributed to our pro forma revenue for the fiscal year ended September 30, 2006: the Navy (45.8%), the Army (18.1%), the Air Force (15.1%) and all other branches of the DoD (11.9%). As of September 30, 2006, we had a portfolio of over 800 active contracts and task orders with a large portion of our contracts and task orders (based on contract revenue) having cost-reimbursement and time-and-materials pricing structures and a smaller portion (based on contract revenue) having fixed-price pricing structures.

We deliver solutions in the following seven core business areas:

•	defense operations;

•	wireless communications;

•	industrial technology solutions;

•	naval architecture and marine engineering;

•	modeling and simulation;

•	chemical, biological, nuclear and environmental sciences; and

•	information technology.

The following charts show our pro forma revenue by core business area and contract type for the fiscal year ended September 30, 2006:

Pro Forma Revenue by Core Business Area	Pro Forma Revenue by Contract Type
($ in millions)	($ in millions)

Total Pro Forma Revenue for the Fiscal Year Ended September 30, 2006: $726.9 million

Our sophisticated technology solutions in all of our core business areas are supported by our skilled employee base, which includes engineers, scientists and former military personnel. Approximately 72% of our employees have security clearances, with approximately 22% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD information systems and networks. To enhance our technology solutions, we have approximately 120,000 square feet of laboratory facilities, which we use to conduct customer-funded research and development activities, and to a lesser degree, internally-funded research and development activities.

Alion has a long operating history in providing a broad range of technology solutions. We have supported the Information Analysis Centers (IACs) and the Extremely Low Frequency (ELF) Submarine Communications program for over 20 years, and we have supported the DoD for over 40 years in ensuring that military communications equipment and networks can operate as intended without causing or suffering from interference. Examples of our technology solutions include:

•	For the U.S. Intelligence Security Command (INSCOM) — Army Directed Studies Office (ADSO), we develop intelligence scenarios incorporating a suite of technologies, using modeling and simulation technologies, animation, video, and audio, to depict U.S., allied, hostile, and non-combatant forces, as well as the social, cultural, and physical attributes that exist in the supported command area of operations.

•	In support of the Defense Advanced Research Projects Agency (DARPA) Real-Time Adversarial Intelligence and Decision-Making (RAID) Program, we are providing simulation support and developing capabilities leveraging emerging technologies in adversarial and deception reasoning for anticipating enemy actions and deceptions, with particular focus on providing real-time support to tactical commanders in urban operations.

•	We are providing technology solutions to the Pacific Command (PACOM) and the Northern Command (NORTHCOM) of the U.S. Army in the development of a pandemic modeling decision support tool that will permit assessment of the impact of infectious diseases, like Bird Flu, on the readiness of a military organization.

•	In support of the U.S. Navy’s Office of Naval Research, we are developing a “transformable craft,” or T-Craft, to deliver payloads across open ocean and onto the shore. The vehicle is designed to operate as a surface effect ship for transit at sea, converting to a fully-skirted air-cushion vehicle for operation in very shallow water, across sand-bars or mud-flats, and for limited mobility on dry land. The concept vehicle is intended to operate over water at speeds in excess of 40 knots over a transit range of 2,500 nautical miles without payload; and 500-600 nautical miles with up to 750 tons, to enable transfer of cargo from sea to shore where no port facilities exist.

Our History

We were incorporated as a Delaware corporation in October 2001 as part of a planned employee buyout of IIT Research Institute (IITRI), a not-for-profit government contractor in the technology services sector controlled by the Illinois Institute of Technology, which was incorporated and began operations in 1936. On December 20, 2002, we purchased substantially all of the assets and certain liabilities of IITRI (the IITRI Acquisition), and a majority of the employees of IITRI acquired a 100% ownership interest in our common stock through our ESOP. Since the date we were established, we have always been a 100% ESOP-owned S corporation. We believe that our ESOP ownership structure helps create an organizational culture that promotes excellence because our employees are both professionally and personally invested in our success. In addition, as an S corporation, we are not subject to U.S. federal income tax or state income tax in many U.S. states. See “Employee Stock Ownership Plan.”

Industry Overview

We see the following trends that will continue to drive increased DoD and other U.S. government agencies’ spending and greater dependence on technology services contractors.

Continuing Growth in Overall DoD Budget/Spending.  In addition to projected increases in overall DoD spending on contracting out to the private sector, our government customers are also increasing their dependence and spending on the specific types of services and solutions we provide. The DoD budget for federal fiscal year 2007, excluding supplemental funding relating to operations in Iraq and Afghanistan, has been proposed to the Congress at $439.3 billion, representing a 48.0% increase over federal fiscal year 2001. Federal fiscal year 2005 DoD actual spending excluding supplemental funding relating to operations in Iraq and Afghanistan was $400.1 billion. Work contracted out to the private sector is expected to continue to grow, with the DoD forecasting its budget to grow to over $499.0 billion (excluding supplemental funding) by federal fiscal year 2011.

Growing Spending in the DoD Operations and Maintenance Accounts.  The current growth in U.S. military spending is being primarily driven by increases in the Operations and Maintenance (O&M) portion of the budget, rather than weapons and other procurement. The O&M portion of the DoD budget, which includes the majority of the services we provide to the U.S. military, such as engineering, information technology and logistics, is the largest and fastest growing segment of DoD military spending. For federal fiscal year 2006, the DoD budgeted O&M spending to be $147.0 billion, which represents 35.0% of the total DoD military budget, and is projected by the DoD to increase approximately 4.0% annually, on average, through federal fiscal year 2009 to $165.0 billion. The federal fiscal year 2007 budget for O&M spending has been proposed at $152.0 billion.

Projected Increases in Private Sector Information Technology Government Spending.  The U.S. government is the largest consumer of information technology services and solutions in the United States. We believe that the U.S. government’s spending on information technology will continue to increase in the next several years. INPUT, an independent U.S. government market research firm, expects this trend to continue, with U.S. government spending on information technology to increase from $63.3 billion in federal fiscal year 2006 to $80.5 billion in federal fiscal year 2011, representing an annual growth rate of 5.0%. Moreover, this data may not fully reflect U.S. government spending on classified programs such as intelligence programs, operational support services to U.S. armed forces and complementary technical services, such as sophisticated systems engineering.

Expected Growth in DoD Research and Development Expenditures.  The DoD research and development budget grew by 2.2% to $73.1 billion in the federal fiscal year 2007. That budget includes increased funding for both the DARPA and the U.S. Air Force, both of which are our customers.

More Budget Dollars for Homeland Security.  There has been significant growth in the Department of Homeland Security (DHS) budget, which is $42.7 billion for federal fiscal year 2007, up from the $40.3 billion budget for federal fiscal year 2006. From fiscal year 2000 through federal fiscal year 2006, the budget for DHS and its predecessor organizations has grown at a 17.0% compounded annual rate. We are currently pursuing DHS procurements.

Increased Reliance on Technology Services Contractors.  The U.S. government is expected to continue its practice of contracting out for technical services, to companies such as Alion, as it downsizes and replaces government employees with more cost-effective commercial vendors. In addition, the DoD estimates that over 40.0% of civilian personnel in military depots and industrial facilities will be eligible to retire by federal fiscal year 2009. We believe this will result in a shortage of technically-skilled replacements in the U.S. government and increased use of contracted services.

Growing Opportunities for Sophisticated Technology Solution Providers.  In February 2006, the DoD completed its Quadrennial Defense Review (QDR), which details the DoD’s strategic plans and procurement trends. According to a summary of the QDR prepared by the DoD, the QDR is aimed at emphasizing agility, flexibility, speed, responsiveness and pre-emptive military concepts, all of which rely on information technology systems. The QDR also emphasizes the increasing importance of net-centric warfare, which involves enabling critical relationships between organizations and people to accelerate the speed of business processes, operational decision-making and subsequent actions. Finally, the QDR introduces the concept of the 21st Century Total Force, highlighting the contractor’s role in integrated long-term support of the DoD. We believe the following specific industry trends, as excerpted from the QDR, will further increase demand for contracted-out services in our target markets:

•	Shift from an emphasis on ships, guns, tanks and planes to a focus on information, knowledge, and timely, actionable intelligence.

•	Implement enterprise-wide changes to ensure that organizations, processes and procedures effectively support DoD’s strategic direction.

•	Emphasize joint command and control for homeland defense and civil support missions, including communication and command and control systems that are interoperable with other agencies and state and local governments.

•	Nearly double unmanned aerial vehicle (UAV) coverage capacity by accelerating the acquisition of Predator UAVs and Global Hawk UAVs.

•	Build a larger naval fleet that includes 11 Carrier Strike Groups, balance the need to transform and recapitalize the naval fleet, improve affordability and provide stability for the shipbuilding industry.

•	Accelerate procurement of Littoral Combat Ships to provide power projection capabilities in littoral waters.

•	Make additional investments in information assurance capabilities to protect information and the DoD’s computer networks.

•	Improve DoD’s information sharing with other U.S. agencies and with international allies and partners by developing information protection policies and exploiting the latest commercial technologies.

•	Continue to pursue enabling technologies for transformational logistics and innovative operational concepts such as Seabasing.

•	Increase investment to implement the Global Information Grid, protect information and networks and focus research and development on its protection.

•	Develop a new bandwidth requirements model to determine optimum network size and capability to best support operational forces.

•	Expand training programs to accommodate planners from other agencies and working with the DHS.

Continuing Impact of U.S. Government Procurement Reform.  In recent years, U.S. government agencies have had increased access to alternative choices in contract vehicles — such as indefinite delivery/indefinite quantity contracts (ID/IQs), Government Wide Acquisition Contracts (GWACs), General Services Administration (GSA) schedule contracts and agency-specific Blanket Purchase Agreements (BPAs). These choices have created a more market-based environment in U.S. government procurement, increased contracting flexibility and provided U.S. government agencies with multiple channels to access contractor services. Contractors’ successful past performance, as well as technical capabilities and management skills, remain critical elements of the award process. We believe the increased flexibility associated with multiple channel access, such as ID/IQs, GWACs, GSA schedule contracts and BPAs, will result in continued utilization of these contracting vehicles in the future, and will facilitate access to service providers to meet increased demand for required services and solutions.

Competitive Strengths

Our key competitive strengths include:

Sophisticated technology solutions.  We offer sophisticated technology solutions in all of our core business areas, which we have developed over our 70-year operating history. Our sophisticated technology solutions are supported by our skilled employee base, which includes engineers, scientists and former military personnel. This allows us to combine engineering capabilities, scientific skills and domain expertise to provide solutions that incorporate current technologies with real-world understanding of and experience with DoD programs, systems and networks. Approximately 72% of our employees have security clearances, with approximately 22% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD systems and networks. To further enhance our technology solutions, we have approximately 120,000 square feet of laboratory facilities, which we use to conduct customer-funded research and development activities, and to a lesser degree, internally-funded research and development activities.

Strong reputation and long-term customer relationships.  As a result of our sophisticated technology solutions and long operating history, we have developed a strong reputation in our industry and with our customers for providing quality expertise in our core business areas. We have long-term relationships with many of our customers under various programs that are strategically important to the defense of the United States and the burgeoning homeland defense needs of federal and state governments. For example, our relationships with IACs and the ELF program span over 20 years and our support to the wireless spectrum management community spans over 40 years.

Diverse customer base with multiple contract vehicles.  As of September 30, 2006, we served approximately 350 customers including all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, and the White House. We earn revenue from our diversified customer base through a broad array of task orders that are issued under multiple contract vehicles awarded by U.S. government agencies and through other contracts we hold. Our multiple contract vehicles provide us with more flexibility to obtain tasking and associated funding from the U.S. government. As of September 30, 2006, we had a portfolio of over 800 active contracts and task orders. No active task order or single-award contract accounted for more than 13% of our revenue for the fiscal year ended September 30, 2006. In addition, on a pro forma basis, no active task order or single-award contract accounted for more than 9% of our revenue for the same period.

Large contract backlog and strong revenue visibility.  Management estimates that contract backlog has historically generated approximately 80% of our next twelve months’ revenue and will continue to do so in fiscal year 2007. As of September 30, 2006, our backlog was approximately $4.2 billion or roughly 5.8 times our pro forma revenue for the fiscal year ended September 30, 2006. Approximately $386 million of this backlog is funded. Our contracts with backlog as of September 30, 2006 had an expected weighted average life of approximately 5.1 years. We believe that the strength of our backlog provides us with longer-term visibility of our future revenue.

Attractive business model with strong free cash flow.  We have a business model that generates strong free cash flow as a result of our low capital expenditure requirements, moderate working capital needs and the fact that we pay negligible taxes. We also achieve stable cash flow due to the diversity of our revenue streams, long-term nature of our contracts and stable margins. As an S Corporation, we do not pay U.S. federal income tax or income tax in most states because we are a pass-through tax entity. Our business model allows us to better service our debt, fund internal research and development and pursue strategic acquisitions.

Strong management and highly experienced board of directors.  The seven senior members of our management team have approximately 150 years of combined experience in the defense and related industry sectors, and have significant experience in government contracting. All members of senior management hold meaningful equity stakes through direct investment in our common stock through the ESOP and/or equity-based performance incentives. Our management team is supported by a board of directors with diverse experience in the U.S. government and the U.S. Armed Forces at senior policy levels, including Edward C. Aldridge, former Under Secretary of Defense for Acquisition, Technology and Logistics; Admiral Harold W. Gehman, Jr. USN (Ret.), former NATO Supreme Allied Commander, Atlantic; General George A. Joulwan USA (Ret.), former NATO Supreme Allied Commander, Europe; and General Michael E. Ryan, USAF (Ret.), former Chief of Staff of the U.S. Air Force.

Business Strategy

Our objective is to continue to grow both organically and through strategic acquisitions by capitalizing on our skilled work force and our sophisticated solutions competencies. The key strategies for meeting this objective are described below.

Broaden our existing core competencies.  We continually seek to develop new expertise and keep pace with developments in technology by hiring skilled employees, investing in research and development and acquiring new technologies that broaden the scope of our core business areas. In recent years through our acquisition program, we have enhanced several of our core business areas including defense operations, information technology, modeling and simulation and naval architecture and marine engineering. We also seek to broaden our technology skills by providing training to new and current employees. For example, we have established Alion University to provide our employees with financial, administrative and managerial training and education. In addition, we conduct customer-funded, and to a lesser degree, internally-funded, research and development activities each year. These efforts are designed to position us to remain at the forefront of the U.S. federal and commercial technology solutions markets and enhance our ability to service the needs of our customers.

Leverage experience and reputation to expand market share.  We perform a variety of services for a broad base of customers, including Cabinet-level U.S. government agencies, as well as state and foreign governments to a lesser degree. We plan to leverage our sophisticated set of capabilities as well as our customer relationships in order to expand our market presence by delivering solutions to new customers. We also believe we can grow our revenue by offering the new capabilities we have obtained through our recent acquisitions or developed internally. We believe that our strong relationships with our customers and our sophisticated technology capabilities will allow us to continue to increase market share.

Continue to improve financial performance and increase scale.  We believe a key element of our success has been our continued focus on growing our business and achieving operating efficiencies attendant to increased size. Over the last five years, we have established a track record of consistent revenue and Adjusted EBITDA growth. From fiscal year 2000 to fiscal year 2006, our revenue grew at a compounded annual growth rate of 21.8% from $156.1 million to $508.6 million. Over the same period, our Adjusted EBITDA grew at a compounded annual growth rate of 31.6% from $9.8 million to $50.8 million. Through our focus on reducing operating costs and growing our business, we have expanded our Adjusted EBITDA margins from 6.3% in fiscal year 2000 to 10.0% in fiscal year 2006. (Adjusted EBITDA margin is the ratio of Adjusted EBITDA to revenue.) We believe our cost structure will further benefit from operating cost synergies achieved through the Anteon Asset Acquisition. We intend to continue to strengthen our financial performance by growing our business, both organically and through strategic acquisitions, by achieving additional cost efficiencies and by continuing to reduce operating costs where possible. As we improve financial performance, we believe we will strengthen our position to win business as a result of a more competitive cost structure. We plan to leverage our increased scale and skill set to allow us to bid on larger government programs and broaden our customer base.

Pursue a disciplined acquisition strategy.  The U.S. government technology industry provides many opportunities to grow through acquisitions. We have maintained a disciplined acquisition strategy. We have evaluated a large number of opportunities, pursued a more limited number and completed 11 acquisitions since January 1, 2003. The success of our acquisition strategy stems from the quality of assets we acquire, our pricing discipline and our proven ability to successfully integrate acquisition. The Anteon Asset Acquisition occurred on June 30, 2006 and its integration is substantially complete. We have successfully integrated all of our other acquisitions into our operations and information systems with an average integration completion time of approximately 90 days. We intend to continue to pursue strategic acquisitions of companies with talents and technologies complementary to our current fields and to our future business goals in order to broaden our customer base and expand our core competencies.

Acquisitions

For purposes of the discussion below, “run-rate revenue” at the time of an acquisition is calculated as revenue from October 1, 2005 through the date of acquisition, annualized. “Run-rate revenue” as of November 30, 2006 is calculated as revenue for November 2006, annualized.

The Anteon Asset Acquisition.  On June 30, 2006, in connection with a divestiture required by the U.S. Justice Department as part of General Dynamics’s acquisition of Anteon, we acquired certain assets of Anteon including certain contracts and limited fixed assets for consideration of approximately $221.4 million. The Anteon Asset Acquisition included a portfolio of contracts that provide technical and operational support to the DoD, in particular the U.S. Navy and U.S. Air Force. The Anteon Asset Acquisition provided us with a broader customer base in supporting the U.S. Navy in the design, acquisition and lifetime support of surface ships and submarines. This acquisition expanded our design engineering and program management expertise to include acoustics, advanced materials and undersea warfare design expertise and enhanced our existing naval architecture and marine engineering skills. Additionally, the Anteon Asset Acquisition provided us with another relationship with the U.S. Air Force Acquisition Office and the opportunity to build on our U.S. Air Force business relationships. The Anteon Asset Acquisition also expanded our competencies and expertise through the addition of approximately 890 personnel. In October 2006, the ESOP received cash contributions totaling approximately $5.2 million in connection with rollovers into the ESOP by employees acquired as part of the Anteon Asset Acquisition.

On December 18, 2006, we filed with the SEC on Form 8-K/A certain audited and unaudited financial results with respect to the contracts we acquired in the Anteon Asset Acquisition (the Anteon Contracts). The audited and unaudited financial results included audited revenues, direct expenses and gross profit with respect to the Anteon Contracts for the years ended December 31, 2005, 2004 and 2003 and unaudited revenues, direct expenses and gross profit with respect to the Anteon Contracts for the six months ended June 30, 2006 and 2005.

Anteon Contracts

Statements of Revenues and Direct Expenses

	For the Year Ended December 31,
	2003	2004	2005
	(In thousands)

Revenues	$81,690	$130,027	$215,068
Direct expenses	58,289	94,872	160,840

Gross profit	23,401	35,155	54,228

Anteon Contracts

Statements of Revenues and Direct Expenses

	For the Six Months Ended June 30,
	2005	2006
	(In thousands)

Revenues	$118,954	$138,336
Direct expenses	89,214	100,656

Gross profit	29,740	37,680

Anteon’s revenue for the last twelve months ended June 30, 2006 was $234.5 million. As of November 30, 2006, Anteon’s run-rate revenue was $237.4 million.

In order to fund the purchase of contracts and related assets from Anteon, we borrowed $50.0 million in incremental term loans under our Term B Senior Credit Facility and $170.0 million in Bridge Loans. See “Description of Other Indebtedness.”

The Anteon Asset Acquisition has been accounted for using the purchase method of accounting, and accordingly the purchase price was allocated to identifiable assets acquired and liabilities assumed based upon their estimated fair values. The estimated fair values included in the purchase price allocation are preliminary and based upon currently available information and are expected to be finalized in the third quarter of fiscal year 2007. We are still in the process of strategically assessing our combined business which may give rise to different allocations among the purchased assets. Accordingly, final adjustments to the purchase price allocations may be required. We believe that the integration of the Anteon Contracts into our business is substantially complete. We fully integrated the Anteon Contracts into our existing services, and therefore we do not manage the Anteon Contracts as a stand-alone business.

BMH, WCI and MA&D Acquisitions.  In February 2006, we acquired BMH for consideration of approximately $26.0 million (approximately $6.0 million of which was in the form of contingent earn-out payments that may be paid over a two-year period following closing). BMH’s run-rate revenue at the time of the acquisition was $22.1 million. As of November 30, 2006, BMH’s run-rate revenue was $23.2 million. BMH had over 145 software and domain engineers supporting the U.S. Navy and the Joint Forces in the rapidly growing area of modeling and simulation.

In February 2006, we acquired WCI for consideration of approximately $20.5 million (approximately $2.5 million of which was in the form of contingent earn-out payments that may be paid over a two-year period following closing). WCI’s run-rate revenue at the time of the acquisition was $19.6 million. As of November 30, 2006, WCI’s run rate revenue was $26.5 million. WCI had approximately 60 consultants providing information technology implementation solutions, management solutions and enterprise solutions assurance to the public and private sectors.

In May 2006, we acquired MA&D for consideration of up to $21.0 million, approximately $4.1 million of which was in the form of contingent earn-out payments that may be paid over a two-year period following closing. As of December 31, 2006, the total consideration will not exceed approximately $19.5 million for the fiscal year ended September 30, 2006; $1.5 million of our earn-out obligations will not be realized because the requisite revenue goals for MA&D were not met. MA&D’s run rate revenue at the time of the acquisition was $15.6 million. As of November 30, 2006, MA&D’s run rate revenue was $15.9 million. MA&D provided human systems integration and modeling solutions to the DoD.

The JJMA Acquisition.  On April 1, 2005, we acquired JJMA for consideration of approximately $99.8 million, consisting of approximately $52.9 million in cash at closing, approximately $8.3 million in deferred payments, approximately $37.3 million in Alion common stock and $1.3 in transaction expenses. JJMA had approximately 600 employees and was a provider of ship and systems design from mission analysis and feasibility trade-off studies through contract and detail design, production supervision, testing and logistics support for the commercial and naval markets. This acquisition strengthened our relationship with the U.S. Navy and enhanced our core competences through the addition of naval architecture and marine engineering capabilities.

Recent Contract Awards

Office of Naval Research Contract Award.  In January 2007, we were awarded a five-year contract with a potential value of approximately $20 million by the Office of Naval Research Sea Warfare and Weapons Department, Ship Systems and Engineering Division. The contract was awarded after a re-compete of a contract we had held for ten years. Under the contract, we will continue to provide technical, engineering and program management expertise to support advanced naval power systems, platform survivability and advanced platform concepts.

Joint Support Ships Contract Award.  In December 2006, we were chosen, as part of a team led by SNC-Lavalin ProFac, Inc., as one of two finalists to develop new Joint Support Ships for the Canadian government. The SNC-Lavalin ProFac team has been awarded one of two project definition phase contracts, for which our responsibilities will be the ship design, signatures, survivability, cost engineering, human-systems engineering and systems engineering. The total value of the contract to us is approximately $9 million.

NIEHS Recompete Contract Award.  In January 2007, we were awarded a ten-year contract with the potential value of approximately $51 million by National Institute of Environmental Health Science (NIEHS) to provide research support in inhalation toxicology to the NIEHS.

Environmental Assistance Team Contract Award.  In June 2006, we were awarded a seven-year contract with the potential value of approximately $23.1 million by the U.S. Environmental Protection Agency (EPA) to operate under the Environmental Services Assistance Team (ESAT) Region 6. Under the contract, we provide sample analysis, analytical and field support services, quality assurance support, data review and validation, technical information and electronic data transfers, and other support functions at the EPA Region 6 Laboratory. We assist the Office of Solid Waste and the Office of Superfund Remediation and Technology Innovation in meeting the requirements and objectives of applicable environmental laws. Through this contract, we assist the EPA and state and local agencies in identifying environmental hazards and ensuring their safe and effective remediation.

Environmental Assistance Team Contract Award.  In March 2006, we were awarded a seven-year contract with the potential value of approximately $19.5 million by the EPA to operate under the ESAT

Region 7. Under the contract, we provide sample analysis, analytical and field support services, quality assurance support, data review and validation, technical information and electronic data transfers, and other support functions at the EPA Region 7 Science and Technology Center. We assist the Office of Solid Waste and the Office of Superfund Remediation and Technology Innovation in meeting the requirements and objectives of applicable environmental laws. Through this contract, we assist the EPA and state and local agencies in identifying environmental hazards and ensuring their safe and effective remediation.

Navy Shipboard Weapon System Contract Award.  In March 2006, we were awarded a five-year task order with a potential value of approximately $15.2 million under our existing SeaPort Enhanced multiple award contract (MAC) to support the U.S. Navy upgrade of shipboard Tomahawk weapon control systems. Under the task order, we will continue to work with the U.S. Navy to engineer and support upgrades of existing Tomahawk weapon control systems to the Tactical Tomahawk Weapon Control System (TTWCS) configuration on CG 47 and DDG 51 class ships. TTWCS is the next-generation system for Tomahawk cruise missile flight planning and control. TTWCS deployment is part of the U.S. Navy’s efforts to improve the flexibility and responsiveness of Tomahawk cruise missiles, add new capabilities, and upgrade existing fleet systems.

Joint Warfare Simulation Contract Award.  In March 2006, we were awarded a five-year contract with a potential value of approximately $48.5 million to provide modeling and simulation technologies to enhance joint experimentation at the U.S. Joint Forces Command. Under the contract, our team will conduct research and development in critical technical areas for future experimentation and for today’s warfighter. These areas include individual and small unit infantry training, situational awareness capability, training technology for distributed and joint systems, sensor simulation technology, visual simulation technology, and information management for modeling and simulation networking. Our task is to bring technological enhancements and innovative thinking to improve modeling and simulation capabilities to support joint experimentation, training and current operations.

AMMTIAC Contract Award.  In December 2005, we were awarded an eight-year contract with a potential value of approximately $99.3 million to operate the Advanced Materials, Manufacturing and Testing Information Analysis Center (AMMTIAC). AMMTIAC provides DoD and defense industrial base contractors with engineering and technological support in three key areas: materials selection and behavior including process science and corrosion; manufacturing technology, including the application of advanced methods and robotics; and materials, manufacturing, and system inspection and testing. AMMTIAC will provide capabilities formerly supported by three separate DoD IACs: the Advanced Materials and Processes Technology IAC (AMPTIAC), the Manufacturing Technology IAC (MTIAC) and the Nondestructive Testing IAC (NTIAC). Previously, we had operated AMPTIAC and MTIAC. The contract was awarded for $4.1 million on December 30, 2005 and has a $33.9 million ceiling in its first three-year period.

Core Business Areas

We offer sophisticated technology solutions in the following seven core business areas: defense operations, wireless communications, industrial technology solutions, naval architecture and marine engineering, modeling and simulation, chemical, biological, nuclear, and environmental sciences and information technology. The percentage distribution of our revenue, by core business area, is provided in the table below for the periods set forth below.

	For the Fiscal Year Ended September 30,
	Actual						Pro Forma
Revenue(1)	2004		2005		2006		2006
	($ in millions)

Defense Operations	$105.1	39.0%	$131.4	35.6%	$159.0	31.3%	$229.2	31.5%
Wireless Communications	37.8	14.0%	56.0	15.2%	47.0	9.2%	47.0	6.5%
Industrial Technology Solutions	35.9	13.3%	51.7	14.0%	45.6	9.0%	45.7	6.3%
Naval Architecture and Marine Engineering	1.1	0.4%	51.0	13.8%	142.2	28.0%	275.8	38.0%
Modeling and Simulation	22.1	8.2%	34.9	9.5%	47.5	9.3%	53.2	7.3%
Chemical, Biological, Nuclear, and
Environmental Sciences	32.5	12.0%	33.2	9.0%	40.9	8.0%	41.8	5.7%
Information Technology	35.4	13.1%	11.0	3.0%	26.4	5.2%	34.2	4.7%

	$269.9	100.0%	$369.2	100.0%	$508.6	100.0%	$726.9	100.0%

	For the Three Months Ended December 31,
	Actual
Revenue	2005		2006
	($ in millions)

Defense Operations	$31.4	31.0%	$61.3	33.9%
Wireless Communications	12.0	11.8%	10.3	5.7%
Industrial Technology Solutions	12.3	12.2%	11.5	6.3%
Naval Architecture and Marine Engineering	23.9	23.6%	69.4	38.3%
Modeling and Simulation	8.1	8.0%	8.9	4.9%
Chemical, Biological, Nuclear, and
Environmental Sciences	10.1	9.9%	11.2	6.2%
Information Technology	3.5	3.5%	8.5	4.7%

	$101.3	100.0%	$181.1	100.0%

(1)	Beginning in 2005 the descriptions of the core business areas were modified. The results for 2004 have been re-categorized using the modified core business area descriptions.

Defense Operations.  We provide defense operations services to the DoD, including the following individual service components:

•	Military transformation: we identify and analyze issues and programs of major importance for the Office of the Secretary of Defense and related U.S. military services transformation initiatives such as joint warfare experimentation. We also integrate Command, Control, Communication and Computer Intelligence (C4I) initiatives and develop net-centric initiatives.

•	Logistics management: we provide support to the U.S. Army on a broad range of requirements including infrastructure assessment, defense industrial base assessment, financial management, cost analysis, and base realignment, from planning to implementation.

•	Readiness assessments and operational support: we deliver strategic planning and decision-making process improvements by providing technical assistance and decision support tools, such as Full Spectrum Analysis and Distributed Information System Collaboration Architecture.

•	Training and education services: we assist the DoD in the development of its department-wide education and training policies. We develop the necessary technology, compile the information to be used in the courseware, and then translate this into an electronic or web-based advanced distant learning medium so that the student can interact with the courseware from a remote location.

•	Critical infrastructure protection, risk and vulnerability analysis: we provide techniques, tools, and operational support to assess vulnerabilities and defend infrastructure, such as ports, power plants and communications nodes.

Wireless Communications.  We provide wireless communications research and spectrum engineering services primarily to the DoD, but also to other agencies of the U.S. government. To a lesser extent, we provide wireless communications research and spectrum engineering services to commercial customers. We have expertise in four primary areas:

•	Wireless and communications-electronics engineering: we perform work for the government “communications-electronics” and commercial wireless communities. The term “communications-electronics” refers to all devices or systems that use the radio frequency spectrum. Our work for the government sector includes such tasks as conducting modeling and simulation of communications networks and analyzing radar and space systems performance. For our commercial customers, we determine whether wireless communication networks have the geographic coverage the customers desire, and whether the systems operate free of interference, and we make recommendations designed to improve network performance. We also evaluate and make recommendations for the design of radio transmitters, receivers and antennas for our commercial customers. In the area of net-centric operations, we design next generation wireless networks and devices, including frequency and bandwidth-adaptive systems.

•	Spectrum management: we perform studies and analyses related to the manner in which the radio frequency spectrum may be utilized without interruption or interference by both new and existing users and technologies. In addition, we assess existing and new technologies for their ability to utilize the radio frequency spectrum efficiently — in other words, to accomplish designated tasks without using too much of the available radio frequency spectrum. Our services, which include providing spectrum policy advice, are used to support decisions of senior U.S. government officials in domestic and foreign initiatives.

•	C4ISR system engineering: we deliver Command, Control, Communication and Computer Intelligence, Surveillance, and Reconnaissance (C4ISR) engineering and analysis support for radio frequency communications, radar and Identification Friend or Foe to DoD system developers and integrators. We also develop automated spectrum management software to assign frequencies to multiple users of the radio frequency spectrum in an effort to minimize interference. Our software tool, Spectrum XXItm, is the automated spectrum management system used worldwide by the DoD, and it is now also being used by other agencies of the U.S. government. We also design, integrate and deploy spectrum monitoring software to locate and track violators of the rules and regulations of spectrum usage.

•	Electromagnetic environmental effects: we perform studies and analyses to measure and predict electromagnetic environmental effects for both government and commercial customers. Our work has involved building automated tools designed to predict the effects of potential hazards of electromagnetic radiation to ordnance, fuel and personnel.

Industrial Technology Solutions.  We provide the following services to our federal government customers including the DoD and, to a lesser extent, to commercial customers:

•	Reliability, material and manufacturing engineering: we apply technology to enhance production, improve performance, reduce cost and extend life of complex engineered products.

•	Sensor technology development: we develop, evaluate, adapt and integrate sensor technologies and provide support to the DoD’s Night Vision and Electronic Sensors Directorate.

•	Facilities engineering/construction management: we provide expertise in engineering, architecture and related disciplines (e.g., construction management, logistics, design oversight and inspection).

•	Research and analysis center management: we manage a number of DoD information analysis centers such as the Advanced Materials, Manufacturing and Testing Information Analysis Center (AMMTIAC) which is a recent combination of the Advanced Materials Processes Technology Information Analysis Center (AMPTIAC), the Manufacturing Technology Information Analysis Center (MTIAC), and the Non Destructive Testing Information Analysis Center (NTIAC). We also manage the DuPage Manufacturing Research Center.

•	Aerospace coating production and application: we develop and apply coatings designed to protect government and commercial satellites.

•	Innovative manufacturing technologies: we develop and integrate systems for low-volume productivity (e.g., laser cladding of parts) and rapid manufacturing systems.

We also operate acoustical laboratories through which we have the capability to test and evaluate various components for sound transmission, absorption and intensity; field measurement testing; equipment vibration and isolation; noise abatement; and active silencing.

Naval Architecture/Marine Engineering.  We provide technical services for ship and systems design from the initial phase of mission analysis and feasibility trade-off studies through contract and detail design, production supervision, testing and logistics support for the commercial and naval markets.

•	Ship design: we provide total ship design services for military and commercial customers. The services encompass whole ship systems engineering including requirements definition, concept analysis, feasibility studies and contract design, detail design and production support.

•	Naval architecture: we provide systems engineering/design integration, hull form development and performance analysis, structural design and analysis, weight engineering, and impact and damage stability analysis.

•	Marine engineering: we design and engineer ship systems including propulsion, electrical, fluids/piping, auxiliary, HVAC, deck machinery, and machinery automation and control systems. We provide expertise for machinery integration, test and trials, failure analysis, modeling and simulation, and integrated logistics support.

•	Combat systems engineering: we provide services including mission and threat analysis, evaluation of candidate warfare and combat systems, development of specifications and installation drawings for topside and below-deck interface requirements, and ship modernizations.

•	Program management: we furnish acquisition planning, business and financial management, configuration and data management, test and evaluation support, and production analysis and management in all life cycle phases of equipment, systems, and ships.

•	Transformable Craft: in support of the U.S. Navy’s Office of Naval Research, we are developing a “transformable craft,” or T-Craft, to deliver payloads across open ocean and onto the shore. The vehicle is designed to operate as a surface effect ship for transit at sea, converting to a fully-skirted air-cushion vehicle for operation in very shallow water, across sand-bars or mud-flats, and for limited mobility on dry land. The concept vehicle is intended to operate over water at speeds in excess of 40 knots over a transit range of 2,500 nautical miles without payload; and 500-600 nautical miles with up to 750 tons, to enable transfer of cargo from sea to shore where no port facilities exist.

Modeling and Simulation.  Our modeling and simulation operations assist our customers in examining the outcome of events by providing services such as:

•	Wargaming, experimentation, scenario design and execution: we design and conduct strategic and operations analytic wargames to evaluate future operational concepts and force transformation initiatives, create and implement training scenarios for two-dimensional and three-dimensional (3-D) simulation systems, we support Joint Forces Command’s Millennium Challenge, and we support Joint Conflict and Tactical Simulation (JCATS) scenarios.

•	C4I integration: we design and develop policies for the DoD to enable standard automated interfaces between simulation and C4I systems which support improved planning, training and military operations.

•	Analysis and visualization: we develop terrain modeling databases and realistic 3-D visual systems for flight simulation and other training systems. We manage the Modeling and Simulation Information Analysis Center (MSIAC) for the DoD.

•	Phenomenological modeling: we develop phenomenological models for nuclear, chemical, biological and electromagnetic environments.

Chemical, Biological, Nuclear and Environmental Sciences.  Our chemical, biological, nuclear and environmental sciences operations provide a wide range of research primarily to the DoD and the EPA, but also to other departments of U.S. federal and state governments, including:

•	Chemical/biological agent detection and decontamination: we develop, test and evaluate methods for detection, and chemical decontamination of chemical, biological and other toxic agents, and we operate a chemical agent surety laboratory. We provide analytical methods to enhance safe handling of chemical substances and design methods to convert harmful chemical and biological materials into harmless materials.

•	Laboratory support: using our laboratory facilities we analyze materials, wastes and effluents to determine constituents and/or properties; develop and validate analytical methods and instruments; and develop, test and implement methods for measuring air quality.

•	Life sciences: we provide analysis, testing, operational and laboratory support in the areas of biotechnology, biomedical sciences and toxicology.

•	Detection, recovery and disposal of unexploded ordnance and explosives: we demilitarize conventional, toxic/radioactive and chemical warfare material, and we decontaminate and demolish buildings and equipment contaminated with explosives. We provide these services through our wholly-owned subsidiary, Human Factors Applications, Inc.

•	Environmental sciences: we provide analysis, operational and laboratory support in: air pollution research, toxicology, ecology and habitat, and quality assurance program support; exhaust plume dispersion calculations and modeling; emissions modeling; air and water pollution equipment evaluations; and technology evaluations of waste streams.

•	Nuclear safety and analysis: we provide nuclear safety and analysis services to the U.S. Department of Energy and its National Laboratories as well as to the commercial nuclear power industry.

Information Technology.  Our information technology operations provide the following services primarily to agencies of the U.S. government, including the DoD, as well as to commercial customers:

•	Enterprise architecture development and integration: we design, develop and implement enterprise information systems.

•	Applications development: we develop web-based and stand-alone solutions, as well as decision support tools.

•	Knowledge management: we deliver solutions for data warehousing/mining, decision support, and information analysis.

•	Network design and secure network operations: we provide information assurance, business continuity and disaster planning, network planning and designs for virtual private networks.

•	Independent verification and validation: we implement modeling and simulation, test and evaluation, and database monitoring.

•	Medical informatics: we develop and integrate technologies for acquisition, storage and use of information, including decision support in the field of biomedicine.

Software Tools and Technology Products

We provide a series of software tools and technology products that complement our core business areas. While our software tools and technology products represent less than 0.1% of our total revenue, they play an important role in enhancing our service and solutions offerings and increasing customer satisfaction. Examples include:

•	Frequency Assignment & Certification Engineering Tool (FACETtm): this software tool automates the assignment of radio frequencies, which we refer to as spectrum management, in a way that is designed to minimize interference between multiple users of the radio frequency spectrum.

•	Advanced Cosite Analysis Tool (ACATtm): this software tool is designed to permit co-location of numerous antennas on towers, rooftops and other platforms by predicting interference between the various systems and informing the user how to minimize interference.

•	Spectrum Monitoring Automatic Reporting and Tracking System (SMARTtm): this system characterizes the frequency usage in a given geographic area, allowing the customer to remotely monitor the spectrum to identify unauthorized users and to look for gaps in the spectrum usage.

•	X-IGtm: this software provides 3-D images for managing and displaying visuals of terrain and environment used in flight simulation and other training systems.

•	MobSimtm/SimViewertm: this software provides for tracking components across multiple modes of transportation (e.g., air, sea, rail and truck).

•	Virtual Oceantm: this software provides visualization of ship motions based on analytically correct representation of the seaway.

•	Countermeasurestm: we provide vulnerability/risk assessment software used to analyze and quantify physical or electronic security.

•	CaveDogtm: this product is a small, remote-controlled hemispherical, multi-spectral vision robot vehicle used for surveillance and reconnaissance.

•	Real Time Location System (RTLStm): this product is designed to enable customers to track thousands of users in a defined area, such as a seaport, a football stadium or an office building, using low cost antennas and badges.

•	Isis-3Dtm: we provide fire code software with specific models for weapon thermal hazard response, including aerosol and radiation models.

•	PRISM®: we provide software used for system level failure rate modeling with the ability to model both operating and non-operating failure rates. The system considers non-component failure causes through process assessment.

Contract Profile

We have a diverse contract base, with no task order or single-award contract representing more than 13% of our revenue for the fiscal year ended September 30, 2006. As of September 30, 2006, we had a portfolio of over 800 active contracts and task orders. Approximately 81% of our pro forma fiscal year 2006 revenues were generated under our prime contracts, and approximately 19% of our pro forma fiscal year 2006 revenues were generated under subcontracts. Our contracts have one of three types of pricing structures: cost-reimbursement contracts, fixed-price contracts and time-and-material contracts.

•	Cost-reimbursement contracts are structured to allow us to recover our direct labor and allocable indirect costs, plus a fee that may be fixed or variable depending on the contract arrangement. Allocable indirect costs refer to those costs related to operating our business that can be recovered under a contract.

•	Fixed-price contracts oblige customers to pay us a fixed dollar amount to cover all direct and indirect costs, and fees. Under fixed-price contracts we assume the risk of any cost overruns and receive the benefit of any cost savings.

•	Time-and-material contracts are structured to allow us to recover our labor, related indirect expenses and fee through fixed hourly labor billing rates, and to recover certain material and other direct costs through cost reimbursable provisions without fee.

In addition to traditional, close-ended contracts, our contracts may be structured as multiple award contracts (such as ID/IQ contracts, GSA Schedule contracts, BPAs and GWACs), under which we are required to make sustained post-award efforts to realize revenue under such contracts.

Our historical contract mix, measured as a percentage of total revenue and pro forma contract mix, measured as a percentage of total pro forma revenue, is summarized in the table below for the periods set forth below.

	For the Year Ended September 30,
	Actual						Pro Forma
Contract Type	2004		2005		2006		2006
	($ in millions)

Cost-reimbursement	$159.5	59.1%	$216.2	58.6%	$326.3	64.2%	$519.4	71.5%
Fixed-price	44.3	16.4%	76.6	20.7%	91.6	18.0%	53.3	7.3%
Time-and-material	66.1	24.5%	76.4	20.7%	90.7	17.8%	154.2	21.2%

Total	$269.9	100.0%	$369.2	100.0%	$508.6	100.0%	$726.9	100.0%

	For the Three Months Ended December 31,
	Actual
Contract Type	2005		2006
	($ in millions)

Cost-reimbursement	$63.1	62.3%	$124.7	68.9%
Fixed-price	19.3	19.0%	30.4	16.7%
Time-and-material	18.9	18.7%	26.0	14.4%

Total	$101.3	100.0%	$181.1	100.0%

Any costs we incur prior to the award of a new contract or prior to modification of an existing contract are at our own risk. This is a practice that is customary in our industry, particularly when a contractor has received oral advice of a contract award, but has not yet received the authorizing contract documentation. In most cases the contract is later executed or modified and we receive full reimbursement for our costs. We cannot be certain, however, when we commence work prior to authorization of a contract, that the contract will be executed or that we will be reimbursed for our costs. As of September 30, 2006, we had incurred $3.4 million in pre-contract costs at our own risk.

We compete for key contracts from various agencies of the U.S. government. Our business development and technical personnel target contract opportunities and perform detailed analyses on each customer’s priorities and overall market dynamics. Depending upon whether the targeted contract is a renewal or a new opportunity, we typically will have from three to 18 months to develop and execute our competitive strategy regarding that contract. Once we have decided to pursue a contract, we mobilize a core group of employees with the requisite expertise to lead the bidding and proposal preparation effort. We have a network of consultants and other industry experts to supplement our internal capabilities as necessary.

Our contract administration and cost accounting policies and practices are subject to oversight by federal government inspectors, technical specialists and auditors. All costs associated with a federal government contract are subject to audit by the federal government. An audit may reveal that some of the costs that we may have charged against a government contract are not in fact allowable, either in whole or in part. In these circumstances, we would have to return to the federal government any monies paid to us for non-allowable costs, plus interest and possibly penalties. Contract costs on federal government contracts are subject to audit by the federal government and adjustment through negotiations with government representatives. The government considers us to be a major contractor and maintains an office at our facilities to perform various audits. The government has audited all of our federal government contract indirect costs through fiscal year 2004. We submitted our fiscal year 2005 indirect expense rates to the government in March 2006 and submitted our fiscal year 2006 indirect expense rates to the government in March 2007. Indirect rates have been negotiated and settled through fiscal year 2003. We have recorded revenue on federal government contracts in amounts we expect to realize.

At each stage of the contracting process, we attempt to reduce financial and performance risks. At the pre-award stage, we frequently bid through teaming agreements with other contractors having complementary technical strengths that enhance the likelihood of winning the contract, including, in many instances, our main competitors. Sometimes, before a U.S. government agency has actually signed or begun funding for services under a contract or task order, our employees will begin providing services. We have internal procedures in place designed to ensure that such “at risk” provisions of services only occur when funding is delayed due to bureaucratic or other technical reasons and it remains highly probable that we will ultimately receive funding.

Once we win a contract or task order, we assign a program manager and, at a lower level, a task leader, whose job is to ensure timely and high quality performance of services. Program managers are given access to our financial management information systems to assist them in monitoring our incurred costs and preventing these costs from exceeding funded costs under our contracts and task orders. Program managers also interface with our customers to determine whether their needs are being satisfied.

Contract Backlog

Our contract backlog represents an estimate, as of a specific date, of the remaining future revenue anticipated from existing contracts. On September 30, 2006 and on December 31, 2006, our total contract backlog was approximately $4,247.0 million and $4,602 million, respectively, of which approximately $386.0 million and $333 million, respectively, was funded. The two elements of our backlog are described below.

•	Funded backlog reflects amounts that have been awarded to us and whose funding has been authorized by the customer, less revenue previously recognized under the same contracts.

•	Unfunded backlog represents the total estimated value of contracts awarded to us, but whose funding has not yet been authorized by the customer.

Because the U.S. government operates under annual appropriations, agencies of the U.S. government typically fund contracts on an incremental basis. As a result, only a portion of the total contract backlog is “funded.” Funded backlog generally varies depending on procurement and funding cycles and other factors beyond our control. In addition, pre-negotiated contract options, options not yet exercised by a customer for additional years and other extension opportunities included in contracts are included in unfunded backlog.

Changes in our contract backlog calculation result from additions for future revenue as a result of the execution of new contracts or the extension or renewal of existing contracts, reductions as a result of completing contracts, reductions due to early termination of contracts, and adjustments due to changes in estimates of the revenue to be derived from previously included contracts. Estimates of future revenue from contract backlog are by their nature inexact and the receipt and timing of these revenue are subject to various contingencies, many of which are outside of our control. Accordingly, period-to-period comparisons are difficult and not necessarily indicative of any future trends in revenue. The table below shows the value of our funded and unfunded contract backlog as of September 30, 2004, 2005 and 2006, respectively, and December 31, 2005 and 2006, respectively.

	September 30,			December 31,
	Actual
	2004	2005	2006	2005	2006
	($ in millions)			($ in millions)

Backlog:
Funded	$161	$193	$386	$179	$333
Unfunded	$1,793	$2,581	$3,861	$2,644	$4,269

Total	$1,954	$2,774	$4,247	$2,823	$4,602

Proposal backlog represents an estimate, as of a specific date, of the proposals we have in process or submitted and for which we are waiting to hear results of the award. It consists of two elements:

•	in-process backlog, which refers to proposals that we are preparing to submit following a request from a customer, and

•	submitted backlog, which refers to proposals that we have submitted to a customer and for which we are awaiting an award decision.

The amount of our proposal backlog that ultimately may be realized as revenues depends upon our success in the competitive proposal process, and on the receipt of tasking and associated funding under the ensuing contracts. We will not be successful in winning contract awards for all of the proposals that we submit to potential customers. Our past success rates for winning contract awards from our proposal backlog should not be viewed as an indication of our future success rates. The table below shows the value of our proposal backlog as of September 30, 2004, 2005, and 2006, respectively and December 31, 2005 and 2006, respectively.

	September 30,			December 31,
	Actual
	2004	2005	2006	2005	2006
	($ in millions)			($ in millions)

In-process	$56	$276	$650	$248	$141
Submitted	$425	$1,121	$474	$1,056	$950

Total	$481	$1,397	$1,124	$1,304	$1,091

Customers

We provide scientific, research and development and technical expertise and operational support to a diverse group of U.S. government customers, in addition to state and local government and commercial customers. As of September 30, 2006, we serviced approximately 350 customers including all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, and the White House. For our pro forma fiscal year ended September 30, 2006, the DoD accounted for approximately 91.0% of our total revenue, including approximately 200 contracts with customers such as the U.S. Navy, the U.S. Army, the U.S. Air Force, U.S. Joint Forces Command (USJFCOM), Defense Information Systems Agency and DARPA. Other U.S. federal, state, and local government customers accounted for 4.7% of total pro forma revenue, including the National Institute of Environmental Health Sciences (NIEHS), U.S. Department of

Energy (DOE) and the EPA. Lastly, commercial and international customers accounted for the remaining 4.5% of total pro forma revenue. The table below shows revenue by customer type for the periods set forth below.

	For the Year Ended September 30,
	Actual						Pro Forma
	2004		2005		2006		2006
	($ in millions)

U.S. Department of Defense (DoD)	$244.9	90.7%	$324.1	87.8%	$451.8	88.8%	$660.0	90.8%
Other U.S. Civilian Government Agencies	19.0	7.0%	30.3	8.2%	30.1	5.9%	33.9	4.7%
Commercial and International	6.0	2.2%	14.8	4.0%	26.7	5.2%	33.0	4.5%

Total	$269.9	100%	$369.2	100%	$508.6	100.0%	$726.9	100.0%

	For the Three Months Ended December 31,
	Actual
Contract Type	2005		2006
		($ in millions)

U.S. Department of Defense (DoD)	$94.0	92.8%	$163.9	90.5%
Other U.S. Civilian Government Agencies	5.6	5.5%	6.9	3.8%
Commercial and International	1.7	1.7%	10.3	5.7%

Total	$101.3	100.0%	$181.1	100.0%

Foreign Operations

In fiscal years 2004, 2005 and 2006, nearly 100% of our revenue was derived from services provided under contracts with U.S.-based customers. We treat revenues resulting from U.S. government customers as sales within the United States regardless of where the services are performed.

Business Development and Promotional Activities

We primarily promote our contract research services by meeting face-to-face with customers or potential customers, by obtaining repeat work from satisfied customers, and by responding to requests for proposals (RFPs) and similar international requests that our customers and prospective customers publish or direct to our attention. We use our knowledge of and experience with U.S. government procurement procedures, and relationships with government personnel, to help anticipate the issuance of RFPs or other potential customer requests and to maximize our ability to respond effectively and in a timely manner to these requests. We use our resources to respond to RFPs and other potential customer requests that we believe we have a good opportunity to win and that represent either our core research fields or logical extensions of those fields for new research. In responding to an RFP or other potential customer requests, we draw on our expertise in various business areas to reflect the technical skills we could bring to the performance of a particular contract.

Our business developers, who also work face to face with our customers, are experienced in marketing to government customers and have knowledge of the services and products they are representing as well as the particular customer’s organization, mission and culture. These professionals also possess a working knowledge of rules governing the marketing limitations that are unique to the government arena. This includes knowledge of government funding systems, conflict of interest restrictions, procurement integrity limitations and other pertinent procedural requirements designed to establish a level competitive playing field and to ensure the appropriate use of public funds.

Our technical staff is an integral part of our promotional efforts. They develop relationships with our customers over the course of contracts that can lead to additional business. They are also exposed to new research opportunities that become available in the course of performing tasks on current contracts. We hold weekly company-wide business development meetings to review specific proposal opportunities and to agree on our strategy in pursuing these opportunities. At times we also use independent consultants for promoting business, developing proposal strategies and preparing proposals.

For internally-funded research and development we spent approximately $0.4 million, $0.5 million, and $2.0 million in fiscal years 2004, 2005 and 2006, respectively. This is in addition to the substantial research and development activities that we have undertaken on projects funded by our customers. We believe that actively fostering an environment of innovation is critical to our ability to grow our business and attract new business in that it allows us to be proactive in addressing issues of national concern in public health, safety and national defense. As an example, in anticipation of an RFP for hi-tech contract work from the Army’s Night Vision Laboratory (NVESD), we invested our own research and development dollars in the development of a prototype that supports our warfighter, called CaveDogtm, a small, remotely-controlled robot that can search caves and tunnels. We attribute our subsequent success in our bid for the high-tech contract work in part to this initiative. This contract work has resulted in over $75 million in new task orders for us over the past three fiscal years.

Resources

For most of our work, we use computer and laboratory equipment and other supplies that are readily available from multiple vendors. As such, disruption in availability of these types of resources from any particular vendor should not have a material impact on our ability to perform our contracts. In some of the specialized work we perform in a laboratory, we depend on the supply of special materials and equipment whose unavailability could have adverse effects on the experimental tasks performed at the laboratory. However, we believe that the overall impact of these types of delays or disruptions on our total operations and financial condition is likely to be minimal.

Patents and Proprietary Information

Our research and development and engineering services do not depend on patent protection. In accordance with applicable law, our U.S. government contracts often provide government agencies with certain rights to our inventions and copyright works, including use of the inventions by government agencies, and a right to exploit these inventions or have them exploited by third-party contractors, including our competitors. Similarly, our U.S. government contracts often license to us patents and copyright works owned by third parties. We maintain an active program to track and protect our intellectual property.

Competition

The U.S. government engineering and technology services industries are comprised of a large number of enterprises ranging from small, niche oriented companies to multi-billion dollar corporations that serve a large number of U.S. government customers. Due to the diverse requirements of U.S. government customers and the highly competitive nature of large contracting initiatives, corporations frequently form teams to pursue contract opportunities. Prime contractors leading large proposal efforts typically select team members on the basis of their relevant capabilities and experience particular to each opportunity. As a result of these circumstances, companies that are competitors for one opportunity may be team members for another opportunity.

We frequently compete against well-known firms in the industry as a prime contractor. Our competitors include Booz Allen Hamilton, CACI International, Inc., Science Applications International Corporation, Battelle Memorial Institute, SRA International, Inc. and the services divisions of Lockheed Martin Corporation, General Dynamics Corporation and Northrop Grumman Corporation. In the commercial arena, we compete most often with smaller, but highly specialized technical companies, as well as a number of larger companies. These competitors include Westinghouse, General Electric, Enercon, Accenture, BearingPoint, Evans and Sutherland, CAE and L-3 Communications Corporation.

Competition also takes place at the task level, where knowledge of the customer and its procurement requirements and environment is often the key to winning business. We have been successful in ensuring our presence on numerous contracts and GSA schedules, and in competing for tasks under those contracts. Through the variety of contractual vehicles at our disposal, as either a prime contractor or subcontractor, we have the capability to market our services to any U.S. government agency. Because of our experience with providing services to a diverse array of U.S. government departments and agencies, we have first-hand knowledge of our customers and their goals, problems and challenges.

In most cases, government contracts for which we compete are awarded based on a competitive process. We believe that in general, the key factors considered in awarding contracts are:

•	technical capabilities and approach;

•	quality of personnel, including management capabilities;

•	successful past contract performance; and

•	price.

It is our experience that in awarding contracts to perform complex technological programs, the two most important considerations for a customer are technical capabilities and price. Our overall win rate over the past two fiscal years has been approximately 38%, based on the dollar value of the relevant contracts. For re-bid of contracts where we are the incumbent, our win rate has been approximately 84% over the last three fiscal years, based on the number of those contracts. We believe that our knowledge of our customers, our U.S. government contracting and technical capabilities, and our pricing policies enable us to compete effectively.

Corporate Culture, Employees and Recruiting

We strive to create an organizational culture that promotes excellence in job performance, respect for the ideas and judgment of our colleagues and recognition of the value of the unique skills and capabilities of our professional staff. We seek to attract highly qualified and ambitious staff. We strive to establish an environment in which all employees can make their best personal contribution and have the satisfaction of being part of a unique team. We believe that we have a track record of successfully attracting and retaining highly skilled employees because of the quality of our work environment, the professional challenges of our assignments, and the financial and career advancement opportunities we make available to our staff.

As of September 30, 2006, we employed approximately 3,600 employees, of which approximately 3,300 were full-time employees. Approximately 37% of our employees have Ph.D.s and masters degrees, and approximately 63% of our employees have college degrees. Approximately 72% of our employees have security clearances, with approximately 22% of our employees holding clearances at the Top Secret level or above. We believe that our relationship with our employees is good. None of our employees are covered by a collective bargaining agreement.

We view employees as our most valuable asset. Our success depends in large part on attracting and retaining talented, innovative and experienced professionals at all levels. We rely on the availability of skilled technical and administrative employees to perform our research, development and technological services for our customers. The market for certain skills in areas such as information technology and wireless communications is at times extremely competitive. This makes recruiting and retention of employees in these and other specialized areas extremely important. We recognize that our benefits package, work environment, incentive compensation, and employee-owned culture will be important in recruiting and retaining these highly skilled employees.

Environmental Matters

Our operations are subject to U.S. federal, state and local and foreign laws and regulations relating to, among other things, emissions and discharges into the environment, handling and disposal of regulated substances and wastes, and contamination by regulated substances. Some of our operations may require environmental permits and/or controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities.

Operating and maintenance costs associated with environmental compliance and prevention of contamination at our facilities are a normal, recurring part of our operations. These costs are not material relative to our total operating costs or cash flows and are generally allowable as contract costs under our contracts with the U.S. government. These costs have not been material in the past and, based on information presently available to us and on U.S. government environmental policies relating to allowable costs in effect at this time, all of which are subject to change, we do not expect these to have a material impact on us. Based on historical experience, we believe that a significant percentage of the total environmental compliance costs associated with our facilities will continue to be allowable costs.

Under existing U.S. environmental laws, potentially responsible parties can be held jointly and severally liable and, therefore, we would be potentially liable to the government or third parties for the full cost of investigating or remediating contamination at our sites or at third-party sites in the event contamination is identified and remediation is required. In the unlikely event that we were required to fully fund the remediation of a site, the statutory framework would allow us to pursue rights of contribution from other potentially responsible parties.

Properties

Our principal operating facilities are located in McLean, Virginia and Chicago, Illinois, and consist of approximately 23,823 square feet and 49,231 square feet of office space, respectively, held under leases. We also lease approximately 80 additional office facilities totaling approximately 750,000 square feet. Of these, our largest offices are located in Fairfax, Alexandria, Vienna, Arlington, Norfolk, Suffolk, and Newport News, Virginia; Washington, DC; Swissvale and West Conshohocken, Pennsylvania; Huntsville, Alabama; Mystic, Connecticut; Annapolis and Lanham, Maryland; Orlando, Florida; Rome, New York; Iselin, New Jersey; Pascagoula, Mississippi; Fairborn, Ohio; Mt. Clements, Michigan; Boulder, Colorado; Durham, North Carolina; Bath, Maine; San Diego, California; Albuquerque and Los Alamos, New Mexico; and Warrenville, Illinois.

We lease twelve laboratory facilities totaling approximately 120,000 square feet, for research functions in connection with the performance of our contracts. Of these, our largest laboratories are located in Washington, DC; Durham, North Carolina; Chicago and Geneva, Illinois; Annapolis and Lanham, Maryland; and Rome, New York. The lease terms vary from one to eight years, and are generally at market rates.

Aggregate average monthly base rental expense for fiscal years 2006 and 2005 was $1,849,940 and $1,091,594, respectively.

We periodically enter into other lease agreements that are, in most cases, directly chargeable to current contracts. These obligations are usually either covered by currently available contract funds or cancelable upon termination of the related contracts.

All leased space is considered to be adequate for the operation of our business, and no difficulties are foreseen in meeting any future space requirements.

Legal Proceedings

We are party to a number of lawsuits arising in the normal course of our business. We do not believe that any pending litigation will have a material adverse effect on our financial condition or results of operations. We are not aware of any threat of future litigation that would have a material adverse affect on our financial condition or results of operations.

As a government contractor, we may be subject from time to time to U.S. government inquiries relating to our operations and audits by the U.S. Defense Contract Audit Agency. Contractors found to have violated the False Claims Act, or which are indicted or convicted of violations of other U.S. laws, may be suspended or debarred from U.S. government contracting for some period. Such an event could also result in fines or penalties. Given our dependence on U.S. government contracts, suspension or debarment could have a material adverse effect on our business, financial condition, results of operations and our ability to meet our financial obligations. We are not aware of any such pending U.S. government claims or investigations.

Estate of Joseph Hudert vs. Alion Science and Technology Corporation; Estate of Frank Stotmeister vs. Alion Science and Technology Corporation.  On December 23, 2004, the estate of Joseph Hudert filed an action against Grunley-Walsh Joint Venture, L.L.C. (Grunley-Walsh) and us in the District of Columbia Superior Court for damages in excess of $80.0 million. On January 6, 2005, the estate of Frank Stotmeister filed an action against us in the same court on six counts, some of which are duplicate causes of action, claiming $30.0 million for each count. Several other potential defendants may be added to these actions in the future. Other defendants in these actions include another construction subcontractor of the GSA. These actions have since been removed to the Federal District Court for the District of Columbia. The discovery process has begun in these actions.

The suits arose in connection with a steam pipe explosion that occurred on or about April 23, 2004 on a construction site located at 17th Street, N.W. in Washington, D.C. The plaintiffs died, apparently as a result of the explosion. Joseph Hudert was an employee of Grunley-Walsh, who was the prime contractor on the site, and Frank Stotmeister was an employee of Cherry Hill Construction Company Inc., which was a subcontractor on the site. Grunley-Walsh had a contract with the GSA for construction on 17th Street N.W. near the Old Executive Office Building in Washington, D.C. Sometime after the award of the construction contract to Grunley-Walsh, we were awarded a separate contract by GSA. Our responsibilities on this particular contract with the GSA were non-supervisory monitoring of Grunley-Walsh’s activities and reporting to GSA of any deviations from contract requirements.

We intend to defend these lawsuits vigorously. Based on the facts underlying the lawsuit known to us at this time, and our non-supervisory monitoring role at the project site, our management believes that the potential for Alion to incur a material loss as a result of the lawsuits is remote. Therefore, our management does not believe that these lawsuits will have a material adverse effect upon us, our operations, cash flows, or financial condition.

Our primary provider of general liability insurance, St. Paul Travelers, has assumed defense of these lawsuits. However, since there is some uncertainty as to whether St. Paul Travelers received timely notice of a potential claim by us in connection with these lawsuits under our general liability insurance policy, St. Paul Travelers indicated, when it assumed defense of the lawsuits, that it was doing so subject to a reservation of rights to deny coverage. Nevertheless, even if St. Paul Travelers is ultimately able to properly deny coverage as a result of late notice of the lawsuits, our management does not believe that the lawsuits will have a material adverse effect upon us, our operations, cash flows, or financial condition. We have notified our excess insurance carrier, American International Group, regarding these lawsuits.

EMPLOYEE STOCK OWNERSHIP PLAN

The Alion Science and Technology Corporation Employee Stock Ownership Savings and Investment Trust (The ESOP Trust) holds record title to 100% of our outstanding shares of common stock on behalf of the participants in The Employee Stock Ownership Plan (ESOP) component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, which we refer to as the KSOP (the KSOP). The KSOP also has a traditional 401(k) component, which we also refer to as the non-ESOP component of the KSOP. Our eligible employees can purchase beneficial interests in our common stock by rolling over their eligible retirement account balances into the ESOP through a one-time ESOP investment election available to new hires and/or directing a portion of their pre-tax payroll income to be invested in the ESOP. The trustee of the ESOP Trust, State Street Bank & Trust Company, uses the monies that eligible employees invest in the ESOP to make semi-annual purchases of our shares of common stock for allocation to those employees’ ESOP accounts.

We make retirement contributions to the ESOP on behalf of our eligible employees. We also make matching contributions in the ESOP component of the KSOP on behalf of our eligible employees.

The ESOP Trust holds record title to all of the shares of our common stock allocated to the employees’ ESOP accounts and, except in certain limited circumstances, the trustee of the ESOP Trust will vote those shares on behalf of the employees at the direction of the ESOP committee. The ESOP committee is appointed by our chief executive officer and president. The ESOP committee is comprised of four members of our management team and three other employees and is responsible for the financial management and administration of our ESOP.

As part of the stock purchase agreement pursuant to which the ESOP Trust acquired a 100% ownership interest in our common stock, we agreed with the ESOP Trust that:

•	We will not take any steps without the ESOP Trust’s consent to change our status as an S corporation;

•	We will not enter into any transactions with any of our officers or directors without approval from our board of directors or compensation committee;

•	We will obtain the ESOP Trust’s consent before effecting our first public offering of common stock to be listed on any securities exchange;

•	We will not take actions that would prevent the ESOP Trust from acquiring any additional shares of our common stock under the control share acquisition provisions of the Delaware General Corporation Law;

•	We will repurchase any shares of common stock distributed to participants in the ESOP component of the KSOP, to the extent required by the ESOP, any ESOP-related documents and applicable laws;

•	We will maintain the KSOP and the ESOP Trust so that they will remain in compliance with the qualification and tax exemption requirements under the Internal Revenue Code; and

•	We will use our best efforts to ensure that the ESOP Trust fully enjoys its right to elect a majority of our board of directors and to otherwise control us.

Certain of the covenants listed above will lapse if the ESOP Trust fails to own or otherwise control at least 20% of the voting power of all of our capital stock.

MANAGEMENT

The names, ages and positions of our officers and directors, as of February 28, 2007, are set forth below:

			Position	Term	Director
Name	Age	Position	Since	Expires	Since

Bahman Atefi	54	President, Chief Executive Officer and Chairman of the Board(1)	December 2001	2008	2001
Stacy Mendler	44	Chief Operating Officer and Executive Vice President(1)	September 2006
John (Jack) Hughes	55	Executive Vice President, Chief Financial Officer and Treasurer(1)	September 2005
Randy Crawford	56	Sector Senior Vice President and Manager — Engineering and Information Technology Sector(1)	May 2002
Rob Goff	61	Sector Senior Vice President and Manager — Defense Operations Integration Sector(1)	February 2004
Scott Fry	57	Sector Senior Vice President and Manager — Engineering and Integration Solutions Sector	October 2005
James Fontana	49	Senior Vice President, General Counsel and Secretary	January 2004
Edward C. “Pete” Aldridge	68	Director		2009	2003
Leslie Armitage	38	Director		2007	2002
Lewis Collens	69	Director		2007	2002
Admiral (Ret.) Harold W. Gehman, Jr.	64	Director		2007	2002
Donald E. Goss	76	Director		2009	2002
General (Ret.) George A. Joulwan	67	Director		2008	2002
General (Ret.) Michael E. Ryan	65	Director		2008	2002

(1)	Member of the ESOP Committee

Officers.

Bahman Atefi was appointed Chief Executive Officer of Alion in December 2001. He is also Chairman of our board of directors. Dr. Atefi also serves as chairman of the ESOP committee. Dr. Atefi served as president of IITRI from August 1997, and as its chief executive officer from October 2000 until December 20, 2002, the closing date of the IITRI Acquisition. Dr. Atefi has also been chairman of the board of directors of Human Factors Applications, Inc. since February 1999. From June 1994 to August 1997, Dr. Atefi served as manager of the energy and environmental group at Science Applications International Corporation. In this capacity, he was responsible for operation of a 600-person business unit, with annual revenues in 1997 of approximately $80 million, which provided scientific and engineering support to the U.S. Department of Energy, Nuclear Regulatory Commission, EPA, DoD, as well as commercial and international customers. Dr. Atefi is a member of the board of trustees of Illinois Institute of Technology. Dr. Atefi received a BS in Electrical Engineering from Cornell University, a master’s degree in nuclear engineering and a doctor of science in nuclear engineering from the Massachusetts Institute of Technology.

Stacy Mendler has served as Chief Operating Officer and Executive Vice President of Alion since September 2006. She served as Executive Vice President and Chief Administrative Officer of Alion from September 2005 until September 2006, and as Senior Vice President and Chief Administrative Officer of Alion from May 2002 until September 2005. She is also a member of our ESOP committee. Ms. Mendler served IITRI as senior vice president and director of administration from October 1997 until December 20, 2002, the closing date of the IITRI Acquisition. As of May 2002, Ms. Mendler was IITRI’s chief administrative officer, as well as senior vice president. She also served as IITRI’s assistant corporate secretary from November 1998 through completion of the IITRI Acquisition and has been a member of the board of directors of Human Factors Applications, Inc. since February 1999. From February 1995 to October 1997, Ms. Mendler was vice president and group contracts manager for the energy and environment group at Science Applications International Corporation where she managed strategy, proposals, contracts, procurements, subcontracts and accounts receivable. Ms. Mendler received a BBA in Marketing from James Madison University and a MS in Contracts and Acquisition Management from Florida Institute of Technology.

John (Jack) Hughes has served as Executive Vice President, Chief Financial Officer and Treasurer of Alion since September 2005. He served as Senior Vice President, Chief Financial Officer and Treasurer from October 2002 until September 2005. Mr. Hughes is also a member of our ESOP Committee. From July 1998 to September 2002, Mr. Hughes served as co-founder and principal of Phoenix Financial & Advisory Services LLC, responsible for providing strategic planning, operations, financing, merger/acquisition, marketing/communications and business development support to small and mid-sized companies in the technology, media and entertainment industries. Mr. Hughes has also served as principal consultant of HKSBS, LLC from July 2002 to September 2002 and currently serves on the HKSBS advisory board. In his position as a principal consultant, Mr. Hughes functioned as the team leader for the financial advisory services division. From November 1992 to May 1998, Mr. Hughes served as senior vice president and chief financial officer of BTG Inc., responsible for business and operations management, strategic planning, mergers and acquisitions, and arranging financing for a $600 million business with 1,650 employees. Mr. Hughes received a BS in Economics and Business from Frostburg State University and has performed graduate coursework in contract formation, government procurement and financial management.

Randy Crawford has served as Sector Senior Vice President and Sector Manager for Alion’s Engineering and Information Technology Sector since September 2005. Mr. Crawford served as Sector Senior Vice President and Sector Manager for Alion’s Spectrum Engineering Sector from May 2002 until September 2005. He is also a member of our ESOP committee. Mr. Crawford has been a member of the board of directors of Human Factors Applications, Inc. since September 2000. Mr. Crawford served IITRI as spectrum engineering sector senior vice president and manager from October 2000 through December 20, 2002, the date of completion of the IITRI Acquisition. From January 1997 to October 2000, Mr. Crawford served as group manager of IITRI’s spectrum engineering group. Mr. Crawford received a BSEE from Virginia Tech and an MSEE from The George Washington University.

Rob Goff has served as Sector Senior Vice President and Sector Manager for Alion’s Defense Operations Sector since February 2004. He has also served as a member of our ESOP committee since January 2005. Mr. Goff served as Vice President and Operations Manager for IITRI from July 1999 until September 2001. From December 20, 2002 (the closing date of the IITRI Acquisition) until February 2004, Mr. Goff was Senior Vice President and Group Manager for Alion; he held this same position for IITRI from September 2001 until December 20, 2002. Prior to working for IITRI, Mr. Goff served on active duty for 30 years, retiring at the rank of Major General from the U.S. Army. Mr. Goff received a BS from the U.S. Army Military Academy at West Point, followed by a Masters degree in Spanish Language and Literature from Middlebury College, and a MBA from Long Island University.

Scott Fry has served as Senior Vice President and Sector Manager for Alion’s Engineering and Integration Solutions Sector since September 2006. Mr. Fry served as Senior Vice President and Sector Manager of Alion’s JMS Maritime Sector from October 2005 until September 2006, and as Senior Vice President and Deputy Sector Manager for the JMS Maritime Sector from April 2005 to October 2005. Prior to joining Alion, Mr. Fry served in the U.S. Navy for 32 years, retiring in the rank of Vice Admiral.

His career included command and staff positions both at sea and ashore with the U.S. Navy, NATO, and Joint Chiefs of Staff. In his last active duty assignment he commanded the United States Sixth Fleet during Operation Iraqi Freedom and the Global War on Terrorism. Mr. Fry received a B.S. from the United States Naval Academy in Annapolis, Maryland.

James Fontana has served as Senior Vice President, General Counsel and Secretary of Alion since January 2004. He has more than 20 years of experience as an attorney specializing in government contracts and technology law, and possesses a wide range of legal subject matter expertise. From February 2003 to January 2004, Mr. Fontana was in private practice as the principal of the Law Offices of James C. Fontana, and from April 1997 to January 2003 he served as General Counsel of Getronics Government Solutions, LLC (formerly Wang Federal) and Vinnell Corporation, and was Senior Corporate Counsel to BDM International, Inc., Vinnell’s parent company. Mr. Fontana is a graduate of Temple University School of Law. He received his undergraduate degree from The American University, where he majored in economics.

Directors.

Bahman Atefi. See biography above.

Edward C.“Pete” Aldridge has served as a director of Alion since November 2003. Mr. Aldridge retired from government service in May 2003 as the Under Secretary of Defense for Acquisition, Technology, and Logistics, a position he held since May 2001. In this position, Mr. Aldridge was responsible for all matters relating to DoD acquisition, research and development, advanced technology, international programs, and the industrial base. From March 1991 to May 2001, Mr. Aldridge also served as president and CEO of the Aerospace Corporation, president of McDonnell Douglas Electronic Systems, Secretary of the Air Force, and numerous other positions within the DoD. He is currently a director of Lockheed Martin Corporation and Global Crossing, Ltd.

Leslie Armitage has served as a director of Alion since May 2002. Ms. Armitage currently serves as a Partner in the Relativity Fund, a position she has held since January 2006. Ms. Armitage served as a Partner of The Carlyle Group from January 1999 until May 2005. In June 1997, Ms. Armitage became a founding member of Carlyle Europe. Ms. Armitage also served on the board of directors of Vought Aircraft Industries, Inc., Honsel International Technologies, and United Component, Inc.

Lewis Collens has served as a director of Alion since May 2002. Since 1990, Mr. Collens has served as president of Illinois Institute of Technology. Mr. Collens also served as chief executive officer of IITRI from 1990 to October 2000. Mr. Collens also serves as chairman of the board for IITRI and as a director for Dean Foods Company, Amsted Industries and Colson Group. Mr. Collens is one of Illinois Institute of Technology’s two representatives on our board of directors.

Admiral (Ret.) Harold W. Gehman, Jr. has served as a director of Alion since September 2002. Admiral Gehman retired from over 35 years of active duty in the U.S. Navy in October 2000. While in the U.S. Navy, Admiral Gehman served as NATO’s Supreme Allied Commander, Atlantic and as the Commander in Chief of the U.S. Joint Forces Command from September 1997 to September 2000. Since his retirement in November 2000, Admiral Gehman has served as an independent consultant to the U.S. Government from October 2000 to present and Science Applications International Corporation from January 2002 to present. Admiral Gehman currently serves on the board of directors of Maersk Lines, Ltd., Transystems Corp., and Burdeshaw Associates, Ltd. He also currently serves as a member of the board of advisors for Anser Institute for Homeland Security, Old Dominion University Research Foundation, and Old Dominion University College of Engineering. In addition, Admiral Gehman is a senior fellow at the National Defense University and is chairman of the Government of Virginia’s Advisory Commission for Veterans Affairs. Most recently, Admiral Gehman agreed to chair the Space Shuttle Mishap Interagency Investigation Board, which will provide an independent review of the events and activities that led up to the loss of seven astronauts on February 1, 2003 on board the Space Shuttle Columbia.

Donald E. Goss has served as a director of Alion since May 2002. Mr. Goss has served as trustee and chairman of the audit committee for Illinois Institute of Technology since 1982, as well as the chairman of the audit committee and a member of the board of governors for IITRI since 1985. Mr. Goss has also served on the Finance Council and as chair of the audit committee for the Catholic Archdiocese of Chicago, Illinois since 1985. Mr. Goss has also served as a member of the board of governors for the Chicago Zoological Society at Brookfield Zoo since 1998. Mr. Goss retired from Ernst & Young as partner, after 37 years of service, in March 1990, and he has remained retired since that date. Mr. Goss is one of Illinois Institute of Technology’s two representatives on our board of directors.

General (Ret.) George A. Joulwan has served as a director of Alion since May 2002. General Joulwan retired from 36 years of service in the military in September 1997. While in the military, General Joulwan served as commander in chief for the U.S. Army, for U.S. Southern Command in Panama from 1990-1993 and served as commander in chief of the U.S. European Command and NATO Supreme Allied Command from 1993-1997. From 1998 to 2000, General Joulwan served as an Olin Professor at the U.S. Military Academy at West Point. General Joulwan has also served as an adjunct professor at the National Defense University from 2001 to 2002. Since 1998, General Joulwan has served as president of One Team, Inc., a strategic consulting company. General Joulwan also currently serves as a director for General Dynamics Corporation, Accenture NSS, TRS-LLC and IAP Worldwide Services.

General (Ret.) Michael E. Ryan has served as a director of Alion since May 2002. General Ryan retired from the military in 2001 after 36 years of service. He served his last four years as the 16th Chief of Staff of the Air Force, responsible for organizing, training and equipping over 700,000 active duty, reserve and civilian members. He is currently president of the consulting firm, Ryan Associates, focusing on national defense issues, a position he has held since January 2001. He is chairman of the board of CAE USA, Inc. and the Air Force Village Charitable Foundation. He serves on the board of directors of United Services Automobile Association, Circadence Corporation, VT Griffin, Inc., and Selex Sensor Airborne Systems (US) Inc. He is a senior trustee of the Air Force Academy Falcon Foundation.

Executive Compensation

The following table sets forth all compensation with respect to our chief executive officer and our other most highly paid executive officers (the Named Executive Officers), whose total salary and bonus exceeded $100,000 for the fiscal years ended September 30, 2006, 2005, and 2004.

						Long-Term
	Annual Compensation					Compensation
					Other Annual	LTIP		LTIP		All Other
Name and Principal Position	Year	Salary	Bonus		Compensation	Awards(2)		Payouts		Compensation

Bahman Atefi	2006	480,576	490,000	(1)			(3)	1,443,780	(8)	676,788	(12)
Chief Executive Officer	2005	438,609	425,000		—	—				1,152,461	(13)
	2004	406,156	410,000		—	—				68,717	(14)
Stacy Mendler	2006	293,937	180,000	(1)			(4)	609,026	(9)	61,493	(15)
Chief Operating Officer	2005	262,450	215,000		—	—				289,253	(16)
and Executive VP	2004	216,243	115,000		—	—				48,854	(17)
Randy Crawford	2006	278,510	135,000	(1)			(5)			391,482	(18)
Engineering and Information	2005	286,982	125,000		—	—				52,905	(19)
Technology Sector Senior	2004	257,752	90,000		—	—				44,538	(20)
VP and Sector Manager
Rob Goff	2006	307,403	160,000	(1)			(6)	39,821	(10)	52,388	(21)
Defense Operations	2005	286,169	150,000		—	—				47,383	(22)
Integration Sector Senior	2004	243,271	200,000		—	—				39,106	(23)
VP and Sector Manager
John (Jack) Hughes	2006	299,370	180,000	(1)			(7)	277,044	(11)	54,292	(24)
Executive VP, Chief	2005	280,771	215,000		—	—				53,674	(25)
Financial Officer	2004	245,195	135,000		—	—				48,044	(26)
and Treasurer

(1)	Approved bonus amounts for fiscal year 2006 were paid in December 2006.

(2)	See “— Phantom Stock Plans” for details related to phantom stock grants. See the “Aggregate SAR Exercises in Last Fiscal Year and Fiscal Year End/SAR Values” table, set forth below, for details related to SAR grants.

(3)	In November 2005, Dr. Atefi was awarded 50,153 shares of retention-based phantom stock under the Second Phantom Stock Plan. In February 2005, Dr Atefi was awarded 65,926 shares of performance-based phantom stock and 43,951 shares of retention-based phantom stock under the Second Phantom Stock Plan. In November 2003 and February 2003, Dr. Atefi was awarded 18,695 shares and 65,500 shares, respectively, of phantom stock under the Initial Phantom Stock Plan. Each phantom stock plan is described more fully below.

(4)	In November 2005, Ms. Mendler was awarded 25,076 shares of retention-based phantom stock under the Second Phantom Stock Plan. In February 2005, Ms. Mendler was awarded 24,151 shares of retention-base phantom stock and 36,227 shares of performance-based phantom stock under the Second Phantom Stock Plan. In November 2003 and February 2003, Ms. Mendler was awarded 6,798 shares and 28,500 shares, respectively, of phantom stock under the Initial Phantom Stock Plan. Each phantom stock plan is described more fully below.

(5)	In November 2005, Mr. Crawford was awarded 4,179 shares of retention-based phantom stock under the Second Phantom Stock Plan. In February 2005, Mr. Crawford was awarded 25,075 shares of performance-based phantom stock under the Second Phantom Stock Plan. In November 2003 and February 2003, Mr. Crawford was awarded 6,798 shares and 33,000 shares, respectively, of phantom stock under the Initial Phantom Stock Plan. Each phantom stock plan is described more fully below.

(6)	In November 2005, Mr. Goff was awarded 8,080 shares of retention-based phantom stock under the Second Phantom Stock Plan. In February 2005, Mr. Goff was awarded 25,075 shares of performance-based phantom stock under the Second Phantom Stock Plan. In February 2003, Mr. Goff was awarded 3,399 shares of phantom stock under the Initial Phantom Stock Plan. Each phantom stock plan is described more fully below. In 2003, Mr. Goff received an award of 2,500 SARs. In 2002 Mr. Goff received an award of 1,200 SARs.

(7)	In November 2005, Mr. Hughes was awarded 25,076 shares of retention-based phantom stock under the Second Phantom Stock Plan. In February 2005, Mr. Hughes was awarded 30,297 shares of retention-base phantom stock and 45,445 shares of performance-based phantom stock under the Second Phantom Stock Plan. In November 2003 and February 2003, Mr. Hughes was awarded 6,798 shares and 10,000 shares, respectively, of phantom stock under the Initial Phantom Stock Plan. Each phantom stock plan is described more fully below.

(8)	2006 includes $1,443,780 paid to Dr. Atefi for redemption of phantom stock.

(9)	2006 includes $609,026 paid to Ms. Mendler for the redemption of phantom stock.

(10)	2006 includes $39,821 paid to Mr. Goff for redemption of SARs.

(11)	2006 includes 277,044 paid to Mr. Hughes for the redemption of phantom stock.

(12)	2006 includes $571,177 for redemption of warrants, $59,585 in health and welfare benefits paid by Alion, $23,936 in leased cars paid by Alion, Company matching contributions of $13,650 under Alion’s KSOP, $4,300 in club membership dues, $3,610 in long-term and short-term disability paid by Alion, and $530 in term life insurance premiums paid by Alion.

(13)	2005 includes $1,051,005 paid to Dr. Atefi for the redemption of the amount due under his Deferred Compensation Agreement, $44,249 in health and welfare benefits paid by Alion, Company matching contributions of $25,970 under Alion’s KSOP, $23,936 in leased cars paid by Alion, $3,800 in club membership dues, $2,828 in long-term and short-term disability paid by Alion, and $673 in term life insurance premiums paid by Alion.

(14)	2004 includes $27,172 in health and welfare benefits paid by Alion, $23,936 in leased cars paid by Alion, Company matching contributions of $11,817 under Alion’s KSOP, $1,164 in long-term and short-term disability paid by Alion, $648 in term life insurance premiums and $3,980 in club membership dues paid by Alion.

(15)	2006 includes $32,152 in health and welfare benefits paid by Alion, Company matching contributions of $13,650 under Alion’s KSOP plan, $12,687 in leased cars paid by Alion, $2,484 in long-term and short-term disability paid by Alion, and $520 in term life insurance premiums paid by Alion.

(16)	2005 includes $241,016 paid to Ms. Mendler for the redemption of the amount due her under the Executive Deferred Compensation Plan, $25,497 in health and welfare benefits paid by Alion, $12,687 in leased cars paid by Alion, Company matching contributions of $7,415 under Alion’s KSOP, $2,066 in long-term and short-term disability paid by Alion, and $572 in term life insurance premiums paid by Alion.

(17)	2004 includes $19,938 in health and welfare benefits paid by Alion, Company matching contributions of $14,185 under Alion’s KSOP, $13,097 in leased cars paid by Alion, $1,164 in long-term and short-term disability paid by Alion, and $470 in term life insurance premiums paid by Alion.

(18)	2006 includes $338,338 paid to Mr. Crawford for distributions from the IITRI Flexible Option Plan, $26,635 in health and welfare benefits paid by Alion, Company matching contributions of $13,650 under Alion’s KSOP, $9,981 in leased cars paid by Alion, $2,384 in long-term and short-term disability paid by Alion, and $494 in term life insurance premiums paid by Alion.

(19)	2005 includes $20,807 in health and welfare benefits paid by Alion, Company matching contributions of $18,198 under Alion’s KSOP, $11,188 in leased cars paid by Alion, $2,111 in long-term and short-term disability paid by Alion and $601 in term life insurance premiums paid by Alion.

(20)	2004 includes $19,755 in health and welfare benefits paid by Alion, Company matching contributions of $13,291 under Alion’s KSOP, $9,794 in leased cars paid by Alion, $1,164 in long-term and short-term disability paid by Alion, and $534 in term life insurance premiums paid by Alion.

(21)	2006 includes $10,572 for distributions from the IITRI Flexible Option Plan, Company matching contributions of $13,650 under Alion’s KSOP, $12,151 in health and welfare benefits paid by Alion,

$12,600 in leased cars paid by Alion, $2,493 in long-term and short-term disability paid by Alion, $400 in health club membership fees, and $522 in term life insurance paid by Alion.

(22)	2005 includes Company matching contributions of $18,509 under Alion’s KSOP, $13,138 in health and welfare benefits paid by Alion, $12,600 in leased cars paid by Alion, $2,112 in long-term and short-term disability paid by Alion, $425 in health club membership fees, and $599 in term life insurance paid by Alion.

(23)	2004 includes Company matching contributions of $13,753 under Alion’s KSOP, $11,889 in health and welfare benefits paid by Alion, $11,792 in leased cars paid by Alion, $1,164 in long-term and short-term disability paid by Alion, and $508 in term life insurance paid by Alion.

(24)	2006 includes $25,428 in health and welfare benefits paid by Alion, Company matching contributions of $13,650 under Alion’s KSOP, $12,196 in leased cars paid by Alion, $2,494 in long-term and short-term disability paid by Alion, and $524 in term life insurance premiums paid by Alion.

(25)	2005 includes $20,850 in health and welfare benefits paid by Alion, Company matching contributions of $17,315 under Alion’s KSOP, $12,196 in leased cars paid by Alion, $2,134 in long-term and short-term disability paid by Alion, $534 in term life insurance premiums, and $645 in club membership dues paid by Alion.

(26)	2004 includes $19,650 in health and welfare benefits paid by Alion, Company matching contributions of $14,423 under Alion’s KSOP, $12,196 in leased cars paid by Alion, $1,164 in long-term and short-term disability paid by Alion, and $533 in term life insurance premiums paid by Alion.

Stock Appreciation Rights (SAR) Plans

In November 2002, our board of directors adopted the Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan (the 2002 SAR Plan). The purpose of the 2002 SAR Plan was to attract, retain, reward and motivate employees responsible for our continued growth and development and our future financial success. The 2002 SAR Plan is administered by the compensation committee of our board of directors or its delegate (the administrative committee). The 2002 SAR Plan has a 10-year term and permits grants to our directors, officers, employees and consultants. In November 2004, our board of directors amended the 2002 SAR Plan to provide that, on or after October 3, 2004, there would be no further grants under the 2002 SAR Plan. Grants made prior to October 3, 2004 remain in force. Under the 2002 SAR Plan, from December 2002 through November 2003, we issued 236,400 SARs to directors, officers, and employees. Outstanding SAR awards cannot exceed the equivalent of 10% of our outstanding shares of common stock on a fully diluted basis (assuming the exercise of any outstanding options, warrants and rights including, without limitation, SARs, and assuming the conversion into stock of any outstanding securities convertible into stock) which amount may be adjusted in the event of a merger or other significant corporate transaction or in other circumstances. The 2002 SAR Plan contains a provision to prevent an award to a person who is or would become (if the award were made) a “disqualified person”. For this purpose, “disqualified person” means any individual who directly or beneficially holds at least 10% of our equity, including outstanding common stock and “synthetic equity”, such as SARs or phantom stock. Any award that violates this provision is void. Should a grantee become a “disqualified person”, the full amount of any outstanding award that has not yet vested shall be forfeited.

A grantee has the right to receive payment for vested SARs equal to the difference between the appraised value of a share of our common stock as of the grant date and the appraised value of a share of our common stock as of the exercise date based on the most recent valuation of common stock held by the ESOP Trust. Grants to employees vest at 20% per year; grants to members of our board of directors vest ratably over each member’s then-current term of office. The 2002 SAR Plan contains a provision for accelerated vesting in the event of death, disability or a change in control of the Company or in other circumstances. Under the 2004 amendment to the 2002 SAR Plan, SARs are normally paid at the time the award becomes fully vested, or else upon the SAR holder’s earlier death, disability or termination of service. However, a grantee may request payment for any portion of an SAR that was vested on or before December 31, 2004 at any time, and can continue to hold such unexercised SARs for up to 60 days after the date at which a grant becomes completely vested. The 2002 SAR Plan permits the compensation committee to defer payments if it determines that payment is administratively impracticable or would jeopardize our solvency (provided that such impracticability or insolvency was unforeseeable as of the grant date), or if the payment would violate a loan covenant or similar contract, or not be deductible under Section 162(m) of the Internal Revenue Code, or if the payment would violate U.S. federal securities laws or other applicable law.

In November 2005, our board of directors amended the 2002 SAR plan to eliminate the timely exercise requirement for an employee to receive payment for vested SARs and to permit employees to make two separate one-time elections, 1) to receive payment for SARs as they vest each year or when fully vested and 2) to receive payment for SARs already vested.

As of September 30, 2006, we had granted under the 2002 SAR Plan, 236,400 SARs, of which approximately 151,591 SARs remain outstanding.

On January 13, 2005, our board of directors adopted a second SAR plan, the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (the 2004 SAR Plan), to comply with the deferred compensation provisions of the American Jobs Creation Act of 2004. The 2004 SAR Plan is administered by the compensation committee of our board of directors or its delegate (the administrative committee). The 2004 SAR Plan has a 10-year term and permits grants to our directors, officers, employees and consultants. Under the 2004 SAR Plan, the chief executive officer has the authority to award SARs, as he deems appropriate; however, awards to executive officers are subject to the approval of the administrative committee of the 2004 SAR Plan. Outstanding SAR awards cannot exceed the equivalent of 12% of our outstanding shares of common stock on a fully diluted basis (assuming the exercise of any outstanding options, warrants and rights including, without limitation, SARs, and assuming the conversion into stock of any outstanding securities convertible into stock), which amount may be adjusted in the event of a merger or other significant corporate transaction or in other special circumstances. As per the 2002 SAR Plan, awards may not be made to a “disqualified person.”

Awards to employees vest ratably over four years and awards to directors vest ratably over each director’s term of service. The 2004 SAR Plan contains a provision for accelerated vesting in the event of death, disability or a change in control of the Company or in other circumstances. SARs are normally paid on the first anniversary of the date the award becomes fully vested, or else upon the SAR holder’s earlier death, disability or termination of service, or change in control. Under the 2004 SAR Plan, a SAR holder may elect to defer the proceeds of the SAR into the Alion Science and Technology Corporation Executive Deferred Compensation Plan for a 5-year period, if he or she is eligible for such plan, by filing a deferral election with the Company at least one year in advance of the payment event. The 2004 SAR Plan permits the compensation committee to defer payments if it determines that payment is administratively impracticable or would jeopardize the our solvency (provided that such impracticability or insolvency was unforeseeable as of the grant date), or if the payment would violate a loan covenant or similar contract, or not be deductible under Section 162(m) of the Internal Revenue Code or if the payment would violate U.S. federal securities laws or other applicable law.

A grantee under the 2004 SAR Plan has the right to receive payment for vested SARs equal to the difference between the appraised value of a share of our common stock as of the grant date and the appraised value of a share of our common stock as of the exercise date per the most recent valuation of the common stock held by the ESOP Trust. For SARs granted under the 2004 SAR Plan before November 9, 2005 and outstanding when a change in control of the Company occurs, payment is based on the number of SARs multiplied by the share price at the date of the change in control (or earlier valuation, if higher).

In November 2005, the board of directors amended the 2004 SAR Plan to permit employees to make a one-time election to receive payment for SARs as they vest each year or when fully vested and to eliminate the timely exercise requirement for an employee to receive payment for vested SARs.

As of September 30, 2006, we had granted, under the 2004 SAR Plan, 534,775 SARs of which approximately 478,588 SARs remain outstanding. There were no grants of SARs to the Named Executive Officers pursuant to our stock appreciation rights plans during the fiscal year ended September 30, 2006.

Subject to certain restrictions under the respective SAR plan, our board of directors may amend or terminate either SAR plan at any time.

The following table sets forth information regarding the exercise of SARs during fiscal year 2006 by the Named Executive Officers and SARs held by them at September 30, 2006.

Aggregated SAR Exercises in Last Fiscal Year and Fiscal Year End/SAR Values*

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares		Options/SARs at	Options/SARs at
	Acquired on	Value	Fiscal Year End (Number)	Fiscal Year End (Dollars)
Name	Exercise	Realized	Exercisable/Unexercisable(4)	Exercisable/Unexercisable(5)
(In dollars)*

Bahman Atefi(1)	—	—	—	—
Stacy Mendler(1)	—	—	—	—
Randy Crawford(1)	—	—	—	—
John (Jack) Hughes(1)	—	—	—	—
Rob Goff(1)(2)	720	$18,641	0/480	$0/$14,890
(3)	1,000	$21,180	0/1,500	$0/$39,465

*	Refers to the “Alion Science and Technology Corporation 2002 Stock Appreciation Rights (SAR) Plan” and “Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan” (see above, “— Stock Appreciation Rights (SAR) Plans” for more information regarding the SAR Plans).

(1)	No SAR awards during the fiscal year ended September 30, 2006.

(2)	In 2002, Mr. Goff was awarded 1,200 SARs at the exercise price of $10.00 per share. As of September 30, 2006, the value of our common stock was $41.02 per share.

(3)	In 2003, Mr. Goff was awarded 2,500 SARs at the exercise price of $14.71 per share. As of September 30, 2006, the value of our common stock was $41.02 per share.

(4)	The number of exercisable and unexercisable SARs is dependent on the plan vesting schedule. For example, as of September 30, 2006, for Mr. Goff, only 60% of the 1,200 SARs awarded in 2002 have vested, resulting in 720 exercisable SARs, of which all had been exercised as of September 30, 2006. As of September 30, 2006, the remaining SARs were unexercisable.

(5)	The value of exercisable and unexercisable SARs is dependent on the difference between the exercise price per share and the current fair value per share of our common stock. For example, as of September 30, 2006, for Mr. Goff, the exercise price for his SARs awarded in 2002 was $10 per share and the value per share of our common stock was $41.02.

Phantom Stock Plans

Phantom stock refers to hypothetical shares of our common stock. Each recipient of a phantom stock award receives a grant of a specified number of shares. Recipients, upon vesting, are generally entitled to receive an amount of money equal to the product of the number of hypothetical shares vested and the then current value of our common stock, based on the most recent valuation of the shares of common stock held by the ESOP Trust. Phantom stock may increase, or decrease, in value over time, resulting in cash payments under the phantom stock awards that may be greater, or less than, the value of the phantom stock at the date of grant. The compensation committee of the board of directors administers our phantom stock plans and is authorized to grant phantom stock to key management employees and outside directors.

Initial Phantom Stock Plan

In February 2003, the compensation committee of our board of directors approved, and the board of directors subsequently adopted, the Alion Science and Technology Phantom Stock Plan (the Initial Phantom Stock Plan). The Initial Phantom Stock Plan has a term of ten years. The Initial Phantom Stock Plan is administered by the compensation committee or by the board of directors (if it so chooses) which may grant key management employees awards of phantom stock. Under the Initial Phantom Stock Plan, awards vest according to the following schedule:

	Vested Amount for Grant in
	February	November
Anniversary from Grant Date	2003	2003

1st	—	20%
2nd	—	20%
3rd	50%	20%
4th	25%	20%
5th	25%	20%

The Initial Phantom Stock Plan contains provisions for acceleration of vesting in the event of the employee’s death, disability, or a change in control of the Company or in other circumstances. Terminated employees will usually forfeit their rights to all unvested phantom stock. In certain instances, however, an employee may receive a pro rata portion of his or her unvested phantom stock upon termination. For awards made prior to November 9, 2005, when an employee voluntarily terminates for good reason or is involuntarily terminated for any reason other than cause or just cause, as defined in his or her employment agreement with us, then that employee will receive a pro rata portion of his or her unvested phantom stock based on a ratio:

•	the numerator of which is the number of months from the date of grant of the phantom stock through the end of the month of such termination; and

•	the denominator of which is 60.

For awards made on or after November 9, 2005, when an employee voluntarily terminates for good reason or is involuntarily terminated for any reason other than cause or just cause, as defined in the Initial Phantom Stock Plan, then that employee will receive a pro rata portion of his or her phantom stock equal to the greater of (i) the amount vested under the award’s normal vesting schedule, or (ii) the number of shares of phantom stock multiplied by the ratio set forth above.

Phantom stock awards issued under the Initial Phantom Stock Plan are normally paid at the time the award becomes fully vested, or else upon the employee’s earlier death, disability or termination of service. However, a grantee may request payment for any portion of a phantom stock award that was vested on or before December 31, 2004, by filing a written election to exercise with the compensation committee at least 6 months before the requested exercise date and at least 3 months in advance of the ESOP valuation date that will apply to such exercise, and can continue to hold such unexercised phantom stock awards until the award becomes completely vested.

In November 2005, the board of directors amended the Initial Phantom Stock Plan to permit employees to make a one-time election to receive payment for phantom shares as they vest each year or when fully vested. This election does not apply to awards vested before December 31, 2004 under the Initial Phantom Stock Plan, because the phantom stock holder may already exercise such awards at any time. An award holder who does not make an acceleration election as described above may elect to defer the proceeds of phantom stock into the Alion Science and Technology Corporation Executive Deferred Compensation Plan for a 5 year period, if he or she is eligible for the plan, by filing a deferral election with the Company at least one year in advance of the payment event. A 180 day election period applies for phantom stock awards vested on or before December 31, 2004.

As of September 30, 2006, the Company had 117,971 shares of phantom stock outstanding under the Initial Phantom Stock Plan.

Second Phantom Stock Plan

On November 9, 2004, our compensation committee approved, and the full board adopted, The Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan (the Second Phantom Stock Plan) to comply with the requirements of the American Jobs Creation Act. The Second Phantom Stock Plan permits awards of retention share phantom stock and performance share phantom stock. A retention award is for a fixed number of shares determined at the date of grant. A performance award is for an initial number of shares subject to change at the vesting date. Performance phantom shares are subject to forfeiture for failure to achieve a specified threshold value for a share of our common stock as of the vesting date. If the value of a share of our common stock equals the threshold value but does not exceed the target value, the number of performance shares in a given grant may be decreased by a specified percentage (up to 50%). If the value of a share of our common stock exceeds a pre-established target price on the vesting date, the number of performance shares in a given grant may be increased by a specified percentage (up to 20%).

Performance share awards vest three years from date of grant (unless otherwise provided in an individual award agreement) and retention share awards vest as specified in each individual award agreement, provided that the grantee is still employed by the Company. Accelerated vesting is provided in the event of death, disability, involuntary termination without cause, or upon a change in control of the Company or in other circumstances, unless the individual award agreement provides otherwise. Grants are to be paid out on the “payment date” specified in the award agreement, which is generally five years and sixty days from the date of grant, unless the award holder elected to accelerate payment by filing an election no later than December 31, 2005, or elects to defer the proceeds of phantom stock into the Alion Science and Technology Corporation Executive Deferred Compensation Plan, as described below.

In November 2005, the board of directors amended the Second Phantom Stock Plan to permit employees to make a one-time election to receive payment for phantom shares as they vest each year or when fully vested. An award holder who does not make an acceleration election as described above may elect to defer the proceeds of phantom stock into the Alion Science and Technology Corporation Executive Deferred Compensation Plan for a 5 year period, if he or she is eligible for the plan, by filing a deferral election with the Company at least one year in advance of the payment event.

As of September 30, 2006, the Company had granted 207,778 shares of performance incentive phantom stock and 228,693 shares of retention incentive phantom stock to executive officers of the Company pursuant to the Second Phantom Stock Plan. Depending on the future financial performance of the Company, grantees may vest in performance phantom shares at a greater (up to 20% more) or lesser (up to 50% less) number of shares than the target number of shares disclosed above.

Director Phantom Stock Plan

On November 9, 2005, our compensation committee approved, and the full board adopted, the Alion Science and Technology Corporation Board of Directors Phantom Stock Plan (the Director Phantom Stock Plan). The Director Phantom Stock Plan provides for annual awards of shares of phantom stock to our non-employee directors. The number of shares of phantom stock granted each year to each non-employee director is equal to the quotient obtained by dividing $35,000 by the fair market value of one share of our stock as of the date of the award rounded up to the next highest whole number. Fair market value is determined by the compensation committee in its sole discretion using the most recent valuation of our common stock made by an independent appraisal that meets the requirements of IRC Section 401(a)(28)(C), as of a date that is no more than 12 months before the date of the award.

Grants under the Director Phantom Stock Plan vest in one-third increments each year for three years from the date of the award. Vesting of an award accelerates upon a grantee’s death or disability or upon a change of control of the Company or in other circumstances. Before each award is granted (or within 30 days of the grant date for individuals who become a director on the grant date), a director may elect whether to receive payment for phantom shares as they vest, or when the award is fully vested. A director who elects to receive payment when an award has fully vested may elect to defer the proceeds of the award into the Alion Science and Technology Director Deferred Compensation Plan provided the election is made no later than one year before the award fully vests. All payments made under the awards are required to be in cash.

As of September 30, 2006, the Company had granted 7,808 shares of phantom stock under the Director Phantom Stock Plan.

Under the three phantom stock plans, members of our compensation committee who are eligible to receive phantom stock or who have been granted phantom stock may vote on any matters affecting the administration of the plan or the grant of phantom stock, except that a member cannot act upon the granting of phantom stock to himself or herself. These voting provisions also apply to members of our board of directors when the board resolves to act under the plans.

When granted, phantom stock provides the employee or director with the right to receive payment upon exercise of the phantom stock. The terms of each phantom stock grant are evidenced in a phantom stock agreement which determines the:

•	Date of grant;

•	Number of shares of the phantom stock awarded; and

•	Provisions governing vesting of the phantom stock awarded.

The plans also provide that phantom stock awarded at different times need not contain similar provisions.

Under the plans, the payment that we will make upon the vesting of phantom stock is intended to be made in one lump sum within 60 days of the date of vesting unless a later date is set forth in an individual award agreement. The compensation committee, or our board of directors, if it resolves to do so, may delay payment for five years. If the payment is delayed, it will include interest accrued at the prime rate as of the date of vesting until the payment date. In general, we expect that the compensation committee, or the board if it resolves to do so, will examine our available cash and anticipated cash needs in determining whether to delay payment. Under limited circumstances, payments from the exercise of phantom stock may be rolled over into any non-qualified deferred compensation plan available to the employee.

No voting or other rights associated with ownership of our common stock is given to phantom stockholders. References to shares of common stock under the plan are for accounting and valuation purposes only. As a result, an employee or director who receives phantom stock does not have any of the rights of a stockholder as a result of a grant of phantom stock.

All three phantom stock plans permit the compensation committee to defer payments if it determines that payment is administratively impracticable or would jeopardize the solvency of the Company (provided that such impracticability or insolvency was unforeseeable as of the grant date), or if the payment would violate a loan covenant or similar contract, or not be deductible under Section 162(m) of the Internal Revenue Code or if the payment would violate U.S. federal securities laws or other applicable law.

All three phantom stock plans contain a provision to prevent an award to a person who is or would become (if the award were made) a “disqualified person” for as long as we maintain the ESOP. For this purpose, “disqualified person” means any individual who directly or beneficially (such as under our ESOP) holds at least 10% of our equity, including outstanding common stock and “synthetic equity”, such as SARs or phantom stock. Any award that violates this provision is void.

Subject to adjustments for merger or other significant corporate transactions or special circumstances, the shares of common stock that may be used for awards under all of three phantom stock plans shall not exceed 2,000,000 shares (whether or not such awards have expired, terminated unexercised, or become unexercisable, or have been forfeited or otherwise terminated, surrendered or cancelled).

The number of shares of the Company’s common stock used for reference purposes with respect to grants of phantom stock under the three phantom stock plans is as of September 30, 2006 as follows:

					Cumulative Shares
	Shares Issued by		Cumulative Shares		Authorized Under
Date of Issuance	Plan		Issued by Plan		all Plans

February 2003	171,000	(1)	171,000	(1)	173,000	(1)
November 2003	52,685	(1)	223,685	(1)	225,000	(1)
February 2005	311,192	(2)	311,192	(2)	2,000,000	(2)
August 2005	2,960	(2)	314,152	(2)	2,000,000	(2)
November 2005	122,318	(2)	436,781	(2)	2,000,000	(2)
November 2005	7,808	(3)	444,589	(3)	2,000,000	(3)

(1)	Number of shares authorized under the Initial Phantom Stock Plan as periodically amended and approved by the compensation committee of our board of directors.

(2)	Number of shares authorized under the Second Phantom Stock Plan as periodically amended and approved by the compensation committee of our board of directors.

(3)	Number of shares authorized under the Director Phantom Stock Plan as periodically amended and approved by the compensation committee of our board of directors.

The following table sets forth information regarding phantom stock granted to the Named Executive Officers pursuant to the phantom stock plans as of September 30, 2006.

Number of Shares,
Name	Units, or Rights	Full Vesting Period	Period Until Payout

Bahman Atefi	65,500(1)	February 2008(2)	February 2008(3)
	18,695(1)	November 2008(2)	November 2008(3)
	65,926(4)	February 2008(5)	February 2010(5)
	43,951(4)	February 2008(5)	February 2010(5)
	27,863(4)	November 2010(5)	November 2010(5)
	22,290(4)	November 2008(5)	November 2008(5)
John (Jack) Hughes	10,000(1)	February 2008(2)	February 2008(3)
	6,798(1)	November 2008(2)	November 2008(3)
	30,297(8)	February 2008(5)	February 2010(5)
	45,445(8)	February 2008(5)	February 2010(5)
	11,145(8)	November 2008(5)	November 2008(5)
	13,931(8)	November 2010(5)	November 2010(5)
Stacy Mendler	28,500(1)	February 2008(2)	February 2008(3)
	6,798(1)	November 2008(2)	November 2008(3)
	24,151(6)	February 2008(5)	February 2010(5)
	36,227(6)	February 2008(5)	February 2010(5)
	11,145(6)	November 2008(5)	November 2008(5)
	13,931(6)	November 2010(5)	November 2010(5)
Randy Crawford	33,000(1)	February 2008(2)	February 2008(3)
	6,798(1)	November 2008(2)	November 2008(3)
	25,075(7)	February 2008(5)	February 2010(5)
	4,179(7)	November 2008(5)	November 2008(5)
Rob Goff	3,399(1)	November 2008(2)	November 2008(3)
	25,075(9)	February 2008(5)	November 2010(5)
	8,080(9)	November 2008(5)	November 2008(5)

(1)	The initial set of awards made in February 2003 was made solely to our executive management team. The awards made in November 2003 were made to our executive and senior management.

(2)	Pursuant to the Initial Phantom Stock Plan, recipients will become fully vested on the fifth year from the grant date, or approximately February 2008 and November 2008.

(3)	Pursuant to the Initial Phantom Stock Plan, or applicable award agreement, recipients will be paid commencing on the fifth year from the date of grant.

(4)	Pursuant to the Second Phantom Stock Plan, in February 2005, Dr. Atefi was awarded 65,926 shares of performance-based phantom stock and 43,951 shares of retention-based phantom stock. In November 2005, Dr. Atefi was awarded 27,863 shares and 22,290 shares of retention-based phantom stock, which vest on November 2008 and 2010, respectively.

(5)	Pursuant to the Second Phantom Stock Plan, recipients may be awarded performance-based or retention-based phantom stock. Under this plan, performance-based phantom stock will become fully vested three years from the date of grant; retention-based phantom stock will become fully vested as specified in the individual agreements. Under this plan, recipients of performance-based and retention-based phantom stock will be paid commencing on the fifth year from date of grant.

(6)	Pursuant to the Second Phantom Stock Plan, in February 2005, Ms. Mendler was awarded 24,151 shares of retention-based phantom stock and 36,227 shares of performance-based phantom stock. In November 2005, Ms. Mendler was awarded 11,145 shares and 13,931 shares of retention-based phantom stock, which vest on November 2008 and 2010, respectively.

(7)	Pursuant to the Second Phantom Stock Plan, in February 2005, Mr. Crawford was awarded 25,075 shares of performance-based phantom stock. In November 2005, Mr. Crawford was awarded 4,179 shares of retention-based phantom stock, which will vest on November 2008.

(8)	Pursuant to the Second Phantom Stock Plan, in February 2005, Mr. Hughes was awarded 30,297 shares of retention-based phantom stock and 45,445 shares of performance-based phantom stock. In November 2005, Mr. Hughes was awarded 11,145 shares and 13,931 shares of retention-based phantom stock, which vest on November 2008 and 2010, respectively.

(9)	Pursuant to the Second Phantom Stock Plan, in February 2003, Mr. Goff was awarded 25,075 shares of performance-based phantom stock. In November 2005, Mr. Goff was awarded 8,080 shares of retention-based phantom stock, which will vest on November 2008.

Board of Directors

Our directors are divided into three classes. The first class of directors consists of two directors — Donald E. Goss and Edward C. Aldridge. Their term expires on the date of the annual meeting of our shareholder(s) in 2009. The second class of directors consists of three directors — Leslie Armitage, Lewis Collens and Admiral Harold W. Gehman, Jr. Their term expires on the date of the annual meeting of our shareholder(s) in 2007. The third class of directors consists of three directors — Bahman Atefi, General George A. Joulwan and General Michael E. Ryan. The term of the third class of directors expires on the date of the annual meeting of our shareholder(s) in 2008. As the holder of the subordinated note and warrants, Illinois Institute of Technology is entitled to nominate two representatives whom the ESOP Trust is required to elect to our board of directors. Messrs. Collens and Goss are Illinois Institute of Technology’s board representatives.

Compensation of Directors

Our non-employee directors receive an annual retainer of $25,000, payable in quarterly installments, for their services as members of the board of directors. These services include preparation for and attendance in person at four board meetings per year and all committee meetings that take place on the same day as a full board meeting. In addition, each director receives a fee of $2,500 for in-person attendance at each additional board meeting, and $1,000 for telephone attendance at each additional board meeting. Each chairman of a board committee receives $2,500 per year for each year he or she serves in such capacity. Board committee members receive $1,000 and committee chairmen receive $1,500 per committee meeting if the committee meeting occurs on a day other than the day of a full Alion board meeting. We reimburse directors for reasonable travel expenses in connection with attendance at board of directors and board committee meetings.

Each of our non-employee directors receives an annual award of $35,000 in shares of phantom stock under our Director Phantom Stock Plan. Each award vests ratably over a three year period. Our directors also have the option to participate in a deferred compensation plan for tax deferral of their annual compensation and/or payments to be made upon exercise of their phantom stock awards.

Our employee directors will not receive any additional compensation for their services as members of the board.

Board Independence

Our board of directors’ mandate requires that a majority of our directors be independent as determined under applicable securities laws. Our board of directors has determined that a majority of the members of the board of directors as a whole, and each member of the audit and finance committee and compensation committee, has no material relationship with us and is “independent” within the meaning of applicable securities laws. Our corporate governance and compliance committee is comprised of a majority of independent directors. Dr. Atefi is not independent as he is our president and chief executive officer.

Establishment of Committees

Our board of directors has established three committees. As of September 30, 2006, the committees were comprised of the following members:

Committee	Chairperson	Members

Audit and Finance Committee	Donald Goss	Leslie Armitage, Harold Gehman, Michael Ryan
Compensation Committee	Harold Gehman	Pete Aldridge, Leslie Armitage, Lewis Collens, George Joulwan
Governance and Compliance Committee	Michael Ryan	Bahman Atefi, George Joulwan, Harold Gehman

Our board of directors has determined that Mr. Donald E. Goss qualifies as “audit committee financial expert” as defined in Item 401(h) of Regulation S-K, and that he is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

In October 2003, our board of directors established a compensation committee. As indicated above, the members of the compensation committee are Harold Gehman (Chairman), Leslie Armitage, Lewis Collens, George Joulwan, and Pete Aldridge. Dr. Atefi is a member of the board of trustees of the Illinois Institute of Technology where Mr. Collens is the President. Dr. Atefi is our President and Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, including any currently proposed transactions, no directors, executive officers or immediate family members of such individuals were engaged in transactions with us or any of our subsidiaries involving more than $60,000, other than executive compensation arrangements described in “Management — Executive Compensation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDERS MATTERS

The following table sets forth certain information as of February 28, 2007, regarding the beneficial ownership of our common stock by certain beneficial owners and all directors and Named Executive Officers, both individually and as a group. We know of no other person not disclosed herein beneficially owning more than 5% of our common stock. The address of the beneficial owner (as required) and the dates applicable to the beneficial ownership indicated are set forth in the footnotes below.

		Amount and Nature of	Percentage
Name of Beneficial Owner	Title of Class	Beneficial Ownership	of Class(1)

Five Percent Security Holders:
Illinois Institute of Technology(2)	Common stock	1,080,437(3)	17.2
Directors(4) and Executive Officers:
Bahman Atefi	Common stock	67,004(5)	1.3
John (Jack) Hughes	Common stock	7,105(5)	*
Stacy Mendler	Common stock	72,109(5)	1.4
Randy Crawford	Common stock	48,468(5)	*
Rob Goff	Common stock	10,028(5)	*
All Directors and Executive Officers as a Group (5 Persons )	Common stock	204,714(5)	3.9

*	less than 1%.

(1)	Applicable percentages based on 5,207,883 shares outstanding on February 28, 2006, and also includes shares of common stock subject to warrants that were exercisable within 60 days of February 28, 2006. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual or entity holding the shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. This table is based upon information in our possession and believed to be accurate. Unless indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Illinois Institute of Technology’s address is 3300 South Federal Street, Chicago, IL 60616.

(3)	The number of shares deemed to be beneficially held by IIT represents currently exercisable warrants held by IIT under the subordinated warrant for an aggregate of 1,080,437 shares of common stock.

(4)	No directors (other than Dr. Atefi) are believed by us to be beneficial owners of our common stock.

(5)	Includes beneficial ownership shares of our common stock pursuant to the KSOP.

Changes in Control

We do not know of any arrangements, the operation of which may at a subsequent date result in a change in control of the Company.

DESCRIPTION OF OTHER INDEBTEDNESS

Term B Senior Credit Facility

As of December 31, 2006, the Term B Senior Credit Facility consisted of:

•	a senior term loan in the approximate amount of $258.4 million;

•	a $50.0 million senior revolving credit facility under which approximately $32.6 million was outstanding as of December 31, 2006, and approximately $4.5 million of which was allocated for letters of credit and as such is not available to be borrowed; and

•	a $150.0 million uncommitted incremental term loan “accordion” facility.

The discussion below describes the Term B Senior Credit Facility, as modified by Amendments One, Two, and Three, Increment Four and Amendment Four (as defined below); certain of the initial debt agreements (and other related instruments) used to finance the IITRI Acquisition; and the outstanding notes issued and sold by us in order to re-finance the amounts outstanding under the previously effective Bridge Loan Agreement and to repay amounts outstanding under the Term B Senior Credit Facility.

On August 2, 2004, we entered into a new Term B Senior Credit Facility with a syndicate of financial institutions for which Credit Suisse serves as arranger, administrative agent and collateral agent, and for which LaSalle Bank National Association serves as syndication agent. On April 1, 2005, we entered into an incremental term loan facility and an amendment to the Term B Senior Credit Facility (Amendment One), which added $72.0 million in term loans to our total indebtedness under the Term B Senior Credit Facility. On March 24, 2006, we entered into a second incremental term loan facility and second amendment to the Term B Senior Credit Facility (Amendment Two), which increased the term loan commitment under the Term B Senior Credit Facility by $68.0 million. Amendment Two also increased the revolving credit commitment under the senior revolving credit facility from $30.0 million to $50.0 million. On June 30, 2006, we entered into a third incremental term loan facility and amendment to the Term B Senior Credit Facility (Amendment Three), which added $50.0 million in term loans to our total indebtedness under the Term B Senior Credit Facility. On January 4, 2007, we entered into a fourth incremental term loan facility (Increment Four), which added $15.0 million in term loans to our total indebtedness under the Term B Senior Credit Facility. On February 6, 2007, we entered into a fourth amendment to the Term B Senior Credit Facility (Amendment Four).

The Term B Senior Credit Facility requires us to repay one percent of the principal balance of the senior term loan during each of the first eight years (fiscal years 2005 through 2012) and the first quarter of fiscal year 2013 in equal quarterly principal installments and the remaining principal balance outstanding during the ninth and final year (2013) in one principal installment. As of December 31, 2006, through the quarter ending September 30, 2008, we were obligated to pay quarterly principal installments of approximately $0.7 million. As of February 8, 2007, through the quarter ending December 31, 2012, we are currently obligated to pay quarterly principal installments of approximately $0.6 million. On February 6, 2013, the senior term loan maturity date, we are obligated to pay a principal installment of the outstanding balance.

Under the senior revolving credit facility, we may request up to $40.0 million in letters of credit and may borrow up to $5.0 million in swing line loans for short-term borrowing needs. We must pay all principal obligations under the senior revolving credit facility in full no later than August 2, 2009.

We may prepay all or any portion of our debt under the Term B Senior Credit Facility in minimum increments of $1.0 million, generally without penalty or premium, except for customary breakage costs associated with pre-payment of Eurodollar-based loans. If we issue certain permitted debt, or sell, transfer or dispose of certain assets, we must use all net proceeds to repay any amounts outstanding under the Term B Senior Credit Facility. If we have excess cash flow for any fiscal year, we must use 50% of the net proceeds or excess cash flow to repay amounts outstanding under the Term B Senior Credit Facility. If our leverage ratio is less than 2.00 to 1.00, we must use only 25% of net proceeds or excess cash flow to repay amounts outstanding under the Term B Senior Credit Facility.

If we borrow any additional term loan, including under the uncommitted incremental term loan facility, and certain terms of such loan are more favorable to the new lenders than existing terms under the Term B Senior Credit Facility, the applicable interest rate spread on the senior term loans can increase. As a result, additional term loans could increase our interest expense under our existing term loans. Our significant subsidiaries Human Factors Application, Inc. (HFA); Alion — CATI Corporation (CATI); Alion — METI Corporation (METI); Alion — JJMA Corporation (JJMA); Alion — BMH Corporation (BMH); Washington Consulting, Inc. (WCI); and Alion — MA&D Corporation (MA&D) guaranteed our obligations under the Term B Senior Credit Facility.

Use of Proceeds.  On August 2, 2004, we borrowed $50.0 million through the senior term loan under the Term B Senior Credit Facility and used approximately $47.2 million to retire our then outstanding senior term loan and revolving credit facility administered by LaSalle Bank including principal and accrued unpaid interest and paid approximately $2.8 million in transaction fees. In October 2004, we borrowed approximately $22.0 million of the senior term loan to retire our existing $19.6 million mezzanine note and to pay approximately $2.4 million in accrued unpaid interest and prepayment premium. On April 1, 2005, we borrowed $72.0 million in an incremental term loan under the Term B Senior Credit Facility. We used approximately $58.7 million of the incremental term loan proceeds to pay a portion of the JJMA acquisition price, and approximately $1.3 million to pay transaction fees associated with the incremental term loan. We used approximately $12.0 million of the $72.0 million in incremental term loan proceeds to pay a portion of the BMH acquisition price. On March 24, 2006, we entered into Amendment Two which made available to us $68.0 million in additional incremental term loans. We used approximately $16.5 million of these incremental term loan proceeds to pay a portion of the WCI acquisition price, and approximately $13.6 million to redeem the mezzanine warrants held by IIT and our chief executive officer. On May 15, 2006, we borrowed $15.0 million of the incremental term loans made available under Amendment Two in order to pay a portion of the MA&D acquisition price. On June 30, 2006, we borrowed $21.0 million of the incremental term loans made available under Amendment Two in order to pay a portion of the acquisition price for the Anteon Asset Acquisition. On June 30, 2006, we also borrowed $50.0 million in incremental term loans under Amendment Three, of which approximately $34.0 million was used to pay a portion of the acquisition price for the Anteon Asset Acquisition. We used $10.0 million of the loan proceeds under Amendment Three to pay down a portion of the outstanding balance on our senior revolving credit facility, and approximately $6.0 million to pay transaction fees associated with the incremental term loan and the Bridge Loan Facility. On January 4, 2007, we borrowed $15.0 million in an incremental term loan under the Term B Senior Credit Facility. We used approximately $14.7 million of the loan proceeds to pay down the outstanding balance under our senior revolving credit facility, and approximately $0.3 million to pay transaction fees associated with the incremental term loan.

The Term B Senior Credit Facility permits us to use the remainder of our senior revolving credit facility for working capital needs, other general corporate purposes, and to finance permitted acquisitions. The Term B Senior Credit Facility permits us to use any proceeds from the uncommitted incremental term loan facility to finance permitted acquisitions and for any other purpose permitted by any future incremental term loan.

Security.  The Term B Senior Credit Facility is secured by a security interest in all of our current and future tangible and intangible property, as well as all of the current and future tangible and intangible property of our subsidiaries, HFA, CATI, METI, JJMA, BMH, WCI, and MA&D.

Interest and Fees.  Under the Term B Senior Credit Facility, the senior term loan and the senior revolving credit facility can each bear interest at either of two floating rates. As of December 31, 2006, we were entitled to elect that interest be payable on our senior term loan at an annual rate equal to either: 1) the applicable alternate base interest rate charged by CS plus a 175 basis point spread or, 2) the Eurodollar rate plus a 275 basis point spread. As of February 6, 2007, the spread associated with the alternate base interest rate charged by CS from time to time was lowered to 150 basis points, and the spread associated with the Eurodollar rate in effect from time to time was lowered to 250 basis points. We were also entitled to elect that interest be payable on the senior revolving credit facility at an annual rate dependent on our leverage ratio and whether the borrowing is a Eurodollar or an alternate base rate (ABR) borrowing. Under the Term B Senior Credit Facility, if we were to elect a Eurodollar borrowing under our senior revolving credit facility, interest would be payable at an annual rate equal to the Eurodollar rate plus additional basis points as reflected in the table below under the column “Eurodollar Spread” corresponding to our leverage ratio at the time. As of February 6, 2007, under the Term B Senior Credit Facility, if we were to elect an ABR borrowing under our senior revolving credit facility, we would pay interest at an alternate base interest rate based on the greater of CS’s prime rate or a U.S. federal funds effective rate, plus additional basis points reflected in the table below under the columns “Prime Rate ABR Spread” or “U.S. Federal Funds ABR Spread” corresponding to our leverage ratio at the time of each interest payment.

		U.S. Federal
	Eurodollar	Funds ABR	Prime Rate
Leverage Ratio	Spread	Spread	ABR Spread
	(in basis points)	(in basis points)	(in basis points)

Category 1	275	225	175
Greater than or equal to 3.00 to 1.00
Category 2	250	200	150
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00
Category 3	225	175	125
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00
Category 4	200	150	100
Less than 2.00 to 1.00

On April 1, 2005, we elected to have the senior term loan bear interest at the Eurodollar rate and the senior revolving credit facility bear interest at the ABR rate based on CS’s prime rate. As of December 31, 2006, the Eurodollar rate on the senior term loan was 8.11% (5.36% plus 2.75% Eurodollar spread) and the ABR rate was 10.0% (8.25% plus 1.75% spread).

Interest Rate Cap Agreements.  The Term B Senior Credit Facility required us to maintain interest rate hedge agreements acceptable to CS to cap our interest expense on at least 40% of our long-term senior debt for a period of at least two years from the date the first such agreement was put into place. This covenant expired on August 16, 2006. We currently have three interest rate cap agreements in place with our senior lenders.

The interest rate cap agreements cap the floating component of the total interest rate we pay, but do not affect spreads based on leverage ratio. The actual effective rate of interest that we pay on principal subject to each cap agreement is equal to the floating component (which is capped) plus the applicable spread. The applicable interest rate spread in the Term B Senior Credit Facility is added to the applicable capped interest rate to determine our effective interest rate on the notional principal subject to the interest rate cap agreement.

In August 2004, we paid approximately $319,000 to cap our rate at 6.64% (3.89% floating rate cap plus 2.75% spread) on $36.9 million in notional principal from September 2004 through September 2005 and 7.41% (4.66% floating rate cap plus 2.75% spread) from September 2005 through September 2007. The notional principal declines over time to $34.5 million at September 2007. In April 2005, Amendment One reduced the Eurodollar spread to 225 basis points, such that the total interest payable with respect to the principal amount covered by the first cap agreement was reset to 6.91% (4.66% floating rate cap plus 2.25% spread). In March 2006, Amendment Two increased the Eurodollar spread to 250 basis points, such that the total interest payable with respect to the principal amount covered by the first cap agreement was reset to 7.16% (4.66% floating rate cap plus 2.50% spread). In June 2006, Amendment Three increased the

Eurodollar spread to 275 basis points, such that the total interest payable with respect to the principal amount covered by the first cap agreement was reset to 7.41% (4.66% floating rate cap plus 2.75% spread). In February 2007, Amendment Four decreased the Eurodollar spread to 250 basis points, such that the total interest payable with respect to the principal amount covered by the first cap agreement was reset to 7.16% (4.66% floating rate cap plus 2.50% spread).

In April 2005, we paid approximately $117,000 to cap our interest rate at 7.25% (5.00% floating rate cap plus 2.25% spread) on an additional $28.0 million in notional principal through September 2007. In March 2006, Amendment Two increased the Eurodollar spread to 250 basis points, such that the total interest payable with respect to the principal amount covered by the second cap agreement was reset to 7.50% (5.00% floating rate cap plus 2.50% spread). In June 2006, Amendment Three increased the Eurodollar spread to 275 basis points, such that the total interest payable with respect to the principal amount covered by the second cap agreement was reset to 7.75% (5.00% floating rate cap plus 2.75% spread). In February 2007, Amendment Four decreased the Eurodollar spread to 250 basis points, such that the total interest payable with respect to the principal amount covered by the second cap agreement was reset to 7.50% (5.00% floating rate cap plus 2.50% spread).

In April 2006, we paid approximately $43,600 to cap our interest rate at 8.00% (5.50% floating rate cap plus 2.50% spread) on an additional $30.0 million in notional principal through September 2007. In June 2006, Amendment Three increased the Eurodollar spread to 275 basis points, such that the total interest payable with respect to the principal amount covered by the third cap agreement was reset to 8.25% (5.50% floating rate cap plus 2.75% spread). In February 2007, Amendment Four decreased the Eurodollar spread to 250 basis points, such that the total interest payable with respect to the principal amount covered by the third cap agreement was reset to 8.00% (5.50% floating rate cap plus 2.50% spread).

Other Fees and Expenses.  Each quarter we are required to pay a commitment fee equal to 50 basis points per year on the prior quarter’s daily unused balance of the revolving credit facility and the senior term loan. As of December 31, 2006, there was approximately $32.6 million outstanding on the revolving credit facility and there was no unused balance on the senior term loan. For the year ended September 30, 2006 and the three months ended December 31, 2006, we paid an aggregate commitment fee of approximately $0.3 million and $20,000, respectively, for the revolving credit facility and no commitment fee for the senior term loan.

In addition to issuance and administrative fees, we are required to pay a fronting fee not to exceed 25 basis points for each letter of credit issued under the revolving credit facility. Each quarter we are required to pay interest in arrears at the revolving credit facility rate for all outstanding letters of credit. In addition to other fees and expenses under the Term B Senior Credit Facility, we are required to pay an annual agent’s fee.

Financial Covenants.  The Term B Senior Credit Facility requires us to meet certain financial performance measures over the life of the facility. These financial measures are used by our lenders in evaluating our leverage capacity, debt service ability and liquidity that result from the calculation of a senior secured leverage ratio and an interest coverage ratio as required by the terms of the Term B Senior Credit Facility. As defined in the beginning of this prospectus, both the senior secured leverage ratio and interest coverage ratios refer to the non-GAAP terms “EBITDA” and “Adjusted EBITDA.”

The Term B Senior Credit Facility adjusts EBITDA for purposes of calculating compliance with certain financial covenants in the event that we acquire another business pursuant to pre-approved procedures and requirements which the Term B Senior Credit Facility refers to as a “Permitted Acquisition” and in cases where we sell certain significant assets. In those cases, EBITDA will be adjusted for a particular accounting period so that Adjusted EBITDA takes into account the pro forma effect of such acquisition or asset sale as if it had taken place at the beginning of that particular accounting period.

Adjusted EBITDA has limitations as an analytical tool, and is not to be considered in isolation or as a substitute for analysis of our financial performance or liquidity as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

The calculation and reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP is included in the tables below.

Alion Science and Technology Corporation
Non-GAAP Measures — EBITDA and Adjusted EBITDA
For the Twelve Months Ended December 31, 2005 and 2006

	Actual
Calculation of EBITDA	2005	2006
	(Dollars in thousands)

Net loss	$(42,054)	$(37,447)
Plus: Interest expense	37,148	38,604
Plus: Income tax expense (benefit)	34	(6)
Plus: Depreciation and amortization expense	19,073	17,431

EBITDA	$14,201	$18,582

Calculation of Adjusted EBITDA	2005	2006
	(Dollars in thousands)

EBITDA	$14,201	$18,582
Plus: Non-cash contributions to the ESOP (including Company 401-k match)(1)	5,980	8,796
Plus: Non-cash stock-based compensation expenses(2)	12,927	11,574
Plus: Adjustments permitted by certain covenants in the Term B Senior Credit Facility and Bridge Loan Agreement(3)	4,425	17,340

Adjusted EBITDA	$37,533	$56,292

(1)	Non-cash contributions to the ESOP consists of common stock issued to the ESOP Trust in satisfaction of employer contribution liability, which includes the employer match and profit-sharing contributions to the KSOP.

(2)	Non-cash stock-based compensation expenses include stock-based compensation associated with the stock appreciation rights plans, phantom stock plans and the subordinated warrants.

(3)	Adjustments consist of the following:

	For the Twelve Months
	Ended December 31,
	Actual
	2005	2006
	(In thousands)

Acquisition & financing related fees & expenses	$1,915	$8,015
Labor costs as a result of delays in funding for a government program(1)	$—	$862
Accelerated compensation and severance expense(2)	$844	$1,080
Facility start-up/closure expenses and lease breakage costs	$488	$1,875
Write down of assets related to the Transport Business shutdown	$—	$1,255
Board-directed investigation expenses(3)	$—	$1,284
Legal fees related to Joint Spectrum Center (JSC) contract protest(4)	$737	$1,355
Impact of Hurricane Katrina	$337	$768
Other	$104	$846

Total	$4,425	$17,340

Alion Science and Technology Corporation
Non-GAAP Measures — EBITDA and Adjusted EBITDA
For the Twelve Months Ended September 30, 2005 and 2006

	Actual		Pro Forma(1)
Calculation of EBITDA	2005	2006	2006
	(Dollars in thousands)

Net loss	$(40,238)	$(31,115)	$(42,896)
Plus: Interest expense	38,696	26,691	49,517
Plus: Income tax expense	66	26	26
Plus: Depreciation and amortization expense	17,771	16,566	24,133

EBITDA	$16,295	$15,168	$30,780

	Actual		Pro Forma(1)
Calculation of Adjusted EBITDA	2005	2006	2006
	(Dollars in thousands)

EBITDA	$16,295	$15,168	$30,780
Plus: Non-cash contributions to ESOP (including Company 401-K match)(2)	5,707	7,871	10,067
Plus: Non-cash stock-based compensation expenses(3)	10,628	10,738	10,738
Plus: Adjustments permitted by certain covenants in the Term B Senior Credit Facility and Bridge Loan Agreement(4)	3,759	17,012	20,816

Adjusted EBITDA	$36,389	$50,789	$72,401

(1)	“Pro forma” as applied to the Company’s results of operations for a particular period means the results after issuance of the outstanding notes and all Alion acquisitions (including the Anteon Asset Acquisition) that occurred on or after the first day of the relevant period, in each case, as though they occurred on the first day of the relevant period.

(2)	Non-cash contributions to the ESOP consists of common stock issued to the ESOP Trust in satisfaction of employer contribution liability, which includes the employer match and profit-sharing contributions to the KSOP.

(3)	Non-cash stock-based compensation expenses include stock-based compensation associated with the stock appreciation rights plans, phantom stock plans and the subordinated warrants.

(4)	Adjustments consist of the following:

	For the Years Ended
	September 30,
	Actual		Pro Forma
	2005	2006	2006
		(In thousands)

Acquisition & financing related fees & expenses	$1,912	$7,549	$7,549
Additional costs savings generated through reduced general and administrative expenses and allocation of a portion of Alion’s corporate expenses to the Anteon Contracts	$—	$—	$3,804
Labor costs as a result of delays in funding for a government program(1)	$—	$862	$862
Accelerated compensation and severance expense(2)	$—	$1,080	$1,080
Facility start-up/closure expenses and lease breakage costs	$388	$1,711	$1,711
Write down of assets related to the Transport Business shutdown	$—	$1,255	$1,255
Board-directed investigation expenses(3)	$—	$1,284	$1,284
Legal fees related to Joint Spectrum Center (JSC) contract protest(4)	$145	$1,657	$1,657
Impact of Hurricane Katrina	$337	$768	$768
Other	$977	$846	$846

Total	$3,759	$17,012	$20,816

(1)	Expenses incurred as a result of increased headcount for a government program that was later suspended due to a dispute between the Congress and the U.S. Navy.

(2)	Primarily related to: (i) Alion’s agreement to accelerate payment of a senior officer’s long-term incentive compensation in connection with the termination of his employment, and (ii) the granting of severance amounts to certain senior officers as part of certain agreements relating to the termination of their employment, including non-compete arrangements.

(3)	Expenses incurred in connection with an investigation that was expedited in order to maintain the effectiveness of our current registration statement.

(4)	Legal fees expended in our protest of the loss of the next award of the JSC contract.

Leverage Ratio.  As of December 31, 2006, our leverage ratio was calculated by dividing the total outstanding amount of all of our consolidated indebtedness, but excluding the amount owed under our subordinated note and the aggregate amount of letters of credit issued on our behalf other than drawings which have not been reimbursed, by our Adjusted EBITDA for the previous four fiscal quarters on a rolling basis. The maximum total leverage ratio is measured as of the end of each of our fiscal quarters. As of December 31, 2006, for each of the following time periods, we will be permitted to maintain a maximum leverage ratio not greater than the following:

Period	Ratio

June 30, 2006 through September 30, 2007	6.50 to 1.00
October 1, 2007 through June 30, 2008	6.00 to 1.00
July 1, 2008 through June 30, 2009	5.75 to 1.00
Thereafter	5.25 to 1.00

The calculations of our leverage ratio for the twelve months ended December 31, 2005 and 2006, and for the twelve months ended September 30, 2005 and 2006, are set forth in the table below.

Alion Science and Technology Corporation
Computation of Leverage Ratio
Under the Term B Senior Credit Facility
For the Twelve Months Ended December 31, 2005 and 2006

	2005	2006
	(Dollars in thousands)

Numerator:
Revolving credit facility	$—	$33,404
Term B Senior Credit facility debt outstanding, at face value	142,560	258,360
Bridge loan	—	170,000

Total debt outstanding	$142,560	$461,764

Denominator:
Adjusted EBITDA	$37,533	$56,292
Plus: permitted covenant adjustments	3,550	17,229

Adjusted EBITDA with pro forma effect of acquisitions	$41,083	$73,521

Leverage ratio	3.47	6.28

Alion Science and Technology Corporation
Computation of Leverage Ratio
Under the Term B Senior Credit Facility
For the Twelve Months Ended September 30, 2005 and 2006

	2005	2006
	(Dollars in thousands)

Numerator:
Revolving credit facility	$—	$12,300
Term B Senior Credit facility debt outstanding, at face value	142,920	259,015
Bridge loan	—	170,000

Total debt outstanding	$142,920	$441,315

Denominator:
Adjusted EBITDA	$36,389	$50,789
Plus: permitted covenant adjustments	7,345	21,612

Adjusted EBITDA with pro forma effect of acquisitions	$43,734	$72,401

Leverage ratio	3.27	6.10

Our leverage ratio covenant was converted into a senior secured leverage ratio covenant pursuant to Amendment Four. Beginning February 6, 2007, our senior secured leverage ratio is calculated by dividing the total outstanding amount of all of our consolidated indebtedness secured by a lien, but excluding the outstanding notes and the amount owed under the subordinated note and the aggregate amount of letters of credit issued on our behalf other than drawings which have not been reimbursed, by our Adjusted EBITDA for the previous four fiscal quarters on a rolling basis. The maximum total senior secured leverage ratio is measured as of the end of each of our fiscal quarters. Beginning as of February 6, 2007, for each of the following time periods, we will be permitted to maintain a maximum senior secured leverage ratio not greater than the following:

Period	Ratio

February 6, 2007 through September 30, 2007	4.00 to 1.00
October 1, 2007 through September 30, 2008	3.75 to 1.00
October 1, 2008 through September 30, 2009	3.25 to 1.00
Thereafter	3.00 to 1.00

Interest Coverage Ratio.  As of December 31, 2006, our interest coverage ratio is calculated by dividing the Company’s Adjusted EBITDA, less amounts we spend attributable to property, plant, equipment and other fixed assets, by our consolidated interest expense. As of December 31, 2006, for each of the following time periods, we will be required to maintain a minimum interest coverage ratio not less than the following:

Period	Ratio

June 30, 2006 through September 30, 2007	1.65 to 1.00
October 1, 2007 through September 30, 2008	1.75 to 1.00
Thereafter	2.00 to 1.00

The calculations of our interest coverage ratio for the twelve months ended December 31, 2005 and 2006, and for the twelve months ended September 30, 3005 and 2006, are set forth in the table below.

Alion Science and Technology Corporation
Computation of Interest Coverage Ratio
Under the Term B Senior Credit Facility
For the Twelve Months Ended December 31, 2005 and 2006

	2005	2006
	(Dollars in thousands)

Numerator:
Adjusted EBITDA	$37,533	$56,292
Plus: permitted covenant adjustments	3,550	17,229

Adjusted EBITDA with pro forma effect of acquisitions	41,083	73,521
Less: Capital expenditures	3,238	5,155

Adjusted EBITDA with pro forma effect of acquisitions less capital expenditures	$37,845	$68,366

	2005	2006
	(Dollars in thousands)

Denominator:
Consolidated interest expense	$8,680	$27,012
Interest coverage ratio	4.36	2.53

Alion Science and Technology Corporation
Computation of Interest Coverage Ratio
Under the Term B Senior Credit Facility
For the Twelve Months Ended September 30, 2005 and 2006

	2005	2006
	(Dollars in thousands)

Numerator:
Adjusted EBITDA	$36,389	$50,789
Plus: permitted covenant adjustments	7,345	21,612

Adjusted EBITDA with pro forma effect of acquisitions	43,734	72,401
Less: Capital expenditures	2,233	5,227

Adjusted EBITDA with pro forma effect of acquisitions less capital expenditures	$41,501	$67,174

	2005	2006
	(Dollars in thousands)

Denominator:
Consolidated interest expense	$9,328	$19,349
Interest coverage ratio	4.45	3.47

Our interest coverage ratio was modified pursuant to Amendment Four. Beginning February 6, 2007, in order for us to remain in compliance with this covenant, the interest coverage ratio for any period of four consecutive quarters, in each case taken as one accounting period, cannot be less than 1.35 to 1.00.

The Term B Senior Credit Facility includes other covenants which, among other things, restrict our ability to do the following without the prior consent of syndicate bank members that have extended more than 50% or more of the aggregate amount of all loans then outstanding under the Term B Senior Credit Facility:

•	incur additional indebtedness other than permitted additional indebtedness after satisfying a leverage based incurrence test;

•	consolidate, merge or sell all or substantially all of our assets;

•	make certain loans and investments including acquisitions of businesses, other than permitted acquisitions;

•	pay dividends or distributions other than distributions needed for the ESOP to satisfy our repurchase obligations and for certain payments required under our equity based incentive plans;

•	enter into certain transactions with our shareholders and affiliates;

•	enter into certain transactions not permitted under ERISA;

•	grant certain liens and security interests;

•	enter into sale and leaseback transactions;

•	change lines of business;

•	repay subordinated indebtedness before it is due and redeem or repurchase certain equity;

•	pay certain earn-outs in connection with permitted acquisitions; or

•	use the proceeds of our borrowings other than as permitted by the Term B Senior Credit Facility.

Events of Default.  The Term B Senior Credit Facility contains customary events of default including, without limitation:

•	payment default;

•	breach of representations and warranties;

•	uncured covenant breaches;

•	default under certain other debt exceeding an agreed amount;

•	bankruptcy and insolvency events;

•	notice of debarment, suspension or termination under a material government contract;

•	certain ERISA violations;

•	unstayed judgments in excess of an agreed amount;

•	failure of our subordinated note to be subordinated to the Term B Senior Credit Facility;

•	failure of any guarantee of the Term B Senior Credit Facility to be in effect;

•	failure of the security interests to be valid, perfected first priority security interests in the collateral;

•	failure to remain an S-corporation;

•	imposition on the ESOP Trust of certain taxes in excess of an agreed amount;

•	final determination that the ESOP is not a qualified plan;

•	incurrence of a civil or criminal liability in excess of $5 million of us or any subsidiary arising from a government investigation;

•	the actual termination of a material contract due to alleged fraud, willful misconduct, negligence, default or any other wrongdoing; or

•	change of control (as defined below).

For purposes of the Term B Senior Credit Facility, a change of control generally occurs when, before we list our common stock to trade on a national securities exchange and we obtain net proceeds from an underwritten public offering of at least $30.0 million, the ESOP Trust fails to own at least 51% of our outstanding equity interests, or, after we have such a qualified public offering, any person or group other than IIT or the ESOP Trust owns more than 37.5% of our outstanding equity interests. A change of control may also occur if a majority of the seats (other than vacant seats) on our board of directors shall at any time be occupied by persons who were neither nominated by our board nor were appointed by directors so nominated. A change of control may also occur if a change of control occurs under any of our material indebtedness including the notes, the Company’s subordinated note and the warrants issued with the subordinated note.

For the years ended September 30, 2006 and 2005 and as of December 31, 2006, we were in compliance with the financial covenants set forth in the Term B Senior Credit Facility.

Bridge Loan Agreement

On June 30, 2006, we entered into a Bridge Loan Agreement with Credit Suisse and borrowed $170.0 million (the Bridge Loan). Certain of our subsidiaries guaranteed the Bridge Loan Agreement. We used the proceeds from the Bridge Loan to pay part of the cost of acquiring the Anteon Contracts. On February 8, 2007, we used a majority of the proceeds of the sale of the outstanding notes to repay all amounts outstanding under the Bridge Loan Agreement.

The Bridge Loan Agreement required us to meet certain financial performance measures and to comply with certain other covenants. For the year ended September 30, 2006 and as of December 31, 2006, we were in compliance in all material respects with the covenants set forth in the Bridge Loan Agreement.

Subordinated Note

On December 20, 2002, we issued a $39.9 million note to IITRI (our subordinated note) together with warrants to purchase approximately 1,080,437 shares of our common stock $0.01 par value per share common stock in partial consideration for the acquisition of substantially all of the assets and liabilities of IITRI, excluding the assets and liabilities of IITRI’s Life Sciences Operation, for aggregate total proceeds of $127.3 million (the IITRI Acquisition). On July 1, 2004, the Illinois Institute of Technology (IIT) acquired all of IITRI’s rights and interests in the Subordinated Note and related warrant agreement. On June 30, 2006, the Company and IIT entered into an agreement, which increased interest payable on the Subordinated Note from December 21, 2006 through December 20, 2008.

The Subordinated Note bears interest at (i) 6.0% through December 20, 2006, (ii) approximately 6.4% from December 21, 2006 through December 20, 2007, and (iii) 6.7% from December 21, 2007 through December 20, 2008. Interest is payable quarterly by the issuance of paid-in-kind or PIK notes maturing at the same time as the Subordinated Note. The issuance of the PIK notes has the effect of deferring the underlying cash interest expense on the Subordinated Note. Beginning in December 2008, the Subordinated Note will bear interest at 16.0% per year payable quarterly in cash through the time of repayment in full of the Subordinated Note. Principal on the Subordinated Note will be payable in equal installments of $19.95 million in December 2009 and December 2010. The PIK notes are also due in equal installments of approximately $7.4 million on these same dates.

Estimated Interest and Principal Payments

Commencing March 31, 2007 and during the remainder of fiscal year 2007 and the next six fiscal years, at a minimum, we expect that we will have to make the estimated interest and principal payments set forth below. These estimates include the effects of the following financing transactions subsequent to December 31, 2006 (See “Prospectus Summary — Recent Developments”):

•	additional borrowings of $15.0 million of senior term loans on January 4, 2007, under the Term B Senior Credit Facility;

•	extension of the maturity date of the senior term loans outstanding under the Term B Senior Credit Facility to February 6, 2013;

•	issuance of $250.0 million in outstanding notes on February 8, 2007;

•	repayment of the entire outstanding balance of the Bridge Loan on February 8, 2007; and

•	repayment of $72.0 million in outstanding principal of senior term loans on February 8, 2007, under the Term B Senior Credit Facility.

	6-Fiscal Year Period ($ In thousands)
	2007*	2008	2009	2010	2011	2012	Thereafter

Bank revolving credit facility
- Interest(1)	$386	$250	$250	$250	$250	$250	$750
Senior Secured Term B Loan
- Interest(2)	12,979	16,398	16,274	16,292	16,554	16,712	8,482
- Principal(3)	1,668	2,224	2,224	2,224	2,224	2,224	209,574
Outstanding Notes
- Interest(4)	12,216	25,625	25,625	25,625	25,625	25,625	64,063
- Principal(4)	—	—	—	—	—	—	250,000
Subordinated Note
- Interest(5)	—	—	6,384	3,192	—	—	—
- Principal(5)	—	—	27,352	27,352	—	—	—

Total cash — Pay interest	25,581	42,273	48,533	45,359	42,429	42,587	73,295
Total cash — Pay principal	1,668	2,224	29,576	29,576	2,224	2,224	459,574

Total	$27,249	$44,497	$78,109	$74,935	$44,653	$44,811	$532,869

*	Estimated interest and principal payments for the remainder of fiscal year 2007.

(1)	We anticipate accessing, from time to time, our $50.0 million bank revolving credit facility to finance our ongoing working capital needs. The remaining term of the revolving credit facility is approximately two years; however, we expect to access a revolving credit facility as an on-going requirement to fund working capital at least through 2012. As of March 31, 2007, for the remainder of fiscal year 2007, the average balance drawn on our then revolving credit facility is projected to be approximately $2.0 million. For the fiscal years 2008 through 2012, we anticipate the balance drawn on the revolving credit facility will be minimal. As of March 31, 2007, we have borrowed approximately $32.5 million under the revolving credit facility and $4.5 million has been deemed borrowed for letters of credit. Interest expense value includes an estimate for the unused balance fee on the $50.0 million revolving credit facility.

(2)	As of March 31, 2007, the projected average annual senior term loan balance we estimate will be drawn under the Term B Senior Credit Facility is as follows: $227.6 million, $219.6 million, $217.4 million, $215.1 million, $212.9 million, and $210.7 million for the remainder of fiscal year 2007 and for fiscal years ending September 30, 2008 through 2012, respectively. We expect we will need to refinance the Term B Senior Credit Facility before the end of fiscal year 2012 and expect interest expense to continue at levels similar to prior years. Based on an estimated LIBOR rate plus the CS Eurodollar spread, the effective annual interest rate for the remainder of fiscal year 2007, and for fiscal years ending September 30, 2008 through 2012 is estimated to be approximately 7.6%, 7.5%, 7.5%, 7.6%, 7.8%, and 7.9%, respectively. The effective interest rate takes into account the interest rate cap agreements which limit the interest rate on a portion, but not all, of the outstanding principal balance of the Term B Senior Credit Facility. The cap agreements expire in September 2007. Outstanding principal balances not under the cap agreements had interest based on the Eurodollar rate. The senior term loan matures February 6, 2013. As of March 31, 2007, the approximate impact of a 1% increase in the interest rate, as applied to principal balances drawn under the senior term loan not covered by the current interest rate cap agreements would be $1.4 million, $2.2 million, $2.2 million, $2.2 million, $2.1 million, and $2.1 million for the remainder of fiscal year 2007 and for fiscal years ending September 30, 2008 through 2012, respectively. Estimated interest expense includes an estimate for the commitment fee on the senior term loan.

(3)	The Term B Senior Credit Facility requires us to repay approximately 1.0 percent of the principal balance outstanding under the senior term loan annually. Approximately 6.0 percent of the principal will be paid during fiscal years 2007 through 2012 and the first quarter of fiscal year 2013 and the remaining principal balance will be repaid on February 6, 2013, the senior term loan maturity date. The table reflects the balance drawn of $258.4 million as of March 31, 2007, plus the $15.0 million in additional term loans drawn under the Term B Senior Credit Facility on January 4, 2007, less a $72.0 million repayment of the Term B Senior loan on February 8, 2007 from the proceeds of sale of $250.0 million outstanding notes, resulting in expected aggregate annual principal payments of approximately $1.7 million for the remainder of fiscal year 2007 and approximately $2.2 million in each of fiscal years 2008 through 2012. The remaining principal balance of approximately $209.6 million is to be paid on February 6, 2013. The Term B Senior Credit Facility also requires us to make mandatory prepayments of principal depending upon whether we generate certain excess cash flow in a given fiscal year, issues or incurs certain debt or sells certain assets. As of February 28, 2007, no mandatory prepayments are due.

(4)	The table reflects the issuance of $250.0 million of outstanding notes on February 8, 2007. The principal amount of $250.0 million is due and payable on February 1, 2015.

(5)	The subordinated note bears interest at (i) 6.0% through December 20, 2006, (ii) approximately 6.4% from December 21, 2006 through December 20, 2007, and (iii) 6.7% from December 21, 2007 through December 20, 2008. Interest is payable quarterly by the issuance of paid-in-kind or PIK notes maturing at the same time as the subordinated note. The issuance of the PIK notes has the effect of deferring the underlying cash interest expense on the subordinated note. Commencing December 2008, the subordinated note will bear interest at 16.0% per year payable quarterly in cash through the time of repayment in full of the subordinated note. Principal on the subordinated note will be payable in equal installments of $19.95 million in December 2009 and December 2010; the PIK notes are also due in equal installments of approximately $7.4 million on these same dates.

THE EXCHANGE OFFER

Purpose of the Exchange Offer; Exchange Terms

The outstanding notes were sold to the initial purchaser on February 8, 2007 in a private placement pursuant to a purchase agreement. The initial purchaser subsequently re-sold the outstanding notes to qualified institutional buyers (“QIB”), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and to persons in offshore transactions in reliance on Regulation S under the Securities Act.

As a condition to the initial sale of the outstanding notes we entered into a registration rights agreement with the initial purchaser. Pursuant to the registration rights agreement, we must:

•	file with the SEC by May 9, 2007, a registration statement under the Securities Act with respect to the exchange notes, and

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before October 6, 2007.

We have agreed to issue and exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

Outstanding notes in an aggregate principal amount of $250,000,000 are currently issued and outstanding. The maximum aggregate principal amount of exchange notes that will be issued in exchange for outstanding notes is $250,000,000. The terms of the exchange notes and the outstanding notes will be substantially the same in all material respects, except that the exchange notes will not be subject to transfer restrictions and will not be entitled to certain registration rights as provided in this prospectus. See “Description of Notes.”

The outstanding notes and the exchange notes bear interest at a rate of 10 1/4% per year, payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2007. Holders of exchange notes will receive interest from the date of the last payment of interest on the outstanding notes or, if no interest has been paid on the outstanding notes, from the date of the original issuance of the outstanding notes. Holders of exchange notes will not receive any interest on outstanding notes tendered and accepted for exchange. In order to exchange your outstanding notes for transferable exchange notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangements or understanding with any person to participate in the distribution of the exchange notes;

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act, or if it you are our affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•	if you are a broker, that you will receive the exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities and that you will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered in the exchange offer, and the exchange agent will deliver the exchange notes promptly after the expiration date of the exchange offer.

If you tender your outstanding notes, you will not be required to pay brokerage commissions or fees, but you may be required to pay transfer taxes with respect to the exchange of the outstanding notes in connection with the exchange offer and certain other taxes described below under “The Exchange Offer — Transfer Taxes.” We will not apply a service charge and we will pay all expenses in connection with the exchange offer.

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing outstanding notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires at 5:00 p.m., New York City time, on          , 2007, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by written notice; and

•	issue a press release or other public announcement that will include disclosure of the approximate number of outstanding notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of outstanding notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “The Exchange Offer — Conditions of the Exchange Offer” have not been satisfied or waived by us;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all outstanding notes tendered in the exchange offer, subject to your right to withdraw your tendered outstanding notes as described under “The Exchange Offer — Withdrawal of Tenders.”

Any waiver or amendment to the exchange offer will apply to all outstanding notes tendered, regardless of when or in what order the outstanding notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

In the event we terminate the exchange offer, all outstanding notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, exchange notes will not be given to holders of outstanding notes who have validly tendered their outstanding notes and all outstanding notes will be returned promptly to the tendering holders.

Resale of Exchange Notes

Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement.

However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	you cannot rely on those interpretations by the SEC staff, and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Securities Act.

Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Acceptance of Outstanding Notes for Exchange

We will accept for exchange outstanding notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, on or before the later of: (1) the expiration date of the exchange offer and (2) the satisfaction or waiver of the conditions specified below under “The Exchange Offer — Conditions of the Exchange Offer.” Tenders of outstanding notes will be accepted only in minimum denominations equal to $2,000 or integral multiples of $1,000 in excess thereof.

We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of outstanding notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; and

•	terminate the exchange offer and not accept for exchange any outstanding notes not theretofore accepted for exchange, if any of the conditions set forth below under “The Exchange Offer —

Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, exchange notes will be issued only after timely receipt by the exchange agent of certificates representing outstanding notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding notes, or defectively tendered outstanding notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the exchange notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the exchange notes and transmitting them to the holders. The exchange agent will deliver the exchange notes to holders of outstanding notes accepted for exchange after the exchange agent receives the exchange notes.

If, for any reason, we delay acceptance for exchange of validly tendered outstanding notes or we are unable to accept for exchange validly tendered outstanding notes, then the exchange agent may, nevertheless, on our behalf, retain tendered outstanding notes, without prejudice to our rights described under “The Exchange Offer — Expiration Date; Extensions; Termination; Amendments,” “The Exchange Offer — Conditions of the Exchange Offer” and “The Exchange Offer — Withdrawal of Tenders,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered outstanding notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more outstanding notes than those that are tendered, certificates evidencing outstanding notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “The Exchange Offer — Procedures for Tendering Outstanding Notes,” such outstanding notes will be credited to the account maintained at such book-entry transfer facility from which such outstanding notes were delivered, unless otherwise requested by such holder under Special Delivery Instructions in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Tendering holders of outstanding notes exchanged in the exchange offer will not be obligated to pay brokerage commissions with respect to the exchange of their outstanding notes other than as described in the instructions to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Outstanding Notes

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender outstanding notes should contact such registered holder promptly and instruct such registered holder to tender outstanding notes on such beneficial owner’s behalf.

Tender of Outstanding Notes Held Through Depository Trust.  The exchange agent and The Depository Trust Company (“DTC”) have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent. If you instruct DTC to send an agent message to the exchange agent, then you must comply with all of the procedures and requirements of the DTC automated tender offer program.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Outstanding Notes Held in Certificated Form.  For a holder to validly tender outstanding notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	the exchange agent must receive certificates for tendered outstanding notes at such address, or such outstanding notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender outstanding notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose outstanding notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of transmittal and outstanding notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering outstanding notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of outstanding notes will be accepted.

Signature Guarantee.  Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the outstanding notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those outstanding notes, or if any outstanding notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any outstanding notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the Special Issuance Instructions nor the Special Delivery Instructions box on the letter of transmittal has been completed, or

•	the outstanding notes are tendered for the account of an eligible institution.

An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion program or the Stock Exchange Medallion program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

Book-Entry Transfer.  The exchange agent will seek to establish a new account or utilize an existing account with respect to the outstanding notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the outstanding notes may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account. The confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery.  If you wish to tender your outstanding notes and:

(1) certificates representing your outstanding notes are not lost but are not immediately available,

(2) time will not permit your letter of transmittal, certificates representing your outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a) set forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

(b) state that the tender is being made thereby;

(c) guarantee that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the outstanding notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all outstanding notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

Other Matters.  Exchange notes will be issued in exchange for outstanding notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your outstanding notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.

We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of outstanding notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of outstanding notes will not be considered. We reserve the absolute right to reject any or all tenders of outstanding notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

Any defect or irregularity in connection with tenders of outstanding notes must be cured within the time we determine, unless waived by us. We will not consider the tender of outstanding notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth below under “The Exchange Offer — Exchange Agent,” or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn, and

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under “The Exchange Offer — Procedures for Tendering Outstanding Notes” at any time on or prior to the expiration date.

Conditions of the Exchange Offer

We may terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of outstanding notes so tendered if, on or prior to the expiration date of the exchange offer, we determine that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC or that any litigation has been instituted or threatened that would impair our ability to proceed with the exchange offer. We reserve the right to waive any defects, irregularities or conditions of surrender as to particular outstanding notes.

Transfer Taxes

You will pay any tax applicable to the transfer and exchange of outstanding notes pursuant to the exchange offer.

Consequences of Failing to Exchange

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will remain subject to the restrictions on transfer of the outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering circular distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Exchange Agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

Wilmington Trust Company
Rodney Square North
1100 North Market Streeet
Wilmington, DE 19890-1626
Attn: Alisha Clendaniel
Tel: 302-686-6470
Fax: 302-636-4139

DESCRIPTION OF THE NOTES

On February 8, 2007, Alion Science and Technology Corporation issued $250.0 million in aggregate principal amount of outstanding notes under an indenture between us, our subsidiary guarantors and Wilmington Trust Company, as trustee (in such capacity the “Trustee”) (the “Indenture”), in a private transaction that was not subject to the registration requirements of the Securities Act. Alion Science and Technology Corporation will issue the exchange notes under the Indenture. The terms of the outstanding notes and the exchange notes (collectively, the “Notes”) include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Upon the issuance of exchange notes, or the effectiveness of a shelf registration statement, the Indenture will be subject to and governed by the Trust Indenture Act.

The following summary of certain provisions of the Indenture and the Registration Rights Agreement is not and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Registration Rights Agreement, including the definitions of certain terms therein and those terms made a part of the Indenture by the Trust Indenture Act. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. Copies of the Indenture and the Registration Rights Agreement may be obtained from us upon request, once they become available, as indicated under “Where You Can Find Additional Information.”

Capitalized terms used in this “Description of the Notes” section and not otherwise defined herein have the meanings set forth under the subheading “— Certain Definitions.” As used in this “Description of the Notes” section, “we,” “us” and “our” refers to Alion Science and Technology Corporation and to its subsidiaries and the “Company” refers only to Alion Science and Technology Corporation but not to any of its Subsidiaries.

Brief Description of the Notes and the Guarantees

The Notes:

•	are senior unsecured obligations of the Company;

•	rank pari passu in right of payment with all existing and future senior Indebtedness of the Company including Indebtedness outstanding under and which may be borrowed pursuant to the Term B Senior Credit Facility;

•	are guaranteed on a senior unsecured basis by the Subsidiary Guarantors;

•	are structurally subordinated to all liabilities of our Subsidiaries that are not Subsidiary Guarantors and to claims of holders, if any, of Preferred Stock of our Subsidiaries that are not Subsidiary Guarantors;

•	are effectively subordinated to the Secured Indebtedness under the Term B Senior Credit Facility to the extent of the collateral securing such Secured Indebtedness;

•	are effectively subordinated to all liabilities of our Subsidiaries that are not Subsidiary Guarantors; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

The Guarantee of the Notes of each Guarantor:

•	is a senior unsecured obligation of such Guarantor;

•	ranks pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor;

•	is effectively subordinated to all Secured Indebtedness of such Guarantor, to the extent of the collateral securing such Indebtedness, including any guarantee under the Term B Senior Credit Facility;

•	is structurally subordinated to all existing and future Indebtedness and claims of holders of Preferred Stock of Subsidiaries, if any, of such Guarantor that do not guarantee the Notes; and

•	is subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

The outstanding notes were issued on February 8, 2007 in an aggregate principal amount of $250.0 million, and the exchange notes being offered in this exchange offer will be issued in an aggregate principal amount of $250.0 million. The Notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any greater multiples of $1,000. No service charge will be made for any registration of transfer or exchange of the Notes, but in certain circumstances the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Notes will mature on February 1, 2015. Subject to our compliance with the covenants described under the subheading “— Certain Covenants — Limitation on Indebtedness”, we are permitted to issue more Notes from time to time under the Indenture (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes”, references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of 10.25% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2007. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding January 15 and July 15. All payments of principal, premium, if any, and interest with respect to the Notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by DTC for the benefit of the Holders. The Company will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at 1% per annum in excess of the above rate to the extent lawful.

Interest on the Notes will accrue from the Issue Date.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. See “— Registration Rights.”

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option prior to February 1, 2011.

On and after February 1, 2011, we will be entitled at our option to redeem all or a portion of these Notes from time to time upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth below (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Period	Redemption Price

2011	105.125%
2012	102.563%
2013 and thereafter	100.000%

In addition, any time prior to February 1, 2010, we will be entitled at our option on one or more occasions to redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes originally issued at a redemption price (expressed as a percentage of principal amount on the redemption date) of 110.25%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Qualified Equity Offerings; provided, however, that:

(1) at least 65% of the aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by any Affiliate of the Company); and

(2) each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

Prior to February 1, 2011, we will be entitled at our option to redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess, if any, of (A) an amount equal to the present value at such redemption date of (i) the redemption price of such Note on February 1, 2011 (such redemption price being described in the second paragraph in this “— Optional Redemption” section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note through February 1, 2011 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after February 1, 2011, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from such redemption date to February 1, 2011, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to February 1, 2011.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as calculated by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

If the Company is redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable unless the Notes are listed on any national securities exchange, and in such event the Trustee will select Notes for redemption in accordance with the rules and requirements of such exchange.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”. We are entitled at our option at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

Senior Indebtedness versus Notes

Payments of principal of, and premium, if any, and interest on the Notes and the payment of the Subsidiary Guaranties, if required, will rank pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, including the obligations of the Company, and, to the extent applicable, the Subsidiary Guarantors, under the Term B Senior Credit Facility. The Notes will be guaranteed by the Subsidiary Guarantors and will rank senior in right of payment to all existing and future Subordinated Obligations of the Company and the Subsidiary Guarantors, as the case may be. However, the Notes will be effectively subordinated in right of payment to all of the Company’s and the Subsidiary Guarantor’s existing and future Secured Indebtedness to the extent of the collateral securing such Indebtedness.

As of September 30, 2006, after giving pro forma effect to the issuance of the outstanding notes and the use of proceeds:

(1) the Company’s Senior Indebtedness would have been approximately $449.1 million, consisting of approximately $199.1 million of Secured Indebtedness under the Term B Senior Credit Facility and $250.0 million of Indebtedness in respect of the Notes;

(2) the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $449.1 million, including approximately $199.1 million of Secured Indebtedness consisting of their respective guaranties of Senior Indebtedness of the Company under the Term B Senior Credit Facility and $250.0 million consisting of their respective guaranties of the Notes; and

(3) the Company’s Subordinated Indebtedness would have been approximately $86.1 million, consisting of approximately $50.8 million of Subordinated Indebtedness under the Company’s Junior Subordinated Note and the Company’s payment-in-kind notes issued in lieu of cash payment of interest under the Company’s Junior Subordinated Note and approximately $35.2 million of Subordinated Indebtedness pursuant to the Company’s Junior Warrants issued pursuant to the Company’s Junior Subordinated Note.

Although the Indenture will contain limitations on the amount of additional Senior Indebtedness and additional Subordinated Indebtedness the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Senior Indebtedness and Subordinated Indebtedness could be substantial. See “— Certain Covenants — Limitation on Indebtedness”. The Indenture will permit the Company to refinance the Junior Subordinated Note and the Junior Warrants using Refinancing Indebtedness.

Liabilities of Subsidiaries versus Notes

Most of our operations are conducted through the Company, but some of our operations are conducted through our Subsidiaries. Some of our Subsidiaries are not Guaranteeing the Notes, and, as described above under “— Guaranties”, Subsidiary Guaranties may be released under certain circumstances. In addition, our future Subsidiaries may not be required to guarantee the Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding Indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock, if any, of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of the Company’s creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and holders of Preferred Stock, if any, of such non-guarantor Subsidiaries.

The Foreign Subsidiaries and certain other subsidiaries of the Company will not be Guaranteeing the Notes. As of September 30, 2006, the Company’s non-guarantor Subsidiaries held less than 1.0% of our consolidated assets. During the year ended September 30, 2006, the Company’s non-guarantor Subsidiaries generated less than 1.0% of our total net sales and less than 1.0% of our Adjusted EBITDA. As of September 30, 2006, the total liabilities of our non-guarantor Subsidiaries were approximately $2.1 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by our non-guarantor Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness”.

Guarantees

Each direct and indirect Restricted Subsidiary of the Company that is a Domestic Subsidiary and that guarantees the obligations of the Company under the Term B Senior Credit Facility will jointly and severally, irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

The Guaranteed Obligations will be general unsecured senior obligations of each Subsidiary Guarantor, will rank pari passu in right of payment with all existing and any future Senior Indebtedness of such Subsidiary Guarantor, will be effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor, to the extent of the collateral securing such Indebtedness, and will rank senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor. The Notes will be structurally subordinated to Indebtedness of the Subsidiaries of the Company that do not guarantee the Notes.

Each Guarantee of a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, this limitation may not be effective to protect the Guarantee from being voided under fraudulent transfer law, or may reduce the Subsidiary Guarantor’s obligation to an amount that effectively makes the Guaranty worthless. See “Risk Factors — Risks Related to the Notes and our Debt Structure — The indebtedness represented by the Notes and the guarantees may be unenforceable due to fraudulent conveyance statutes. After the Issue Date, the Company will cause certain domestic Subsidiaries that Incur or guarantee certain Indebtedness to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same basis. See “— Certain Covenants — Future Guarantors.”

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders of the Notes and their successors, transferees and assigns.

A Guarantee of a Restricted Subsidiary will be released upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture, in each case other than to the Company or a Subsidiary of the Company; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Term B Senior Credit Facility and any other Indebtedness of the Company or of any Restricted Subsidiary of the Company;

(b) the Company designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “— Certain Covenants — Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;”

(c) the release or discharge of all Guarantees by such Restricted Subsidiary and the repayment of all Indebtedness of such Restricted Subsidiary which, if Incurred by such Restricted Subsidiary, would require such Restricted Subsidiary to Guarantee the Notes under the covenant described under “— Certain Covenants — Future Guarantors;” or

(d) our exercise of our legal defeasance option or covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Book-Entry, Delivery and Form

The outstanding notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The outstanding notes were also offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Following the initial distribution of Rule 144A Notes and Regulation S Notes, such outstanding notes may be transferred to certain institutional “accredited investors” in the secondary market (“IAI Notes”). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The exchange notes will be exchanged only against tender of the outstanding notes.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures, and we urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Notes; and

(2) ownership of these interests in the Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Notes).

Investors in the Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, we do not and will not, and nor does the Trustee or any agent of us or the Trustee have or will have, any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of, or transfers or exchanges of, beneficial ownership interests in the

Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of and exchanges into the Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Notes for Certificated Notes

A Note is exchangeable for a definitive Note in registered certificated form (a “Certificated Note”) if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Note or beneficial interests in Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legend unless a legend is not required by applicable law.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

The information in this Section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for any inaccuracies of which we are not aware.

Registration Rights

In the event that:

(1) applicable interpretations of the staff of the SEC do not permit the Company to effect this registered exchange offer; or

(2) for any other reason we do not consummate the registered exchange offer within 240 days of the Issue Date; or

(3) an initial purchaser shall notify us promptly after becoming aware following consummation of the registered exchange offer that outstanding notes held by it are not eligible to be exchanged for exchange notes in the registered exchange offer; or

(4) certain holders shall notify us promptly after becoming aware that they are prohibited by law or SEC policy from participating in the registered exchange offer or may not resell the exchange notes acquired by them in the registered exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

(A) promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the outstanding notes or the exchange notes, as the case may be;

(B) (i) in the case of clause (1) or (2) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 360th day after the Issue Date and (ii) in the case of clause (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 120th day after the date on which the Shelf Registration Statement is required to be filed; and

(C) use our reasonable best efforts to keep the Shelf Registration Statement effective until the earliest of (i) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (ii) two years from the Issue Date and (iii) the date on which all Notes registered thereunder are disposed of in accordance therewith.

The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A holder selling such outstanding notes or exchange notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

The Company may require each holder requesting to be named as a selling security holder to furnish to the Company such information regarding the holder and the distribution of the outstanding notes or exchange notes by the holder as the Company may from time to time reasonably require for the inclusion of the holder in the Shelf Registration Statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as the Company may reasonably deem necessary or appropriate. The Company may refuse to name any holder as a selling security holder that fails to provide us with such information. If the Company is required to file a Shelf Registration Statement with respect to any Notes, the Company will be entitled to delay filing such Shelf Registration Statement or, if the Company has already filed such a Shelf Registration Statement, from time to time require all holders of Notes to delay or discontinue the offer, sale or other disposition of Notes pursuant to said Shelf Registration Statement for a reasonable period of time not to exceed 90 days (the “Shelf Suspension Period”).

The Company will pay additional cash interest on the Notes, subject to certain exceptions,

(1) if the exchange offer is not consummated on or before the 240th day after the Issue Date;

(2) if obligated to file a Shelf Registration Statement, the Shelf Registration Statement is not declared effective on or prior to the 360th day after the Issue Date, or

(3) after the exchange offer registration statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable prior to the expiration of the Company’s obligation to maintain its effectiveness (subject to certain exceptions).

(each such event referred to in the preceding clauses (1) through (3), a “Registration Default”); from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured; provided, however, that the Company will not be required to pay any additional cash interest during any Shelf Suspension Period and after the Company cures such Registration Default.

The rate of the additional interest will be (a) so long as the Company is subject to the filing requirements of the Exchange Act and fully complies, subject to Rule 12b-25 of the Exchange Act, with all such filing requirements, 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum and (b) otherwise, 0.50% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.0% per annum. The Company will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 30 days after the commencement thereof provided that we have accepted all outstanding notes theretofore validly tendered in accordance with the terms of the registered exchange offer.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holder, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holder beneficially owns (as defined in 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holder beneficially owns (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(2) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; and

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holder or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, unless we have previously mailed a redemption notice with respect to all outstanding Notes as described under “— Optional Redemption”, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

While the Notes are in global form, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer to be made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described in the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described in the Indenture by virtue of its compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchaser. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness”, “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions”. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, the Company’s ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company pursuant to the Term B Senior Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $360.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock;”;

(2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty;

(3) the outstanding notes and the exchange notes (but excluding any Additional Notes);

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant, but including the Junior Subordinated Notes and the Junior Warrants);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause 3, 4 or 5 or this clause 6; provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause 5, such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7) Hedging Obligations consisting of Interest Rate Agreements (and renewals thereof) directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

(8) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(10) Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3) or (4) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4);

(11) Indebtedness of any Foreign Subsidiary to the extent Incurred for working capital purposes;

(12) Indebtedness of the Company or any Subsidiary Guarantor incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (a) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (b) the aggregate principal amount of Indebtedness outstanding at any time pursuant to this paragraph, when taken together with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations outstanding at such time pursuant to the immediately succeeding paragraph (13), shall not exceed the greater of $25.0 million and 2.5% of Total Assets;

(13) Capital Lease Obligations and Synthetic Lease Obligations; provided that the aggregate amount of all Capital Lease Obligations and Synthetic Lease Obligations outstanding at any time pursuant to this paragraph, when taken together with the aggregate principal amount of Indebtedness outstanding at such time pursuant to the immediately preceding paragraph (12), shall not exceed the greater of $25.0 million and 2.5% of Total Assets;

(14) Permitted Subordinated Indebtedness of the Company or any Restricted Subsidiary incurred to (a) finance a Permitted ESOP Transaction (b) finance a Permitted Acquisition or (c) refinance existing Indebtedness of a Person that becomes a wholly-owned Subsidiary of the Company as a result of a Permitted Acquisition (so long as such Indebtedness is not incurred in contemplation of the applicable Permitted Acquisition); provided that the aggregate amount of all Permitted Indebtedness outstanding at any time pursuant to this paragraph shall not exceed $35.0 million;

(15) Indebtedness of the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within 30 days of the applicable Incurrence;

(17) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, or similar obligations, in each case, incurred or assumed in connection with any business acquisition or any disposition of any business, assets or Subsidiary other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (a) the total amount of such Indebtedness which may be Incurred with respect to any such transaction shall not exceed the gross proceeds including non-cash proceeds actually received by the Company or any Restricted Subsidiary in connection therewith and (b) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary under GAAP, as in effect on the Issue Date;

(18) Indebtedness constituting obligations of the Company or any Restricted Subsidiary under deferred compensation agreements entered into in the ordinary course; provided that such obligations are satisfied within 30 days of becoming due; and

(19) Indebtedness of the Company or any Restricted Subsidiary, including Additional Notes, in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (18) above or paragraph (a)) does not exceed $35.0 million.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1) any Indebtedness remaining outstanding under the Term B Senior Credit Facility after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(4) any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) of paragraph (b) above) may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to paragraph (a) above or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification.

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds received by the Company (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Issue Date, (y) as a contribution in respect of the outstanding Qualified Capital Stock of the Company by its stockholders subsequent to the Issue Date and (z) from optional employee contributions to the ESOP; plus

(C) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Capital Stock that constitutes Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(5) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(6) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors or the Compensation Committee thereof); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(8) payments of intercompany Subordinated Obligations, the Incurrence of which was permitted under clause 2 of paragraph (b) of the covenant described under “— Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9) any purchase or redemption of Subordinated Obligations of the Company or a Subsidiary Guarantor from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” after the Company (or a Restricted Subsidiary, as the case may be) has made an offer to the Holders of the Notes to purchase the Notes pursuant to clause (a)(3)(C) of such covenant; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(10) in the event of an Asset Disposition that requires the Company to offer to repurchase Notes pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the Notes pursuant to the provisions of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and has repurchased all Notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Obligations may not exceed (x) the amount by which Net Available Cash was reduced as a result of the offer with respect to the Notes less (y) the Net Available Cash actually used to consummate the offer of the Notes (and any other Senior Indebtedness included in such offer); provided further, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

(11) the redemption or repurchase for value of any Capital Stock of the Company as a result of distributions by the ESOT of such Capital Stock to the former JSC participants pursuant to the ESOP Plan Documents as a result of their voluntary or involuntary termination of employment with the Company or any Controlled Group member during the JSC Termination Period; provided, however, that the aggregate amount of Restricted Payments made pursuant to this clause (11) will not exceed $13.0 million;

(12) Permitted ESOP Transactions or purchases, repurchases, redemptions, defeasances or other acquisitions or retirements for value of the Junior Subordinated Note or the Junior Warrants; provided, however, that the aggregate amount of Restricted Payments made pursuant to this clause (12) will not exceed $25.0 million; or

(13) Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (13), does not exceed $30.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) the amount of Restricted Payments made pursuant to this clause (13) shall be included in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Subsidiary Guarantor, (b) make any loans or advances to the Company or a Subsidiary Guarantor or (c) transfer any of its property or assets to the Company or a Subsidiary Guarantor, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Term B Senior Credit Facility in effect on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted

Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements; and

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(F) restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into in the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(G) any encumbrance or restriction with respect to a Foreign Subsidiary entered into the ordinary course of business or pursuant to the terms of Indebtedness that was Incurred by such Foreign Subsidiary in compliance with the terms of Indenture;

(H) provisions contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business;

(I) provisions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis; and

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) to any of the following:

(A) to prepay, repay, redeem or purchase Senior Indebtedness selected by the Company (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness designated by the Company) to purchase Notes (and such other Senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $7.5 million. Pending the final application of any Net Available Cash, the Company or any of the Restricted Subsidiaries may temporarily reduce outstanding revolving Indebtedness that is Senior Indebtedness or otherwise invest the Net Available Cash in any manner that is not prohibited by the Indenture.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption or discharge of Senior Indebtedness of the Company or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock of the Company or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such other Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or $1,000 multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $7.5 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $20.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5) any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7) earn-out payments (A) made in connection with acquisitions permitted under the Indenture and (B) negotiated prior to the consummation of the applicable acquisition; and

(8) any agreement as in effect on the Issue Date and described in this prospectus or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

Limitation on Liens

The Company will not, and the Company will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “— Limitation on Liens”;

(2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value (as determined by the Board of Directors of the Company) of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock”.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the

Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty, provided that the foregoing shall not be required in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Guarantors

The Company will cause each Domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (2), (7), (8) or (9) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”) to, and each Foreign Subsidiary that enters into a Guarantee of any Indebtedness (other than a Foreign Subsidiary that Guarantees Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and, in any event, will provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Section 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections. If the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes) or under “— Certain Covenants” under “— Limitation on Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “— Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “— Limitation on Affiliate Transactions”, “— Limitation on Line of Business”, “— Limitation on Liens”, “— Limitation on Sale/Leaseback Transactions”, “— Future Guarantors” or “— SEC Reports”;

(5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $30.0 million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in excess of $30.0 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9) any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the notes outstanding notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the notes outstanding may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the notes outstanding may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the notes outstanding have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the notes outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “— Optional Redemption” above ;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in, the amendment or waiver provisions which require each holder’s consent;

(8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(9) make any change in, or release other than in accordance with the Indenture, any Subsidiary Guaranty that would adversely affect the Noteholders.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors (with respect to a Subsidiary Guaranty or any provision of the Indenture to which it is a party) and the Trustee may amend, modify or supplement the Indenture, any Subsidiary Guaranty or the Notes:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any holder of the Notes;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8) to conform the text of the Indenture, the Notes and the Subsidiary Guaranties to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes and the Subsidiary Guaranties;

(9) to make any amendment to the provisions of the Indenture, any Subsidiary Guaranty or the Notes relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(10) to provide for the issuance of Exchange Notes; or

(11) to evidence and provide for the acceptance and appointment of a successor Trustee.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer and compliance with the terms and conditions of the Indenture, all legends affixed to the Notes and applicable law. The registrar of the Notes, the Trustee or the Company may require a Holder, among other things, to furnish appropriate endorsements, transfer and assignment documents and other certificates, and the Company may require a Holder to pay any taxes, assessment, governmental charges and fees required by applicable law and permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption, and for a period of up to fifteen (15) days prior to selection of Notes for redemption, the Company is not required to transfer or exchange any Note.

Satisfaction and Discharge

When we (1) deliver to the Trustee all notes outstanding for cancellation or (2) all notes outstanding have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all notes outstanding, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture and have each Subsidiary Guarantor’s obligation discharged with respect to its Guarantee (“legal defeasance”), except for certain obligations, including the rights of Holders to receive payment of principal, interest and premium, if any, when due solely out of the defeasance trust, obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes, the rights, powers, duties and immunities of the Trustee, and the legal defeasance provisions of the Indenture.

In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”). After such covenant defeasance, any failure to comply with such obligations shall not constitute a Default or give rise to an Event of Default.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the Trustee

Wilmington Trust Company is the Trustee under the Indenture. We have appointed the Trustee as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1) any property, plant or equipment used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any non-cash charges or expenses (other than the write-down of current assets) for such period, including (A) non-cash expenses associated with the recognition of the difference between the fair market value of the Junior Warrants and the exercise price of the Junior Warrants and (B) non-cash expenses with respect to the Junior Warrants and accretion of the Junior Warrants and minus (b) without duplication all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments”, “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”;

(C) a disposition of assets with a Fair Market Value of less than $500,000;

(D) a disposition of cash or Temporary Cash Investments; and

(E) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien)).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board. Unless otherwise specified, the board of directors refers to the Board of Directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock phantom stock and stock appreciation rights, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” for any period means the ratio of (a) the aggregate amount of Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period payable in cash.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (excluding fees and any interest expense attributable to any accretion in the value of the Junior Warrants but including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Company or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Company or any Restricted Subsidiary with respect to Interest Rate Agreements. Consolidated Interest Expense does not include cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness incurred by such plan or trust.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that (a) there shall be excluded, in each case to the extent included in determining the net income or loss of the Company and the Restricted Subsidiaries for such period on a consolidated basis under GAAP, (i) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (ii) the income or loss of any person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or the date that such person’s assets are acquired by the Company or any Restricted Subsidiary, (iii) any gains attributable to sales of assets out of the ordinary course of business and the transaction costs in connection with such sales and (iv) any extraordinary or non-recurring gains or other income items and (b) there shall be added back, in each case to the extent deducted in determining the net income or loss of the Company and the Restricted Subsidiaries for such period on a consolidated basis under GAAP, (i) any non-cash compensation charge or expense including any such charge or expense relating to stock appreciation rights and phantom stock plans, (ii) any non-cash contributions to the ESOP, (iii) amortization of goodwill and other intangible assets, (iv) any losses attributable to sales of assets out of the ordinary course of business and the transaction costs in connection with such sales and (v) any extraordinary or non-recurring losses or charges.

Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the six-month anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.

“ESOP” means the employee benefit plan entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan” adopted and maintained by the Company and as in effect on the Issue Date and as may be amended as required by a change in applicable law after the Issue Date.

“ESOP Plan Documents” means collectively, the governing agreements and other documents and instruments of the ESOP, in each case as in effect on the Issue Date and as may be amended as required by a change in applicable law after the Issue Date.

“ESOT” means the trust entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust” and adopted and maintained by the Company pursuant to the applicable ESOP Plan Documents, as in effect on the Issue Date and as may be amended as required by a change in applicable law after the Issue Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Former JSC Participant” means the employees of the Company or any of its Subsidiaries that primarily provided services under the Joint Spectrum Center (JSC) Engineering Support Services contract and were voluntarily or involuntarily terminated during the JSC Termination Period in connection with the Company’s failure to receive the follow-on support contract with respect to such contract.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IIT” means Illinois Institute of Technology, an Illinois not-for-profit corporation.

“IITRI” means IIT Research Institute, a not-for-profit Illinois corporation controlled by IIT.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the sellers may become entitled to the extent such payment is determined by reference to a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above but without duplication or double-counting of any Indebtedness described in two or more clauses above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time. The Junior Warrants shall constitute Indebtedness of the Company.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock,

Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the outstanding notes are originally issued.

“JSC Termination Period” means the period beginning on July 1, 2006 and ending on December 31, 2006.

“Junior Subordinated Note” means the Company’s 6% Seller Subordinated Notes due December 20, 2010 in an outstanding aggregate principal amount on the Issue Date of approximately $39.9 million, together with additional Seller Subordinated Notes issued in lieu of cash interest thereon in accordance with the terms thereof.

“Junior Warrants” means an aggregate of 1,080,437 detachable redeemable common stock warrants issued to the holders of the Seller Subordinated Notes.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all direct costs relating to such Asset Disposition including, without limitation, legal, investment banking, accounting, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments (whether principal, interest, premium or other) made on any Indebtedness which is secured by any assets subject to such Asset Disposition or required to be repaid as a result of the Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets or other agreement with respect to such Indebtedness, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition including indemnification liabilities, purchase price adjustments, and employee benefit plan liabilities; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Acquisition” means the acquisition by the Company or any Restricted Subsidiary of all or substantially all of the assets of a Person, a line of business or division of a Person or not less than 100% of the Capital Stock of a Person (the “Acquired Entity”); provided that (a) such acquisition was not preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, the Company or any Subsidiary of the Company; (b) the Acquired Entity or the assets, line of business or division acquired shall be in a similar line of business as that of the Company and its Subsidiaries as conducted during the current and most recent calendar year; (c) (i) the Acquired Entity or division is located, and substantially all of its operations are conducted, in the United States of America or (ii) substantially all of the assets acquired are located in the United States; (d) at the time of such transaction both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (e) the Company shall have delivered to the Trustee a certificate of the chief financial officer of the Company confirming compliance with clauses (a) through (d) above, together with all relevant financial information for the Acquired Entity, acquired line of business or division or acquired assets and reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (a) through (d) above.

“Permitted ESOP Transactions” means the redemption or repurchase for value of any Capital Stock of the Company as a result of distributions by the ESOT to participants in the ESOP to satisfy diversification requirements under applicable law, including section 401(a)(28) of the Code.

“Permitted Holder” means the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness”; and

(12) any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date,

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(2) Liens to secure Indebtedness to the extent the principal amount of such Indebtedness, when added together with all other Secured Indebtedness of the Company and its Restricted Subsidiaries then outstanding, would not cause the Secured Indebtedness Ratio to exceed 3.5 to 1.0;

(3) Liens existing on the Issue Date;

(4) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the time such other Person becomes a Subsidiary of such Person;

(5) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the acquisition of the property subject to such Lien;

(6) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(7) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(8) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(10) Liens in favor of the Company or any Subsidiary Guarantor or Liens on assets of a Restricted Subsidiary of the Company entered that is not a guarantor in favor solely of another Restricted Subsidiary of the Company that is not a Subsidiary Guarantor;

(11) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (1), (3), (4) or (5); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (1), (3), (4) or (5) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(12) Liens securing Indebtedness of Foreign Subsidiaries permitted to be Incurred under the Indenture, to the extent such Liens relate only to assets and properties of Foreign Subsidiaries;

(13) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(14) licenses, leases or subleases granted by the Company or any Restricted Subsidiary to third persons in the ordinary course of business not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

(15) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(16) Liens arising out of judgments or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $30.0 million at any time outstanding;

(17) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which the Company shall have set aside on its books adequate reserves in accordance with GAAP and such contest operates to suspend collection of the contested tax and enforcement of the applicable Lien;

(18) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which the Company shall have set aside on its books adequate reserves in accordance with GAAP and such contest operates to suspend collection of the contested obligations and enforcement of the applicable Lien;

(19) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations; and

(20) other Liens securing obligations incurred in the ordinary course of business which obligations, in the aggregate, do not exceed $5.0 million at any time.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Subordinated Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary (a) that is not Secured Indebtedness, (b) that constitutes Subordinated Obligations, (c) that is not incurred while a Default exists, (d) the incurrence of which would not result in a Default and (e) that does not mature and does not require any payment of principal prior to the final maturity date of the Notes.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Qualified Capital Stock” of a Person means Capital Stock of such Person other than Disqualified Capital Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of the Company.

“Qualified Equity Offering” means any issuance and sale of common stock by the Company. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(1) any issuance and sale with respect to the Company’s common stock registered on Form S-4 or Form S-8; or

(2) any issuance and sale to any Subsidiary of the Company.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Refinancing Indebtedness (a) if Refinancing the Junior Subordinated Note or the Junior Warrants, is subordinated in right of payment to the Notes and (b) if Refinancing any other Indebtedness, is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated February 8, 2007, among the Company, the Subsidiary Guarantors and the initial purchaser.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date, any business reasonably related, ancillary or complementary to such business and any business providing products or services to any government, governmental authority or agency, department or bureau thereof.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company and the Restricted Subsidiaries secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means and each other Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Term B Senior Credit Facility” means the Credit Agreement, dated as of August 4, 2004, by and among, the Company, the Subsidiaries of the Company identified therein as guarantors, the lenders from time to time party thereto, and Credit Suisse, as Administrative Agent and Collateral Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, and any letters of credit and reimbursement obligations related thereto, any guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount (including incremental term loans), terms, conditions, covenants and other provisions) from time to time, and any one or more other agreements (and related documents) governing Indebtedness, including indentures, incurred to Refinance, substitute, supplement or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements or other agreements.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company.

“Trustee” means Wilmington Trust Company until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments”.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “— Certain Covenants — Limitation on Indebtedness”, whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following general discussion summarizes material U.S. federal income and estate tax aspects of the exchange of an outstanding note for an exchange note and the ownership and disposition of the exchange notes. This discussion is a summary for general information only and is limited in the following ways:

•	The discussion only covers holders that exchange outstanding notes for exchange notes in the exchange offer.

•	The discussion only covers holders of exchange notes that hold such notes as capital assets (that is, for investment purposes) and that do not have a special tax status.

•	The discussion covers only the general tax consequences to holders of the exchange notes. It does not cover tax consequences that depend upon a holder’s individual tax circumstances.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the exchange notes on a prospective or retroactive basis.

•	The discussion does not cover state, local, or foreign law.

•	The discussion does not apply to holders owning 10% or more of our voting stock, or corporate holders that are controlled foreign corporations with respect to us.

We have not sought and will not seek any rulings or opinions from the U.S. Internal Revenue Service (IRS) or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions about the tax treatment of the exchange notes which are different from those that we discussed in the offering circular.

Exchange of an Outstanding Note for an Exchange Note Pursuant to the Exchange Offer

The exchange by any holder of an outstanding note for an exchange note will not constitute a taxable exchange for U.S. Federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Consequently, no gain or loss will be recognized by holders that exchange outstanding notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange note will be the same as the holder’s adjusted tax basis in the outstanding note at the time of the exchange. Holders will be considered to have held the exchange notes from the time of their acquisition of the outstanding notes. The U.S. Federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. Federal income tax consequences of holding and disposing of an outstanding note.

The tax consequences depend upon whether you are a U.S. holder or a non-U.S. holder. A U.S. holder is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its sources;

•	a trust if a U.S. court is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

•	any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis.

A non-U.S. holder is a holder that is not a U.S. holder.

If you are considering exchanging notes, you should consult your own tax advisor about the tax consequences of exchanging, holding, and disposing of the notes in your particular situation.

Tax Consequences to U.S. Holders

Interest.

•	If you are a cash method taxpayer (including most individual holders), you must report the interest on your income when it is received by you.

•	If you are an accrual method taxpayer, you must report the interest on your income as it accrues.

Registered Exchange Offer.  Under certain circumstances described above, we will be required to pay additional interest on the exchange notes if we fail to comply with certain of our obligations under the Registration Rights Agreement. See “Description of the Notes — Registration Rights.” Although the matter is not free from doubt, such additional interest should be treated as a payment of additional interest on the exchange notes for U.S. federal income tax purposes, with the following results:

•	If you are a cash method taxpayer (including most individual holders), such additional interest will be taxable to you as ordinary income when it is received by you.

•	If you are an accrual method taxpayer, such additional interest will be taxable to you as ordinary income as it accrues.

It is possible, however, that the IRS may take a different position, in which case you might be required to include such additional interest in income as it accrues or becomes fixed (regardless of your regular method of accounting).

Sale, Exchange, or Redemption of the Exchange Notes.  On a sale, exchange, retirement, or other disposition of an exchange note:

•	You will have taxable gain or loss equal to the difference between the tax basis of the exchange note and amount received on the sale, exchange, retirement, or other disposition.

•	Any gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the exchange note was held for more than one year.

•	If you sell the exchange note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the exchange note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

•	You should not have any taxable gain or loss if outstanding notes are exchanged for exchange notes in the Registered Exchange Offer. You should have the same basis and holding period in the exchange notes as you had in the outstanding notes.

Information Reporting and Backup Withholding.  Under the tax rules concerning information reporting to the IRS:

•	We are required to provide information to the IRS concerning interest and redemption proceeds we pay to you on exchange notes held by you, unless an exemption applies.

•	Similarly, unless an exemption applies, you are required to provide us with a correct taxpayer identification number for our use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply with them, we are required to withhold 28% of all amounts payable to you on the exchange notes (including principal payments). This is called backup withholding. If we do withhold part of a payment, you may use the withheld amount as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

•	All U.S. holders that are individuals are subject to these requirements. Certain U.S. holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

Withholding Taxes.  Generally, payments of principal and interest on the exchange notes will not be subject to U.S. withholding taxes. With respect to interest, however, you must meet one of the following requirements for the exemption from withholding taxes to apply:

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker, or other intermediary through which you hold your exchange notes. The Form W-8BEN contains your name, address, and a statement that you are the beneficial owner of the exchange notes and that you are not a U.S. Holder.

•	You hold your exchange notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker, or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office, and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•	The interest income on the exchange notes is effectively connected with the conduct of your trade or business in the U.S. and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Non-U.S. holders that do not qualify for exemption from withholding generally will be subject to withholding of U.S. federal income tax at a rate of 30%, or lower applicable treaty rate.

Sale, Exchange, or Redemption of Notes.  If you sell an exchange note or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless any of the following applies:

•	The gain is connected with a trade or business that you conduct in the U.S.

•	You are an individual and are present in the U.S. for at least 183 days during the year in which you dispose of the exchange note, and certain other conditions are satisfied.

•	The gain represents accrued interest in which case the rules for interest would apply.

U.S. Trade or Business.  If you hold an exchange note in connection with a trade or business that you are conducting in the U.S.:

•	Any interest on the exchange note, and any gain from disposing of the exchange note, generally will be subject to income tax as if you were a U.S. holder.

•	If you are a corporation, you may be subject to a branch profits tax on your earnings that are connected with your U.S. trade or business, including earnings from the exchange note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes.  If you are an individual non-U.S. holder, the exchange note will not be subject to U.S. estate tax when you die. However, this rule only applies if, at the time of your death, payments on the exchange note would not have been connected to a trade or business that you were conducting in the U.S.

Information Reporting and Backup Withholding.  U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

•	Interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•	Proceeds you receive on a sale or redemption of your exchange notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding.

We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

PLAN OF DISTRIBUTION

Under existing SEC interpretations, exchange notes will be freely transferable by a holder (other than a holder who is our affiliate) after the exchange offer without further registration under the Securities Act if the holder represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2007, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes and guarantees offered hereby, as well as certain other legal matters, will be passed upon for us by Baker & McKenzie LLP, Washington, D.C.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Our financial statements as of and for the year ended September 30, 2006, included in this prospectus and the related financial statement schedule, included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our consolidated financial statements as of September 30, 2005 and for the fiscal years ended September 30, 2005 and 2004 included in this prospectus and the related financial statement schedule, included elsewhere in the registration statement, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2006	2006
	(Unaudited)
	(In thousands, except share
	and per share information)

Current assets:
Cash and cash equivalents	$340	$2,755
Accounts receivable, less allowance of $4,277 and $3,961 at December 31, 2006 and September 30, 2006, respectively	183,092	150,412
Stock subscriptions receivable	—	8,990
Prepaid expenses and other current assets	6,449	6,028

Total current assets	189,881	168,185
Property, plant and equipment, net	14,238	14,644
Intangible assets, net	71,151	75,403
Goodwill	391,166	387,927
Other assets	6,050	4,810

Total assets	672,486	650,969

Current liabilities:
Book cash overdraft	3,261	—
Current portion, Term B Senior Credit Facility note payable	3,430	2,816
Current portion, acquisition obligations	9,172	11,457
Trade accounts payable and accrued liabilities	77,287	62,803
Accrued payroll and related liabilities	27,897	35,135
Billings in excess of costs and estimated earnings on uncompleted contracts	2,212	2,163

Total current liabilities	123,259	114,374
Acquisition obligations, excluding current portion	2,562	3,568
Notes payable to bank	32,550	12,300
Term B Senior Credit Facility note payable, excluding current portion	251,853	252,100
Bridge loan payable	163,830	164,680
Subordinated note payable	48,022	46,963
Accrued compensation, excluding current portion	26,446	21,026
Accrued postretirement benefit obligations	4,086	3,722
Non-current portion of lease obligations	4,114	4,292
Redeemable common stock warrants	37,258	35,234

Total liabilities	693,980	658,259
Shareholder’s deficit:
Common stock, $0.01 par value, 8,000,000 shares authorized, 5,207,883 and 5,210,126 shares issued and outstanding at December 31, 2006 and September 30, 2006	52	52
Additional paid-in capital	91,737	91,829
Accumulated deficit	(113,283)	(99,171)

Total shareholder’s deficit	(21,494)	(7,290)

Total liabilities and shareholder’s deficit	$672,486	$650,969

See accompanying notes to condensed consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2006	2005
	(Unaudited)
	(In thousands, except share
	and per share information)

Contract revenue	$181,139	$101,289
Direct contract expense	140,101	76,305

Gross profit	41,038	24,984

Operating expenses:
Indirect contract expense	9,475	5,355
Research and development	654	245
General and administrative	16,613	12,359
Rental and occupancy expense	8,265	4,957
Depreciation and amortization	5,655	4,790
Bad debt expense	333	106

Total operating expenses	40,995	27,812

Operating income (loss)	43	(2,828)
Other income (expense):
Interest income	116	372
Interest expense	(14,358)	(5,445)
Other	74	140

Loss before income taxes	(14,125)	(7,761)
Income tax benefit (expense)	13	(19)

Net loss	$(14,112)	$(7,780)

Basic and diluted loss per share	$(2.71)	$(1.52)

Basic and diluted weighted average common shares outstanding	5,209,858	5,123,744

See accompanying notes to condensed consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	December 31,
	2006	2005
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net loss	$(14,112)	$(7,780)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,655	4,790
Accretion of debt to face value	234	221
Amortization of debt issuance costs	408	249
Decrease in value of interest rate cap agreement	76	50
Change in fair value of redeemable common stock warrants	2,024	1,800
Stock-based compensation	3,592	2,756
Gain on disposal of assets	(18)	—
Gain on sale of investments, net	(10)	(25)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(32,536)	(11,830)
Other assets	(1,729)	(149)
Trade accounts payable and accruals	10,130	(3,950)
Other liabilities	1,060	(787)

Net cash used in operating activities	(25,226)	(14,655)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(6,560)	—
Capital expenditures	(1,533)	(1,605)

Net cash used in investing activities	(8,093)	(1,605)
Cash flows from financing activities:
Book overdraft	3,261	—
Repayment of Term B Credit Facility note payable	(655)	(360)
Payment of debt issuance costs	(850)	—
Borrowings under revolving credit facility	20,250	—
Purchase of shares of common stock from ESOP Trust	(92)	(7,592)
Cash received from issuance of common stock to ESOP Trust	8,990	1,693

Net cash provided by (used in) financing activities	30,904	(6,259)
Net decrease in cash	(2,415)	(22,519)
Cash and cash equivalents at beginning of period	2,755	37,778

Cash and cash equivalents at end of period	$340	$15,259

Supplemental disclosure of cash flow information:
Cash paid for interest	10,038	2,375
Cash paid for taxes	156	19

See accompanying notes to condensed consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1)  Description and Formation of the Business

Alion Science and Technology Corporation and its subsidiaries (collectively, the Company or Alion) provides scientific and engineering expertise to research and develop technological solutions for problems relating to national defense, homeland security, and energy and environmental analysis. The Company provides these research services primarily to agencies of the federal government and, to a lesser extent, to commercial and international customers.

Alion, a for-profit S Corporation, was formed in October 2001 for the purpose of purchasing substantially all of the assets and certain of the liabilities of IITRI, a not-for-profit membership corporation affiliated with and controlled by Illinois Institute of Technology (IIT). On December 20, 2002, Alion acquired substantially all of the assets and liabilities of IITRI, excluding the assets and liabilities of IITRI’s Life Sciences Operation, for aggregate total proceeds of $127.3 million (the Transaction). Prior to that time, the Company’s activities were organizational in nature.

(2)  Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (SEC) regarding interim financial reporting. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006, included herein.

The statements are prepared on the accrual basis of accounting and include the accounts of Alion and its wholly-owned subsidiaries from the date of acquisition. All inter-company accounts have been eliminated in consolidation.

•	Human Factors Application, Inc. (HFA) — acquired November 1998

•	Innovative Technology Solution Corporation (ITSC) — acquired October 2003

•	Alion — IPS Corporation — acquired February 2004

•	Alion — METI Corporation (METI) — acquired February 2005

•	Alion — CATI Corporation (CATI) — acquired February 2005

•	Alion Canada (US) Corporation — established February 2005

•	Alion Science and Technology (Canada) Corporation — established February 2005

•	Alion — JJMA Corporation (JJMA) — acquired April 2005

•	Alion Technical Services Corporation (Virginia) — established July 2005

•	Alion Technical Services Corporation (Delaware) — established May 2006

•	Alion — BMH Corporation (BMH) — acquired February 2006

•	Washington Consulting, Inc. (WCI) — acquired February 2006

•	Alion — MA&D Corporation (MA&D) — acquired May 2006

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fiscal and Quarter Periods

The Company’s fiscal year ends on September 30. The Company operates based on a three-month quarter, four-quarter fiscal year. Quarter end dates: December 31, March 31, June 30, and September 30.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and operating results reported for a given period. Actual results are likely to differ from those estimates; however, we do not believe such differences will materially affect the Company’s financial position, results of operations, or cash flows.

Reclassifications

Certain items in the condensed consolidated financial statements have been reclassified to conform to the current presentation.

Revenue Recognition

The Company’s revenue results from technology services under a variety of contracts, some of which provide for payment for costs plus fees and others of which are fixed-price or time-and-material type contracts. The Company generally recognizes revenue when a contract has been executed, the contract price is fixed or determinable, delivery of the services or products has occurred and collectibility of the contract price is considered reasonably assured.

The Company recognizes revenue on cost-reimbursement contracts as it incurs costs and includes estimated fees earned. The Company recognizes time-and-material contract revenue at negotiated, fixed, contractually billable rates as it delivers labor hours and incurs other direct expenses. The Company uses various performance measures under the percentage of completion method to recognize revenue for fixed-price contracts. The process of estimating contract costs at completion and recognizing revenue appropriately involves significant management estimates. Actual costs may differ from estimated costs and affect estimated profitability and the timing of revenue recognition. From time to time, facts develop that require the Company to revise its estimated total costs or revenues expected. The Company records the cumulative effect of revised estimates in the period in which the facts requiring revised estimates become known. The Company recognizes the full amount of anticipated losses on any type of contract in the period in which they become known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to the financial performance of the Company. Revised estimates did not generate any anticipated losses for any period presented. Further, the Company had no cost overruns on fixed price contracts that materially affected financial performance in any of the periods presented.

Contracts with agencies of the federal government are subject to periodic funding by the contracting agency concerned. A contract may be fully funded at its inception or ratably throughout its period of performance as services are provided. If the Company determines contract funding is not probable, it defers revenue recognition until realization is probable.

Contract costs on federal government contracts are subject to audit by the federal government and adjustment through negotiations between the Company and government representatives. The government considers Alion to be a major contractor and maintains an office on site to perform various audits. The government has audited all of the Company’s federal government contract indirect costs through fiscal year 2004. Indirect rates have been negotiated and settled through fiscal year 2003. The Company submitted its fiscal year 2005 indirect expense rates to the government in March 2006 and submitted its fiscal year 2006

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

indirect expense rates to the government in March 2007. The Company has recorded revenue on federal government contracts in amounts it expects to realize.

The Company recognizes revenue on unpriced change orders as it incurs expenses and only to the extent it is probable that the Company will recover such costs. The Company recognizes revenue in excess of costs on unpriced change orders only when management can also estimate beyond a reasonable doubt the amount of excess and experience provides a sufficient basis for recognition. The Company recognizes revenue on claims as expenses are incurred only to the extent it is probable that the Company will recover such costs and it can reliably estimate the amount it will recover.

The Company generates software revenue from licensing software and providing services. In general, professional services are essential to the functionality of the solution sold and the Company applies the percentage of completion method, as prescribed by AICPA SOP 81-1, Accounting for Performance on Construction-Type and Certain Production-Type Contracts, to recognize revenue.

Income Taxes

The Company is an S corporation under the provisions of the Internal Revenue Code of 1986, as amended. For federal and certain state income tax purposes, the Company is not subject to tax on its income. The Company’s income is allocated to its shareholder, Alion Science and Technology Corporation Employee Stock Ownership, Savings and Investment Trust (the Trust). The Company may be subject to state income taxes in those states that do not recognize S corporations and to additional types of taxes including franchise and business taxes. All of the Company’s wholly-owned operating subsidiaries are qualified subchapter S or disregarded entities which, for federal income tax purposes, are not treated as separate corporations.

Cash and Cash Equivalents

The Company considers cash in banks, and deposits with financial institutions with maturities of three months or less at time of purchase and that can be liquidated without prior notice or penalty, to be cash and cash equivalents.

Accounts Receivable and Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

Accounts receivable include billed accounts receivable, amounts currently billable and costs and estimated earnings in excess of billings on uncompleted contracts that represent accumulated project expenses and fees which have not been billed or are not currently billable as of the date of the consolidated balance sheet. The costs and estimated earnings in excess of billings on uncompleted contracts are stated at estimated realizable value. Unbilled accounts receivable include revenue recognized for customer-related work performed by the Company on new and existing contracts for which the Company had not received contracts or contract modifications. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses in the Company’s existing billed and unbilled accounts receivable. The Company determines the allowance using specific identification and historical write-off experience based on the age of the receivables. Billings in excess of costs and estimated earnings and advance collections from customers represent amounts received from or billed to customers in excess of project revenue recognized to date.

Property, Plant and Equipment

Leasehold improvements, software and equipment are recorded at cost. Maintenance and repairs that do not add significant value or significantly lengthen an asset’s useful life are charged to current operations. Software and equipment are depreciated over their estimated useful lives (the lesser of 5 years or the life of

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the lease) generally using the straight-line method. Leasehold improvements are amortized on the straight-line method over the shorter of the assets’ estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and the gain or loss is recognized in the consolidated statements of operations.

Goodwill and Other Intangibles

As required by SFAS 142, Goodwill and Other Intangible Assets, the Company reviews goodwill annually for impairment at the end of each fiscal year or if events or circumstances indicates potential impairment. The Company must recognize an impairment loss if, and to the extent that, goodwill exceeds fair value. The Company completed the fiscal year 2006 annual goodwill impairment analysis in the fourth quarter of fiscal year 2006. Based on this analysis, the Company concluded that no goodwill impairment existed as of September 30, 2006. For the three months ended December 31, 2006, there were no significant events that indicated the existence of goodwill impairment as of December 31, 2006. Intangible assets are amortized over their estimated useful lives of generally one to thirteen years primarily using the straight-line method.

Postretirement Benefits

The Company accounts for postretirement benefits other than pension in accordance with SFAS No. 106 Employers’ Accounting for Postretirement Benefits Other Than Pension which requires the cost to provide the benefits to be accrued over the employees’ period of active service. These costs are determined on an actuarial basis. The Company is amortizing its transition obligation for past service costs relating to these benefits over twenty years. Unrecognized actuarial gains and losses are amortized over the estimated average remaining service period for active employee plans and over the estimated average remaining life for retiree plans. The Company is currently analyzing the impact of adopting SFAS No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires an employer to recognize the over- or under-funded status of its defined benefit plan as an asset or liability, and to recognize in income any change in funded status in the year it occurs.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate fair value. It is impracticable for the Company to estimate the fair value of its subordinated debt because the only market for this financial instrument consists of principal to principal transactions. For all of the following items, the fair value is not materially different than the carrying value.

Cash, cash equivalents, accounts payable and accounts receivable

The carrying amount approximates fair value because of the short maturity of those instruments.

Marketable securities

The fair values of these investments are estimated based on quoted or market prices for these or similar instruments.

Senior long-term debt

The carrying amount of the Company’s senior debt approximates fair value which is estimated on current rates offered to the Company for debt of the same remaining maturities.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest rate caps

The fair value of the Company’s financial instruments is estimated based on current rates offered to the Company for contracts with similar terms and maturities.

Redeemable common stock warrants

The Company uses an option pricing model to estimate the fair value of its redeemable common stock warrants.

Alion Stock

The estimated fair value price per share is determined based upon a valuation performed by an independent, third-party firm.

(3)  Business Combinations

Fiscal Year 2006 Acquisitions

Acquisition of BMH Associates, Inc.  On February 10, 2006, the Company acquired 100 percent of the issued and outstanding stock of BMH, a provider of advanced software, systems engineering and distributed interactive simulations for military training and experimentation, for $20.0 million (less a $1.5 million hold back) plus additional contingent earn out obligations over a two year period which can not exceed $6.0 million. As of December 31, 2006, the Company has recorded approximately $19.2 million in goodwill relating to this acquisition. In the three months ended December 31, 2006, the Company recognized approximately $3.0 million in earn out obligations related to BMH. The purchase price allocation is preliminary and subject to change based upon the completion of the valuation of certain intangible assets and other items. The pro forma impact of this acquisition was not significant.

Acquisition of Washington Consulting, Inc.  On February 24, 2006, the Company acquired 100 percent of the issued and outstanding stock of WCI, a provider of enterprise IT and management consulting solutions and services to commercial and government customers, for $18.0 million (less a $1.5 million hold back) plus additional contingent earn out obligations over a two year period which can not exceed $2.5 million. As of December 31, 2006, the Company has recorded approximately $17.5 million in goodwill relating to this acquisition. In the three months ended December 31, 2006, the Company paid approximately $1.3 million in previously recognized earn out obligations related to WCI. The purchase price allocation is preliminary and subject to change based upon the completion of the valuation of certain intangible assets and other items. The pro forma impact of this acquisition was not significant.

Acquisition of Micro Analysis and Design, Inc.  On May 19, 2006, the Company acquired 100 percent of the issued and outstanding stock of MA&D, a provider of human factors engineering, modeling and simulation and software development for approximately $16.9 million (less a $2.0 million hold back) plus additional contingent earn out obligations over a two year period which can not exceed approximately $4.1 million. As of December 31, 2006, the Company has recorded approximately $16.1 million in goodwill relating to this acquisition. The purchase price allocation is preliminary and subject to change based upon the completion of the valuation of certain intangible assets and other items. The pro forma impact of this acquisition was not significant.

Acquisition of certain assets of Anteon Corporation.  On June 30, 2006, the Company acquired from Anteon a group of assets consisting primarily of customer contracts for approximately $221.4 million. As of December 31, 2006, the Company has recorded approximately $45.0 million for purchased contracts, net of accumulated amortization, and approximately $174.0 million in goodwill relating to this acquisition. The

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purchase price allocation is preliminary and subject to change based upon the completion of the valuation of certain intangible assets and other items.

The acquired identifiable intangibles assets in these transactions were as follows:

			Weighted Average
			Remaining
	Estimated	Residual	Amortization
Amounts in Millions	Fair Value	Value	Period

Purchased contracts	$54.7	$—	4 years

(4)  Employee Stock Ownership Plan (ESOP) and Stock Ownership Trust

On December 19, 2001, the Company adopted the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the Plan) and the Trust. The Plan, a tax qualified retirement plan, includes an ESOP component and a non-ESOP component. On August 9, 2005, the Internal Revenue Service issued a determination letter that the Trust and the Plan, as amended through the Ninth Amendment to the Plan, qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 (the IRC), as amended. The Company believes that the Plan and Trust have been designed and are currently being operated in compliance with the applicable requirements of the IRC.

(5)  Postretirement Benefits

The Company sponsors a medical benefits plan providing certain medical, dental, and vision insurance benefits to eligible employees and former employees. The Company is self-insured and has a stop-loss limit under an insurance agreement. The Company also provides postretirement medical benefits for employees who meet certain age and service requirements. Retiring employees may become eligible for those benefits at age 55 if they have 20 years of service, or at age 60 with 10 years of service. The plan provides benefits until age 65 and requires employees to pay one-quarter of their health care premiums. A small, closed group of employees is eligible for coverage after age 65. These retirees contribute a fixed portion of their health care premium. The estimated annual contribution to premiums from retirees is approximately $125,000.

There were no plan assets as of December 31, 2006 and September 30, 2006. The Company uses an October 1 measurement date.

(6)  Loss Per Share

Basic and diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding excluding the impact of warrants, phantom stock and stock appreciation rights described herein as this impact would be anti-dilutive for all periods presented.

(7)  Shareholder’s Equity

The Company’s outstanding common stock is held by the Trust for the benefit of participants in the Plan. The Company provides a put option to any participant or beneficiary who receives a distribution of common stock which permits the participant or beneficiary to sell such common stock to the Company during certain periods, at the estimated fair value per share, which was $41.02 per share as of December 31, 2006. The estimated fair value per share is determined based upon a valuation performed by an independent, third-party firm. The Company may allow the Trust to purchase shares of common stock tendered to the Company under the put option.

Participants have the right to sell the shares distributed from their accounts that were acquired on the closing date of the Transaction at a value per share equal to the greater of the original purchase price or the estimated fair value price per share of the common stock.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8)  Accounts Receivable

	December 31,	September 30,
	2006	2006
	(In thousands)

Billed receivables	$114,717	$106,310
Unbilled receivables:
Amounts currently billable	50,825	36,548
Revenues recorded in excess of milestone billings on fixed price contracts	5,881	5,591
Revenues recorded in excess of estimated contract value or funding	14,362	3,354
Retainages and other amounts billable upon contract completion	1,584	2,570
Allowance for doubtful accounts	(4,277)	(3,961)

Total Accounts Receivable	$183,092	$150,412

Revenues recorded in excess of milestone billings on fixed price contracts consist of amounts not expected to be billed within the next month. Amounts currently billable consist principally of amounts to be billed within the next month. Indirect cost rates in excess of provisional billing rates on U.S. government contracts are generally billable at actual rates shortly after the end of each fiscal year. Any remaining unbilled balance including retainage is billable upon contract completion or completion of Defense Contract Audit Agency audits. Revenues recorded in excess of contract value or funding are billable upon receipt of contractual amendments or other modifications. Costs and estimated earnings in excess of billings on uncompleted contracts totaled approximately $72.7 million as of December 31, 2006 and included approximately $14.4 million for customer-requested work for which the Company had not received contracts or contract modifications.

(9)  Property, Plant and Equipment

Property, Plant and Equipment consist of the following:

	December 31,	September 30,
	2006	2006
	(In thousands)

Leasehold improvements	$3,266	$2,709
Equipment and software	26,125	25,188

Total cost	29,391	27,897
Less accumulated depreciation and amortization	15,153	13,253

Net fixed assets	$14,238	$14,644

Depreciation and leasehold amortization expense for property, plant and equipment was approximately $1.4 million and $1.3 million for the three months ended December 31, 2006 and 2005, respectively.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(10)  Goodwill and Intangible Assets

As of December 31, 2006, the Company has recorded goodwill of approximately $391.2 million. Changes in the carrying amount of goodwill during the three months ended December 31, 2006, in the aggregate, are summarized in the following table:

Total
(In thousands)

Balance as of September 30, 2006	$387,927
Adjustment to initial allocation made during the three months ended December 31, 2006 (earnout obligations)	3,239

Balance as of December 31, 2006	$391,166

For the acquisitions completed during the year ended September 30, 2006, the purchase price allocations are preliminary and subject to change based upon the completion of the valuation of certain intangible assets and other items. There were no acquisitions during the three-months ended December 31, 2006.

As of December 31, 2006, the Company has recorded gross intangible assets of approximately $118.1 million, accumulated amortization of $46.9 million and net intangible assets of approximately $71.2 million. Intangible assets consist primarily of contracts purchased in connection with the acquisitions of JJMA, IPS, METI, BMH, WCI and MA&D and the contracts the Company acquired from Anteon Corporation (Anteon Contracts).

		Accumulated
	Gross	Amortization	Net
	(In thousands)

Purchased contracts	$115,246	$45,986	$69,260
Internal use software and engineering designs	2,155	498	1,657
Non-compete agreements	650	416	234

Total	$118,051	$46,900	$71,151

The intangible assets have estimated useful lives of generally one to thirteen years and are being amortized primarily using the straight-line method. The weighted-average remaining amortization period of intangible assets was approximately six years at December 31, 2006. Amortization expense was approximately $4.3 million and $3.5 million for the three months ended December 31, 2006 and 2005, respectively. Estimated aggregate amortization expense for the remainder of fiscal year 2007 and for each of the next five years and thereafter is as follows:

(In thousands)

For the remaining nine months:
2007	$12,506
For the year ending September 30:
2008	16,457
2009	15,273
2010	14,504
2011	8,599
2012	1,049
and thereafter	2,763

Total:	$71,151

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11)  Long-Term Debt

The Company entered into various debt agreements (Senior Credit Agreement, Mezzanine Note, and Subordinated Note) on December 20, 2002 to fund its acquisition of substantially all the assets of the IIT Research Institute (IITRI), which was affiliated with and controlled by Illinois Institute of Technology (IIT). In August 2004, the Company entered into a new Term B senior secured credit facility (the Term B Senior Credit Facility) with a syndicate of financial institutions for which Credit Suisse serves as arranger, administrative agent and collateral agent, and for which LaSalle Bank National Association serves as syndication agent. In April 2005, the first amendment to the Term B Senior Credit Facility (Amendment One) added $72.0 million to the Company’s total Term B Senior Credit Facility debt. In March 2006, the second amendment to the Term B Senior Credit Facility (Amendment Two) increased the term loan commitment by $68.0 million, of which the full $68.0 million has been drawn down by the Company as of December 31, 2006, and increased the revolving credit commitment from $30.0 million to $50.0 million. On June 30, 2006, the third amendment to the Term B Senior Credit Facility (Amendment Three) added $50.0 million in Term B Senior Credit Facility debt.

Term B Senior Credit Facility

The Term B Senior Credit Facility consists of the following balances at December 31, 2006 and September 30, 2006:

	December 31,	September 30,
	2006	2006
	(In thousands)

Senior term loan	$258,360	$259,015
Less: Unamortized debt issuance costs	(3,077)	(4,099)

Term B Senior Credit Facility Note Payable	$255,283	$254,916
Less current maturities, net of unamortized debt issue costs	(3,430)	(2,816)

Term B Senior Credit Facility Note Payable, less current maturities	$251,853	$252,100

The Term B Senior Credit Facility as of December 31, 2006, consists of:

•	a senior term loan in the approximate amount of $258.4 million;

•	a $50.0 million senior revolving credit facility under which approximately $32.6 million was outstanding as of December 31, 2006, and approximately $4.5 million of which was allocated for letters of credit and as such is not available to be borrowed; and

•	a $150.0 million uncommitted incremental term loan “accordion” facility.

The Term B Senior Credit Facility requires the Company to repay one percent of the principal balance of the senior term loan during each of the first eight years (fiscal years 2005 through 2012) and the first quarter of fiscal year 2013 in equal quarterly principal installments and the remaining principal balance outstanding during the ninth and final year (2013) in one principal installment. Through the quarter ending December 31, 2012, the Company is currently obligated to pay quarterly principal installments of approximately $0.7 million. On February 6, 2013, the senior term loan maturity date, the Company is obligated to pay a principal installment of the outstanding balance. (See discussion of debt amendment in Subsequent Events, Note 18).

Under the senior revolving credit facility, the Company may request up to $40.0 million in letters of credit and may borrow up to $5.0 million in swing line loans for short-term borrowing needs. The Company

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

must pay all principal obligations under the senior revolving credit facility in full no later than August 2, 2009.

The Company may prepay all or any portion of its senior term loan in minimum increments of $1.0 million, generally without penalty or premium, except for customary breakage costs associated with pre-payment of Eurodollar-based loans. If the Company issues certain permitted debt, or sells, transfers or disposes of certain assets, it must use all net proceeds to repay any Term B loan amounts outstanding. If the Company has excess cash flow for any fiscal year, it must use 50% of the net proceeds or excess cash flow to repay Term B loan amounts outstanding. If the Company’s leverage ratio (which compares the Company’s total debt to its Consolidated EBITDA) is less than 2 to 1, it must use only 25% of net proceeds or excess cash flow to repay Term B loan amounts outstanding.

If the Company enters into an additional term loan, including under the uncommitted incremental term loan facility, and certain terms of such loan are more favorable to the new lenders than existing terms under the Term B Senior Credit Facility, the applicable interest rate spread on the senior term loans could increase. As a result, additional term loans could increase the Company’s interest expense under its existing term loans. The Company’s significant subsidiaries (HFA, CATI, METI, JJMA, BMH, WCI and MA&D) have guaranteed the Company’s obligations under the Company’s Term B Senior Credit Facility.

Use of Proceeds.  In March 2006, the Company borrowed $32.0 million, used approximately $16.5 million to pay part of the WCI acquisition price, and paid approximately $13.6 million to redeem the mezzanine warrants held by IIT and the Company’s Chief Executive Officer. In May 2006, the Company borrowed $15.0 million to pay part of the MA&D acquisition price. On June 30, 2006, the Company borrowed $71.0 million to pay part of the Anteon Contracts acquisition price.

The Term B Senior Credit Facility permits the Company to use the remainder of its senior revolving credit facility for working capital needs, other general corporate purposes, and to finance permitted acquisitions. The Term B Senior Credit Facility permits the Company to use any proceeds from the uncommitted incremental term loan facility to finance permitted acquisitions and for any other purpose permitted by any future incremental term loan.

Security.  The Term B Senior Credit Facility is secured by a security interest in all of the Company’s current and future tangible and intangible property, as well as all of the current and future tangible and intangible property of many of the Company’s subsidiaries.

Interest and Fees.  Under the Term B Senior Credit Facility, the senior term loan and the senior revolving credit facility can each bear interest at either of two floating rates. The Company was entitled to elect that the senior term loan bear interest at an annual rate equal to: 1) the applicable alternate base interest rate charged by Credit Suisse plus a 175 basis point spread or, 2) the Eurodollar rate plus a 275 basis point spread. The Company was also entitled to elect that the senior revolving credit facility bear interest at an annual rate dependent on the Company’s leverage ratio and whether the Company made a Eurodollar or an alternate base borrowing. The alternate base rate is the greater of Credit Suisse’s prime rate or the federal funds effective rate, plus additional basis points corresponding to the Company’s leverage ratio at the time.

On April 1, 2005, the Company chose to have the senior term loan bear interest at the Eurodollar rate and the senior revolving credit facility bear interest at the ABR rate based on Credit Suisse’s prime rate. As of December 31, 2006, the Eurodollar rate on the senior term loan was 8.11 percent (5.36 percent plus 2.75 percent Eurodollar spread) and the ABR rate was 10.0 percent (8.25 percent plus 1.75 percent spread).

Interest Rate Cap Agreements.  The Company has three interest rate cap agreements in place with its senior lenders. The interest rate cap agreements limit the floating component of the Company’s total

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest rate but do not affect leverage ratio based spreads. The Company’s effective interest rate on notional principal in each cap agreement is the sum of the floating component and the applicable spread, which is determined by the Term B Senior Credit Facility. The three interest rate cap agreements will expire on September 30, 2007.

Other Fees and Expenses.  Each quarter the Company is required to pay a commitment fee of 50 basis points per year on the prior quarter’s daily, unused balance of the revolving credit facility and senior term loan commitment. As of December 31, 2006, the Company had approximately $32.6 million outstanding on the revolving credit facility and approximately $4.5 million was allocated for letters of credit; and the senior term loan was fully utilized. For the three months ended December 31, 2006, the Company paid approximately $0.02 million in commitment fees for the revolving credit facility and nothing for the senior term loan.

The Company is also required to pay an annual agent’s fee and a fronting fee not to exceed 25 basis points for each letter of credit issued under the revolving credit facility. Interest is due quarterly in arrears at the applicable revolving credit facility rate for all outstanding letters of credit.

Financial Covenants.  The Term B Senior Credit Facility requires the Company to meet certain financial performance measures typical of commercial loans of this type including leverage and interest coverage ratios. The Term B Senior Credit Facility includes other covenants that restrict the Company’s ability to take certain actions without the prior consent of senior lenders who extended a majority of the outstanding Term B loans. As of December 31, 2006, the Company was in compliance with the Term B Senior Credit Facility covenants.

Subordinated Note

On December 20, 2002, the Company issued a $39.9 million note to IITRI (Subordinated Note) as part of the consideration for Alion’s acquisition of substantially all of IITRI’s assets. On July 1, 2004, IIT acquired all of IITRI’s rights and interests in the Subordinated Note and the related warrant agreement. On June 30, 2006, the Company and IIT entered into an agreement that increased the interest rate on the Subordinated Note for two years from December 21, 2006 through December 20, 2008.

The Subordinated Note bears interest at (i) 6% through December 20, 2006, (ii) approximately 6.4% from December 21, 2006 through December 20, 2007, and (iii) 6.7% from December 21, 2007 through December 20, 2008. Interest is payable quarterly by the issuance of paid-in-kind or PIK notes maturing at the same time as the Subordinated Note. The PIK notes have the effect of deferring the underlying cash interest expense on the Subordinated Note. Beginning in December 2008, the Subordinated Note will bear interest at 16% per year payable quarterly in cash until the note has been repaid in full. Principal on the Subordinated Note is payable in equal installments of $19.95 million in December 2009 and December 2010. The PIK notes are due in equal installments of approximately $7.4 million on these same dates.

Bridge Loan Agreement

On June 30, 2006, the Company entered into a Bridge Loan Agreement with Credit Suisse and borrowed $170.0 million (the Bridge Loan, also called the Initial Loan). Certain of the Company’s subsidiaries guaranteed the Bridge Loan. The Initial Loan is due December 31, 2007 and automatically converts to an Extended Loan maturing December 31, 2011, if not repaid by December 31, 2007. The Company expects to refinance the Bridge Loan Agreement before the end of February 2007 through the issuance of up to $250.0 million of senior unsecured notes expected to mature in 2015. (See discussion of debt amendment in Subsequent Events, Note 18).

Use of Proceeds.  The Company used the proceeds from the Bridge Loan to pay part of the cost of acquiring the Anteon Contracts.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest and Prepayment.  The Bridge Loan bears interest at a floating rate based on the Eurodollar Rate plus an applicable spread that varies over time. The first interest payment was paid on September 30, 2006. Interest is payable quarterly in arrears in cash except that the Company can use PIK notes to pay any interest in excess of 700 basis points over the applicable Eurodollar floating rate, or it can add the excess to the Bridge Loan principal. The Company may prepay all or any portion of the Bridge Loan in minimum increments of $100,000, with an aggregate minimum of $1.0 million plus applicable premium (described below) and customary breakage costs associated with pre-payment of Eurodollar-based loans prior to the end of the interest period. Bridge Loan prepayments are subject to an applicable premium percentage based on the prepayment date and vary over the life of the Bridge Loan.

Financial Covenants.  The Bridge Loan Agreement requires the Company to meet certain financial performance measures based on our leverage and interest coverage calculated in the same manner as under the Term B Senior Credit Facility. As of December 31, 2006, the Company was in compliance with the covenants set forth in the Bridge Loan.

As of December 31, 2006, the remaining fiscal year principal repayments (at face amount before debt discount) for outstanding indebtedness are as follows:

	2007	2008	2009	2010	2011	2012	Thereafter	Total
	(In thousands)

Senior Secured Term B Loan(1)	$1,965	$2,620	$2,620	$2,620	$2,620	$2,620	$243,295	$258,360
Bridge Loan(2)	—	—	—	—	—	—	175,100	175,100
Subordinated Seller Note(3)	—	—	19,950	19,950	—	—	—	39,900
Subordinated Paid in Kind Note(4)	—	—	7,402	7,402	—	—	—	14,804

Total principal payments	$1,965	$2,620	$29,972	$29,972	$2,620	$2,620	$418,395	$488,164

(1)	The table does not reflect any prepayments of the Term B Senior Credit Facility based on excess cash flow or other conditions as the timing and amount of any such payments are uncertain. The approximate $255.3 million on the face of the balance sheet (current and long-term portion) includes, as of December 31, 2006, approximately $3.1 million of unamortized debt issue costs which totaled approximately $12.3 million. The Company expects that it will need to refinance the Term B Senior Credit Facility before the end of fiscal year 2012.

(2)	The principal amount of $175.1 million includes $170.0 million principal at par value plus prepayment premium of $5.1 million (3% of par). The approximate $163.8 million on the face of the balance sheet includes, as of December 31, 2006, approximately $6.2 million in unamortized debt issue costs. The Company expects to refinance the Bridge Loan Agreement before the end of February 2007 through the issuance of up to $250.0 million of senior unsecured notes expected to mature in 2015. The Company intends to use the net proceeds to repay the Bridge Loan and a portion of the senior term loan. (See discussion of debt amendment in Subsequent Events, Note 18).

(3)	Repayment of $39.9 million for the face value of the Subordinated Seller Note in two equal payments of $19.95 million in years 2009 and 2010. The $39.9 million includes, as of December 31, 2006, approximately $3.6 million of unamortized debt discount assigned to fair value of the detachable warrants. On December 20, 2002, approximately $7.1 million was assigned as the fair value of the warrants in accordance with Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially settled in, a Company’s Own Stock.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	During the eight-year term of the Subordinated Note, approximately $14.8 million of principal accretes to the note and is included in the principal payments in fiscal years 2009 and 2010. The principal, together with the outstanding balance of the PIK notes will be paid in equal amounts at the end of fiscal years 2009 and 2010.

(12)  Redeemable Common Stock Warrants

In connection with the issuance of the Subordinated Note and the Deferred Compensation Agreement described in Note 11, the Company issued 1,080,437 and 22,062, respectively, of detachable redeemable common stock warrants (the Warrants) to IITRI and Dr. Atefi. IITRI subsequently transferred all of its rights, title and interest in the warrants to IIT. The Subordinate Note Warrants have an exercise price of $10 per share and are exercisable until December 20, 2010. The Warrants permit the holders to sell warrants to the Company, at predetermined times, at the then current fair value of the common stock less the exercise price. The Warrants are classified as debt instruments in accordance with Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The Company recorded the initial $10.3 million estimated fair value of the Warrants as a discount to the face value of the notes issued and as a liability. The outstanding estimated fair value of the Warrants had an estimated fair value of $37.3 million as of December 31, 2006. The Company recognizes interest expense for changes in the estimated fair value of the Warrants.

(13)  Leases

Future minimum lease payments under non-cancelable operating leases for buildings, equipment and automobiles at December 31, 2006 are set out below. Under these operating leases, the Company subleased some excess capacity to subtenants under non-cancelable operating leases. In connection with the IPS, METI, and JJMA acquisitions, the Company assumed operating leases at above-market rates and recorded a loss accrual of approximately $4.9 million based on the estimated fair value of the lease liabilities assumed. The loss is being amortized over the lease terms; the remaining unamortized balance was $2.1 million at December 31, 2006. In connection with the IPS acquisition, the Company also acquired a related sub-lease pursuant to which it receives above-market rates. Based on the estimated fair value of the sublease, the Company recognized an asset of $0.6 million which is being amortized over the lease term. The remaining asset value was $0.3 million at December 31, 2006.

Fiscal Years Ending	(In thousands)

2007 (for the remainder of fiscal year)	$19,843
2008	25,488
2009	22,197
2010	16,453
2011	14,309
2012	9,743
and thereafter	22,829

Gross lease payments	$130,862
Less: non-cancelable subtenant receipts	5,281

Net lease payments	$125,581

Rent expense under operating leases was $7.5 million and $4.0 million for the three months ended December 31, 2006 and 2005, respectively. Sublease rental income under operating leases was $0.5 million for each of the three months ended December 31, 2006 and 2005, respectively.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)  Stock Appreciation Rights

As of December 31, 2006, under the 2002 SAR Plan, the Company had granted 236,400 SARs to directors and employees. Under the 2004 SAR Plan, the Company had granted 534,775 SARs to directors and employees. For the three months ended December 31, 2006 and 2005, the Company recognized approximately $1.2 million and $0.8 million, respectively, in compensation expense associated with the two SAR plans.

The table below sets out the disclosures and the assumptions used to value a share of Alion common stock and the Company’s grants of stock appreciation rights as of December 31, 2006 and September 30, 2006. For grants issued prior to October 1, 2006, the Company uses the intrinsic value method to recognize compensation expense pursuant to SFAS No. 123 Accounting for Stock-Based Compensation. For grants issued on or after October 1, 2006, the Company uses a Black-Scholes-Merton option pricing model to recognize compensation expense pursuant to SFAS No. 123(R) Share-Based Payment. The Company uses the fair market value of a share of its common stock to recognize expense for grants covered by SFAS 123; therefore no additional disclosures are required for these grants. .There is no established public trading market for Alion’s common stock. The ESOP is the only holder of our common stock. The Company uses an independent third party valuation firm to determine the fair market value of a share of Alion common stock. Alion does not expect to pay any dividends on its common stock. The terms of the senior credit facility and the subordinated note prohibit us from paying dividends without the consent of the respective lenders. We currently intend to retain future earnings, if any, for use in the operation of our business.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Alion Science and Technology Corporation
Stock-based Compensation Disclosures per FAS 123
Stock Appreciation Rights
As of December 31, 2006

	Shares	Shares	Total							Vested
	Granted to	Granted to	Shares	Exercise	Outstanding	Outstanding				at	Exercisable
Date of Grant	Employees	Directors	Granted	Price	at 9/30/06	at 12/31/06	Forfeited	Exercised	Expired	12/31/06	at 12/31/06

December 2002	64,250	—	64,250	$10.00	47,785	43,060	1,060	3,665	—	33,750	18,960
December 2002	—	29,400	29,400	$10.00	—	—	—	—	—	—	—
May 2003	300	—	300	$11.13	240	150	—	90	—	30	30
June 2003	300	—	300	$11.13	300	300	—	—	—	180	60
November 2003	129,550	—	129,550	$14.71	100,466	91,786	1,520	7,160	—	51,418	19,250
November 2003	—	12,600	12,600	$14.71	2,800	2,800	—	—	—	2,800	2,800
November 2004	—	12,600	12,600	$19.94	12,600	12,600	—	—	—	8,400	8,400
February 2005	164,750	—	164,750	$19.94	135,588	129,463	4,575	550	—	28,025	—
March 2005	2,000	—	2,000	$19.94	2,000	2,000	—	—	—	500	—
April 2005	33,000	—	33,000	$29.81	27,500	27,500	—	—	—	5,000	—
June 2005	2,000	—	2,000	$29.81	2,000	2,000	—	—	—	500	—
December 2005	276,675	—	276,675	$35.89	257,900	250,350	7,550	—	—	63,150	—
February 2006	13,000	—	13,000	$35.89	10,250	10,250	—	—	—	—	—
February 2006	7,500	—	7,500	$35.89	7,500	7,500	—	—	—	—	—
May 2006	7,000	—	7,000	$37.06	7,000	7,000	—	—	—	—	—
July 2006	15,000	—	15,000	$37.06	15,000	15,000	—	—	—	—	—
August 2006	1,250	—	1,250	$37.06	1,250	1,250	—	—	—	—	—

Total	716,575	54,600	771,175		630,179	603,009	14,705	12,465	—	193,753	49,500

Wtd Avg Exercise Price	$25.75	$13.38	$24.87		$26.39	$26.64	$26.87	$13.95	$—	$22.21	$13.79

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Alion Science and Technology Corporation
Stock-based Compensation Disclosures per FAS 123
Stock Appreciation Rights
As of December 31, 2006

				Remaining
			Expected	Life
Date of Grant	Risk Free Interest Rate	Volatility	Life	(months)

December 2002	4.06% — 4.49%	60%	5 yrs	10.3
December 2002	4.06% — 4.49%	60%	3 yrs	0.0
May 2003	2.70% — 3.30%	55%	5 yrs	15.7
June 2003	2.70% — 3.30%	55%	5 yrs	16.5
November 2003	4.06% — 4.49%	60%	5 yrs	22.2
November 2003	4.06% — 4.49%	60%	3 yrs	0.0
November 2004	3.10% — 3.60%	45%	3 yrs	10.3
February 2005	3.10% — 3.60%	45%	4 yrs	24.7
March 2005	3.10% — 3.60%	45%	4 yrs	25.9
April 2005	4.10% — 4.20%	45%	4 yrs	26.7
June 2005	4.10% — 4.20%	45%	4 yrs	28.9
December 2005	4.20% — 4.20%	40%	4 yrs	35.5
February 2006	4.20% — 4.20%	40%	4 yrs	37.2
February 2006	4.20% — 4.20%	40%	4 yrs	37.7
May 2006	4.82% — 4.83%	35%	4 yrs	40.5
July 2006	4.82% — 4.83%	35%	4 yrs	41.9
August 2006	4.82% — 4.83%	35%	4 yrs	43.8
Wtd Avg Exercise Price				28.5

(15)  Phantom Stock Plans

As of December 31, 2006, under the Initial Phantom Stock Plan, the Company had granted 223,685 shares of phantom stock. Under the Second Phantom Stock Plan, the Company had granted 228,693 shares of retention phantom stock and 207,778 shares of performance phantom stock. Under the Director Phantom Stock Plan, the Company had granted 7,808 shares of phantom stock. For the three months ended December 31, 2006 and 2005, the Company recognized approximately $2.4 million and $1.9 million, respectively, in compensation expense associated with all three phantom stock plans.

The table below sets out the disclosures and the assumptions used to value a share of Alion common stock and the Company’s grants of phantom stock as of December 31, 2006 and September 30, 2006. For grants issued prior to October 1, 2006, the Company uses the intrinsic value method to recognize compensation expense pursuant to SFAS No. 123 Accounting for Stock-Based Compensation. For grants issued on or after October 1, 2006, the Company uses a Black-Scholes-Merton option pricing model to recognize compensation expense pursuant to SFAS No. 123(R) Share-Based Payment. The Company uses the fair market value of a share of its common stock to recognize expense for grants covered by SFAS 123; therefore no additional disclosures are required for these grants. There is no established public trading market for Alion’s common stock. The ESOP is the only holder of the Company’s common stock. The Company uses an independent third party valuation firm to determine the fair market value of a share of Alion common stock. Alion does not expect to pay any dividends on its common stock. The terms of the senior credit facility and the Subordinated Note prohibit paying dividends without the consent of the respective lenders. The Company intends to retain future earnings, if any, for use in the business.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Alion Science and Technology Corporation
Stock-based Compensation Disclosures per FAS 123
Phantom Stock
as of December 31, 2006

	Shares	Shares	Total	Grant Date						Vested
	Granted to	Granted to	Shares	Price	Outstanding at	Outstanding at				at	Exercisable
Date of Grant	Employees	Directors	Granted	per Share	9/30/06	12/31/06	Forfeited	Exercised	Expired	12/31/06	at 12/31/06

February 2003	171,000	—	171,000	$10.00	85,000	85,000	—	—	—	16,500	16,500
November 2003	52,685	—	52,685	$14.71	32,971	26,513	—	6,458	—	8,158	8,158
February 2005	202,763	—	202,763	$19.94	202,763	202,763	—	—	—	—	—
February 2005	103,414	—	103,414	$19.94	103,414	103,414	—	—	—	—	—
February 2005	5,015	—	5,015	$19.94	5,015	5,015	—	—	—	1,254	—
August 2005	2,960	—	2,960	$33.78	2,960	2,960	—	—	—	987	—
November 2005	66,592	—	66,592	$35.89	66,592	66,592	—	—	—	—	—
November 2005	—	7,808	7,808	$35.89	6,832	6,832	—	—	—	2,277	2,277
November 2005	55,726	—	55,726	$35.89	55,726	55,726	—	—	—	—	—

Total	660,156	7,808	667,964		561,274	554,816	—	6,458	—	29,176	26,935

Wtd Avg Grant Date Fair Value Price per Share	$19.97	$35.89	$20.15		$21.87	$21.95	$—	$14.71	$—	$14.57	$13.62

Alion Science and Technology Corporation
Stock-based Compensation Disclosures per FAS 123
Phantom Stock
as of December 31, 2006

				Remaining
			Expected	Life
Date of Grant	Risk Free Interest Rate	Volatility	Life	(months)

February 2003	4.06% — 4.49%	60%	5 yrs	12.7
November 2003	4.06% — 4.49%	60%	5 yrs	21.8
February 2005	3.10% — 3.60%	45%	3 yrs	12.7
February 2005	3.10% — 3.60%	45%	3 yrs	12.7
February 2005	3.10% — 3.60%	45%	4 yrs	24.7
August 2005	3.72% — 3.77%	45%	3 yrs	18.9
November 2005	4.20% — 4.20%	40%	3 yrs	22.1
November 2005	4.20% — 4.20%	40%	3 yrs	22.1
November 2005	4.20% — 4.20%	40%	5 yrs	46.1
Wtd Avg Grant Date Fair Value Price per Share				17.9

(16)  Segment Information and Customer Concentration

The Company operates in one segment, delivering a broad array of scientific and engineering expertise to research and develop technological solutions for problems relating to national defense, public health and safety, and nuclear safety and analysis under contracts with the federal government, state and local governments, and commercial customers. The Company’s federal government customers typically exercise independent contracting authority, and even offices or divisions within an agency or department may directly, or through a prime contractor, use the Company’s services as a separate customer so long as that customer has independent decision-making and contracting authority within its organization.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contract receivables from agencies of the federal government represented approximately $175.1 million, or 93.5%, of accounts receivable at December 31, 2006 and $91.3 million, or 94.7%, of accounts receivable at December 31, 2005. Contract revenues from agencies of the federal government represented approximately 94.3% of total contract revenues during the three months ended December 30, 2006 and 98.3% of total contract revenues during the three months ended December 31, 2005. Two prime contracts with the Department of Defense represented approximately 14.7% and 7.9% of revenue for the three months ended December 31, 2006. Two prime contracts with the Department of Defense represented approximately 17.4% and 11.6% of revenue for the three months ended December 31, 2005.

(17)  Commitments and Contingencies

Earn Out Commitments

The Company has earn out commitments related to the following acquisitions:

CATI — There is an earn out provision not to exceed $8.25 million based on the revenue of the business units that formerly comprised CATI. There is a second earn out provision not to exceed $1.5 million based on attaining certain revenue goals in the commercial aviation industry. The obligations continue until September 2007. In the three months ended December 31, 2006 and 2005, the Company recognized no earn out obligations for CATI.

BMH — There is an earn out provision not to exceed a total of $6.0 million based on the revenue of the business units that formerly comprised BMH. The obligation continues until December 2007. In the three months ended December 31, 2006, the Company recognized approximately $3.0 million in earn out obligation related to BMH.

WCI — There is an earn out provision not to exceed a total of $2.5 million based on the revenue of the business units that formerly comprised WCI. The obligation continues until September 2007. In the three months ended December 31, 2006, the Company paid approximately $1.3 million in previously recognized earn out obligations related to WCI.

MA&D — There is an earn out provision not to exceed a total of $2.5 million based on the revenue of the business units that formerly comprised MA&D. The obligation continues until September 2007. In the three months ended December 31, 2006, the Company recognized no earn out obligations related to MA&D.

In the opinion of management, the realization of the amounts due under these arrangements will not have a material adverse effect upon the financial position, results of operations, or the liquidity of the Company.

Legal Proceedings

Estate of Joseph Hudert vs. Alion Science and Technology Corporation; Estate of Frank Stotmeister vs. Alion Science and Technology Corporation.

On December 23, 2004, the estate of Joseph Hudert filed an action against Grunley-Walsh Joint Venture, L.L.C. (Grunley-Walsh) and the Company in the District of Columbia Superior Court for damages in excess of $80 million. On January 6, 2005, the estate of Frank Stotmeister filed an action against the Company in the same court on six counts, some of which are duplicate causes of action, claiming $30 million for each count. Several other potential defendants may be added to these actions in the future.

The suits arose in connection with a steam pipe explosion that occurred on or about April 23, 2004 on a construction site at 17th Street, N.W. in Washington, D.C. The plaintiffs died, apparently as a result of

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the explosion. They were employees of the prime contractor on the site, Grunley-Walsh, and the subcontractor, Cherry Hill Construction Company Inc., respectively. Grunley-Walsh had a contract with the U.S. General Services Administration (GSA) for construction on 17th Street N.W. near the Old Executive Office Building in Washington, D.C. Sometime after the award of Grunley-Walsh’s construction contract, Alion was awarded a separate contract by GSA. Alion’s responsibilities on this contract were non-supervisory monitoring of Grunley-Walsh’s activities and reporting to GSA of any deviations from contract requirements.

The Company intends to defend these lawsuits vigorously. Based on the facts underlying the lawsuits known to the Company at this time, and the Company’s non-supervisory monitoring role at the project site, the Company’s management believes that the potential for Alion to incur a material loss as a result of the lawsuits is remote. Therefore, the Company’s management does not believe that these lawsuits will have a material adverse effect upon the Company, its operations or its financial condition.

Alion’s primary provider of general liability insurance, St. Paul Travelers, has assumed defense of these lawsuits. However, since there is some uncertainty as to whether St. Paul Travelers received timely notice of a potential claim by Alion in connection with these lawsuits under its general liability insurance policy, St. Paul Travelers indicated when it assumed defense of the lawsuits, that it was doing so subject to a reservation of rights to deny coverage. Nevertheless, even if St. Paul Travelers is ultimately able to properly deny coverage as a result of late notice of the lawsuits, the Company’s management does not believe that the lawsuits will have a materially adverse effect upon the Company, its operations or its financial condition. American International Group, the Company’s excess insurance carrier, has also been notified regarding these lawsuits.

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect upon the Company’s business, financial position, operating results or ability to meet its financial obligations.

Government Audits

The amount of federal government contract revenue and expense reflected in the consolidated financial statements attributable to cost reimbursement contracts is subject to audit and possible adjustment by the Defense Contract Audit Agency (DCAA). The federal government considers the Company to be a major contractor and DCAA maintains an office on site to perform its various audits throughout the year. All of the Company’s federal government contract indirect costs have been audited through 2004. Indirect rates have been negotiated through fiscal year 2003. Contract revenue on federal government contracts has been recorded in amounts that are expected to be realized upon final settlement.

(18)  Subsequent Events

On January 4, 2007, the Company borrowed a total of $15.0 million in additional term loans under the Term B Senior Credit Facility. Those loan proceeds, less approximately $300,000 in fees associated with the borrowing, were immediately used to pay down the outstanding balance on the senior revolving credit facility.

On February 6, 2007, the Company entered into an amendment to the Term B Senior Credit Facility, pursuant to which: (i) the maturity date of the senior term loans borrowed under the Term B Senior Credit Facility was extended to February 6, 2013, (ii) the fixed component of the interest rate payable by the Company on the outstanding amounts of senior term loans was reduced by 25 basis points, (iii) the principal repayment schedule was adjusted to require one balloon principal repayment at maturity, (iv) the amount of debt the Company was allowed to incur in connection with the re-financing of the Bridge Loan

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was increased from $200.0 million to $250.0 million; the additional proceeds were used to repay a portion of the amounts outstanding under the Term B Senior Credit Facility; and (v) an incurrence test was added as an additional condition to the Company’s ability to incur permitted indebtedness . The extension of the maturity date and the adjustment to the amortization of principal resulted in a change in the timing and the amount of principal of senior term loans the Company must repay. As of February 8, 2007, through the quarter ending December 31, 2012, the Company is obligated to pay quarterly principal installments of $555,900. On February 6, 2013, the senior term loan maturity date, the Company is obligated to pay a principal installment of approximately $209.6 million.

On February 8, 2007, the Company issued and sold $250.0 million of its 10.25% senior unsecured notes due February 1, 2015 (Senior Unsecured Notes) to Credit Suisse, which has informed the Company that it has resold most of the Senior Unsecured Notes to qualified institutional buyers. Interest on the Senior Unsecured Notes will accrue at the rate of 10.25% annually and will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2007. The Senior Unsecured Notes rank the same in right of payment with all existing and future senior indebtedness of the Company, including indebtedness outstanding under and which may be borrowed pursuant to the Term B Senior Credit Facility. The proceeds of the Senior Unsecured Notes were used to pay off all outstanding amounts under the Bridge Loan Agreement and approximately $72.0 million of the amounts outstanding under the Term B Senior Credit Facility.

(19)  Guarantor/Non-guarantor Condensed Consolidated Financial Information

The Company’s senior unsecured notes are unsecured general obligations of Alion Science and Technology Corporation. Certain of the Company’s wholly-owned, domestic subsidiaries have jointly, severally, fully and unconditionally guaranteed the senior unsecured notes. The following information presents condensed consolidating balance sheets as of December 31, 2006 and September 30, 2006, condensed consolidating statements of operations for the three months ended December 31, 2006 and 2005, and condensed consolidating statements of cash flows for the three months ended December 31, 2006 and 2005 of the parent company issuer, the guarantor subsidiaries and the non-guarantor subsidiaries. Investments include investments in subsidiaries held by the parent company issuer and have been presented using the equity method of accounting.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet Information at December 31, 2006
(In thousands)

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Current assets:
Cash and cash equivalents	$403	$(115)	$52	—	$340
Accounts receivable	178,037	5,051	4	—	183,092
Prepaid expenses and other current assets	6,385	59	5	—	6,449

Total current assets	184,825	4,995	61	—	189,881
Property, plant and equipment, net	13,623	266	349	—	14,238
Intangible assets, net	71,151	—	—	—	71,151
Goodwill	391,166	—	—	—	391,166
Investment in subsidiaries	8,223	—	—	(8,223)	—
Intercompany receivables	—	8,209	—	(8,209)	—
Other assets	6,037	13	—	—	6,050

Total assets	675,025	13,483	410	(16,432)	672,486

Current liabilities:
Book cash overdraft	3,261	—	—	—	3,261
Current portion, Term B Senior Credit Facility note payable	3,430	—	—	—	3,430
Current portion, acquisition obligations	9,172	—	—	—	9,172
Trade accounts payable and accrued liabilities	74,346	2,942	(1)	—	77,287
Accrued payroll and related liabilities	26,484	1,255	158	—	27,897
Billings in excess of costs and estimated earnings on uncompleted contracts	2,212	—	—	—	2,212

Total current liabilities	118,905	4,197	157	—	123,259
Acquisition obligations, excluding current portion	2,562	—	—	—	2,562
Intercompany payables	7,692	—	517	(8,209)	—
Notes payable to bank	32,550	—	—	—	32,550
Term B Senior Credit Facility note payable, excluding current portion	251,853	—	—	—	251,853
Bridge loan payable	163,830	—	—	—	163,830
Subordinated note payable	48,022	—	—	—	48,022
Accrued compensation, excluding current portion	25,674	772	—	—	26,446
Accrued postretirement benefit obligations	4,086	—	—	—	4,086
Non-current portion of lease obligations	4,087	27	—	—	4,114
Redeemable common stock warrants	37,258	—	—	—	37,258

Total liabilities	696,519	4,996	674	(8,209)	693,980
Shareholder’s deficit:
Common stock	52	1	—	(1)	52
Additional paid-in capital	91,737	2,800	—	(2,800)	91,737
Treasury stock	—	(2)	—	2	—
Accumulated deficit	(113,283)	5,688	(264)	(5,424)	(113,283)

Total shareholder’s deficit	(21,494)	8,487	(264)	(8,223)	(21,494)

Total liabilities and shareholder’s deficit	$675,025	$13,483	$410	$(16,432)	$672,486

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet Information at September 30, 2006
(In thousands)

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Current assets:
Cash and cash equivalents	$2,728	$(32)	$59	—	$2,755
Accounts receivable	144,751	5,657	4	—	150,412
Stock subscriptions receivable	8,990	—	—	—	8,990
Other current assets	5,885	134	9	—	6,028

Total current assets	162,354	5,759	72	—	168,185
Property, plant and equipment, net	14,029	299	316	—	14,644
Intangible assets, net	75,403	—	—	—	75,403
Goodwill	387,927	—	—	—	387,927
Investment in subsidiaries	7,979	—	—	(7,979)	—
Intercompany receivables	—	8,310	—	(8,310)	—
Other assets	4,797	13	—	—	4,810

Total assets	652,489	14,381	388	(16,2889)	650,969

Current liabilities:
Current portion, Term B Senior Credit Facility note payable	2,816	—	—	—	2,816
Current portion, acquisition obligations	11,457	—	—	—	11,457
Trade accounts payable and accrued liabilities	59,174	3,625	4	—	62,803
Accrued payroll and related liabilities	32,288	1,694	153	—	35,135
Billings in excess of costs and estimated earnings on uncompleted contracts	2,163	—	—	—	2,163

Total current liabilities	108,898	5,319	157	—	114,374
Acquisition obligations, excluding current portion	3,568	—	—	—	3,568
Intercompany payables	7,784	—	526	(8,310)	—
Notes payable to bank	12,300	—	—	—	12,300
Term B Senior Credit Facility note payable, excluding current portion	252,100	—	—	—	252,100
Bridge loan payable	164,680	—	—	—	164,680
Subordinated note payable	46,963	—	—	—	46,963
Accrued compensation, excluding current portion	20,254	772	—	—	21,026
Accrued postretirement benefit obligations	3,722	—	—	—	3,722
Non-current portion of lease obligations	4,276	16	—	—	4,292
Redeemable common stock warrants	35,234	—	—	—	35,234

Total liabilities	659,779	6,107	683	(8,310)	658,259
Shareholder’s equity (deficit):
Common stock	52	1	—	(1)	52
Additional paid-in capital	91,829	2,800	—	(2,800)	91,829
Treasury stock		(2)	—	2	—
Accumulated deficit	(99,171)	5,475	(295)	(5,180)	(99,171)

Total shareholder’s equity (deficit)	(7,290)	8,274	(295)	(7,979)	(7,290)

Total liabilities and shareholder’s equity (deficit)	$652,489	$14,381	$388	$(16,289)	$650,969

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations for the Three Months Ended December 31, 2006
(In thousands)

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Contract revenue	$174,133	$6,924	$82	—	$181,139
Direct contract expense	135,043	4,996	62	—	140,101

Gross profit	39,090	1,928	20	—	41,038

Operating expenses:
Indirect contract expense	8,379	1,072	24	—	9,475
Research and development	604	—	50	—	654
General and administrative	16,258	347	8	—	16,613
Rental and occupancy expense	8,258	—	7	—	8,265
Depreciation and amortization	5,622	33	—	—	5,655
Bad debt expense	318	15	—	—	333

Total operating expenses	39,439	1,467	89	—	40,995

Operating income (loss)	(349)	461	(69)	—	43
Other income (expense):
Interest income	116	—	—	—	116
Interest expense	(14,358)	—	—	—	(14,358)
Other	235	(261)	100	—	74
Equity in net income of subsidiaries	244	—	—	(244)	—

Income (loss) before income taxes	(14,112)	200	31	(244)	(14,125)
Income tax benefit	—	13	—	—	13

Net income (loss)	$(14,112)	$213	$31	$(244)	$(14,112)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations For the Three Months Ended
December 31, 2005
(In thousands)

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Contract revenue	$99,423	$1,594	$272	—	$101,289
Direct contract expense	74,975	1,160	170	—	76,305

Gross profit	24,448	434	102	—	24,984

Operating expenses:
Indirect contract expense	5,253	85	17	—	5,355
Research and development	195	—	50	—	245
General and administrative	9,522	81	—	—	9,603
Rental and occupancy expense	4,949	—	8	—	4,957
Depreciation and amortization	4,788	2	—	—	4,790
Stock-based compensation	2,756	—	—	—	2,756
Bad debt expense	106	—	—	—	106

Total operating expenses	27,569	168	75	—	27,812

Operating income (loss)	(3,121)	266	27	—	(2,828)
Other income (expense):
Interest income	372	—	—	—	372
Interest expense	(5,445)	—		—	(5,445)
Other	319	(134)	(45)	—	140
Equity in net income of subsidiaries	114	—	—	(114)	—

Income (loss) before income taxes	(7,761)	132	(18)	(114)	(7,761)
Income tax expense	(19)	—	—	—	(19)

Net income (loss)	$(7,780)	$132	$(18)	$(114)	$(7,780)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows Three Months Ended December 31, 2006
(In thousands)

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Consolidated

Net cash provided by (used in) operating activities	(25,169)	(83)	26	(25,226)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(6,560)	—	—	(6,560)
Capital expenditures	(1,500)	—	(33)	(1,533)

Net cash used in investing activities	(8,060)	—	(33)	(8,093)
Cash flows from financing activities:
Book overdraft	3,261	—	—	3,261
Repayment of Term B Credit Facility note payable	(655)	—	—	(655)
Payment of debt issuance costs	(850)	—	—	(850)
Borrowings under revolving credit facility	20,250	—	—	20,250
Purchase of shares of common stock from ESOP Trust	(92)	—	—	(92)
Cash received from issuance of common stock to ESOP Trust	8,990	—	—	8,990

Net cash provided by (used in) financing activities	30,904	—	—	30,904
Net decrease in cash and cash equivalents	(2,325)	(83)	(7)	(2,415)
Cash and cash equivalents at beginning of period	2,728	(32)	59	2,755

Cash and cash equivalents at end of period	$403	$(115)	$52	$340

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows for the Three Months Ended December 31, 2005
(In thousands)

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net cash provided by (used in) operating activities	(14,123)	(533)	1		(14,655)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	—	—		—
Capital expenditures	(1,605)	—	—		(1,605)

Net cash used in investing activities	(1,605)	—	—		(1,605)
Cash flows from financing activities:
Repayment of Term B Credit Facility note payable	(360)	—	—		(360)
Purchase of shares of common stock from ESOP Trust	(7,592)	—	—		(7,592)
Cash received from issuance of common stock to ESOP Trust	1.693	—	—		1,693

Net cash provided by (used in) financing activities	(6,259)	—	—		(6,259)
Net (decrease) increase in cash and cash equivalents	(21,987)	(533)	1		(22,519)
Cash and cash equivalents at beginning of period	37,634	139	5		37,778

Cash and cash equivalents at end of period	$15,647	$(394)	$6		$15,259

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alion Science and Technology Corporation:

We have audited the accompanying consolidated balance sheet of Alion Science and Technology Corporation and subsidiaries (the “Company”) as of September 30, 2006, and the related consolidated statements of operations, shareholder’s equity (deficit), and cash flows for the year then ended. Our audit also included the financial statement schedule for the year ended September 30, 2006 listed in the Index at Item 21(b). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alion Science and Technology Corporation and subsidiaries as of September 30, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
November 29, 2006 (except for Note 20, as to which the date is April 27, 2007)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alion Science and Technology Corporation:

We have audited the accompanying consolidated balance sheet of Alion Science and Technology Corporation and subsidiaries (the Company) as of September 30, 2005, and the related consolidated statements of operations, shareholder’s equity (deficit), and cash flows for the years ended September 30, 2005 and 2004. In connection with our audits of the consolidated financial statements, we also have audited the consolidated financial statement schedule for the fiscal years ended September 30, 2005 and 2004. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alion Science and Technology Corporation and subsidiaries as of September 30, 2005, and the results of their operations and their cash flows for each of the years in the two-year period ended September 30, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chicago, Illinois
January 31, 2006 (except for Note 20, as
to which the date is April 27, 2007)

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,
	2006	2005
	(In thousands, except share and per share information)

Current assets:
Cash and cash equivalents	$2,755	$37,778
Accounts receivable, less allowance of $3,961 and $3,539 at September 30, 2006 and 2005, respectively	150,412	80,898
Stock subscriptions receivable	8,990	1,733
Prepaid expenses	3,422	1,944
Other current assets	2,606	2,802

Total current assets	168,185	125,155

Property, plant and equipment, net	14,644	11,174
Intangible assets, net	75,403	30,198
Goodwill	387,927	163,419
Other assets	2,067	1,860
Deferred compensation assets	2,743	2,443

Total assets	650,969	334,249

Current liabilities:
Current portion, Term B Senior Credit Facility note payable	2,816	1,404
Current portion, acquisition obligations	11,457	3,616
Trade accounts payable and accrued liabilities	61,902	27,312
Accrued payroll and related liabilities	34,955	29,161
ESOP liabilities	180	274
Current portion of accrued loss on operating leases	901	1,054
Billings in excess of costs and estimated earnings on uncompleted contracts	2,163	2,559

Total current liabilities	114,374	65,380

Acquisition obligations, excluding current portion	3,568	7,100
Notes payable to bank	12,300	—
Term B Senior Credit Facility note payable, excluding current portion	252,100	137,945
Bridge loan payable	164,680	—
Subordinated note payable	46,963	42,888
Deferred compensation liability	17,510	2,465

Accrued compensation, excluding current portion	3,516	6,356
Accrued postretirement benefit obligations	3,722	3,357
Non-current portion of lease obligations	4,292	3,694
Redeemable common stock warrants	35,234	44,590

Total liabilities	658,259	313,775

Shareholder’s equity (deficit):
Common stock, $0.01 par value, 8,000,000 shares authorized, 5,210,126 and 5,149,840 shares issued and outstanding at September 30, 2006 and September 30, 2005	52	51
Additional paid-in capital	91,829	88,479
Accumulated deficit	(99,171)	(68,056)

Total shareholder’s equity (deficit)	(7,290)	20,474

Total liabilities and shareholder’s equity (deficit)	$650,969	$334,249

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2006	2005	2004
	(In thousands, except share and per share information)

Contract revenue	$508,628	$369,231	$269,940
Direct contract expense	381,467	267,241	196,388

Gross profit	127,161	101,990	73,552

Operating expenses:
Indirect contract expense	29,907	29,017	17,647
Research and development	2,025	498	399
General and administrative	58,093	43,602	30,630
Rental and occupancy expense	22,208	12,542	10,990
Depreciation and amortization	16,566	17,771	13,447
Bad debt expense	667	651	590

Total operating expenses	129,466	104,081	73,703

Operating loss	(2,305)	(2,091)	(151)
Other income (expense):
Interest income	590	475	27
Interest expense	(29,691)	(38,696)	(16,835)
Other	317	140	1,865

Loss before income taxes	(31,089)	(40,172)	(15,094)
Income tax expense	(26)	(66)	(17)

Net loss	$(31,115)	$(40,238)	$(15,111)

Basic and diluted loss per share	$(6.19)	$(9.50)	$(4.91)

Basic and diluted weighted average common shares outstanding	5,029,670	4,235,947	3,074,709

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY (DEFICIT)

			Additional
	Common	Common	Paid-in-	Treasury	Treasury	Accumulated
	Shares	Stock	Capital	Shares	Stock	Deficit	Total

Balances at October 1, 2003	2,973,813	$29	$30,578	—	$—	$(12,707)	$17,900
Purchase of common stock from ESOP Trust	(99,927)	—	—	99,927	(1,562)	—	(1,562)
Release of treasury shares to ESOP Trust	99,927	—	—	(99,927)	1,562	—	1,562
Issuance of common stock to ESOP Trust	402,384	5	$6,954	—	—	—	6,959
Net loss for the year ended September 30, 2004	—	—	—	—	—	(15,111)	(15,111)

Balances at September 30, 2004	3,376,197	$34	$37,532	$—	$—	$(27,818)	$9,748
Purchase of common stock from ESOP Trust	(52,507)	—	—	52,507	(1,047)	—	(1,047)
Release of treasury shares to ESOP Trust	52,507	—	—	(52,507)	1,047	—	1,047
Issuance of common stock to ESOP Trust	1,944,300	19	56,710	—	—	—	56,729
Retirement of common stock from ESOP Trust	(170,657)	(2)	(5,763)	—	—	—	(5,765)
Net loss for year ended September 30, 2005	—	—	—	—	—	(40,238)	(40,238)

Balances at September 30, 2005	5,149,840	$51	$88,479	$—	$—	$(68,056)	$20,474
Issuance of common stock to ESOP Trust	579,739	6	22,348				22,354
Retirement of common stock from ESOP Trust	(519,453)	(5)	(18,998)				(19,003)
Net loss for year ended September 30, 2006	—	—	—	—	—	(31,115)	(31,115)

Balances at September 30, 2006	5,210,126	$52	$91,829	$—	$—	$(99,171)	$(7,290)

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2006, 2005, and 2004

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2006, 2005, and 2004 — (Continued)

	Year Ended September 30,
	2006	2005	2004
	(In thousands)

Cash flows from operating activities:
Net loss	$(31,115)	$(40,238)	$(15,111)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	16,566	17,771	13,447
Accretion of debt to face value	922	3,056	1,449
Amortization of debt issuance costs	1,669	840	1,462
(Increase) decrease in value of interest rate cap agreement	(94)	(118)	204
Change in fair value of redeemable common stock warrants	4,287	23,730	6,015
Stock-based compensation	10,738	10,628	2,513
(Gain) Loss on disposal of assets	(1)	27	—
Gain on sale of investments, net	(32)	(72)	(2,223)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(59,687)	12,078	(14,160)
Other assets	(1,316)	1,036	(3,810)
Trade accounts payable and accruals	39,293	6,200	13,808
Other liabilities	3,093	202	2,081

Net cash (used in) provided by operating activities	(15,678)	35,140	5,675
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(279,196)	(74,591)	(21,678)
Capital expenditures	(5,227)	(2,233)	(3,678)
Proceeds from sale of investment securities	—	—	3,064
Purchase of investment securities	—	(1,193)	(1,333)

Net cash used in investing activities	(284,423)	(78,017)	(23,625)
Cash flows from financing activities:
Proceeds from Term B Senior Credit Facility note payable	118,000	94,000	50,000
Proceeds from bridge loan	170,000	—	—
Payment of debt issuance costs	(7,758)	(1,307)	(3,280)
Repayment of Term B Credit Facility note payable	(1,905)	(1,080)	—
Repayment of senior note payable	—	—	(29,250)
Repayment of mezzanine note payable	—	(20,201)	(750)
Repayment of mezzanine warrants	(13,643)
Proceeds from agreement with officer	—	—	750
Repayment of agreements with officers	—	(1,823)	—
Borrowings under revolving credit facility	12,300	—	24,000
Repayment of LaSalle revolving credit facility	—	—	(24,000)
Repayment of ITSC revolving credit facility	—	—	(375)
Purchase of interest rate cap agreement	(44)	—	(319)
Purchase of shares of common stock from ESOP Trust	(19,003)	(8,160)	(1,562)
Cash received from issuance of common stock to Trust	7,131	14,509	6,959

Net cash provided by financing activities	265,078	75,938	22,173
Net (decrease) increase in cash and cash equivalents	(35,023)	33,061	4,223
Cash and cash equivalents at beginning of year	37,778	4,717	494

Cash and cash equivalents at end of year	$2,755	$37,778	$4,717

Supplemental disclosure of cash flow information:
Cash paid for interest	19,349	9,328	7,563
Cash paid (received) for taxes	806	367	(29)
Non-cash financing activities:
Common stock issued to ESOP Trust in satisfaction of employer contribution liability	7,871	5,707	4,330
Common stock issued for acquisitions	—	37,250	—

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)  Description and Formation of the Business

Alion provides scientific, engineering and information technology solutions for problems relating to national defense, homeland security, and energy and environmental analysis. The Company provides these services primarily to U.S. government agencies, in particular DoD, state and foreign governments, and other commercial customers.

Alion, a for-profit S Corporation, was formed in October 2001 for the purpose of purchasing substantially all of the assets and certain of the liabilities of IITRI, a not-for-profit membership corporation affiliated with and controlled by the Illinois Institute of Technology. Prior to the acquisition of substantially all of the assets and liabilities of IITRI (the Transaction), the Company’s activities had been organizational in nature. On December 20, 2002, Alion acquired substantially all of the assets and liabilities of IITRI (Business), excluding the assets and liabilities of IITRI’s Life Sciences Operation, for aggregate total proceeds of $127.3 million.

The acquisition was accounted for using the purchase method. The purchase price has been allocated to the acquired assets and assumed liabilities based on their estimated fair values at the date of acquisition. As a result of the Transaction, the Company recorded goodwill of approximately $63.6 million, which is subject to an annual impairment review, as discussed below. In addition, the Company recorded intangible assets of approximately $30.6 million, comprised of purchased contracts. The intangible assets have an estimated useful life of three years and are amortized using the straight-line method.

The total purchase consideration of approximately $127.3 million was allocated to the fair value of the net assets acquired as follows (in thousands):

Cash and restricted cash	$1,187
Accounts receivable	47,485
Other current assets	3,784
Acquired contracts	30,645
Goodwill	63,610
Fixed assets	9,094
Liabilities assumed	(28,500)

$127,305

(2)  Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of Alion Science and Technology Corporation and its subsidiaries (collectively, the “Company” or “Alion”) and have been prepared in accordance with U.S. generally accepted accounting principles. The consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of Alion and its wholly-owned subsidiaries (see below) from date of formation or acquisition. All inter-company accounts have been eliminated in consolidation.

•	Human Factors Application, Inc. (HFA)

•	Innovative Technology Solution Corporation (ITSC) — acquired October 2003

•	Alion — IPS Corporation — acquired February 2004

•	Alion — METI Corporation (METI) — acquired February 2005

•	Alion — CATI Corporation (CATI) — acquired February 2005

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Alion Canada (U.S.), Inc. — established February 2005

•	Alion Science and Technology (Canada) Corporation — established February 2005

•	Alion — JJMA Corporation (JJMA) — acquired April 2005

•	Alion Technical Services Corporation (ATSC) — incorporated in Virginia

•	Alion Technical Services Corporation (ATSC) — incorporated in Delaware

•	Alion — BMH Corporation (BMH) — acquired February 2006

•	Washington Consulting, Inc. (WCI) — acquired February 2006

•	Alion — MA&D Corporation (MA&D) — acquired May 2006.

Fiscal, Quarter and Interim Periods

The Company’s fiscal year ends on September 30. The Company operates based on a three-month quarter, four-quarter fiscal year with quarters ending December 31, March 31, June 30, and September 30.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of operating results during the reported period. Actual results are likely to differ from those estimates, but the Company’s management does not believe such differences will materially affect the Company’s financial position, results of operations, or cash flows.

Reclassifications

Certain items in the 2005 and 2004 financial statements have been reclassified to conform to the current presentation.

Revenue Recognition

The Company’s revenue results from technology services under a variety of contracts, some of which provide for payment for costs plus fees and others of which are fixed-price or time-and-material type contracts. The Company generally recognizes revenue when a contract has been executed, the contract price is fixed or determinable, delivery of the services or products has occurred and collectibility of the contract price is considered reasonably assured.

The Company recognizes revenue on cost-reimbursement contracts as it incurs costs and includes estimated fees earned. The Company recognizes time-and-material contract revenue at negotiated, fixed, contractually billable rates as it delivers labor hours and incurs other direct expenses. The Company uses various performance measures under the percentage of completion method to recognize revenue for fixed-price contracts. The process of estimating contract costs at completion and recognizing revenue appropriately involves significant management estimates. Actual costs may differ from estimated costs and affect estimated profitability and the timing of revenue recognition. From time to time, facts develop that require the Company to revise its estimated total costs or revenues expected. The Company records the cumulative effect of revised estimates in the period in which the facts requiring revised estimates become known. The Company recognizes the full amount of anticipated losses on any type of contract in the period in which they become known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to the financial performance of the Company. Revised estimates did not generate any

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

anticipated losses for any period presented. Further, the Company had no cost overruns on fixed price contracts that materially affected financial performance in any of the periods presented.

Contracts with agencies of the federal government are subject to periodic funding by the contracting agency concerned. A contract may be fully funded at its inception or ratably throughout its period of performance as services are provided. If the Company determines contract funding is not probable, it defers revenue recognition until realization is probable.

Contract costs on federal government contracts are subject to audit by the federal government and adjustment through negotiations between the Company and government representatives. The government considers Alion to be a major contractor and maintains an office on site to perform various audits. The government has audited all of the Company’s federal government contract indirect costs through fiscal year 2004. Indirect rates have been negotiated and settled through fiscal year 2003. The Company submitted its fiscal year 2005 indirect expense rates to the government in March 2006 and submitted its fiscal year 2006 indirect expense rates to the government in March 2007. The Company has recorded revenue on federal government contracts in amounts it expects to realize.

The Company recognizes revenue on unpriced change orders as it incurs expenses and only to the extent it is probable that the Company will recover such costs. The Company recognizes revenue in excess of costs on unpriced change orders only when management can also estimate beyond a reasonable doubt the amount of excess and experience provides a sufficient basis for recognition. The Company recognizes revenue on claims as expenses are incurred only to the extent it is probable that the Company will recover such costs and it can reliably estimate the amount it will recover.

The Company generates software revenue from licensing software and providing services. In general, professional services are essential to the functionality of the solution sold and the Company applies the percentage of completion method, as prescribed by AICPA SOP 81-1, Accounting for Performance on Construction-Type and Certain Production-Type Contracts, to recognize revenue.

Income Taxes

The Company is an S corporation under the provisions of the Internal Revenue Code of 1986, as amended. For federal and certain state income tax purposes, the Company is not subject to tax on its income. The Company’s income is allocated to its shareholder, Alion Science and Technology Corporation Employee Stock Ownership, Savings and Investment Trust (the Trust). The Company may be subject to state income taxes in those states that do not recognize S corporations and to additional types of taxes including franchise and business taxes. All of the Company’s wholly-owned operating subsidiaries are qualified subchapter S or disregarded entities which, for federal income tax purposes, are not treated as separate corporations.

Cash and Cash Equivalents

The Company considers cash in banks, and deposits with financial institutions with maturities of three months or less at time of purchase and that can be liquidated without prior notice or penalty, to be cash and cash equivalents.

Accounts Receivable and Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

Accounts receivable include billed accounts receivable, amounts currently billable and costs and estimated earnings in excess of billings on uncompleted contracts that represent accumulated project expenses and fees which have not been billed or are not currently billable as of the date of the consolidated balance sheet. The costs and estimated earnings in excess of billings on uncompleted contracts are stated at estimated realizable value. Unbilled accounts receivable include revenue recognized for customer-related

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

work performed by the Company on new and existing contracts for which the Company had not received contracts or contract modifications. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses in the Company’s existing billed and unbilled accounts receivable. The Company determines the allowance using specific identification and historical write-off experience based on the age of the receivables. Billings in excess of costs and estimated earnings and advance collections from customers represent amounts received from or billed to customers in excess of project revenue recognized to date.

Property, Plant and Equipment

Leasehold improvements, software and equipment are recorded at cost. Maintenance and repairs that do not add significant value or significantly lengthen an asset’s useful life are charged to current operations. Software and equipment are depreciated over their estimated useful lives (the lesser of 5 years or the life of the lease) generally using the straight-line method. Leasehold improvements are amortized on the straight-line method over the shorter of the assets’ estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and the gain or loss is recognized in the consolidated statements of operations.

Goodwill and Other Intangibles

As required by SFAS 142, Goodwill and Other Intangible Assets, the Company reviews goodwill annually for impairment at the end of each fiscal year or if events or circumstances indicates potential impairment. The Company must recognize an impairment loss if, and to the extent that, goodwill exceeds fair value. The Company completed the fiscal year 2006 annual goodwill impairment analysis in the fourth quarter of fiscal year 2006. Based on this analysis, the Company concluded that no goodwill impairment exists as of September 30, 2006. Intangible assets, generally representing purchased contracts, are amortized over their estimated useful lives, generally one to thirteen years primarily using the straight-line method.

Postretirement Benefits

The Company accounts for postretirement benefits other than pension in accordance with SFAS No. 106 Employers’ Accounting for Postretirement Benefits Other Than Pension which requires the cost to provide the benefits to be accrued over the employees’ period of active service. These costs are determined on an actuarial basis. The Company is amortizing its transition obligation for past service costs relating to these benefits over twenty years. Unrecognized actuarial gains and losses are amortized over the estimated average remaining service period for active employee plans and over the estimated average remaining life for retiree plans.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value. It is impracticable for the Company to estimate the fair value of its subordinated debt because the only market for this financial instrument consists of principal to principal transactions. For each of the following items, the fair value is not materially different than the carrying value.

Cash, cash equivalents, accounts payable and accounts receivable.  The carrying amount approximates fair value because of the short maturity of those instruments.

Marketable securities.  The fair values of these investments are estimated based on quoted or market prices for these or similar instruments.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Long-term debt.  The carrying amount of the Company’s senior debt approximates fair value which is estimated on current rates offered to the Company for debt of the same remaining maturities.

Interest rate caps.  The fair value of the Company’s financial instruments is estimated based on current rates offered to the Company for contracts with similar terms and maturities.

Redeemable common stock warrants.  The Company uses an option pricing model to estimate the fair value of its redeemable common stock warrants.

Alion Stock.  The estimated fair value price per share is determined based upon a valuation performed by an independent, third-party firm.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123(R)). SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value. SFAS 123(R) is effective in the first quarter of fiscal 2007. The Company determined that there will be no impact from adopting this statement, given the fact that the Company currently recognizes compensation expense associated with its stock appreciation rights and phantom stock.

In March 2005, the FASB issued Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143. FIN 47 clarifies the definition of a conditional asset retirement obligation, as used in SFAS No. 143, as a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires a liability to be recorded if the fair value of the obligation can be reasonably estimated. The adoption of this interpretation is effective no later than December 31, 2005. The adoption of this interpretation did not have a significant impact on the financial position or results of operations of the Company.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It established, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 shall be effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

In June 2006, the FASB issued Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for fiscal years beginning after

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 15, 2006. The Company determined that adopting this interpretation will not have a significant impact on the financial position or results of operations of the Company.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Where applicable, this Statement simplifies and codifies related guidance within generally accepted accounting principles (GAAP). This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently analyzing the expected impact from adopting this statement on its financial statements, but currently does not believe its adoption will have a significant impact on the financial position or results of operations of the Company.

In September 2006, the FAS issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. The Company is currently analyzing the expected impact of adoption of this Statement on its financial statements.

In September 2006, the Securities Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (SAB 108), Financial Statements — Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 requires companies to quantify the impact of all correcting misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. This pronouncement is effective for us in fiscal 2007. We do not believe SAB 108 will have a material effect on our financial statements and related disclosures.

(3)  Business Combinations

Fiscal Year 2006 Acquisitions

Acquisition of BMH Associates, Inc.  On February 10, 2006, the Company acquired 100 percent of the issued and outstanding stock of BMH, a provider of advanced software, systems engineering and distributed interactive simulations for military training and experimentation, for $20.0 million (less a $1.5 million hold back) plus additional contingent earn-out obligations over a two year period which can not exceed $6.0 million. As of September 30, 2006, the Company has recorded approximately $16.2 million in goodwill relating to this acquisition. The purchase price allocation is preliminary and subject to change based upon the completion of the valuation of certain intangible assets and other items.

Acquisition of Washington Consulting, Inc.  On February 24, 2006, the Company acquired 100 percent of the issued and outstanding stock of WCI, a provider of enterprise IT and management consulting solutions and services to commercial and government customers, for $18.0 million (less a $1.5 million hold back) plus additional contingent earn-out obligations over a two year period which can not exceed $2.5 million. As of September 30, 2006, the Company has recorded approximately $17.4 million in goodwill relating to this acquisition. The purchase price allocation is preliminary and subject to change based upon the completion of the valuation of certain intangible assets and other items.

Acquisition of Micro Analysis and Design, Inc.  On May 19, 2006, the Company acquired 100 percent of the issued and outstanding stock of MA&D, a provider of human factors engineering, modeling and simulation and software development for approximately $16.9 million (less a $2.0 million hold back) plus additional contingent earn-out obligations over a two year period which can not exceed approximately $4.1 million. As of September 30, 2006, the Company has recorded approximately $15.7 million in goodwill

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

relating to this acquisition. The purchase price allocation is preliminary and subject to change based upon the completion of the valuation of certain intangible assets and other items.

Acquisition of certain assets of Anteon Corporation.  On June 30, 2006, the Company acquired from Anteon a group of assets consisting primarily of customer contracts for approximately $221.4 million. As of September 30, 2006, the Company has recorded approximately $50.0 million for purchased contracts and approximately $174.0 million in goodwill relating to this acquisition. The purchase price allocation is preliminary and subject to change based upon the completion of the valuation of certain intangible assets and other items.

The unaudited pro forma information disclosed below for Anteon includes historical operating results and pro forma adjustments to reflect the effects of Alion’s acquisition of Anteon as if it occurred on October 1, 2004. The unaudited pro forma information does not purport to be indicative of the results of operations that would have actually been achieved if the transaction had occurred on the date indicated or the results of operations that will be reported in the future.

	Twelve Months Ended September 30, 2006			Twelve Months Ended September 30, 2005
		Anteon	Alion		Anteon	Alion
	Alion	Pro Forma	Pro Forma	Alion	Pro Forma	Pro Forma

Pro Forma Revenue	$508,628	$191,362	$699,990	$369,231	$206,786	$576,017
Pro Forma Loss	$(31,115)	$(8,861)	$(39,976)	$(40,238)	$(15,952)	$(56,190)
Weighted Average Shares Outstanding	5,029,670	—	5,029,670	4,235,947	—	4,235,947
Loss Per Share	$(6.19)	$—	$(7.95)	$(9.50)	$—	$(13.27)

The acquired identifiable intangibles assets in these transactions were as follows:

			Weighted Average
	Estimated	Residual	Remaining
Amounts in Millions	Fair Value	Value	Amortization Period

Purchased contracts	$54.7	$—	5 years

Fiscal Year 2005 Acquisitions

Acquisition of Assets of Countermeasures, Inc.  On October 28, 2004, Alion purchased substantially all of the assets of Countermeasures, Inc. for approximately $2.4 million. At the time of acquisition, Countermeasures, Inc. had two employees and was located in Hollywood, Maryland. As of September 30, 2006, the Company has recorded approximately $1.4 million in goodwill relating to this acquisition. The results of operations for Countermeasures, Inc. are included in Alion’s operations from the date of acquisition. The pro forma impact of this acquisition was not significant.

Acquisition of ManTech Environmental Technology, Inc.  On February 11, 2005, Alion acquired 100 percent of the outstanding stock of METI, an environmental and life sciences research and development company for approximately $7.0 million in cash. METI was headquartered in Research Triangle Park, NC. As of September 30, 2006, the Company has recorded $5.6 million in goodwill related to this acquisition and has remaining approximately $0.03 million of purchased contracts being amortized over three years. The results of operations for METI are included in Alion’s operations from the date of acquisition. The allocation of purchase price is preliminary as the Company completes its valuation of assets acquired and liabilities assumed. The pro forma impact of this acquisition was not significant.

Acquisition of Carmel Applied Technologies, Inc.  On February 25, 2005 Alion acquired 100 percent of the outstanding stock of CATI, a flight training software and simulator development company, for approximately $7.3 million in cash. The transaction is subject to an earn-out provision not-to-exceed a cumulative amount of $8.25 million based on attaining certain cumulative revenue goals for fiscal years

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005, 2006, and 2007, and a second earn-out provision not-to-exceed $1.5 million for attaining certain revenue goals in the commercial aviation industry. As of September 30, 2006, the Company has recorded $13.9 million in goodwill related to this acquisition. The results of operations for CATI are included in Alion’s operations from the date of acquisition The allocation of purchase price is preliminary as the Company completes its valuation of assets acquired and liabilities assumed. The pro forma impact of this acquisition was not significant.

Investment in VectorCommand Ltd.  On March 22, 2005, Alion acquired approximately 12.5 percent of the A ordinary shares in VectorCommand Ltd. for $1.5 million which investment is accounted for at cost.

Acquisition of John J. McMullen Associates, Inc. and Pro Forma Information.  On April 1, 2005, the Company acquired 100% of the issued and outstanding stock of JJMA pursuant to a Stock Purchase Agreement (the “Agreement”) by and among Alion, JJMA, Marshall & Ilsley Trust Company N.A. as trustee of the JJMA Employee Stock Ownership Trust, and holders of JJMA stock options and JJMA stock appreciation rights. The Company paid the equity holders of JJMA approximately $52.9 million, issued 1,347,197 shares of Alion common stock to the JJMA Trust valued at approximately $37.3 million, and agreed to make $8.3 million in future payments. The Company valued its common stock issued to the JJMA Trust at $27.65 per share, which price was determined based on an independent valuation. The acquisition was accounted for using the purchase method. The estimated total purchase price is as follows.

Form of Consideration	Fair Value
(In millions)

Cash paid, net of cash acquired	$52.9
Stock issued	37.3
Future payments	8.3
Acquisition costs	1.3

Total consideration	$99.8

The Company has allocated the purchase price of JJMA to the estimated fair value of the assets acquired and liabilities assumed in the purchase. The purchase price allocation is final as the Company completed its determination of the fair values of the assets acquired and liabilities assumed and is as follows (in millions):

Accounts receivable	$21.5
Property and equipment	1.0
Other assets	1.4
Identifiable intangible assets	25.6
Goodwill	61.8
Accounts payable and other accrued liabilities	(11.5)

The table below sets out the unaudited pro forma effects of the JJMA acquisition on the Company’s revenue, net income and earnings per share as though the JJMA acquisition had taken place on the first day of each fiscal year presented. The unaudited pro forma information disclosed below for JJMA includes historical operating results and pro forma adjustments to reflect the effects of Alion’s acquisition of JJMA. The JJMA pro forma results for the year ended September 30, 2005, includes approximately $10.1 million of stock-based compensation expensed and recorded by JJMA due to accelerated vesting directly associated with this acquisition. The unaudited pro forma information does not purport to be indicative of the results of operations that would have actually been achieved if the transaction had occurred on the date indicated or the results of operations that will be reported in the future.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Twelve Months Ended September 30, 2005
	Alion	JJMA Pro Forma	Alion Pro Forma

Pro Forma Revenue	$369,231	$51,103	$420,334
Pro Forma Loss	$(40,238)	$(17,524)	$(57,762)
Weighted Average Shares Outstanding	4,235,947	671,753	4,907,700
Loss Per Share	$(9.50)	$—	$(11.77)

The acquired identifiable intangibles assets in these fiscal year 2005 transactions were as follows:

			Weighted Average
	Estimated	Residual	Remaining
Amounts in Millions	Fair Value	Value	Amortization Period

Purchased contracts	$28.0	$—	5 years
Internal use software and designs	0.9	—	3 years
Not to Compete Agreements	0.7	—	1 years

Total	$29.6	$—	5 years

Fiscal Year 2004 Acquisitions

Acquisition of Innovative Technology Solutions Corporation.  On October 31, 2003, Alion acquired 100% of the outstanding stock of ITSC for $4.0 million. The transaction is subject to an earn-out provision not-to-exceed $1.5 million. As of September 30, 2006, the Company has recorded approximately $5.0 million of goodwill relating to this acquisition. ITSC’s results of operations are included in Alion’s operations from the date of acquisition.

Acquisition of Identix Public Sector, Inc.  On February 13, 2004, Alion acquired 100% of the outstanding stock of IPS for $8.0 million in cash. IPS, formerly ANADAC, was a wholly-owned subsidiary of Identix Incorporated. In the three months following the closing, the Company paid Identix approximately $2.6 million for intercompany payables. Subsequent payments totaled approximately $1.7 million for intercompany payables. Per the agreement, the Company placed a payment of $0.5 million in escrow contingent on the Company having the opportunity to compete or bid for services on certain government solicitations. As of September 30, 2006, the Company has recorded approximately $6.1 million of goodwill relating to this acquisition and approximately $0.8 million of intangible assets related to acquired contracts to be amortized over three years. The results of operations for IPS are included in Alion’s operations from the date of acquisition.

(4)  Employee Stock Ownership Plan (ESOP) and Stock Ownership Trust

On December 19, 2001, the Company adopted the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the Plan) and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the ESOP Trust). The Plan, a tax-qualified retirement plan, includes an ESOP component and a non-ESOP component. On August 9, 2005, the Internal Revenue Service issued a determination letter that the ESOP Trust and the Plan, as amended through the Ninth Amendment, qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 (the IRC) , as amended. The Company believes that the Plan and ESOP Trust have been designed and are currently being operated in compliance with the applicable requirements of the IRC.

(5)  Postretirement Benefits

The Company sponsors a medical benefits plan providing certain medical, dental, and vision coverage to eligible employees and former employees. The Company is self-insured with a stop-loss limit under an

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

insurance agreement. The Company provides postretirement medical benefits for employees who meet certain age and service requirements. Retiring employees may become eligible for those benefits at age 55 if they have 20 years of service, or at age 60 with 10 years of service. The plan provides benefits until age 65 and requires employees to pay one-quarter of their health care premiums. A small, closed group of employees is eligible for coverage after age 65. These retirees contribute a fixed portion of the health care premium. The estimated contribution to premiums from retirees is an aggregate of $125,000. There were no plan assets as of September 30, 2006 and 2005. The Company uses an October 1 measurement date.

Following is a reconciliation of the plan’s accumulated postretirement benefit obligation:

	2006	2005
	(In thousands)

Accumulated postretirement benefit obligation as of September 30:
Retirees	$2,364	$1,028
Fully eligible active plan participants	1,833	814
Other active plan participants	4,837	1,741

	$9,034	$3,583

	2006	2005
	(In thousands)

Reconciliation of beginning and ending benefit obligation:
Benefit obligation at beginning of period	$3,583	$3,602
Service cost	246	188
Interest cost	239	227
Actuarial loss	4,312	22
Plan amendment (acquisitions)	1,014	—
Benefits paid	(360)	(456)

Benefit obligation at September 30	$9,034	$3,583

Following is a reconciliation of the funded status of the plan:

	(In thousands)

Funded status of the plan:
Obligation at September 30	$(9,034)	$(3,583)
Unrecognized prior service cost	1,014	—
Unrecognized net loss	4,298	226

Accrued postretirement benefits included in the consolidated balance sheet	$(3,722)	$(3,357)

The components of net periodic postretirement benefit cost for the years ended September 30, 2006 and 2005 are as follows:

	2006	2005
	(In thousands)

Service cost	$246	$188
Interest cost	239	227
Amortization of net loss	40	—

Net periodic postretirement benefit cost	$525	$415

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted-average assumptions in the following table represent the rates used to develop the actuarial present value of the projected benefit obligation for the year listed and also the net periodic benefit costs.

	2006	2005

Accumulated post retirement benefit obligation at September 30	5.75%	5.25%
Service and interest cost portions of net periodic postretirement benefit costs	5.25%	6.00%

The following table displays the assumed health care trends used to determine the accumulated postretirement benefit obligation:

	2006	2005

Health care cost trend rate assumed for next year	11.0%	10.0%
Rate to which the cost trend rate is assumed to decline (ultimate trend rates)	5.0%	5.0%
Year the rate reaches the ultimate trend rate	2018	2015

A one-percentage-point change in assumed health care cost trend rates would have the following effect (in thousands)

	One-Percentage-	One-Percentage-
	Point Increase	Point Decrease

Total interest and service cost	$95	$(85)
Accumulated postretirement benefit obligation	692	(627)

Estimated future benefit payments-fiscal years ending September 30:

(In thousands)

2007	$567
2008	654
2009	693
2010	789
2011	884
2012-2016	5,897

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduced a prescription drug benefit under Medicare Part D and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Company has elected to defer the recognition of the effect, if any, of the Act until such time when the authoritative guidance is issued. Any measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the Company’s financial statements do not reflect the effect of the Act. The Company has a small, closed group of retirees covered for medical after age 65, thus the effect of the Act is not expected to be material.

(6)  Loss Per Share

Basic and diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding which excludes the impact of warrants and stock appreciation rights described herein as this impact would be anti-dilutive for all periods presented.

(7)  Shareholder’s Equity (Deficit)

The Company’s common stock is owned by the ESOP Trust. The Company provides a put option to any participant or beneficiary who receives a distribution of common stock which permits the participant or

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

beneficiary to sell such common stock to the Company during certain periods, at the estimated fair value price per share, which was at $41.02 per share as of September 30, 2006. The estimated fair value price per share is determined based upon a valuation performed by an independent, third-party firm. The Company may allow the ESOP Trust to purchase shares of common stock tendered to the Company under the put option. Certain participants have the right to sell their shares distributed from their accounts that they acquired on December 22, 2002 at the greater of the original share purchase price ($10.00) or the estimated fair value price per share of common stock.

(8)  Accounts Receivable

Accounts receivable at September 30 consisted of the following:

	2006	2005
	(In thousands)

Billed receivables	$106,310	$65,156
Unbilled receivables:
Amounts currently billable	36,548	13,376
Revenues recorded in excess of milestone billings on fixed price contracts	5,591	3,707
Revenues recorded in excess of estimated contract value or funding	3,354	1,323
Retainages and other amounts billable upon contract completion	2,570	875
Less: Allowance for doubtful accounts	(3,961)	(3,539)

Total Accounts Receivable	$150,412	$80,898

Revenues recorded in excess of milestone billings on fixed price contracts consist of amounts not expected to be billed within the next month. Amounts currently billable consist principally of amounts to be billed within the next month. Indirect cost rates in excess of provisional billing rates on U.S. government contracts are generally billable at actual rates shortly after the end of each fiscal year. Any remaining unbilled balance including retainage is billable upon contract completion or completion of Defense Contract Audit Agency audits. Revenues recorded in excess of contract value or funding are billable upon receipt of contractual amendments or other modifications. Costs and estimated earnings in excess of billings on uncompleted contracts totaled approximately $48.1 million as of September 30, 2006 and included approximately $3.4 million for customer-requested work for which the Company had not received contracts or contract modifications.

(9)  Property, Plant and Equipment

Property, Plant and Equipment at September 30 consisted of the following:

	2006	2005
	(In thousands)

Leasehold improvements	$2,709	$2,302
Equipment and software	25,188	17,395

Total cost	27,897	$19,697

Less-accumulated depreciation and amortization	13,253	8,523

Net Property, Plant and Equipment	$14,644	$11,174

Depreciation and leasehold amortization expense for fixed assets was approximately $5.8 million and $4.4 million for fiscal years ended September 30, 2006 and 2005, respectively.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(10)  Goodwill and Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and other Intangible Assets”, which requires that goodwill be reviewed at least annually for impairment. The Company performs this review at the end of each fiscal year.

Changes in the carrying amount of goodwill during the fiscal years ended September 30, 2006 and 2005, in the aggregate, are summarized in the following table:

Total
(In millions)

Balance as of October 1, 2004	$83.1
Goodwill acquired during the year	77.6
Adjustment to initial allocation	2.7

Balance as of September 30, 2005	$163.4
Goodwill acquired during the year	223.3
Adjustment to initial allocation	1.2

Balance as of September 30, 2006	$387.9

Purchase price allocations for acquisitions completed during the year ended September 30, 2006, are preliminary and subject to change based upon completing valuations for certain intangible assets and other items, which should be finalized in the first quarter of fiscal year 2007.

As of September 30, 2006, the Company has recorded gross intangible assets of approximately $118.1 million and accumulated amortization of $42.7 million. Approximately $115.2 million of recorded gross intangible assets are comprised of the contracts purchased from acquisitions, approximately $0.7 million for non-compete agreements, $0.9 million from software acquired for internal use, and $1.3 million for designs and plans. The intangible assets have estimated useful lives of one to thirteen years and are primarily being amortized using the straight-line method. The weighted-average remaining amortization period for intangible assets was approximately four years at September 30, 2006. Amortization expense was approximately $10.8 million, $13.4 million, and $10.6 million for the years ended September 30, 2006, 2005, and 2004, respectively. Estimated aggregate amortization expense for each of the next five years and thereafter is as follows:

(In thousands)

For the year ended September 30:
2007	$16,760
2008	16,457
2009	15,273
2010	14,503
2011	8,599
Thereafter	3,813

As of September 30, 2006, the Company has recorded net intangible assets of approximately $75.4 million comprised primarily of contracts purchased in connection with the acquisitions of JJMA, IPS, BMH, WCI, MA&D, and the Anteon Contracts of approximately $21.8 million, $0.2 million, $1.8 million, $1.1 million, $0.9 million, and $47.5 million, respectively; approximately $0.3 million for non-compete agreements, $0.7 million for acquired internal use software, and $1.1 million for designs and plans.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11)  Long-Term Debt

The Company entered into various debt agreements (Senior Credit Agreement, Mezzanine Note, and Subordinated Note) on December 20, 2002 to fund its acquisition of substantially all the assets of the IIT Research Institute (IITRI), which was affiliated with and controlled by the Illinois Institute of Technology (IIT). In August 2004, the Company entered into a new Term B senior secured credit facility (the Term B Senior Credit Facility) with a syndicate of financial institutions for which Credit Suisse (CS) serves as arranger, administrative agent and collateral agent, and for which LaSalle Bank National Association serves as syndication agent. In April 2005, the first amendment to the Term B Senior Credit Facility (Amendment One) added $72.0 million to the Company’s total Term B Senior Credit Facility debt. In March 2006, the second amendment to the Term B Senior Credit Facility (Amendment Two) increased the term loan commitment by $68.0 million and increased the revolving credit commitment from $30.0 million to $50.0 million. On June 30, 2006, the third amendment to the Term B Senior Credit Facility (Amendment Three) added $50.0 million in Term B Senior Credit Facility debt.

Term B Senior Credit Facility

The Term B Senior Credit Facility expires August 2, 2009 and consists of the following balances at September 30, 2006 and 2005:

	2006	2005

Senior term loan	$259.0	$142.9
Less: Unamortized debt issuance costs	(4.1)	(3.6)

Term B Senior Credit Facility Note Payable	$254.9	$139.3
Less current maturities, net of unamortized debt issue costs	(2.8)	(1.4)

Term B Senior Credit Facility Note Payable, less current maturities	$252.1	$137.9

The Term B Senior Credit Facility as of September 30, 2006, consists of:

•	a senior term loan in the current approximate amount of $259.0 million;

•	a $50.0 million senior revolving credit facility under which approximately $12.3 million was outstanding as of September 30, 2006, and approximately $3.8 million of which was deemed borrowed for letters of credit; and

•	a $150.0 million uncommitted incremental term loan “accordion” facility.

The Term B Senior Credit Facility requires the Company to repay one percent of the principal balance of the senior term loan during each of the first four years (fiscal years 2005 through 2008) in equal quarterly principal installments and 96 percent of the principal balance outstanding during the fifth and final year (2009) in equal quarterly principal installments. Through the quarter ending September 30, 2008, the Company is obligated to pay quarterly principal installments of $655,000. On each of December 31, 2008, March 31, 2009, June 30, 2009 and August 2, 2009, the Company is obligated to pay principal installments of approximately $63.4 million.

Under the senior revolving credit facility, the Company may request up to $40.0 million in letters of credit and may borrow up to $5.0 million in swing line loans for short-term borrowing needs. The Company must pay all principal obligations under the senior revolving credit facility in full no later than August 2, 2009.

The Company may prepay all or any portion of its senior term loan in minimum increments of $1 million, generally without penalty or premium, except for customary breakage costs associated with pre-payment of Eurodollar-based loans. If the Company issues certain permitted debt, or sells, transfers or

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

disposes of certain assets, it must use all net proceeds to repay any Term B loan amounts outstanding. If the Company has excess cash flow for any fiscal year, it must use 50% of the net proceeds or excess cash flow to repay Term B loan amounts outstanding. If the Company’s leverage ratio (which compares the Company’s total debt to its Consolidated EBITDA) is less than 2 to 1, it must use only 25% of net proceeds or excess cash flow to repay Term B loan amounts outstanding. The Company also has mandatory prepayment obligations under the Bridge Loan Agreement, but the Bridge Loan Agreement permits the Company to use net cash proceeds from asset sales to prepay Term B Senior Credit Facility debt ahead of the Bridge Loan debt.

If the Company enters into an additional term loan, including under the uncommitted incremental term loan facility, and certain terms of such loan are more favorable to the new lenders than existing terms under the Term B Senior Credit Facility, the applicable interest rate spread on the senior term loans could increase. As a result, additional term loans could increase the Company’s interest expense under its existing term loans. The Company’s significant subsidiaries (HFA, CATI, METI, JJMA, BMH, WCI and MA&D) have guaranteed the Company’s obligations under the Company’s Term B Senior Credit Facility.

Use of Proceeds.  In March 2006, the Company borrowed $32 million, used approximately $16.5 million to pay part of the WCI acquisition price, and paid approximately $13.6 million to redeem the mezzanine warrants held by IIT and the Company’s Chief Executive Officer. In May 2006, the Company borrowed $15.0 million to pay part of the MA&D acquisition price. On June 30, 2006, the Company borrowed $71.0 million, of which $51 million was used to pay part of the Anteon Contracts acquisition price and the remaining $20 million was used for working capital needs.

The Term B Senior Credit Facility permits the Company to use the remainder of its senior revolving credit facility for working capital needs, other general corporate purposes, and to finance permitted acquisitions. The Term B Senior Credit Facility permits the Company to use any proceeds from the uncommitted incremental term loan facility to finance permitted acquisitions and for any other purpose permitted by any future incremental term loan.

Security.  The Term B Senior Credit Facility is secured by a security interest in all of the Company’s current and future tangible and intangible property, as well as all of the current and future tangible and intangible property of the Company’s subsidiaries, HFA, CATI, METI, JJMA, BMH, WCI and MA&D.

Interest and Fees.  Under the Term B Senior Credit Facility, the senior term loan and the senior revolving credit facility can each bear interest at either of two floating rates. The Company was entitled to elect that the $259.0 million senior term loan bear interest at an annual rate equal to: 1) the applicable alternate base interest rate charged by CS plus 175 basis points or, 2) the Eurodollar rate plus 275 basis points. The Company was also entitled to elect that the senior revolving credit facility bear interest at an annual rate dependent on the Company’s leverage ratio and either the Eurodollar or the alternate base rates. The alternate base rate is the greater of CS’s prime rate or the federal funds effective rate, plus additional basis points corresponding to the Company’s leverage ratio at the time.

On April 1, 2005, the Company chose to have the senior term loan bear interest at the Eurodollar rate and the senior revolving credit facility bear interest at the ABR rate based on CS’s prime rate. As of June 30, 2006, the Eurodollar rate on the senior term loan was 8.25 percent (5.50 percent plus 2.75 percent Eurodollar spread) and the ABR rate was 10.0 percent (8.25 percent plus 1.75 percent spread).

Interest Rate Cap Agreements.  The Company has three interest rate cap agreements in place with its senior lenders. The interest rate cap agreements limit the floating component of the Company’s total interest rate but do not affect leverage ratio based spreads. The Company’s actual effective interest rate on notional principal in each cap agreement is the sum of the floating component and the applicable spread, which is determined by the Term B Senior Credit Facility. The first interest rate cap agreement was put into place on August 16, 2004.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Fees and Expenses.  Each quarter the Company is required to pay a commitment fee of 50 basis points per year on the prior quarter’s daily, unused balance of the revolving credit facility and senior term loan commitment. As of September 30, 2006, the Company has actually borrowed approximately $12.3 million was outstanding on the revolving credit facility and approximately $3.8 million was deemed borrowed for letters of credit; and the senior term loan was fully utilized. For the year ended September 30, 2006, the Company paid approximately $0.3 million in commitment fees for the revolving credit facility and nothing for the senior term loan.

The Company is also required to pay an annual agent’s fee and a fronting fee not to exceed 25 basis points for each letter of credit issued under the revolving credit facility. Interest is due quarterly in arrears at the applicable revolving credit facility rate for all outstanding letters of credit.

Financial Covenants.  The Term B Senior Credit Facility requires the Company to meet certain financial performance measures typical of commercial loans of this type including leverage and interest coverage ratios.

The Term B Senior Credit Facility includes other covenants that restrict the Company’s ability to take certain actions without the prior consent of senior lenders who extended a majority of the outstanding Term B loans. For the year ended September 30, 2006, the Company was in compliance with the Term B Senior Credit Facility financial covenants.

Subordinated Note

On December 20, 2002, the Company issued a $39.9 million note to IITRI (Subordinated Note) as part of the consideration for Alion’s acquisition of substantially all of IITRI’s assets. On July 1, 2004, IIT acquired all of IITRI’s rights and interests in the Subordinated Note and the related warrant agreement. On June 30, 2006, the Company and IIT entered into an agreement that increased the interest rate on the Subordinated Note for two years from December 21, 2006 through December 20, 2008.

The Subordinated Note bears interest at (i) 6% through December 20, 2006, (ii) approximately 6.4% from December 21, 2006 through December 20, 2007, and (iii) 6.7% from December 21, 2007 through December 20, 2008. Interest is payable quarterly by the issuance of paid-in-kind or PIK notes maturing at the same time as the Subordinated Note. The PIK notes have the effect of deferring the underlying cash interest expense on the Subordinated Note. Beginning in December 2008, the Subordinated Note will bear interest at 16% per year payable quarterly in cash until the note has been repaid in full. Principal on the Subordinated Note is payable in equal installments of $19.95 million in December 2009 and December 2010. The PIK notes are due in equal installments of approximately $7.4 million on these same dates.

Bridge Loan Agreement

On June 30, 2006, the Company entered into a Bridge Loan Agreement with Credit Suisse and borrowed $170.0 million (the Bridge Loan, also called the Initial Loan). Certain of the Company’s subsidiaries have guaranteed the Bridge Loan Agreement. The Initial Loan is due December 31, 2007 and automatically converts to an Extended Loan maturing December 31, 2011, if not repaid by December 31, 2007. Unless repaid earlier, outstanding principal under the Bridge Loan is due on December 31, 2011, along with accrued unpaid interest and applicable premiums.

The Company must use the net proceeds from certain permitted debt or equity issuances and proceeds from the sale, transfer or disposition of certain assets outside the normal course of business to repay the Bridge Loan, except the Bridge Loan Agreement permits the Company to use asset sale proceeds to repay all or part of the Term B Senior Credit Facility first.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Proceeds.  The Company used the proceeds from the Bridge Loan to pay part of the cost of acquiring the Anteon Contracts.

Interest and Prepayment.  The Bridge Loan bears interest at a floating rate based on the Eurodollar Rate plus an applicable spread that varies over time. The first interest payment was paid on September 30, 2006. Interest is payable quarterly in arrears in cash except that the Company can use PIK notes to pay any interest in excess of 700 basis points over the applicable Eurodollar floating rate or it can add the excess to the Bridge Loan principal. The Company may prepay all or any portion of the Bridge Loan in minimum increments of $100,000, with an aggregate minimum of $1.0 million plus applicable premium (described below) and customary breakage costs associated with pre-payment of Eurodollar-based loans prior to the end of the interest period. Bridge Loan prepayments are subject to an applicable premium percentage based on the prepayment date and vary over the life of the Bridge Loan.

Financial Covenants.  The Bridge Loan Agreement requires the Company to meet certain financial performance measures based on our leverage and interest coverage calculated in the same manner as the Bridge Loan financial covenants.

As of September 30, 2006, the Company was in compliance with the financial covenants set forth in the Bridge Loan Agreement.

Other Notes and Agreements

On December 20, 2002, the Company entered into a $0.9 million deferred compensation agreement with Dr. Bahman Atefi, its President, CEO and Chairman, as a condition to the IITRI asset acquisition, with payment terms equivalent to those of the Mezzanine Note. The Company issued detachable warrants representing the right to buy approximately 22,062 shares of Alion common stock at an exercise price of $10.00 per share, with put rights similar to those contained in the warrants accompanying the Mezzanine Note. On October 29, 2004, the Company paid Dr. Atefi approximately $1.1 million, including $0.2 million in accrued interest under his deferred compensation agreement.

As of September 30, 2006, the remaining fiscal year principal repayments (at face amount before debt discount) for outstanding indebtedness are as follows:

	2007	2008	2009	2010	2011	Total

Senior Secured Term B Loan(1)	$2.6	$2.6	$253.8	$—	$—	$259.0
Bridge Loan(2)	—	—	—	—	$175.1	175.1
Subordinated Seller Note(3)	—	—	19.9	19.9	$—	39.8
Subordinated Paid in Kind Note(4)	—	—	7.4	7.4	$—	14.8

Total principal payments	$2.6	$2.6	$281.1	$27.3	$175.1	$488.7

(1)	The table does not reflect any prepayments of the Term B Senior Credit Facility based on excess cash flow or other conditions as the timing and amount of any such payments are uncertain. The approximate $252.1 million on the face of the balance sheet includes, as of September 30, 2006, approximately $4.1 million of unamortized debt issue costs which totaled approximately $12.3 million.

(2)	The Company expects that it will need to refinance the Term B Senior Credit Facility before the end of the fiscal year 2008.

(3)	The table reflects the balance drawn of $170.0 million as of September 30, 2006. The principal amount, plus applicable prepayment premium, is due and payable on December 31, 2011. The principal amount of $175.1 million includes $170.0 million principal at par value plus prepayment premium of $5.1 million (3% of par). The approximate $164.7 million on the face of the balance sheet includes, as of September 30, 2006, approximately $5.3 million in unamortized debt issue costs.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	The Company expects to refinance the Bridge Loan Agreement before the end of the calendar year 2006 through the issuance of up to $200.0 million of unsecured senior subordinated notes. The Company intends to use the net proceeds to repay the Bridge Loan and a portion of the senior term loan. The Company also expects that it will need to refinance the Term B loan. The Company also expects that it will need to refinance the Term B Senior Credit Facility before the end of fiscal year 2008.

(5)	Repayment of $39.9 million for the face value of the Subordinated Seller Note in two equal payments of $19.95 million in years 2009 and 2010. The $39.9 million includes, as of September 30, 2006, approximately $3.9 million of unamortized debt discount assigned to fair value of the detachable warrants. On December 20, 2002, approximately $7.1 million was assigned as the fair value of the warrants in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially settled in, a Company’s Own Stock.”

(6)	During the eight-year term of the Subordinated Note, approximately $14.8 million of principal accretes to the note and is included in the principal payments in fiscal years 2009 and 2010. The principal, together with the outstanding balance of the PIK notes will be paid in equal amounts at the end of fiscal years 2009 and 2010.

(12)  Redeemable Common Stock Warrants

In connection with the issuance of the Subordinated Note and the Deferred Compensation Agreement described in Note 11, the Company issued 1,080,437 and 22,062, respectively, of detachable redeemable common stock warrants (the Warrants) to IITRI and Dr. Atefi, respectively. IITRI subsequently transferred all of its rights, title and interest in the warrants to IIT. On March 28, 2006, the Company redeemed the 504,902 outstanding Mezzanine Note warrants for approximately $13.1 million and the 22,062 Deferred Compensation Agreement warrants for approximately $0.57 million. The Subordinate Note Warrants have an exercise price of $10 per share and are exercisable until December 20, 2010. The Warrants permit the holders to sell warrants to the Company, at predetermined times, at the then current fair value of the common stock less the exercise price. The Warrants are classified as debt instruments in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The Company recorded the initial $10.3 million estimated fair value of the Warrants as a discount to the face value of the notes issued and as a liability. The outstanding estimated fair value of the Warrants had an estimated fair value of $35.2 million as of September 30, 2006. The Company recognizes interest expense for changes in the estimated fair value of the Warrants.

(13)  Leases

Future minimum lease payments under non-cancelable operating leases for buildings, equipment and automobiles at September 30, 2006 are set out below. Under these operating leases, the Company subleased some excess capacity to subtenants under non-cancelable operating leases.

In connection with the IPS, METI, and JJMA acquisitions, the Company assumed operating leases at above-market rates and recorded a loss accrual of approximately $4.9 million based on the estimated fair value of the lease liabilities assumed; which is being amortized over the lease terms. The remaining unamortized accrued loss related to these acquisitions was $2.4 million at September 30, 2006. In connection with the IPS acquisition, the Company also acquired a related sub-lease pursuant to which it receives above-market rates. Based on the estimated fair value of the sublease, the Company recognized an asset of $0.6 million which is being amortized over the lease term. The remaining asset value was $0.3 million at September 30, 2006.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lease Payments for Fiscal Years Ending	(In thousands)

2007	$26,585
2008	23,191
2009	19,359
2010	13,608
2011	11,543
and thereafter	15,588

Gross lease payments	109,874
Less: non-cancelable subtenant receipts	6,124

Net lease payments	$103,750

Rent expense under operating leases was $18.5 million, $15.1 million, and $10.5 million for the years ended September 30, 2006, 2005, and 2004, respectively. Sublease rental income under operating leases was $2.1 million, $1.8 million, and $0.8 million for the years ended September 30, 2006, 2005, and 2004, respectively.

(14)  Stock Appreciation Rights

In November 2002, the board of directors adopted the Alion Science and Technology Corporation 2002 Stock Appreciation Rights (SAR) Plan (the 2002 SAR Plan). In November 2004, the board of directors amended the 2002 SAR Plan to provide that, on or after October 3, 2004, there would be no further grants under the 2002 SAR Plan. Grants made prior to October 3, 2004 remain in force. From December 2002 through November 2003, the Company issued 236,400 SARs to directors, officers, and employees. Outstanding SAR awards cannot exceed the equivalent of 10% of the Company’s outstanding shares of common stock on a fully diluted basis. A grantee has the right to receive payment for vested SARs equal to the difference between the appraised value of a share of Alion common stock as of the grant date and the appraised value of a share of Alion common stock as of the exercise date based on the most recent valuation of common stock held by the ESOP Trust. Grants to employees vest at 20% per year; grants to members of the Company’s board of directors vest ratably over each member’s then-current term of office. In November 2005, the board of directors amended the 2002 SAR plan to eliminate the timely exercise requirement for an employee to receive payment for vested SARs and to permit employees to make two separate one-time elections, 1) to receive payment for SARs as they vest each year or when fully vested and 2) to receive payment for SARs already vested. As of September 30, 2006, the Company has granted 236,400 SARs under the 2002 SAR Plan.

On January 13, 2005, the Company’s board of directors adopted a second SAR plan, the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (the 2004 SAR Plan), to comply with the deferred compensation provisions of the American Jobs Creation Act of 2004. The 2004 SAR Plan has a 10-year term and permits grants to Alion directors, officers, employees and consultants. Under the 2004 SAR Plan, the chief executive officer has the authority to award SARs, as he deems appropriate; however, awards to executive officers are subject to the approval of the administrative committee of the Plan. Outstanding SAR awards cannot exceed the equivalent of 12% of the Company’s outstanding shares of common stock on a fully diluted basis. Awards to employees vest ratably over four years and awards to directors vest ratably over each director’s term of service. The 2004 SAR Plan contains a provision for accelerated vesting in the event of death, disability or a change in control of the Company.

A grantee has the right to receive payment for vested SARs equal to the difference between the appraised value of a share of Alion common stock as of the grant date and the appraised value of a share of Alion common stock as of the exercise date per the most recent valuation of the common stock held by the

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ESOP Trust. For SARs granted under the 2004 SAR Plan before November 9, 2005 and outstanding when a change in control of the Company occurs, payment is based on the number of SARs multiplied by the share price at the date of the change in control (or earlier valuation, if higher).

In November 2005, the board of directors amended the 2004 SAR Plan to permit employees to make a one-time election to receive payment for SARs as they vest each year or when fully vested and to eliminate the timely exercise requirement for an employee to receive payment for vested SARs. As of September 30, 2006, the Company has granted 534,775 SARs under the 2004 SAR Plan.

For the years ended September 30, 2006, 2005, and 2004 the Company recognized approximately $3.0 million, $3.7 million, and $0.7 million, respectively, in compensation expense associated with the two SAR plans.

The table below sets out the disclosures required by SFAS No. 123 and the assumptions used to value a share of Alion common stock and the Company’s grants of stock appreciation rights as of September 30, 2006 and September 30, 2005. The Company uses the intrinsic value method to recognize stock-based compensation expense. There is no established public trading market for Alion’s common stock. The ESOP Trust is the only holder of our common stock. The Company uses an independent third party valuation firm to determine the fair market value of a share of Alion common stock. Alion does not expect to pay any dividends on its common stock. The terms of the Term B Senior Credit Facility, the Bridge Loan Agreement and the Subordinated Note prohibit us from paying dividends without the consent of the respective lenders. We currently intend to retain future earnings, if any, for use in the operation of our business.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Alion Science and Technology Corporation
Stock-Based Compensation Disclosures per FAS 123
Stock Appreciation Rights
As of September 30, 2006

	Shares	Shares	Total
	Granted to	Granted to	Shares	Exercise	Outstanding	Outstanding				Vested	Exercisable
Date of Grant	Employees	Directors	Granted	Price	at 9/30/05	at 9/30/06	Forfeited	Exercised	Expired	9/30/06	at 9/30/06

December 2002	64,250	—	64,250	$10.00	53,450	47,785	1,960	3,705	—	28,005	20,360
December 2002	—	29,400	29,400	$10.00	8,400	—	—	8,400	—	—	—
May 2003	300	—	300	$11.13	300	240	—	60	—	120	120

June 2003	300	—	300	$11.13	300	300	—	—	—	180	60
November 2003	129,550	—	129,550	$14.71	115,320	100,466	7,230	7,624	—	37,634	21,090
November 2003	—	12,600	12,600	$14.71	12,600	2,800	1,400	8,400	—	—	—

November 2004	—	12,600	12,600	$19.94	12,600	12,600	—	—	—	4,200	4,200
February 2005	164,750	—	164,750	$19.94	152,400	135,588	9,350	7,463	—	29,575	—

March 2005	2,000	—	2,000	$19.94	2,000	2,000	—	—	—	500	—
April 2005	33,000	—	33,000	$29.81	33,000	27,500	2,750	2,750	—	5,000	—

June 2005	2,000	—	2,000	$29.81	2,000	2,000	—	—	—	500	—
December 2005	276,675	—	276,675	$35.89	—	257,900	18,775	—	—	—	—
February 2006	13,000	—	13,000	$35.89	—	10,250	2,750	—	—	—	—

February 2006	7,500	—	7,500	$35.89	—	7,500	—	—	—	—	—
May 2006	7,000	—	7,000	$37.06	—	7,000	—	—		—	—

July 2006	15,000	—	15,000	$37.06	—	15,000	—	—	—	—	—
August 2006	1,250	—	1,250	$37.06	—	1,250	—	—	—	—	—

Total	716,575	54,600	771,175		392,370	630,179	44,215	38,402	—	105,714	45,830

Wtd Avg Exercise Price	$25.75	$13.38	$24.87		$17.54	$26.39	$26.86	$15.32	$—	$15.93	$13.08

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Alion Science and Technology Corporation
Stock-Based Compensation Disclosures per FAS 123
Stock Appreciation Rights
As of September 30, 2006

				Remaining
	Risk Free		Expected	Life
Date of Grant	Interest Rate	Volatility	Life	(months)

December 2002	4.06% - 4.49%	60%	5 yrs	13.4
December 2002	4.06% - 4.49%	60%	3 yrs	0.0
May 2003	2.70% - 3.30%	55%	5 yrs	18.8
June 2003	2.70% - 3.30%	55%	5 yrs	19.6

November 2003	4.06% - 4.49%	60%	5 yrs	25.2
November 2003	4.06% - 4.49%	60%	3 yrs	1.2

November 2004	3.10% - 3.60%	45%	3 yrs	13.4
February 2005	3.10% - 3.60%	45%	4 yrs	27.8

March 2005	3.10% - 3.60%	45%	4 yrs	28.9
April 2005	4.10% - 4.20%	45%	4 yrs	29.8

June 2005	4.10% - 4.20%	45%	4 yrs	32.0
December 2005	4.20% - 4.20%	40%	4 yrs	38.6

February 2006	4.20% - 4.20%	40%	4 yrs	40.3
February 2006	4.20% - 4.20%	40%	4 yrs	40.8
May 2006	4.82% - 4.83%	35%	4 yrs	43.6
July 2006	4.82% - 4.83%	35%	4 yrs	45.0
August 2006	4.82% - 4.83%	35%	4 yrs	46.9
Total Wtd Avg Exercise Price				$31.4

(15)  Phantom Stock Plans

Phantom stock refers to hypothetical shares of Alion common stock. Recipients, upon vesting, are generally entitled to receive cash equal to the product of the number of hypothetical shares vested and the then-current value of Alion common stock, based on the most recent valuation of the shares of common stock held by the ESOP Trust. The compensation committee of the board of directors administers the Company’s phantom stock plans and is authorized to grant phantom stock to key management employees and outside directors. Grants of phantom stock do not confer voting or any other rights associated with common stock ownership. References to shares of common stock under the plan are for accounting and valuation purposes only. The Company is authorized to issue up to 2.0 million shares of phantom stock in total for all Phantom Stock plans.

Initial Phantom Stock Plan

In February 2003, the compensation committee of Alion’s board of directors approved, and the board of directors subsequently adopted, the Alion Science and Technology Phantom Stock Plan (the Initial Phantom Stock Plan). The Initial Phantom Stock plan has a term of ten years. The Initial Phantom Stock Plan contains provisions for acceleration of vesting and payouts in connection with an employee’s death, disability, involuntary termination of employment without cause or a change in control of the Company. As

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of September 30, 2006, under the Initial Phantom Stock Plan, the Company had granted 223,685 shares of phantom stock. The phantom stock awards vest according to the following:

	The Vested Amount
	for Grant in
Anniversary from Grant Date	February 2003	November 2003

1st	—	20%
2nd	—	20%
3rd	50%	20%
4th	25%	20%
5th	25%	20%

Second Phantom Stock Plan

On November 9, 2004, the Company’s compensation committee approved, and the full board adopted, the Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan (the Second Phantom Stock Plan) to comply with the requirements of the American Jobs Creation Act. The Second Phantom Stock Plan permits awards of retention and performance share phantom stock. A retention award is for a fixed number of shares determined at the date of grant. A performance award is for an initial number of shares subject to change at the vesting date. Performance phantom shares are subject to forfeiture for failure to achieve a specified threshold value for a share of the Company’s common stock as of the vesting date. If the value of a share of the Company’s common stock equals the threshold value but does not exceed the target value, the number of performance shares in a given grant may be decreased by a specified percentage (generally up to 50%). If the value of a share of the Company’s common stock exceeds a pre-established target price on the vesting date, the number of performance shares in a given grant may be increased by a specified percentage (generally up to 20%).

Performance share awards vest three years from date of grant (unless otherwise provided in an individual award agreement) and retention share awards vest as specified in each individual award agreement, provided the grantee is still employed by the Company. Under limited circumstances, a grantee may defer an award payout beyond the original date. The Second Phantom Stock Plan contains provisions for acceleration of vesting and payouts in connection with an employee’s death, disability, involuntary termination of employment without cause or a change in control of the Company. In November 2005, the board of directors amended both the Initial Phantom Stock Plan and the Second Phantom Stock Plan to permit employees to make a one-time election for either or both plans to receive payment for phantom shares as they vest each year or when fully vested. As of September 30, 2006, the Company has granted 233,708 shares of retention phantom stock and 202,763 shares of performance phantom stock under the Second Phantom Stock Plan.

Director Phantom Stock Plan

On November 9, 2005, the Company’s compensation committee approved, and the full board adopted, the Alion Science and Technology Corporation Board of Directors Phantom Stock Plan (Director Phantom Stock Plan). The Director Phantom Stock Plan provides for annual awards of shares of phantom stock to non-employee directors of the Company. The number of shares of phantom stock granted each year to each non-employee director is equal to the quotient obtained by dividing $35,000 by the fair market value of one share of the Company’s stock as of the date of the award rounded up to the next highest whole number. Fair market value is determined by the Administrative Committee in its sole discretion using the most recent valuation of the Company’s common stock made by an independent appraisal that meets the requirements of IRC Section 401(a)(28)(C), as of a date that is no more than 12 months before the date of the award.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Grants under the Director Phantom Stock Plan vest in one-third increments each year for three years from the date of the award. Vesting of an award accelerates upon a grantee’s death or disability or upon a change of control of the Company. Before each award is granted (or within 30 days of the grant date for individuals who become a director on the grant date), a director may elect whether to receive payment for phantom shares as they vest, or when the award is fully vested. A director who elects to receive payment when an award has fully vested may elect to defer the proceeds of the award into the Alion Science and Technology Director Deferred Compensation Plan provided the election is made no later than one year before the award fully vests. All payments made under the awards are required to be in cash. As of September 30, 2006, the Company had granted 7,808 shares of phantom stock under the Director Phantom Stock Plan.

For the years ended September 30, 2006, 2005, and 2004, the Company recognized approximately $7.8 million, $6.6 million, and $1.5 million, respectively, in compensation expense associated with all three phantom stock plans.

The table below sets out the disclosures required by SFAS No. 123 and the assumptions used to value a share of Alion common stock and the Company’s grants of phantom stock as of September 30, 2006 and September 30, 2005. The Company uses the intrinsic value method to recognize stock-based compensation expense. There is no established public trading market for Alion’s common stock. The ESOP Trust is the only holder of the Company’s common stock. The Company uses an independent third party valuation firm to determine the fair market value of a share of Alion common stock. Alion does not expect to pay any dividends on its common stock. The terms of the senior credit facility and the Subordinated Note prohibit paying dividends without the consent of the respective lenders. The Company intends to retain future earnings, if any, for use in the business.

Alion Science and Technology Corporation
Stock-Based Compensation Disclosures per FAS 123
Phantom Stock
As of September 30, 2006

	Shares	Shares	Total
	Granted to	Granted to	Shares	Exercise	Outstanding	Outstanding				Vested	Exercisable
Date of Grant	Employees	Directors	Granted	Price	at 9/30/05	at 9/30/06	Forfeited	Exercised	Expired	9/30/06	at 9/30/06

February 2003	171,000	—	171,000	$10.00	171,000	85,000	6,232	79,768	—	16,500	16,500

November 2003	52,685	—	52,685	$14.71	52,685	32,971	2,107	17,607	—	5,438	5,438

February 2005	202,763	—	202,763	$19.94	202,763	202,763	—	—	—	—	—

February 2005	103,414	—	103,414	$19.94	103,414	103,414	—	—	—	—	—

February 2005	5,015	—	5,015	$19.94	5,015	5,015	—	—	—	1,254	—

August 2005	2,960	—	2,960	$33.78	2,960	2,960	—	—	—	987	—

November 2005	66,592	—	66,592	$35.89	—	66,592	—	—	—	—	—

November 2005	—	7,808	7,808	$35.89	—	6,832	976	—	—	—	—

November 2005	55,726	—	55,726	$35.89	—	55,726	—	—	—	—	—

Total	660,156	7,808	667,964		537,838	561,274	9,315	97,375	—	24,179	21,938

Wtd Avg Fair Value Price per Share	$19.97	$35.89	$20.15		$16.34	$21.87	$13.78	$10.85	$—	$12.55	$11.17

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Alion Science and Technology Corporation
Stock-Based Compensation Disclosures per FAS 123
Phantom Stock
As of September 30, 2006

				Remaining
	Risk Free		Expected	Life
Date of Grant	Interest Rate	Volatility	Life	(months)

February 2003	4.06% - 4.49%	60%	5 yrs	15.8
November 2003	4.06% - 4.49%	60%	5 yrs	24.9

February 2005	3.10% - 3.60%	45%	3 yrs	15.8

February 2005	3.10% - 3.60%	45%	3 yrs	15.8

February 2005	3.10% - 3.60%	45%	4 yrs	27.8

August 2005	3.72% - 3.77%	45%	3 yrs	22.0

November 2005	4.20% - 4.20%	40%	3 yrs	25.2

November 2005	4.20% - 4.20%	40%	3 yrs	25.2

November 2005	4.20% - 4.20%	40%	5 yrs	49.2

Total Wtd Avg Fair Value Price per Share				$21.0

(16)  Segment Information and Customer Concentration

The Company operates in one segment, delivering a broad array of scientific and engineering expertise to research and develop technological solutions for problems relating to national defense, public health and safety, and nuclear safety and analysis under contracts with the federal government, state and local governments, and commercial customers. The Company’s federal government customers typically exercise independent contracting authority, and even offices or divisions within an agency or department may directly, or through a prime contractor, use the Company’s services as a separate customer so long as that customer has independent decision-making and contracting authority within its organization.

Contract receivables from agencies of the federal government represented approximately $143.8 million, or 93%, of accounts receivable at September 30, 2006 and $79.0 million, or 94%, of accounts receivable at September 30, 2005. Contract revenues from agencies of the federal government represented approximately 95%, 96% and 98% of total contract revenues during the years ended September 30, 2006, 2005 and 2004, respectively.

(17)  Related Party Transactions

On February 11, 2004, the Company borrowed $750,000 from an officer of the Company and, in exchange, the Company issued a Promissory Note in the principal amount of $750,000 with interest at a rate of 15 percent per annum, to be paid quarterly, until March 31, 2009 when the principal amount becomes due. The annual interest period was effective beginning February 11, 2004. On December 9, 2004, the Promissory Note with the officer was extinguished. An amount of $750,000 plus accrued interest of $21,635 was paid to the officer.

On October 29, 2004, Dr. Atefi elected to redeem the amount due under his Deferred Compensation Agreement with Alion. The Company paid Dr. Atefi approximately $1.1 million including accrued interest of approximately $0.2 million. Dr. Atefi’s related warrants were redeemed on March 28, 2006 as detailed in Footnote 11 Redeemable Common Stock Warrants.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(18)  Commitments and Contingencies

Earn-Out Commitments

The Company has earn-out commitments related to the following acquisitions:

CATI — There is an earn-out provision not to exceed $8.25 million based on the revenue of the business units that formerly comprised CATI. There is a second earn-out provision not to exceed $1.5 million based on attaining certain revenue goals in the commercial aviation industry. The obligations continue until September 2007. For the years ended September 30, 2006 and 2005, the Company recognized approximately $2.0 million and zero, respectively, in earn-out obligation related to CATI.

BMH — There is an earn-out provision not to exceed a total of $6.0 million based on the revenue of the business units that formerly comprised BMH. The obligation continues until December 2007. For the year ended September 30, 2006, the Company recognized no earn-out obligation related to BMH.

WCI — There is an earn-out provision not to exceed a total of $2.5 million based on the revenue of the business units that formerly comprised WCI. The obligation continues until September 2007. For the year ended September 30, 2006, the Company recognized approximately $1.3 million in earn-out obligation related to WCI.

MA&D — There is an earn-out provision not to exceed a total of $2.5 million based on the revenue of the business units that formerly comprised MA&D. The obligation continues until September 2007. For the year ended September 30, 2006, the Company recognized approximately $1.5 million in earn-out obligation related to MA&D.

Legal Proceedings

Estate of Joseph Hudert vs. Alion Science and Technology Corporation; Estate of Frank Stotmeister vs. Alion Science and Technology Corporation.

On December 23, 2004, the estate of Joseph Hudert filed an action against Grunley-Walsh Joint Venture, L.L.C. (Grunley-Walsh) and the Company in the District of Columbia Superior Court for damages in excess of $80 million. On January 6, 2005, the estate of Frank Stotmeister filed an action against the Company in the same court on six counts, some of which are duplicate causes of action, claiming $30 million for each count. Several other potential defendants may be added to these actions in the future.

The suits arose in connection with a steam pipe explosion that occurred on or about April 23, 2004 on a construction site at 17th Street, N.W. in Washington, D.C. The plaintiffs died, apparently as a result of the explosion. They were employees of the prime contractor on the site, Grunley-Walsh, and the subcontractor, Cherry Hill Construction Company Inc., respectively. Grunley-Walsh had a contract with the U.S. General Services Administration (GSA) for construction on 17th Street N.W. near the Old Executive Office Building in Washington, D.C. Sometime after the award of Grunley-Walsh’s construction contract, Alion was awarded a separate contract by GSA. Alion’s responsibilities on this contract were non-supervisory monitoring of Grunley-Walsh’s activities and reporting to GSA of any deviations from contract requirements.

The Company intends to defend these lawsuits vigorously. Based on the facts underlying the lawsuits known to the Company at this time, and the Company’s non-supervisory monitoring role at the project site, the Company’s management believes that the potential for Alion to incur a material loss as a result of the lawsuits is remote. Therefore, the Company’s management does not believe that these lawsuits will have a material adverse effect upon the Company, its operations or its financial condition.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Alion’s primary provider of general liability insurance, St. Paul Travelers, has assumed defense of these lawsuits. However, since there is some uncertainty as to whether St. Paul Travelers received timely notice of a potential claim by Alion in connection with these lawsuits under its general liability insurance policy, St. Paul Travelers indicated when it assumed defense of the lawsuits, that it was doing so subject to a reservation of rights to deny coverage. Nevertheless, even if St. Paul Travelers is ultimately able to properly deny coverage as a result of late notice of the lawsuits, the Company’s management does not believe that the lawsuits will have a materially adverse effect upon the Company, its operations or its financial condition. American International Group, the Company’s excess insurance carrier, has also been notified regarding these lawsuits.

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect upon the Company’s business, financial position, operating results or ability to meet its financial obligations.

Government Audits

The amount of federal government contract revenue and expense reflected in the consolidated financial statements attributable to cost reimbursement contracts is subject to audit and possible adjustment by the Defense Contract Audit Agency (DCAA). The federal government considers the Company to be a major contractor and DCAA maintains an office on site to perform its various audits throughout the year. All of the Company’s federal government contract indirect costs have been audited through 2004. Indirect rates have been negotiated through fiscal year 2003. Contract revenue on federal government contracts has been recorded in amounts that are expected to be realized upon final settlement.

(19)  Interim Period Information (Unaudited, in thousands)

	2006 Quarters
	1st	2nd	3rd	4th

Revenue	$101,289	$111,189	$116,830	$179,320
Gross profit	24,984	30,142	29,638	42,397
Net loss	$(7,780)	$(920)	$(8,242)	$(14,173)
Loss per share	$(1.52)	$(0.19)	$(1.60)	$(3.26)

	2005 Quarters
	1st	2nd	3rd	4th

Revenue	$69,221	$80,691	$110,795	$108,524
Gross profit	19,029	21,246	30,611	31,104
Net loss	$(5,964)	$(17,366)	$(10,763)	$(6,145)
Loss per share	(1.77)	$(5.21)	$(2.21)	$(1.18)

(20)  Guarantor/Non-guarantor Condensed Consolidated Financial Information

The Company’s senior unsecured notes are unsecured general obligations of Alion Science and Technology Corporation. Certain of the Company’s wholly-owned, domestic subsidiaries have jointly, severally, fully and unconditionally guaranteed the senior unsecured notes. The following information presents condensed consolidating balance sheets as of September 30, 2006 and September 30, 2005, condensed consolidating statements of operations for the years ended September 30, 2006, 2005 and 2004, and condensed consolidating statements of cash flows for the years ended September 30, 2006, 2005 and 2004 of the parent company issuer, the guarantor subsidiaries and the non-guarantor subsidiaries. Investments include investments in subsidiaries held by the parent company issuer and have been presented using the equity method of accounting.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet Information at September 30, 2006

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Current assets:
Cash and cash equivalents	$2,728	$(32)	$59	—	$2,755
Accounts receivable	144,751	5,657	4	—	150,412
Stock subscriptions receivable	8,990	—	—	—	8,990
Other current assets	5,885	134	9	—	6,028

Total current assets	162,354	5,759	72	—	168,185
Property, plant and equipment, net	14,029	299	316	—	14,644
Intangible assets, net	75,403	—	—	—	75,403
Goodwill	387,927	—	—	—	387,927
Investment in subsidiaries	7,979	—	—	(7,979)	—
Intercompany receivables	—	8,310	—	(8,310)	—
Other assets	4,797	13	—	—	4,810

Total assets	652,489	14,381	388	(16,289)	650,969

Current liabilities:
Current portion, Term B Senior Credit Facility note payable	2,816	—	—	—	2,816
Current portion, acquisition obligations	11,457	—	—	—	11,457
Trade accounts payable and accrued liabilities	59,174	3,625	4	—	62,803
Accrued payroll and related liabilities	32,288	1,694	153	—	35,135
Billings in excess of costs and estimated earnings on uncompleted contracts	2,163	—	—	—	2,163

Total current liabilities	108,898	5,319	157	—	114,374
Acquisition obligations, excluding current portion	3,568	—	—	—	3,568
Intercompany payables	7,784	—	526	(8,310)	—
Notes payable to bank	12,300	—	—	—	12,300
Term B Senior Credit Facility note payable, excluding current portion	252,100	—	—	—	252,100
Bridge loan payable	164,680	—	—	—	164,680
Subordinated note payable	46,963	—	—	—	46,963
Accrued compensation, excluding current portion	20,254	772	—	—	21,026
Accrued postretirement benefit obligations	3,722	—	—	—	3,722
Non-current portion of lease obligations	4,276	16	—	—	4,292
Redeemable common stock warrants	35,234	—	—	—	35,234

Total liabilities	659,779	6,107	683	(8,310)	658,259
Shareholder’s equity (deficit):
Common stock	52	1	—	(1)	52
Additional paid-in capital	91,829	2,800	—	(2,800)	91,829
Treasury stock		(2)	—	2	—
Accumulated deficit	(99,171)	5,475	(295)	(5,180)	(99,171)

Total shareholder’s equity (deficit)	(7,290)	8,274	(295)	(7,979)	(7,290)

Total liabilities and shareholder’s equity (deficit)	$652,489	$14,381	$388	$(16,289)	$650,969

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet Information at September 30, 2005

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)
Current assets:
Cash and cash equivalents	$37,634	$139	$5	—	$37,778
Accounts receivable	78,715	2,180	3	—	80,898
Stock subscriptions receivable	1,733	—	—	—	1,733
Prepaid expenses and other current assets	2,802	—	—	—	2,802
Other current assets	1,797	145	2	—	1,944

Total current assets	122,681	2,464	10	—	125,155
Property, plant and equipment, net	11,139	30	5	—	11,174
Intangible assets, net	30,198	—	—	—	30,198
Goodwill	163,419	—	—	—	163,419
Investment in subsidiaries	6,105	—	—	(6,105)	—
Intercompany receivables	—	4,015		(4,015)	—
Other assets	4,303	—	—	—	4,303

Total assets	337,845	6,509	246	(10,351)	334,249

Current liabilities:
Current portion, Term B Senior Credit Facility note payable	1,404	—	—	—	1,404
Current portion, acquisition obligations	3,616	—	—	—	3,616
Trade accounts payable and accrued liabilities	27,003	309	—	—	27,312
Accrued payroll and related liabilities	28,820	270	71	—	29,161
ESOP liabilities	274	—	—	—	274
Current portion of lease obligations	1,054	—	—	—	1,054
Billings in excess of costs and estimated earnings on uncompleted contracts	2,559	—	—	—	2,559

Total current liabilities	64,730	579	71	—	65,380
Acquisition obligations, excluding current portion	7,100	—	—	—	7,100
Intercompany payables	4,246	—	—	(4,246)	—
Term B Senior Credit Facility note payable, excluding current portion	137,945	—	—	—	137,945
Bridge loan payable	—	—	—	—	—
Subordinated note payable	42,888	—	—	—	42,888
Deferred compensation liabilities	2,465	—	—	—	2,465
Accrued compensation, excluding current portion	6,356	—	—	—	6,356
Accrued postretirement benefit obligations	3,357	—	—	—	3,357
Non-current portion of lease obligations	3,694	—	—	—	3,694
Redeemable common stock warrants	44,590	—	—	—	44,590

Total liabilities	317,371	579	71	(4,246)	313,775
Shareholder’s equity (deficit):
Common stock	51	1	—	(1)	51
Additional paid-in capital	88,479	—	—	—	88,479
Treasury stock	—	(2)	—	2	—
Accumulated deficit	(68,056)	5,931	175	(6,106)	(68,056)

Total shareholder’s equity (deficit)	20,474	5,930	175	(6,105)	20,474

Total liabilities and shareholder’s equity (deficit)	$337,845	$6,509	$246	$(10,351)	$334,249

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations
Year Ended September 30, 2006

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Contract revenue	$489,013	$19,146	$469	—	$508,628
Direct contract expense	367,585	13,590	292	—	381,467

Gross profit	121,428	5,556	177	—	127,161

Operating expenses:
Indirect contract expense	27,491	2,312	104	—	29,907
Research and development	1,884	—	141	—	2,025
General and administrative	56,931	894	268	—	58,093
Rental and occupancy expense	22,166	6	36	—	22,208
Depreciation and amortization	16,491	75	—	—	16,566
Bad debt expense	667	—	—	—	667

Total operating expenses	125,630	3,287	549	—	129,466

Operating income (loss)	(4,202)	2,269	(372)	—	(2,305)
Other income (expense):
Interest income	590	—	—	—	590
Interest expense	(26,691)	—	—	—	(29,691)
Equity in operations of subsidiaries	766	—	—	(766)	—
Other	1,448	(1,033)	(98)	—	317

Income (loss) before income taxes	(31,089)	1,236	(470)	(766)	(31,089)
Income tax expense	(26)	—	—	—	(26)

Net income (loss)	$(31,115)	$1,236	$(470)	$(766)	$(31,115)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Operations
Year Ended September 30, 2005

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Contract revenue	$360,130	$8,133	$968	—	$369,231
Direct contract expense	262,026	4,622	593	—	267,241

Gross profit	98,104	3,511	375	—	101,990

Operating expenses:
Indirect contract expense	28,367	618	32	—	29,017
Research and development	498	—	—	—	498
General and administrative	32,048	910	16	—	32,974
Rental and occupancy expense	12,475	47	20	0	12,542
Depreciation and amortization	17,763	8	—	—	17,771
Stock-based compensation	10,628				10,628
Bad debt expense	651	—	—	—	651

Total operating expenses	102,430	1,583	68	—	104,081

Operating income (loss)	(4,326)	1,928	307	—	(2,091)
Other income (expense):
Interest income	475	—	—	—	475
Interest expense	(38,696)	—	—	—	(38,696)
Equity in operations of subsidiaries	1,124	—	—	(1,124)	—
Other	1,248	(976)	(132)	—	140

Income (loss) before income taxes	(40,175)	952	175	(1,124)	(40,172)
Income tax expense	(63)	(3)	—	—	(66)

Net income (loss)	$(40,238)	$949	$175	$(1,124)	$(40,238)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations
Year Ended September 30, 2004

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Contract revenue	$260,824	$9,116	—	—	$269,940
Direct contract expense	190,935	5,453	—	—	196,388

Gross profit	69,889	3,663	—	—	73,552

Operating expenses:			—	—
Indirect contract expense	16,971	676	—	—	17,647
Research and development	399	—	—	—	399
General and administrative	27,375	742	—	—	28,117
Rental and occupancy expense	10,952	38	—	—	10,990
Depreciation and amortization	13,440	7	—	—	13,447
Stock-based compensation	2,513	—	—	—	2,513
Bad debt expense	590	—	—	—	590

Total operating expenses	72,240	1,463	—	—	73,703

Operating income (loss)	(2,351)	2,200	—	—	(151)
Other income (expense):			—	—
Interest income	27	—	—	—	27
Interest expense	(16,835)	—	—	—	(16,835)
Equity in operations of subsidiaries	1,164	—	—	(1,164)	—
Other	2,900	(1,035)	—	—	1,865

Income (loss) before income taxes	(15,095)	1,165	—	(1,164)	(15,094)
Income tax expense	(16)	(1)	—	—	(17)

Net income (loss)	$(15,111)	$1,164	—	$(1,164)	$(15,111)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended September 30, 2006

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Consolidated
	(In thousands)

Net cash (used in) provided by operating activities	(15,787)	(256)	366	(15,677)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(279,196)	—	—	(279,196)
Capital expenditures	(4,878)	(37)	(312)	(5,227)
Proceeds from sale of investment securities	—	—	—	—
Purchase of investment securities	—	—	—	—

Net cash used in investing activities	(284,074)	(37)	(312)	(284,423)
Cash flows from financing activities:
Proceeds from Term B Senior Credit Facility note payable	118,000	—	—	118,000
Proceeds from bridge loan	170,000	—	—	170,000
Payment of debt issuance costs	(7,758)	—	—	(7,758)
Repayment of Term B Credit Facility note payable	(1,905)	—	—	(1,905)
Repayment of mezzanine warrants	(13,643)	—	—	(13,643)
Borrowings under revolving credit facility	12,300	—	—	12,300
Purchase of interest rate cap agreement	(44)	—	—	(44)
Purchase of shares of common stock from ESOP Trust	(19,003)	—	—	(19,003)
Cash received from issuance of common stock to Trust	7,131	—	—	7,131

Net cash provided by financing activities	265,078	—	—	265,078
Net (decrease) increase in cash and cash equivalents	(34,783)	(293)	54	(35,022)
Cash and cash equivalents at beginning of year	37,512	261	5	37,778

Cash and cash equivalents at end of year	$2,728	$(32)	$59	$2,755

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended September 30, 2005

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Consolidated
	(In thousands)

Net cash provided by operating activities	35,093	37	10	35,140
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(74,591)	—	—	(74,591)
Capital expenditures	(2,222)	(6)	(5)	(2,233)
Purchase of investment securities	(1,193)	—	—	(1,193)

Net cash used in investing activities	(78,006)	(6)	(5)	(78,071)
Cash flows from financing activities:
Proceeds from Term B Senior Credit Facility note payable	94,000	—	—	94,000
Payment of debt issuance costs	(1,307)	—	—	(1,307)
Repayment of Term B Credit Facility note payable	(1,080)	—	—	(1,080)
Repayment of mezzanine note payable	(20,201)	—	—	(20,201)
Repayment of agreements with officers	(1,823)	—	—	(1,823)
Purchase of shares of common stock from ESOP Trust	(8,160)	—	—	(8,160)
Cash received from issuance of common stock to Trust	14,509	—	—	14,509

Net cash provided by financing activities	75,938	—	—	75,938
Net increase in cash and cash equivalents	33,025	31	5	33,061
Cash and cash equivalents at beginning of year	4,609	108	—	4,717

Cash and cash equivalents at end of year	$37,634	$139	$5	$37,778

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended September 30, 2004

	Parent
	Company	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Consolidated
	(In thousands)

Net cash provided by (used in) operating activities	6,178	(503)	—	5,675
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(21,678)	—	—	(21,678)
Capital expenditures	(3,666)	(12)	—	(3,678)
Proceeds from sale of investment securities	3,064	—	—	3,064
Purchase of investment securities	(1,333)	—	—	(1,333)

Net cash used in investing activities	(23,613)	(12)	—	(23,625)
Cash flows from financing activities:
Proceeds from Term B Senior Credit Facility note payable	50,000	—	—	50,000
Payment of debt issuance costs	(3,280)	—	—	(3,280)
Repayment of senior note payable	(29,250)	—	—	(29,250)
Repayment of mezzanine note payable	(750)	—	—	(750)
Proceeds from agreement with officer	750	—	—	750
Borrowings under revolving credit facility	24,000	—	—	24,000
Repayment of LaSalle revolving credit facility	(24,000)	—	—	(24,000)
Repayment of ITSC revolving credit facility	(375)	—	—	(375)
Purchase of interest rate cap agreement	(319)	—	—	(319)
Purchase of shares of common stock from ESOP Trust	(1,562)	—	—	(1,562)
Cash received from issuance of common stock to Trust	6,959	—	—	6,959

Net cash provided by financing activities	22,173	—	—	22,173
Net (decrease) increase in cash and cash equivalents	4,738	(515)	—	4,223
Cash and cash equivalents at beginning of year	(129)	623	—	494

Cash and cash equivalents at end of year	$4,609	$108	—	$4,717

$250,000,000

Alion Science and Technology Corporation

EXCHANGE OFFER
for
All Outstanding
10 1/4% Senior Notes Due 2015
of
Alion Science and Technology Corporation
and
Related Subsidiary Guarantees

PROSPECTUS

   , 2007

Dealer Prospectus Delivery Obligation

Until          , 2007, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the DGCL) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation (to include any service as a director, officer, or employee or agent of the corporation which imposes duties on, or involves services by such individual with respect to an employee benefit plan, its participants or beneficiaries) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (which includes employee benefit plans) (an agent), against expenses (including attorneys’ fees), judgments, fines (to include any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (which includes if such person acted in good faith and in a manner he/she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan) and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted as an agent of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

Indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of an agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

Article Nine of our Third Amended and Restated Certificate of Incorporation and Article XII of our Amended and Restated Bylaws entitles our officers and directors to indemnification to the full extent permitted by Section 145 of the DGCL. Article XI of our Amended and Restated Bylaws allows us to purchase insurance for the benefit of our officers and directors.

We currently provide insurance from a commercial carrier against certain liabilities incurred by our directors and officers. Our director and officer insurance also covers the directors and officers of our subsidiaries, including Alion — METI Corporation, Washington Consulting, Inc., Alion — BMH Corporation, Human Factors Application, Inc., Alion — JJMA Corporation, Alion — MA&D Corporation and Alion — CATI Corporation. We have entered into indemnification agreements with our directions and with our named executive officers. The form of indemnification agreement provides that we generally will indemnify our directors and officers for expenses incurred by them in connection with their service to Alion to the fullest extent permitted by applicable law when:

•	the director or officer is, or is threatened to be made, a party to or a participant in any threatened, pending or completed action, suit, arbitration, administrative hearing, or other similar proceeding; and

•	the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company.

Only in certain limited circumstances would a director or officer not be entitled to indemnification.

METI, BMH, WCI

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the Virginia Act), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Virginia Act, and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

Alion — METI Corporation’s (METI) First Amended and Restated Bylaws entitles its officers and directors to indemnification to the full extent permitted by the Virginia Act, except as otherwise required by law. METI’s Amended and Restated Articles of Incorporation and First Amended and Restated Bylaws are silent as to insurance for such indemnification.

Washington Consulting, Inc.’s (WCI) Bylaws entitles each director and officer who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (including an action or suit by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation in any capacity for another corporation, partnership, joint venture, trust, or other entity, provided he or she acted or took no action in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

WCI’s Bylaws further provides, that to the extent a director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the proceeding paragraph, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Indemnification provided for by WCI’s Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. WCI’s Bylaws further provide that WCI may purchase insurance for the benefit of its officers and directors.

Alion — BMH Corporation’s Articles of Incorporation and Bylaws are silent as to indemnification and insurance.

HFA

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, to which Human Factors Application, Inc. (HFA) is subject, provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses because of their holding or having held such positions with a corporation incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of a claim. Section 1747 of the Pennsylvania Business Corporation Law authorizes a corporation to purchase and maintain insurance for such indemnification, unless otherwise restricted in its bylaws.

Article XII of HFA’s Amended and Restated Bylaws provides that HFA’s Board of Directors shall authorize the corporation to pay or reimburse any present or former director or officer of HFA any costs or expenses actually and necessarily incurred by him or her in any action, suit or proceeding to which he or she is made a party by reason of his or her holding such position if he or she acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interests of the corporation, except that such director or officer shall not receive such indemnification if he or she is finally adjudicated to be liable for negligence or misconduct in the performance of his or her duty to the corporation. Such indemnification shall extend to good faith expenditures incurred in anticipation of, or preparation for, threatened or proposed litigation and, in proper cases, good faith settlement of any such action, suit or proceeding, whether formally instituted or not. HFA’s Amended and Restated Bylaws and Articles of Incorporation are silent as to insurance for each indemnification.

JJMA

The New York Business Corporation Law, to which Alion — JJMA Corporation (JJMA) is subject, restricts a corporation from indemnifying any person in an action or proceeding by or in the right of the corporation and further requires that such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. The New York Business Corporation Law authorizes a corporation to purchase and maintain insurance for indemnification in certain circumstances.

JJMA’s Restated Certificate of Incorporation and Amended and Restated Bylaws are silent as to indemnification and insurance.

MA&D

Section 7-108-402 of the Colorado Business Corporation Act, to which Alion — MA&D Corporation (MA&D) is subject, provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective.

Article XI of MA&D’s Bylaws provides that MA&D shall indemnify its directors, subject to certain limitations and only to the extent of reasonable expenses incurred, against liability incurred in any proceeding to which he is a party because he is or was a director as long as he conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of MA&D, and, in all other cases, that his conduct was at least not opposed to the best interests of MA&D (which includes if such director acted in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan). Such indemnification shall also extend to directors of any other corporation serving as such at the request of MA&D. Such indemnification shall not extend to a director where such director is adjudged to be liable to the corporation or to have received improper personal benefit, whether or not involving actions in an official capacity.

MA&D’s Bylaws provides for indemnification of its officers, employees and agents to the same extent as its directors, as long as such person was wholly successful on the merits or otherwise, in defense of any proceeding to which he was a party against reasonable expenses incurred by him in connection with the proceeding. MA&D’s Bylaws permits it to pay expenses incurred in defending a proceeding in advance of the final disposition of such proceeding if the person undertakes to repay the amount unless it is ultimately determined that he is entitled to such expenses.

CATI

Section 317 of the California General Corporation Law (the CGCL), to which Alion — CATI Corporation (CATI) is subject, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act.

Article VIII of CATI’s Amended and Restated Bylaws provides the corporation with the power to (i) indemnify each of its directors and officers to the full extent permitted by CGCL and particularly but without limitation, Section 317, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding by reason of the fact that any such person is or was an agent of the corporation and (ii) advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law. Such indemnification shall also extend to officers or directors of any other corporation serving as such at the request of CATI. Article VIII of CATI’s Amended and Restated Bylaws allows CATI to purchase insurance for the benefit of its officers and directors.

ITEM 21.	Exhibits and Financial Statement Schedule.

(a)  Exhibits

The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are indicated below.

Exhibit
Number	Exhibit

3.2	Amended and Restated By-Laws of Alion Science and Technology Corporation.(1)
3.3	Third Amended and Restated Certificate of Incorporation of Alion Science and Technology Corporation.(2)
3.4	Amended and Restated Bylaws of Human Factors Applications, Inc.*
3.5	Certificate of Incorporation of Human Factors Application, Inc.*
3.6	Statement of Change of Registered Office of Human Factors Applications, Inc.*
3.7	Statement of Correction of Human Factors Application, Inc.*
3.8	Statement of Change of Registered Office of Human Factors Applications, Inc.*
3.9	First Amended and Restated Bylaws of ManTech Environmental Technology, Inc. (now known as Alion — METI Corporation).*
3.10	Amended and Restated Articles of Incorporation of Alion — METI Corporation.*
3.11	Amended and Restated Bylaws of Alion — CATI Corporation.*
3.12	Articles of Incorporation of Carmel Applied Technologies, Inc. (now known as Alion — CATI Corporation).*
3.13	Certificate of Amendment of Articles of Incorporation of Carmel Applied Technologies, Inc. (now known as Alion — CATI Corporation).*
3.14	Certificate of Amendment of the Articles of Incorporation of Carmel Applied Technologies, Inc. changing its name to Alion — CATI Corporation.*
3.15	Amended and Restated Bylaws of Alion — JJMA Corporation.*
3.16	Restated Articles of Incorporation of Alion — JJMA Corporation.*
3.17	Bylaws of Washington Consulting, Inc.*
3.18	Articles of Incorporation of Washington Consulting, Inc.*
3.19	Bylaws of BMH Associates, Inc. (now known as Alion — BMH Corporation).*
3.20	Articles of Incorporation of BMH Associates, Inc. (now known as Alion — BMH Corporation).*
3.21	Articles of Amendment to the Articles of Incorporation of BMH Associates, Inc. changing its name to Alion — BMH Corporation.*
3.22	Articles of Incorporation of Micro Analysis & Design, Inc. (now known as Alion — MA&D Corporation).*
3.23	Articles of Amendment to the Articles of Incorporation of Micro Analysis & Design, Inc. changing its name to Alion — MA&D Corporation.*
3.24	Bylaws of Micro Analysis & Design, Inc. (now known as Alion — MA&D Corporation).*
4.16	Indenture, dated February 8, 2007, among Alion Science and Technology Corporation, certain subsidiary guarantors of the Company and Wilmington Trust Company, as trustee.(3)
4.17	Form of 10 1/4% Note due 2015.(3)
4.18	Registration Rights Agreement, dated February 8, 2007, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI, MA&D and Credit Suisse Securities (USA) LLC.(4)
4.19	Amended and Restated Alion Science and Technology Corporation Employee Ownership Savings and Investment Plan.*
5.1	Opinion of Baker & McKenzie.*

Exhibit
Number	Exhibit

10.5	Seller Note Securities Purchase Agreement by and between IIT Research Institute and Alion Science and Technology Corporation.(5)
10.7	Seller Warrant Agreement by and among Alion Science and Technology Corporation, IIT Research Institute and Alion Science and Technology Employee Ownership, Savings and Investment Trust.(6)
10.8	Rights Agreement by and among Alion Science and Technology Corporation, IIT Research Institute and Alion Science and Technology Employee Ownership, Savings and Investment Trust.(5)
10.14	Employment Agreement between Alion Science and Technology Corporation and Bahman Atefi.(5)
10.15	Employment Agreement between Alion Science and Technology Corporation and Stacy Mendler.(5)
10.16	Employment Agreement between Alion Science and Technology Corporation and Randy Crawford.(5)
10.18	Employment Agreement between Alion Science and Technology Corporation and John Hughes.(5)
10.31	Agreement between Alion Science and Technology Corporation and James Fontana.(7)
10.32	Employment Agreement between Alion Science and Technology Corporation and Leroy R. Goff III.(7)
10.34	Addendum to Employment Agreement between Alion Science and Technology Corporation and James Fontana.(8)
10.36	Senior Secured Credit facility that includes a revolving credit facility and Term B note, by and among Credit Suisse First Boston as arranger, various lenders, and Alion Science and Technology Corporation.(9)
10.38	First Amendment to the Seller Warrant Agreement.(9)
10.46	Second Amendment to the Seller Warrant Agreement.(10)
10.49	Commitment letter agreement by and between Alion Science and Technology Corporation and Credit Suisse First Boston.(11)
10.50	Third Amendment to the Seller Warrant Agreement.(12)
10.53	Stock Purchase Agreement by and among Alion Science and Technology Corporation, John J. McMullen Associates, Inc., Marshall and Ilsley Trust Company, N.A. as Trustee to the John J. McMullen, Inc. Employee Stock Ownership Trust and P. Thomas Diamant, Anthony Serro, and David Hanafourde.(13)
10.54	Incremental Term Loan Assumption Agreement and Amendment Number One to existing Term Loan Facility with Credit Suisse First.(14)
10.57	Alion Science and Technology Corporation Board of Directors Phantom Stock Plan.(15)
10.58	Amended and Restated Alion Science and Technology Corporation Phantom Stock Plan.(15)
10.59	Amended and Restated Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan.(15)
10.60	Amended and Restated Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan.(15)
10.61	Amended and Restated Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan.(15)
10.62	Amended and Restated Alion Science and Technology Corporation Executive Deferred Compensation Plan.(15)
10.63	Amended and Restated Alion Science and Technology Corporation Director Deferred Compensation Plan.(15)
10.64	Commitment letter by and between Alion Science and Technology Corporation, Credit Suisse and Credit Suisse Securities (USA) LLC.(16)

Exhibit
Number	Exhibit

10.65	Incremental Term Loan Assumption Agreement and Amendment No. 2 dated as of March 24, 2006, by and among Alion Science and Technology Corporation, HFA, METI, CATI, JJMA, BMH, WCI, Credit Suisse, and the lenders party thereto.(17)
10.66	Fourth Amendment to the Seller Warrant Agreement by and among Alion Science and Technology Corporation, Illinois Institute of Technology and Alion Science and Technology Employee Ownership, Savings and Investment Trust.(18)
10.67	Mezzanine Warrant Redemption Agreement between Alion Science and Technology Corporation and Illinois Institute of Technology.(18)
10.68	Alion Mezzanine Warrant Redemption Agreement between Alion Science and Technology Corporation, and Bahman Atefi.(18)
10.69	Asset Purchase Agreement dated as of June 4, 2006, by and between Anteon Corporation, Alion Technical Services Corporation and Alion Science and Technology Corporation.(19)
10.70	Incremental Term Loan Assumption Agreement and Amendment No. 3 dated as of June 30, 2006, by and among Alion Science and Technology Corporation, HFA, METI, CATI, JJMA, BMH, WCI, MA&D, Credit Suisse, and the lenders party thereto.(20)
10.71	Bridge Loan Agreement dated as of June 30, 2006, by and among Alion Science and Technology Corporation, HFA, METI, CATI, JJMA, BMH, WCI, MA&D, Credit Suisse, and the lenders party thereto.(20)
10.72	Closing Letter Agreement dated as of June 30, 2006, by and among Alion Science and Technology Corporation, Alion Technical Services Corporation and Anteon Corporation.(21)
10.73	First Amendment to Seller Note Securities Purchase Agreement dated as June 30, 2006, by and between Alion Science and Technology Corporation and Illinois Institute of Technology.(22)
10.74	Separation Agreement between Alion Science and Technology Corporation and Barry Watson.(23)
10.75	Second Addendum to Employment Agreement between Alion Science and Technology Corporation and James Fontana.(24)
10.76	Commitment letter by and between Alion Science and Technology Corporation, Credit Suisse and Credit Suisse Securities (USA) LLC.(25)
10.77	Amendment to Offer of Promotion between Alion Science and Technology Corporation and Leroy R. Goff III.(26)
10.78	Offer Letter between Alion Science and Technology Corporation and Scott A. Fry.(27)
10.79	Addendum to Offer Letter between Alion Science and Technology Corporation and Scott A. Fry.(28)
10.80	Amendment No. 1 to the Bridge Loan Agreement dated as of December 11, 2006, by and among Alion Science and Technology Corporation, certain subsidiary guarantors, Credit Suisse, and the lenders party thereto.(29)
10.81	Incremental Term Loan Assumption Agreement dated as of January 4, 2007, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI, MA&D, Credit Suisse, and the lenders party thereto, related to the Credit Agreement (as amended from time to time) dated as of August 2, 2004, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI and MA&D, the lenders from time to time party to the Credit Agreement (the “Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the Lenders.(30)
10.82	Purchase Agreement dated January 26, 2007, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI, MA&D and Credit Suisse Securities (USA) LLC.(3)
10.83	Amendment No. 4 dated as of February 6, 2007, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI, MA&D, Credit Suisse, and the lenders party thereto, related to the Credit Agreement (as amended from time to time) dated as of August 2, 2004, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI and MA&D, certain lenders from time to time party to the Credit Agreement (the “Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the Lenders.(3)
10.84	Registration Rights Agreement dated February 8, 2007, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI, MA&D and Credit Suisse Securities (USA) LLC.(4)

Exhibit
Number	Exhibit

10.85	Form of Indemnification Agreement between the Company and each of its directors.*
12.1	Computation of ratio of earnings to fixed charges.*
16.1	Letter from KPMG LLP dated May 31, 2006.(31)
21.1	Subsidiaries of Alion Science and Technology Corporation are wholly-owned (either directly or indirectly) by Alion Science and Technology Corporation:
(i) Human Factors Applications, Inc., incorporated in the Commonwealth of Pennsylvania,
(ii) Innovative Technology Solutions Corporation, incorporated in the State of New Mexico,
(iii) Alion — IPS Corporation, incorporated in the Commonwealth of Virginia,
(iv) Alion — METI Corporation, incorporated in the Commonwealth of Virginia,
(v) Alion — CATI Corporation, incorporated in the State of California,
(vi) Alion — JJMA Corporation, incorporated in the State of New York,
(vii) Alion Technical Services Corporation, incorporated in the Commonwealth of Virginia,
(viii) Alion Technical Services Corporation, incorporated in the State of Delaware,
(ix) Alion Canada (US) Corporation, incorporated in the State of Delaware,
(x) Alion Science and Technology (Canada) Corporation, incorporated in the Province of Nova Scotia,
(xi) Alion — BMH Corporation, incorporated in the Commonwealth of Virginia,
(xii) Washington Consulting, Inc., incorporated in the Commonwealth of Virginia, and
(xiii) Alion — MA&D Corporation, incorporated in the State of Colorado
23.1	Consent of KPMG LLP. *
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Baker & McKenzie (contained in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page of the Registration Statement).*
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture on Form T-1.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Registered Holders and Depository Trust Company Participants.*
99.4	Form of Letter to Holders.*
99.5	Form of Exchange Agent Agreement.*

*	Filed herewith.

(1)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission on December 1, 2006.

(2)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Securities and Exchange Commission on May 13, 2005.

(3)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on February 8, 2007.

(4)	Incorporated by reference to exhibit 10.84 previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on February 8, 2007.

(5)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Post-Effective Amendment No. 3 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on March 24, 2003.

(6)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended December 12, 2002, filed with the Securities and Exchange Commission on February 3, 2003.

(7)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the Securities and Exchange Commission on May 17, 2004.

(8)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2004, filed with the Securities and Exchange Commission on August 13, 2004.

(9)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission on December 28, 2004.

(10)	Company’s Post-effective Amendment No. 5 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 24, 2005.

(11)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on March 9, 2005.

(12)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on March 14, 2005.

(13)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K/A,filed with the Securities and Exchange Commission on April 6, 2005.

(14)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on April 6, 2005.

(15)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on December 2, 2005.

(16)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on February 23, 2006.

(17)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on March 29, 2006.

(18)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on March 31, 2006.

(19)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on June 7, 2006.

(20)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on July 7, 2006 (0000950133-06-003209).

(21)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on July 7, 2006 (0000950133-06-003212).

(22)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on July 7, 2006 (0000950133-06-003210).

(23)	Incorporated by reference to exhibit 10.73 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(24)	Incorporated by reference to exhibit 10.74 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(25)	Incorporated by reference to exhibit 10.75 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(26)	Incorporated by reference to exhibit 10.76 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(27)	Incorporated by reference to exhibit 10.77 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(28)	Incorporated by reference to exhibit 10.78 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(29)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on December 14, 2006.

(30)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on January 10, 2007.

(31)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K/A, filed with the Securities and Exchange Commission on June 1, 2006.

(b)	Financial Statement Schedules

Consolidated Financial Statement Schedule

Schedule II — Valuation and Qualifying Accounts (in thousands)

Allowance for
Doubtful	Balance at	Charged to				Balance
Accounts	Beginning	Costs and				at End of
Receivable	of Year	Expenses	Deductions(1)	Acquisitions		Year

Fiscal year ended 2004	$2,484	$659	$(791)	$544	(2)	$2,896
Fiscal year ended 2005	$2,896	$700	$(970)	$913	(3)	$3,539
Fiscal year ended 2006	$3,539	$667	$(462)	$217	(4)	$3,961

(1)	Accounts receivable written off against the allowance for doubtful accounts.

(2)	Adjustments pursuant to the allocation of purchase price to assets acquired and liabilities assumed in Alion’s acquisitions of ITSC and IPS.

(3)	Adjustments pursuant to the allocation of purchase price to assets acquired and liabilities assumed in Alion’s acquisitions of CATI, METI, and JJMA.

(4)	Adjustments pursuant to the allocation of purchase price to assets acquired and liabilities assumed in Alion’s acquisitions of BMH, WCI, and MA&D.

ITEM 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on April 25, 2007.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Bahman Atefi
Bahman Atefi
Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and James Fontana, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Bahman Atefi Bahman Atefi	Chairman, Chief Executive Officer and Director	April 25, 2007

/s/ Jack Hughes Jack Hughes	Chief Financial Officer (Principal Financial Officer)	April 25, 2007

/s/ Gary Amstutz Gary Amstutz	Senior Vice President and Executive Director of Finance (Principal Accounting Officer)	April 25, 2007

/s/ Edward C. Aldridge, Jr. Edward C. Aldridge, Jr.	Director	April 26, 2007

Signature	Title	Date

/s/ Lewis Collens Lewis Collens	Director	April 28, 2007

/s/ Admiral (Ret.) Harold W. Gehman, Jr. Admiral (Ret.) Harold W. Gehman, Jr.	Director	April 27, 2007

/s/ Donald E. Goss Donald E. Goss	Director	April 26, 2007

/s/ Leslie Armitage Leslie Armitage	Director	April 26, 2007

General (Ret.) George A. Joulwan	Director	April , 2007

/s/ General (Ret.) Michael E. Ryan General (Ret.) Michael E. Ryan	Director	April 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on April 24, 2007.

ALION — BMH CORPORATION

By:	/s/ Rob Goff
Rob Goff
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and James Fontana, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Rob Goff Rob Goff	President and Director	April 24, 2007

/s/ Jack Hughes Jack Hughes	Treasurer and Director (Principal Financial Officer)	April 25, 2007

/s/ James Fontana James Fontana	Secretary and Director	April 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on April 24, 2007.

ALION — CATI CORPORATION

By:	/s/ Rob Goff
Rob Goff
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and James Fontana, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Rob Goff Rob Goff	President and Director	April 24, 2007

/s/ Jack Hughes Jack Hughes	Treasurer and Director (Principal Financial Officer)	April 25, 2007

/s/ James Fontana James Fontana	Secretary and Director	April 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on April 24, 2007.

ALION — JJMA CORPORATION

By:	/s/ Rob Goff
Rob Goff
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and James Fontana, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Rob Goff Rob Goff	President and Director	April 24, 2007

/s/ Jack Hughes Jack Hughes	Treasurer and Director (Principal Financial Officer)	April 25, 2007

/s/ James Fontana James Fontana	Secretary and Director	April 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on April 25, 2007.

ALION — MA&D CORPORATION

By:	/s/ Stacy Mendler
Stacy Mendler
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and James Fontana, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Stacy Mendler Stacy Mendler	President and Director	April 25, 2007

/s/ Jack Hughes Jack Hughes	Treasurer and Director (Principal Financial Officer)	April 25, 2007

/s/ James Fontana James Fontana	Secretary and Director	April 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on April 25, 2007.

ALION — METI CORPORATION

By:	/s/ Stacy Mendler
Stacy Mendler
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and James Fontana, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Stacy Mendler Stacy Mendler	President and Director	April 25, 2007

/s/ Jack Hughes Jack Hughes	Treasurer and Director (Principal Financial Officer)	April 25, 2007

/s/ James Fontana James Fontana	Secretary and Director	April 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on April 25, 2007.

HUMAN FACTORS APPLICATIONS, INC.

By:	/s/ Randy Crawford
Randy Crawford
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and James Fontana, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Randy Crawford Randy Crawford	President and Director	April 25, 2007

/s/ Chris Amos Chris Amos	Vice President and Director	April 25, 2007

/s/ Jack Hughes Jack Hughes	Treasurer (Principal Financial Officer)	April 25, 2007

/s/ James Fontana James Fontana	Director	April 25, 2007

/s/ Bahman Atefi Bahman Atefi	Director	April 25, 2007

/s/ Stacy Mendler Stacy Mendler	Director	April 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on April 24, 2007.

WASHINGTON CONSULTING, INC.

By:	/s/ JP Foley
JP Foley
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahman Atefi and James Fontana, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ JP Foley JP Foley	President	April 24, 2007

/s/ Jack Hughes Jack Hughes	Vice President, Treasurer and Director (Principal Financial Officer)	April 25, 2007

/s/ James Fontana James Fontana	Secretary and Director	April 25, 2007

/s/ Stacy Mendler Stacy Mendler	Director	April 25, 2007

EXHIBITS INDEX

Exhibit
Number	Exhibit

3.2	Amended and Restated By-Laws of Alion Science and Technology Corporation.(1)
3.3	Third Amended and Restated Certificate of Incorporation of Alion Science and Technology Corporation.(2)
3.4	Amended and Restated Bylaws of Human Factors Applications, Inc.*
3.5	Certificate of Incorporation of Human Factors Application, Inc.*
3.6	Statement of Change of Registered Office of Human Factors Applications, Inc.*
3.7	Statement of Correction of Human Factors Application, Inc.*
3.8	Statement of Change of Registered Office of Human Factors Applications, Inc.*
3.9	First Amended and Restated Bylaws of ManTech Environmental Technology, Inc. (now known as Alion — METI Corporation).*
3.10	Amended and Restated Articles of Incorporation of Alion — METI Corporation.*
3.11	Amended and Restated Bylaws of Alion — CATI Corporation.*
3.12	Articles of Incorporation of Carmel Applied Technologies, Inc. (now known as Alion — CATI Corporation).*
3.13	Certificate of Amendment of Articles of Incorporation of Carmel Applied Technologies, Inc. (now known as Alion — CATI Corporation).*
3.14	Certificate of Amendment of the Articles of Incorporation of Carmel Applied Technologies, Inc. changing its name to Alion — CATI Corporation.*
3.15	Amended and Restated Bylaws of Alion — JJMA Corporation.*
3.16	Restated Articles of Incorporation of Alion — JJMA Corporation.*
3.17	Bylaws of Washington Consulting, Inc.*
3.18	Articles of Incorporation of Washington Consulting, Inc.*
3.19	Bylaws of BMH Associates, Inc. (now known as Alion — BMH Corporation).*
3.20	Articles of Incorporation of BMH Associates, Inc. (now known as Alion — BMH Corporation).*
3.21	Articles of Amendment to the Articles of Incorporation of BMH Associates, Inc. changing its name to Alion — BMH Corporation.*
3.22	Articles of Incorporation of Micro Analysis & Design, Inc. (now known as Alion — MA&D Corporation).*
3.23	Articles of Amendment to the Articles of Incorporation of Micro Analysis & Design, Inc. changing its name to Alion — MA&D Corporation.*
3.24	Bylaws of Micro Analysis & Design, Inc. (now known as Alion — MA&D Corporation).*
4.16	Indenture, dated February 8, 2007, among Alion Science and Technology Corporation, certain subsidiary guarantors of the Company and Wilmington Trust Company, as trustee.(3)
4.17	Form of 10 1/4% Note due 2015.(3)
4.18	Registration Rights Agreement, dated February 8, 2007, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI, MA&D and Credit Suisse Securities (USA) LLC.(4)
4.19	Amended and Restated Alion Science and Technology Corporation Employee Ownership Savings and Investment Plan.*
5.1	Opinion of Baker & McKenzie.*
10.5	Seller Note Securities Purchase Agreement by and between IIT Research Institute and Alion Science and Technology Corporation.(5)
10.7	Seller Warrant Agreement by and among Alion Science and Technology Corporation, IIT Research Institute and Alion Science and Technology Employee Ownership, Savings and Investment Trust.(6)
10.8	Rights Agreement by and among Alion Science and Technology Corporation, IIT Research Institute and Alion Science and Technology Employee Ownership, Savings and Investment Trust.(5)

Exhibit
Number	Exhibit

10.14	Employment Agreement between Alion Science and Technology Corporation and Bahman Atefi.(5)
10.15	Employment Agreement between Alion Science and Technology Corporation and Stacy Mendler.(5)
10.16	Employment Agreement between Alion Science and Technology Corporation and Randy Crawford.(5)
10.18	Employment Agreement between Alion Science and Technology Corporation and John Hughes.(5)
10.31	Agreement between Alion Science and Technology Corporation and James Fontana.(7)
10.32	Employment Agreement between Alion Science and Technology Corporation and Leroy R. Goff III.(7)
10.34	Addendum to Employment Agreement between Alion Science and Technology Corporation and James Fontana.(8)
10.36	Senior Secured Credit facility that includes a revolving credit facility and Term B note, by and among Credit Suisse First Boston as arranger, various lenders, and Alion Science and Technology Corporation.(9)
10.38	First Amendment to the Seller Warrant Agreement.(9)
10.46	Second Amendment to the Seller Warrant Agreement.(10)
10.49	Commitment letter agreement by and between Alion Science and Technology Corporation and Credit Suisse First Boston.(11)
10.50	Third Amendment to the Seller Warrant Agreement.(12)
10.53	Stock Purchase Agreement by and among Alion Science and Technology Corporation, John J. McMullen Associates, Inc., Marshall and Ilsley Trust Company, N.A. as Trustee to the John J. McMullen, Inc. Employee Stock Ownership Trust and P. Thomas Diamant, Anthony Serro, and David Hanafourde.(13)
10.54	Incremental Term Loan Assumption Agreement and Amendment Number One to existing Term Loan Facility with Credit Suisse First.(14)
10.57	Alion Science and Technology Corporation Board of Directors Phantom Stock Plan.(15)
10.58	Amended and Restated Alion Science and Technology Corporation Phantom Stock Plan.(15)
10.59	Amended and Restated Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan.(15)
10.60	Amended and Restated Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan.(15)
10.61	Amended and Restated Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan.(15)
10.62	Amended and Restated Alion Science and Technology Corporation Executive Deferred Compensation Plan.(15)
10.63	Amended and Restated Alion Science and Technology Corporation Director Deferred Compensation Plan.(15)
10.64	Commitment letter by and between Alion Science and Technology Corporation, Credit Suisse and Credit Suisse Securities (USA) LLC.(16)
10.65	Incremental Term Loan Assumption Agreement and Amendment No. 2 dated as of March 24, 2006, by and among Alion Science and Technology Corporation, HFA, METI, CATI, JJMA, BMH, WCI, Credit Suisse, and the lenders party thereto.(17)
10.66	Fourth Amendment to the Seller Warrant Agreement by and among Alion Science and Technology Corporation, Illinois Institute of Technology and Alion Science and Technology Employee Ownership, Savings and Investment Trust.(18)
10.67	Mezzanine Warrant Redemption Agreement between Alion Science and Technology Corporation and Illinois Institute of Technology.(18)
10.68	Alion Mezzanine Warrant Redemption Agreement between Alion Science and Technology Corporation, and Bahman Atefi.(18)

Exhibit
Number	Exhibit

10.69	Asset Purchase Agreement dated as of June 4, 2006, by and between Anteon Corporation, Alion Technical Services Corporation and Alion Science and Technology Corporation.(19)
10.70	Incremental Term Loan Assumption Agreement and Amendment No. 3 dated as of June 30, 2006, by and among Alion Science and Technology Corporation, HFA, METI, CATI, JJMA, BMH, WCI, MA&D, Credit Suisse, and the lenders party thereto.(20)
10.71	Bridge Loan Agreement dated as of June 30, 2006, by and among Alion Science and Technology Corporation, HFA, METI, CATI, JJMA, BMH, WCI, MA&D, Credit Suisse, and the lenders party thereto.(20)
10.72	Closing Letter Agreement dated as of June 30, 2006, by and among Alion Science and Technology Corporation, Alion Technical Services Corporation and Anteon Corporation.(21)
10.73	First Amendment to Seller Note Securities Purchase Agreement dated as June 30, 2006, by and between Alion Science and Technology Corporation and Illinois Institute of Technology.(22)
10.74	Separation Agreement between Alion Science and Technology Corporation and Barry Watson.(23)
10.75	Second Addendum to Employment Agreement between Alion Science and Technology Corporation and James Fontana.(24)
10.76	Commitment letter by and between Alion Science and Technology Corporation, Credit Suisse and Credit Suisse Securities (USA) LLC. (25)
10.77	Amendment to Offer of Promotion between Alion Science and Technology Corporation and Leroy R. Goff III.(26)
10.78	Offer Letter between Alion Science and Technology Corporation and Scott A. Fry.(27)
10.79	Addendum to Offer Letter between Alion Science and Technology Corporation and Scott A. Fry.(28)
10.80	Amendment No. 1 to the Bridge Loan Agreement dated as of December 11, 2006, by and among Alion Science and Technology Corporation, certain subsidiary guarantors, Credit Suisse, and the lenders party thereto.(29)
10.81	Incremental Term Loan Assumption Agreement dated as of January 4, 2007, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI, MA&D, Credit Suisse, and the lenders party thereto, related to the Credit Agreement (as amended from time to time) dated as of August 2, 2004, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI and MA&D, the lenders from time to time party to the Credit Agreement (the “Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the Lenders.(30)
10.82	Purchase Agreement dated January 26, 2007, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI, MA&D and Credit Suisse Securities (USA) LLC.(3)
10.83	Amendment No. 4 dated as of February 6, 2007, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI, MA&D, Credit Suisse, and the lenders party thereto, related to the Credit Agreement (as amended from time to time) dated as of August 2, 2004, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI and MA&D, certain lenders from time to time party to the Credit Agreement (the “Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the Lenders.(3)
10.84	Registration Rights Agreement dated February 8, 2007, by and among the Company, HFA, METI, CATI, JJMA, BMH, WCI, MA&D and Credit Suisse Securities (USA) LLC.(4)
10.85	Form of Indemnification Agreement between the Company and each of its directors.*
12.1	Computation of ratio of earnings to fixed charges.*
16.1	Letter from KPMG LLP dated May 31, 2006.(31)

Exhibit
Number	Exhibit

21.1	Subsidiaries of Alion Science and Technology Corporation are wholly-owned (either directly or indirectly) by Alion Science and Technology Corporation:
(i) Human Factors Applications, Inc., incorporated in the Commonwealth of Pennsylvania,
(ii) Innovative Technology Solutions Corporation, incorporated in the State of New Mexico,
(iii) Alion — IPS Corporation, incorporated in the Commonwealth of Virginia,
(iv) Alion — METI Corporation, incorporated in the Commonwealth of Virginia,
(v) Alion — CATI Corporation, incorporated in the State of California,
(vi) Alion — JJMA Corporation, incorporated in the State of New York,
(vii) Alion Technical Services Corporation, incorporated in the Commonwealth of Virginia,
(viii) Alion Technical Services Corporation, incorporated in the State of Delaware,
(ix) Alion Canada (US) Corporation, incorporated in the State of Delaware,
(x) Alion Science and Technology (Canada) Corporation, incorporated in the Province of Nova Scotia,
(xi) Alion — BMH Corporation, incorporated in the Commonwealth of Virginia,
(xii) Washington Consulting, Inc., incorporated in the Commonwealth of Virginia, and
(xiii) Alion — MA&D Corporation, incorporated in the State of Colorado.
23.1	Consent of KPMG LLP.*
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Baker & McKenzie (contained in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page of the Registration Statement).*
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture on Form T-1.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Registered Holders and Depository Trust Company Participants.*
99.4	Form of Letter to Holders.*
99.5	Form of Exchange Agent Agreement.*

*	Filed herewith.

(1)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission on December 1, 2006.

(2)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Securities and Exchange Commission on May 13, 2005.

(3)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on February 8, 2007.

(4)	Incorporated by reference to exhibit 10.84 previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on February 8, 2007.

(5)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Post-Effective Amendment No. 3 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on March 24, 2003.

(6)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended December 12, 2002, filed with the Securities and Exchange Commission on February 3, 2003.

(7)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the Securities and Exchange Commission on May 17, 2004.

(8)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2004, filed with the Securities and Exchange Commission on August 13, 2004.

(9)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission on December 28, 2004.

(10)	Company’s Post-effective Amendment No. 5 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 24, 2005.

(11)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on March 9, 2005.

(12)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on March 14, 2005.

(13)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K/A,filed with the Securities and Exchange Commission on April 6, 2005.

(14)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on April 6, 2005.

(15)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on December 2, 2005.

(16)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on February 23, 2006.

(17)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on March 29, 2006.

(18)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on March 31, 2006.

(19)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on June 7, 2006.

(20)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on July 7, 2006 (0000950133-06-003209).

(21)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on July 7, 2006 (0000950133-06-003212).

(22)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on July 7, 2006 (0000950133-06-003210).

(23)	Incorporated by reference to exhibit 10.73 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(24)	Incorporated by reference to exhibit 10.74 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(25)	Incorporated by reference to exhibit 10.75 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(26)	Incorporated by reference to exhibit 10.76 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(27)	Incorporated by reference to exhibit 10.77 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(28)	Incorporated by reference to exhibit 10.78 previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.

(29)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on December 14, 2006.

(30)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on January 10, 2007.

(31)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K/A, filed with the Securities and Exchange Commission on June 1, 2006.